     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 2002


                                                      REGISTRATION NO. 333-85356
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                               AMENDMENT NO. 4 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                         INVERESK RESEARCH GROUP, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             8731                            43-1955097
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                              11000 WESTON PARKWAY
                                   SUITE 100
                                 CARY, NC 27513
                                 (919) 460-9005
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              DR. WALTER S. NIMMO
                         INVERESK RESEARCH GROUP, INC.
                              11000 WESTON PARKWAY
                                   SUITE 100
                                 CARY, NC 27513
                                 (919) 460-9005
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                   JOHN A. HEALY                                     JEFFREY E. COHEN
                 KARL A. ROESSNER                                  COUDERT BROTHERS LLP
        CLIFFORD CHANCE ROGERS & WELLS LLP                      1114 AVENUE OF THE AMERICAS
                  200 PARK AVENUE                                NEW YORK, NEW YORK 10036
             NEW YORK, NEW YORK 10166                                 (212) 626-4400
                  (212) 878-8000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 27, 2002

                               12,000,000 SHARES

                            [INVERESK RESEARCH LOGO]
                                  COMMON STOCK
                            ------------------------
     This is the initial public offering of common stock of Inveresk Research Group, Inc. Inveresk Research Group, Inc. is selling all of the 12,000,000 shares of common stock offered under this prospectus.

     There is currently no public market for our common stock. We expect the initial public offering price to be between $14 and $16 per share. Our common stock has been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "IRGI."

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING OUR SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                             PER
                                                            SHARE                     TOTAL
                                                   ------------------------  ------------------------
Public offering price............................             $                         $
Underwriting discounts and commissions...........             $                         $
Proceeds.........................................             $                         $

     The underwriters may, under certain circumstances, purchase up to an additional 1,800,000 shares of common stock at the initial public offering price less the underwriting discount.

     The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York
on           , 2002.

BEAR, STEARNS & CO. INC.                                             UBS WARBURG
WILLIAM BLAIR & COMPANY                                                 SG COWEN
                     Prospectus dated                , 2002

                      ENFORCEABILITY OF CIVIL LIABILITIES

     Two of the current directors of Inveresk Research Group, Inc. and four of its current non-director executive officers reside outside the United States and a substantial portion of the assets of Inveresk Research Group, Inc. and substantially all of the assets of such persons are located outside the United States (principally in Scotland and Canada). Therefore, it may not be possible for investors to effect service of process within the United States against such persons or with respect to such assets. Furthermore, courts of Scotland and Canada may not recognize or enforce against Inveresk Research Group, Inc. or such persons judgments obtained in United States courts predicated upon the civil liability provisions of the securities laws of the United States and may not enter judgments in original actions brought in the Scottish and Canadian courts predicated upon the securities laws of the United States.

                               PROSPECTUS SUMMARY

     While this summary highlights what we believe is the most important information contained in this prospectus, you should read carefully this entire prospectus, especially the section "Risk Factors" and our financial statements and the notes to those statements, for a more complete understanding of the offering and our business.


     Inveresk Research Group, Inc. is a newly-formed holding company and was incorporated solely for the purpose of changing the ultimate parent for the Inveresk Research group of companies from a company organized under the laws of Scotland to a corporation organized in the United States under the laws of the State of Delaware. Unless otherwise indicated, all references to "Inveresk Research," "we," "us" and "our" refer to Inveresk Research Group, Inc. and its consolidated subsidiaries.


                                  THE COMPANY

OUR BUSINESS

     We are a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries. Through our pre-clinical and clinical business segments, we offer a broad range of drug development services, including pre-clinical safety and pharmacology evaluation services, laboratory sciences services and clinical development services. We are one of a small number of drug development services companies currently providing a comprehensive range of pre-clinical and clinical development services on a worldwide basis. Our client base includes major pharmaceutical companies in North America, Europe and Japan, as well as many biotechnology and specialty pharmaceutical companies.

     In 2001 our business, including ClinTrials Research Inc., which we acquired in April 2001, generated net service revenue of $156.3 million, income from operations of $14.4 million, after $15.9 million of depreciation and amortization charges, and a net loss of $5.1 million, after $19.6 million of stockholder loan and bank interest charges, taxes and an extraordinary item. For the thirteen week period ended March 31, 2002, our business generated net service revenue of $53.2 million, income from operations of $5.2 million, after $2.3 million of depreciation and amortization charges, and a net loss of $0.4 million, after $5.6 million of stockholder loan and bank interest charges and taxes. Our financial results for the thirteen week period ended March 31, 2002 are also net of a non-recurring expense of $4.5 million arising from the amendment and exercise of an employee option.

     PRE-CLINICAL. Our pre-clinical development business was established over 35 years ago, employs approximately 1,600 people and operates from two principal facilities, one located in Tranent, Scotland and the other in Montreal, Canada. This part of our business provides pre-clinical safety and pharmacology evaluation services and laboratory sciences services (including clinical support services). In 2001 and for the thirteen week period ended March 31, 2002, our pre-clinical business generated net service revenue of $95.2 million and $34.5 million, respectively, and income from operations of $18.0 million and $10.4 million, respectively, excluding corporate overhead and after $10.4 million and $1.8 million, respectively, of depreciation and amortization charges. Based upon net service revenue, we estimate that we are the second largest provider of pre-clinical safety evaluation services in the world. Our pre-clinical business has a diverse client base, with no single client representing more than 5% of our net service revenue in 2001. More than 85% of the 2001 net service revenue from our pre-clinical business was generated from repeat clients.

     We anticipate continued growth in demand for our pre-clinical development services. During 2001 we committed over $15 million to the expansion of our pre-clinical facility in Montreal. We intend to devote substantial resources in the future towards enlarging our pre-clinical operations, with additional expansion of our facilities in both Montreal and Tranent planned for completion in 2003 and 2004. We expect to fund this expansion primarily with cash generated from our operations. We will also consider opportunistically expanding our pre-clinical business through acquisitions.

     CLINICAL. Our clinical development business was established in 1988 and operates from 14 facilities located across the United States and Europe, employing approximately 700 people. This business conducts Phase I clinical trials and provides Phase II-IV clinical trials management services (including medical data sciences services and regulatory support). In 2001 and for the thirteen week period ended March 31, 2002, our clinical development business generated net service revenue of $61.1 million and $18.7 million, respectively, and income from operations of $0.9 million and $0.8 million, respectively, excluding corporate overhead and after depreciation and amortization charges of $5.6 million and $0.6 million, respectively. Our 62-bed clinic in Edinburgh conducts a wide range of Phase I clinical trials and has completed an average of 12 first-in-man studies annually over the past five years. The global infrastructure of our clinical development business permits us to offer our clients multi-country Phase II-IV clinical trials, as well as smaller single-country projects.

CORPORATE HISTORY

     Prior to 1999 we operated as a division of SGS Societe Generale de Surveillance SA. In September 1999 we were acquired in a management buyout supported by Candover Investments PLC. As a result of that transaction, Candover Investments PLC and certain of its affiliated entities became our principal stockholders. In that transaction, Inveresk Research Group Limited, a newly created Scottish company, became the ultimate holding company for the Inveresk Research group of companies. In April 2001 we acquired a Nasdaq-traded company, ClinTrials Research Inc., for $115.1 million, net of cash acquired of $5.7 million. ClinTrials provided drug development services, with significant pre-clinical operations in Canada and clinical operations primarily in the United States and Europe. We subsequently implemented a major restructuring of ClinTrials' clinical business and, since the time we acquired it, its profitability has improved significantly.

INDUSTRY BACKGROUND AND INDUSTRY TRENDS

     Every drug must undergo extensive evaluation and regulatory review to determine that it has the required quality and is both safe and effective for its intended purpose. Discovery and development of new drugs is a lengthy and complex process and is becoming increasingly expensive. The Tufts Center for the Study of Drug Development estimates the current average cost to develop an approved drug to be $802 million, more than three times the estimated cost in 1987.

     Most major pharmaceutical companies depend on the development of a steady succession of new drugs for their future profitability. Accordingly, these companies invest extensively in the research and development of new drugs. There are major risks associated with the research and development process, given the high cost of developing new drugs and the significant possibility that a drug candidate will not succeed. Pharmaceutical companies are seeking in many cases to manage these risks by pursuing the parallel development of multiple compounds with similar potential applications (to mitigate the risk of product failure), while at the same time pursuing strategies to contain costs. Further, since the profitability of a drug is greatest while it enjoys market exclusivity, pharmaceutical companies continually seek ways to shorten the time from drug discovery to marketing.

     In response to these trends, pharmaceutical companies are increasingly relying on independent drug development services companies, such as Inveresk Research, to supplement their internal drug development activities. The greater role of biotechnology and specialty pharmaceutical companies in the drug discovery and development area has also increased demand for the services of independent drug development services companies, like Inveresk Research, particularly because they often do not have the expertise or capital to build the internal capability required to undertake pre-clinical and clinical development of their drug candidates.

     According to Frost & Sullivan, the pharmaceutical and biotechnology industries spent approximately $50.6 billion on global research and development in 2001, of which approximately $9.8 billion is estimated to be outsourced to providers of drug development services. We believe that the needs of pharmaceutical and biotechnology companies for outsourced drug development services will continue to increase, based on the following trends:

     - demand for new drugs based on changing population demographics;

     - escalating research and development expenditures by pharmaceutical companies;

     - the growth of the biotechnology industry;

     - the emergence of new research and development technologies such as genomics and proteomics;

     - the need for improved productivity making outsourcing attractive as a cost-effective alternative to in-house development activities;

     - the increasingly complex and demanding regulatory environment requiring extensive expertise in drug development services and regulatory affairs; and

     - globalization of clinical research requiring drug development expertise across global markets.

OUR STRATEGY

     We believe the increasing demand for outsourced drug development services will provide us with opportunities to continue to grow our pre-clinical and clinical businesses profitably. Our strategy is to build upon our core pre-clinical and clinical development expertise and to further our reputation as a provider of a comprehensive range of high quality, value-added drug development services. Our aim is to become the leading research and development partner to the pharmaceutical and biotechnology industries. We anticipate achieving this strategy primarily through:

     - continuing to expand our pre-clinical facilities in Tranent and Montreal to provide us with increased capacity to meet anticipated increases in demand for our pre-clinical development services;

     - maintaining and enhancing the ability of our Phase I clinical operations in Edinburgh to provide high quality, value-added services while leveraging its experience and expertise to expand these services geographically;

     - continuing to position our Phase II-IV clinical development business as a provider of higher value-added services;

     - further leveraging the cross-selling opportunities between our two business units; and

     - to the extent appropriate opportunities become available, augmenting our pre-clinical and clinical development capabilities and market share by making strategic acquisitions.

BENEFITS TO CANDOVER FROM THIS OFFERING


     In support of our management buyout and the subsequent acquisition of ClinTrials, our principal stockholders, Candover Investments PLC, Candover (Trustees) Limited (a wholly owned subsidiary of Candover Investments PLC) and certain investment funds indirectly controlled by Candover Investments PLC, provided us with funding in the aggregate amount of $109.8 million, of which $1.2 million was applied to the purchase of shares of Inveresk Research Group Limited and $108.6 million was a loan in the form of 10% unsecured subordinated loan stock due 2008. We intend to repay the loan stock held by these Candover entities using some of the proceeds from this offering together with borrowings to be made by us under a new senior secured credit facility that we have entered into and that will be available to us upon consummation of this offering. These Candover entities will not be selling any of their shares in this offering and have agreed with the underwriters that they will not, without the prior written consent of Bear, Stearns & Co. Inc., sell any of their shares for a period of 180 days following the completion of this offering. However, if these Candover entities were to sell all of their shares of our common stock at a price of $15 per share (the midpoint of the range of the anticipated offering price), they would receive proceeds of approximately $277.6 million, resulting in an aggregate gain in respect of their shares of approximately $276.4 million.

EARNINGS CHARGES IN RESPECT OF CHANGE IN ULTIMATE PARENT AND IN RESPECT OF EQUITY-BASED COMPENSATION

     The transactions effected to change our ultimate parent and certain equity-based compensation (including stock options) which we have awarded to our officers, directors and employees have features that will result in charges to our earnings in periods subsequent to those presented in this prospectus. These charges will be comprised of:


     - Stamp Duty. As a result of the recently-completed change in our ultimate parent company we are required to pay stamp duty to the U.K. Inland Revenue on the transfer of the shares of our former parent company to our newly formed U.S. parent company. The aggregate amount of the stamp duty payable by us in connection with these transfers is approximately $1.8 million.



     - A One-time Compensation Charge in Respect of a Change in the Relative Equity Ownership of Certain Members of our Management. As a result of certain arrangements entered into at the time of our management buyout our management's percentage ownership of our common stock increased in connection with the recently-completed change in our ultimate parent company. We are required under applicable accounting rules to record a one-time compensation expense, or charge, equal to the increase in the value of the equity ownership position of management resulting from the increase in ownership. Based on our expected offering price per share of $14 to $16, this one-time compensation expense will be between $31.3 million and $35.8 million.



     - A One-time Compensation Charge in Respect of Certain Outstanding Employee Stock Options. Due to certain features of the outstanding options to purchase shares of our common stock, we are required to record a one-time compensation charge in connection with this offering. Based on our expected offering price per share of $14 to $16, this one-time charge will be between $20.9 million and $23.9 million. We expect that the exercise price of any options that we issue in the future will be at least equal to the market price of our shares of common stock on the date of grant and that under existing accounting rules we will not be required to record any similar compensation expense in connection with any future option issuances.


Each of the charges described above will be reflected in the first set of quarterly financial statements we issue after the completion of this offering and will reduce our earnings for that period. While the two one-time compensation charges referred to above will not have an impact on our stockholders' equity, the charge with respect to stamp duty will reduce our stockholders' equity.


     - Employers' Social Security Charges Resulting from Exercises of Our Existing Stock Options by certain U.K. Resident Employees. We expect to incur compensation-related charges in the future when certain of our U.K.-based employees exercise stock options issued before the date of this offering, because we will be required to pay U.K. National Insurance contributions in respect of those option exercises. Since the amount of the required National Insurance contribution is based on the profit realized by the employee when that option is exercised, the amount of this exposure increases with increases in the employer's stock price. Under many (but not all) of our existing option agreements, our exposure to National Insurance is capped, with the employee agreeing to pay the excess National Insurance over the agreed cap. We intend that all future option grants will be on terms that transfer the entire National Insurance liability to the optionholder, so this exposure is limited to options already outstanding. If all existing options were exercised when our shares were trading at $15 per share, we would take a compensation charge in respect of the National Insurance contribution of $1.6 million; at $25 per share, the charge would increase to $1.7 million as a result of uncapped options. These amounts would change with any change in the rate at which the National Insurance contribution obligation is imposed. We will record any compensation charges in respect of National Insurance contributions in the periods in which the options are exercised. Any such compensation charge will reduce our earnings and stockholders' equity for the period in which the charge is recorded.

       OUR HEADQUARTERS AND WEBSITES


     Pursuant to the change in ultimate parent referred to above our headquarters have been relocated to Cary, North Carolina. Our address there is 11000 Weston Parkway, Suite 100, Cary, North Carolina 27513. Our telephone number is (919) 460-9005. We maintain sites on the World Wide Web at www.inveresk.com and www.ctbr.com; however, the information found on our websites is not a part of this prospectus.

                                  THE OFFERING

Common Stock offered..........   12,000,000 shares (13,800,000 shares if the
                                 underwriters' over-allotment option is
                                 exercised in full).

Common Stock to be outstanding
after the offering............   35,770,595 shares (37,570,595 shares if the
                                 underwriters exercise their over-allotment option in full).


Use of proceeds...............   Repayment of all of our outstanding bank debt
                                 of approximately $89 million and approximately
                                 $76 million of other debt, substantially all of which is owed to Candover Investments PLC and certain investment funds indirectly controlled by Candover Investments PLC, our principal stockholders. See "Use of Proceeds" and "Principal Stockholders."


NASDAQ symbol.................   IRGI

      SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA


     You should read the summary condensed consolidated financial information presented below in conjunction with the audited consolidated financial statements and the notes to those statements, the unaudited financial statements for the first quarter of 2002 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The financial information for the first quarter of 2002, each of the two years ended December 30, 2001 and December 31, 2000 and for the period from September 20, 1999 to December 26, 1999 reflects the financial position and results of operations of Inveresk Research Group Limited (which recently became our direct subsidiary pursuant to the transactions described under "Change in Ultimate Parent") and its consolidated subsidiaries. The financial information for the period from December 28, 1998 to September 19, 1999 and for the years ended December 27, 1998 and December 28, 1997 reflect the financial position and results of operations of our business while it was operated as a division of SGS Societe Generale de Surveillance SA. Information for the year ended December 30, 2001 includes the results of operations of ClinTrials from April 5, 2001.


     The summary consolidated financial data presented below for each of the two years ended December 30, 2001 and December 31, 2000 and for the periods from September 20, 1999 to December 26, 1999 and from December 28, 1998 to September 19, 1999 derive from the U.S. GAAP audited consolidated financial statements of Inveresk Research Group Limited included elsewhere in this prospectus.

     The summary condensed consolidated financial data for the first quarter of 2002 derive from the unaudited quarterly financial statements of Inveresk Research Group Limited which begin at page F-1 of this prospectus, which financial statements we prepared in accordance with U.S. GAAP except to the extent described in the footnotes to those financial statements.


     The unaudited pro forma statement of operations and earnings per share data presented below for the year ended December 30, 2001 give effect to our acquisition of ClinTrials and the completion of this offering, including the use of proceeds to repay an aggregate of approximately $165 million of debt, as if each of them had occurred on January 1, 2001. The unaudited pro forma statement of operations and earnings per share data presented below for the first quarter of 2002 give effect to the completion of this offering as if it had occurred on January 1, 2001. The pro forma balance sheet data is presented as if this offering had been completed on March 31, 2002. The acquisition of ClinTrials occurred prior to March 31, 2002 so it is already reflected in the balance sheet at that date and accordingly no adjustment to the historical balance sheet as of March 31, 2002 is presented in respect of the acquisition of ClinTrials.


     The unaudited pro forma financial data is provided for illustrative purposes only. It does not purport to represent what our actual results of operations or financial position would have been had the transactions occurred on the respective dates assumed. It is also not necessarily indicative of our future operating results or consolidated financial position.

                             ---------------------

     During the periods presented below, our fiscal years ended on the last Sunday on or prior to December 31 and in 2001 our fiscal quarters ended on the last Sunday on or prior to the relevant quarter end. Effective as of the beginning of 2002, our fiscal years will end consistently on December 31 and our fiscal quarters will end consistently on the last calendar day in the quarter.

     In the presentation below, as more fully described in note 4 to the audited financial statements contained elsewhere in this prospectus, historical earnings per share have been calculated as if the historical outstanding shares in Inveresk Research Group Limited had been converted to common stock in Inveresk Research Group, Inc., using a weighted average of the conversion ratios applicable to the change in ultimate parent company described elsewhere in this prospectus.

     Prior to September 20, 1999, our businesses were operated as a division of SGS Societe Generale de Surveillance Holdings SA. Per share data for these periods is not meaningful and therefore has not been presented.

                                                       INVERESK RESEARCH GROUP                       PREDECESSOR
                                      ----------------------------------------------------------    -------------
                                      PRO FORMA 52     52 WEEKS       53 WEEKS     SEPTEMBER 20,    DECEMBER 28,
                                      WEEKS ENDED       ENDED          ENDED            TO             1998 TO
                                      DECEMBER 30,   DECEMBER 30,   DECEMBER 31,   DECEMBER 26,     SEPTEMBER 19,
                                          2001           2001           2000           1999             1999
                                      ------------   ------------   ------------   -------------    -------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net service revenue.................  $   180,553    $   156,296    $     65,540    $    16,832       $ 47,088
Direct costs........................     (100,174)       (83,975)        (36,133)        (9,645)       (27,177)
                                      -----------    -----------    ------------    -----------       --------
Gross profit........................       80,379         72,321          29,407          7,187         19,911
Selling, general and administrative
  expenses..........................      (49,923)       (41,934)        (13,825)        (3,275)        (9,013)
Depreciation........................       (9,563)        (8,028)         (4,513)          (809)        (3,731)
Amortization........................       (9,520)        (7,910)         (3,281)          (973)          (242)
                                      -----------    -----------    ------------    -----------       --------
Income from operations..............       11,373         14,449           7,788          2,130          6,925
Interest income (expense), net......       (5,779)       (17,101)         (7,522)        (2,004)          (560)
                                      -----------    -----------    ------------    -----------       --------
Income (loss) before income taxes...        5,594         (2,652)            266            126          6,365
Provision for income taxes..........       (6,355)        (2,049)           (682)          (325)        (2,308)
                                      -----------    -----------    ------------    -----------       --------
Net income (loss) before
  extraordinary items...............  $      (761)        (4,701)           (416)          (199)         4,057
                                      ===========    -----------    ------------    -----------       --------
Extraordinary items.................                        (419)             --             --             --
                                                     -----------    ------------    -----------       --------
Net income (loss)...................                 $    (5,120)   $       (416)   $      (199)      $  4,057
                                                     ===========    ============    ===========       ========
Earnings (loss) per share before
  extraordinary item:
  Basic.............................  $     (0.02)   $     (0.22)   $      (0.03)   $     (0.01)
  Diluted...........................  $     (0.02)   $     (0.22)   $      (0.03)   $     (0.01)
Earnings (loss) per share based on
  net income (loss):
  Basic.............................          N/A    $     (0.24)   $      (0.03)   $     (0.01)
  Diluted...........................          N/A    $     (0.24)   $      (0.03)   $     (0.01)
Number of shares and common stock
  equivalents used in computing loss
  per share:
  Basic.............................   33,489,571     21,489,571      15,803,724     15,803,724
  Diluted...........................   33,489,571     21,489,571      15,803,724     15,803,724
Dividends per share.................  $        --    $        --    $         --    $        --
                                      ===========    ===========    ============    ===========

                                                                        INVERESK RESEARCH GROUP
                                                             ----------------------------------------------
                                                             PRO FORMA 13      13 WEEKS         12 WEEKS
                                                             WEEKS ENDED        ENDED            ENDED
                                                              MARCH 31,       MARCH 31,        MARCH 25,
                                                                 2002            2002             2001
                                                             ------------   --------------   --------------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                              (UNAUDITED)
Net service revenue........................................  $    53,163     $    53,163      $    15,974
Direct costs...............................................      (27,626)        (27,626)          (8,916)
                                                             -----------     -----------      -----------
Gross profit...............................................       25,537          25,537            7,058
Selling, general and administrative expenses...............      (13,414)        (13,414)          (3,864)
Compensation expense in respect of share options...........       (4,545)         (4,545)              --
Depreciation...............................................       (2,346)         (2,346)            (941)
Amortization...............................................           --              --             (788)
                                                             -----------     -----------      -----------
Income from operations.....................................        5,232           5,232            1,465
Interest income (expense), net.............................         (713)         (4,016)          (1,585)
                                                             -----------     -----------      -----------
Income (loss) before income taxes..........................        4,519           1,216             (120)
Provision for income taxes.................................       (2,620)         (1,630)             (72)
                                                             -----------     -----------      -----------
Net income (loss)..........................................  $     1,899     $      (414)     $      (192)
                                                             ===========     ===========      ===========
Earnings (loss) per share:
  Basic....................................................  $      0.05     $     (0.02)     $     (0.01)
  Diluted..................................................  $      0.05     $     (0.02)     $     (0.01)
Number of shares and common stock equivalents used in
  computing earnings (loss) per share:
  Basic....................................................   35,485,654      23,485,654       15,803,724
  Diluted..................................................   36,981,341      23,485,654       15,803,724
Dividends per share........................................           --              --               --
                                                             ===========     ===========      ===========

OTHER DATA:

                                                                                                         PRE-
                                                        INVERESK RESEARCH GROUP                        DECESSOR
                                       ----------------------------------------------------------    -------------
                                       PRO FORMA 52     52 WEEKS       53 WEEKS     SEPTEMBER 20,    DECEMBER 28,
                                       WEEKS ENDED       ENDED          ENDED            TO             1998 TO
                                       DECEMBER 30,   DECEMBER 30,   DECEMBER 31,   DECEMBER 26,     SEPTEMBER 19,
                                           2001           2001           2000           1999             1999
                                       ------------   ------------   ------------   -------------    -------------
                                                                 (DOLLARS IN THOUSANDS)
EBITDA, as defined(1)................    $30,456       $  30,387       $15,582        $  3,912          $10,898
Depreciation and amortization........     19,083          15,938         7,794           1,782            3,973
Cash flow from operating
  activities.........................        N/A          19,493        12,693           2,041            9,306
Net cash (used in) investing
  activities.........................        N/A        (126,292)       (6,752)        (80,099)          (5,305)
Net cash provided by (used in)
  financing activities...............        N/A         115,479        (3,140)         85,066              (83)
                                         =======       =========       =======        ========          =======

OTHER DATA:

                                                                       INVERESK RESEARCH GROUP
                                                           ------------------------------------------------
                                                             PRO FORMA
                                                           13 WEEKS ENDED   13 WEEKS ENDED   12 WEEKS ENDED
                                                             MARCH 31,        MARCH 31,        MARCH 25,
                                                                2002             2002             2001
                                                           --------------   --------------   --------------
                                                                        (DOLLARS IN THOUSANDS)
                                                                             (UNAUDITED)
EBITDA, as defined(1)....................................      $7,578          $ 7,578           $3,194
Depreciation and amortization............................       2,346            2,346            1,729
Income from operating activities before non-recurring
  compensation expense...................................       9,777            9,777            1,465
Cash flow from operating activities......................         N/A            4,962              500
Net cash (used in) investing activities..................         N/A           (5,662)            (687)
Net cash provided by (used in) financial activities......         N/A           (1,389)             (51)
                                                               ======          =======           ======

BALANCE SHEET DATA:

                                                              INVERESK RESEARCH GROUP
                                                              ------------------------
                                                               PRO FORMA
                                                               MARCH 31,     MARCH 31,
                                                                  2002         2002
                                                              ------------   ---------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
Cash and cash equivalents...................................    $ 13,567     $ 13,567
Total assets................................................     298,022      298,022
Total short term debt.......................................      44,708      126,506
Total long term debt........................................         446       83,348
Total shareholders' equity..................................     163,003       (1,697)
                                                                ========     ========

---------------

(1) EBITDA, as defined, represents income from operations plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator used by investors to analyze and compare the operating performance of different companies.

    EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to income from operations or as an indicator of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP and is not indicative of operating income or cash flow from operations as determined under U.S. GAAP. The items excluded from the computation of EBITDA are significant components in understanding our financial performance. Our method of computation may or may not be similar to similarly titled measures published by other companies.

                                  RISK FACTORS

     An investment in the common stock offered by this prospectus involves a substantial risk of loss. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the related notes, before you purchase any of our shares of common stock. Additional risks and uncertainties, including those generally affecting the market in which we operate or that we currently deem immaterial, may also impair our business. If any such risks actually occur, our business, financial condition and operating results could be adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE COULD BE ADVERSELY AFFECTED IF THE COMPANIES IN THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES TO WHOM WE OFFER OUR SERVICES REDUCE THEIR RESEARCH AND DEVELOPMENT ACTIVITIES OR REDUCE THE EXTENT TO WHICH THEY OUTSOURCE PRE-CLINICAL AND CLINICAL DEVELOPMENT.

     We are a global provider of drug development services to pharmaceutical and biotechnology clients. As such, our ability to grow and win new business is dependent upon the ability and willingness of the pharmaceutical and biotechnology industries to continue to spend on research and development at rates close to or at historical levels and to outsource the services we provide. We are therefore subject to risks, uncertainties and trends that affect companies in these industries. For example, we have benefited to date from the increasing tendency of pharmaceutical and biotechnology companies to outsource both small and large pre-clinical and clinical development projects. Any general downturn in the pharmaceutical or biotechnology industries, any reduction in research and development spending by companies in these industries or any expansion of their in-house development capabilities could have a material adverse effect on our business, financial condition and operating results.

WE COULD BE ADVERSELY AFFECTED BY CHANGES IN GOVERNMENT REGULATIONS.

     The process for approval of a drug candidate is subject to strict government regulation, especially in North America, Europe and Japan. Any relaxation in regulatory requirements or introduction of simplified drug approval procedures could have a material adverse effect on the demand for our services, which could adversely affect our business, financial condition and operating results. Alternatively, changes in regulatory requirements could require us to change the manner in which we conduct our operations and we may have to incur significant capital expenditures in order to effect such changes. For example, in Europe there are currently proposals to revise and augment the regulations governing volunteer clinical trials. This change or other changes in governmental regulations could result in a change in the type and amount of capital expenditures required to conduct our business and as a result could have a material adverse effect on our business, financial condition and operating results.

OUR EXPOSURE TO EXCHANGE RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We derived approximately 85% of our consolidated net service revenue in 2001 from our operations outside of the United States, primarily from our operations in Canada and the United Kingdom. Our financial statements are presented in U.S. dollars. Accordingly, changes in exchange rates between the pound sterling, the Canadian dollar and the U.S. dollar will affect the translation of a subsidiary's financial results into U.S. dollars for purposes of reporting our financial results.

     In addition, our contracts with our clients are frequently denominated in currencies other than the currency in which we incur expenses related to such contracts. This is particularly the case with respect to our Canadian operations, where our contracts generally provide for invoicing clients in U.S. dollars but our expenses are generally incurred in Canadian dollars. Where expenses are incurred in currencies other than those in which contracts are priced, fluctuations in the relative value of those currencies could have a material adverse effect on our results of operations.

     To date, we have not attempted to hedge currency exchange rate fluctuations exposure.

WE COULD BE ADVERSELY AFFECTED BY CHANGES IN TAX LEGISLATION IN THE UNITED KINGDOM AND CANADA.

     Our operations in the United Kingdom and Canada currently benefit from favorable corporate tax arrangements. We receive substantial tax credits in Canada from both the Canadian federal and Quebec governments and we benefit from accelerated tax depreciation allowances in the United Kingdom. Any reduction in the availability or amount of these tax credits or allowances would be likely to have a material adverse effect on either or both of our profits and cash flow from our Canadian and United Kingdom operations.

OUR QUARTERLY OPERATING RESULTS MAY VARY, WHICH COULD NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     Our results of operations in any quarter can fluctuate depending upon, among other things, the number of weeks in the quarter, the number and scope of ongoing client engagements, the commencement, postponement and termination of engagements in the quarter, the mix of revenue, the extent of cost overruns, employee hiring, holiday patterns, severe weather conditions, exchange rate fluctuations and other factors. Because we generate a large portion of our revenue from services provided on the basis of an hourly recovery charge, our net service revenue in any period is directly related to the number of employees and the number of billable hours worked during that period. We have only limited ability to compensate for periods of underutilization during one part of a fiscal period by augmenting revenues during another part of that period. We may also, in any given quarter, be required to make U.K. National Insurance contributions in connection with the exercise of options by certain of our U.K. resident employees. We believe that operating results for any particular quarter are not necessarily a meaningful indication of the health of our business or of future results. Nonetheless, fluctuations in our quarterly operating results could negatively affect the market price of our common stock.

DEVELOPMENTS RELATING TO ARTHUR ANDERSEN, OUR INDEPENDENT AUDITOR, MAY IMPAIR OUR ABILITY TO MAKE TIMELY FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH COULD NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND OUR FUTURE ACCESS TO THE CAPITAL MARKETS; FURTHERMORE, RELIEF AGAINST ARTHUR ANDERSEN MAY NOT BE AVAILABLE IF IT CEASES TO OPERATE OR IS FINANCIALLY IMPAIRED.


     Our independent auditor is the U.K. member firm ("AAUK") of Andersen Worldwide. On June 15, 2002, the U.S. member firm, Arthur Andersen LLP, was convicted by a federal jury of obstruction of justice in connection with its destruction of documents related to Enron Corp. Shortly thereafter, Arthur Andersen LLP announced that it expects to cease practicing before the Securities and Exchange Commission by August 31, 2002, unless the Securities and Exchange Commission determines another date is appropriate. The Securities and Exchange Commission has announced that it will continue accepting financial statements audited by Arthur Andersen LLP so long as the auditor is able to make certain representations to its clients, and will continue to accept interim financial statements reviewed by Arthur Andersen LLP, until August 31, 2002, or such earlier date as Arthur Andersen LLP ceases practicing before the Securities and Exchange Commission.



     We have been informed by AAUK that they believe their engagement in connection with this offering and their ability to make required representations to us will not be affected by the conviction of Arthur Andersen LLP or by the recent announcement of the agreement between AAUK and the U.K. firm of Deloitte & Touche on April 10, 2002 under which, subject to receipt of certain governmental approvals or clearances, partners and staff from AAUK will join the U.K. firm of Deloitte & Touche.



     We intend to replace AAUK as our independent auditors. Our future access to the capital markets and our ability to make timely filings with the Securities and Exchange Commission could be impaired, however, if, before we replace AAUK as our independent auditors, the Securities and Exchange Commission ceases accepting financial statements audited or reviewed by AAUK, AAUK becomes unable to make any required representations to us, or for any other reason AAUK is unable to perform required audit-related services. Furthermore relief which may be available to shareholders under the federal securities laws or otherwise against auditing firms may not be available as a practical matter against Andersen Worldwide member firms should they cease to operate or be financially impaired. The agreement by which AAUK personnel are to join the U.K. firm of Deloitte & Touche expressly provides that Deloitte & Touche does not intend to assume any obligations or liabilities that AAUK may have or may incur prior to completion of that transaction.



WE DEPEND ON OUR SENIOR MANAGEMENT TEAM, AND THE LOSS OF ANY MEMBER MAY ADVERSELY AFFECT OUR BUSINESS.


     We believe our success will depend on the continued employment of our senior management team. If one or more members of our senior management team were unable or unwilling to continue in their present positions, those persons could be difficult to replace and our business could be harmed. If any of our key employees were to join a competitor or to form a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own. Furthermore, clients or other companies seeking to develop in-house capabilities may hire away some of our senior management or key employees.

IF WE ARE UNABLE TO RECRUIT AND RETAIN QUALIFIED PERSONNEL WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS AND REMAIN COMPETITIVE.

     Because of the specialized scientific nature of our business, we are highly dependent, in both our pre-clinical and clinical operations, upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnology fields. Therefore, although traditionally we have experienced a relatively low turnover in our staff, in the future we may not be able to attract and retain the qualified personnel necessary for the conduct and further development of our businesses. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, could have a material adverse effect on our ability to expand our businesses and remain competitive in the industries in which we participate.

OUR CONTRACTS ARE GENERALLY TERMINABLE ON LITTLE OR NO NOTICE. TERMINATION OF A LARGE CONTRACT FOR SERVICES OR MULTIPLE CONTRACTS FOR SERVICES COULD ADVERSELY AFFECT OUR REVENUE AND PROFITABILITY.

     In general, our agreements with clients provide that the client can terminate the agreements or reduce the scope of services under the agreements upon little or no notice. Clients may elect to terminate their agreements with us for various reasons, including:

     - unexpected or undesired study results;

     - inadequate patient enrollment or investigator recruitment;

     - production problems resulting in shortages of the drug being tested;

     - adverse patient reactions to the drug being tested; or

     - the client's decision to forego or terminate a particular study.

     In most instances, if a client terminates its contract with us we are generally entitled under the terms of the contract to receive revenue earned to date as well as certain other costs. In both our pre-clinical and clinical businesses, cancellations of any large contract or simultaneous cancellation of multiple contracts could materially adversely affect our business, financial condition and operating results.


BECAUSE MOST OF OUR CLINICAL DEVELOPMENT NET SERVICE REVENUE IS FROM LONG-TERM FIXED-FEE CONTRACTS, WE WOULD LOSE MONEY IN PERFORMING THESE CONTRACTS IF OUR COSTS OF PERFORMING THOSE CONTRACTS EXCEED THE FIXED FEES FOR THESE PROJECTS.


     Because most of our clinical development net service revenue is from long-term fixed price contracts, we bear the risk of cost overruns under these contracts. If the costs of completing these projects exceed the fixed fees for these projects, for example if we underprice these contracts or if there are significant cost overruns under these contracts, our business, financial condition and operating results could be adversely affected.

     Although the majority of our contracts with our pre-clinical clients are also fixed price contracts, we typically have more flexibility under these contracts to adjust the price to be charged under these contracts if we are asked to provide additional services. These contracts also tend to have shorter terms than our clinical contracts. Therefore, we have less risk of underpricing or incurring significant cost overruns under our pre-clinical contracts. However, if we did have to bear significant costs of underpricing or cost-overruns under our pre-clinical contracts, our business, financial condition and operating results could be adversely affected.

OUR FUTURE PROFITABILITY COULD BE REDUCED IF WE INCUR LIABILITY FOR FAILURE TO PROPERLY PERFORM OUR OBLIGATIONS UNDER OUR CONTRACTS WITH OUR CLIENTS.

     We are liable to our clients for any failure to conduct their studies properly according to the agreed upon protocol and contract. If we fail to conduct a study properly in accordance with the agreed upon procedures, we may have to repeat the study at our expense, reimburse the client for the cost of the study and pay additional damages.

     At our Phase I clinic in Edinburgh, we study the effects of drugs on healthy volunteers. In addition, in our clinical business we, on behalf of our clients, contract with physicians who render professional services, including the administration of the substance being tested, to participants in clinical trials, many of whom are seriously ill and are at great risk of further illness or death as a result of factors other than their participation in a trial. As a result, we could be held liable for bodily injury, death, pain and suffering, loss of consortium, or other personal injury claims and medical expenses arising from a clinical trial.

     To reduce our potential liability, informed consent is sought from each volunteer and we obtain indemnity provisions in our contracts with clients. These indemnities generally do not, however, protect us against certain of our own actions such as those involving negligence or misconduct. Our business, financial condition and operating results could be materially and adversely affected if we were required to pay damages or incur defense costs in connection with a claim that is not indemnified, that is outside the scope of an indemnity or where the indemnity, although applicable, is not honored in accordance with its terms.

     We maintain errors and omissions professional liability insurance in amounts we believe to be appropriate. This insurance provides coverage for vicarious liability due to negligence of the investigators who contract with us, as well as claims by our clients that a clinical trial was compromised due to an error or omission by us. If our insurance coverage is not adequate, or if our insurance coverage does not continue to be available on terms acceptable to us our business, financial condition and operating results could be materially and adversely affected.

OUR CLIENTS RETAIN US ON AN ENGAGEMENT-BY-ENGAGEMENT BASIS, WHICH REDUCES THE PREDICTABILITY OF OUR REVENUES AND OUR PROFITABILITY.

     Our clients retain us on an engagement-by-engagement basis. Costs of switching drug development services companies are relatively low when compared with other industries and after we complete a project for a client we do not know whether the same client will retain us in the future for additional projects. A client that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. This makes it difficult for us to predict revenues and operating results. Since our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress, we may continue to incur costs and expenses based on our expectations of future revenues. This could have an adverse effect on our business, financial condition and operating results.

OUR BACKLOG IS SUBJECT TO REDUCTION AND CANCELLATION AND OUR FAILURE TO REPLACE COMPLETED OR CANCELLED BACKLOG COULD REDUCE OUR FUTURE REVENUES AND PROFITABILITY.

     For our internal purposes, we periodically calculate backlog. Backlog represents the aggregate price of services that our clients have committed to purchase by signed contract or other written evidence of a firm commitment. Our aggregate backlog at March 31, 2002 was approximately $193 million. Our backlog is subject to fluctuations and is not necessarily indicative of future backlog or sales. Cancelled contracts are removed from backlog. Our failure to replace items of backlog that have been completed, reduced in scope or cancelled could result in lower revenues.

IF WE ARE UNABLE TO IMPLEMENT OUR BUSINESS STRATEGY EFFECTIVELY WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS AND COMPETE EFFECTIVELY.

     A significant aspect of our business strategy for our pre-clinical operations is to increase the capacity of these operations through continued capital investment and, to a lesser extent, through strategic acquisitions. If we fail to implement our expansion strategy for our pre-clinical development operations successfully, we may not be able to grow or remain competitive in this area.

     A significant aspect of our business strategy for our clinical operations is to emphasize our scientific and medical input, to maximize the number of value-added services that we provide and, to a lesser extent, to grow through strategic acquisitions. If we are not successful in implementing this strategy we may not be able to expand our clinical trials operations or remain competitive in this area.

     In addition, any acquisitions we undertake in implementing our business strategy may involve a number of special risks, including:

     - diversion of management's attention;

     - potential failure to retain key acquired personnel;

     - assumptions of unanticipated legal liabilities and other problems; and

     - difficulties integrating systems, operations and corporate cultures.

WE COULD BE ADVERSELY AFFECTED IF WE FAIL TO COMPLY WITH REGULATORY STANDARDS.

     Many of the regulations that govern the pre-clinical and clinical development services industries empower regulatory authorities to compel an entity conducting pre-clinical or clinical operations to cease all or a portion of its activities if it fails to comply with regulatory standards. If we fail to comply with any existing or future government regulations, our non-complying facilities could be forced to cease operations, which could have a material adverse effect on our business, financial condition and operating results. Our failure to comply with regulatory standards could also result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on our business, financial condition and operating results. For example, if we were to fail to verify that informed consent is obtained from patient participants in connection with a particular clinical trial, the data collected from that trial could be disqualified, and we could be required to redo the trial under the terms of our contract at no further cost to our client, but at substantial cost to us.

                         RISKS RELATED TO OUR INDUSTRY

WE COMPETE IN A HIGHLY COMPETITIVE MARKET AND IF WE DO NOT COMPETE SUCCESSFULLY OUR BUSINESS COULD BE SERIOUSLY HARMED.

     The competitive landscape for our two core businesses varies. Nevertheless, both businesses primarily compete with in-house departments of pharmaceutical companies, other drug development services organizations, universities and teaching hospitals.

     We believe we are the second largest provider of pre-clinical safety evaluation services in the world, based on net service revenue. Our primary pre-clinical competitor globally is Covance, although we also face competition from publicly traded companies such as Charles River Laboratories, Life Sciences Research and MDS Pharma, as well as from a number of privately-held companies.

     We believe the clinical development services market is highly fragmented, with participants ranging from hundreds of small, limited-service providers to a few full service drug development services organizations with global operations. Based on this, we believe that we compete with a number of publicly traded companies, primarily Quintiles, PPD, Covance, MDS Pharma, Parexel, ICON and Kendle, as well as with a number of privately-held companies.

     In contrast to the pre-clinical drug development industry, the clinical drug development industry has few barriers to entry. Newer, smaller companies with specialty focuses, such as those aligned to a specific disease or therapeutic area, may compete aggressively against larger companies for clients. Increased competition might lead to price and other forms of competition that may adversely affect our operating results.

     Providers of outsourced drug development services compete on the basis of many factors, including the following:

     - reputation for on-time quality performance;

     - expertise, experience and stability;

     - scope of service offerings;

     - how well services are integrated;

     - strength in various geographic markets;

     - technological expertise and efficient drug development processes;

     - ability to acquire, process, analyze and report data in a time-saving, accurate manner; and

     - ability to manage large-scale clinical trials both domestically and internationally.

     We have traditionally competed effectively in the above areas, but we may not be able to continue to do so. If we fail to compete successfully, our business could be seriously harmed.

HEALTH CARE INDUSTRY REFORM COULD REDUCE OR ELIMINATE OUR BUSINESS
OPPORTUNITIES.

     The health care industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical and biotechnology industries. In recent years, several comprehensive health care reform proposals were introduced in the United States Congress. The intent of the proposals was, generally, to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While none of the proposals were adopted, the United States Congress may again address health care reform. In addition, foreign governments may also undertake health care reforms in their respective countries. Business opportunities available to us could decrease if the implementation of government health care reform adversely affects research and development expenditures by pharmaceutical and biotechnology companies.

OUR BUSINESS MAY BE IMPAIRED BY NEGATIVE ATTENTION FROM SPECIAL INTEREST GROUPS.

     Research activities with animals have been the subject of adverse attention, particularly in the United Kingdom. This has involved on-site protests and other demonstrations at facilities operated by certain of our competitors, clients and suppliers. Any negative attention or threats directed against our animal research activities in the future could impair our ability to operate our business efficiently and effectively. In addition, if regulatory authorities were to mandate a significant reduction in safety testing procedures which utilize laboratory animals (as has been advocated by certain groups), the impact upon our business would be negative. However, we believe that this is unlikely as there are currently no acceptable alternatives to animal testing which would provide the scientific information necessary to obtain regulatory approval for pharmaceuticals.

                         RISKS RELATED TO THIS OFFERING

OUR EXISTING STOCKHOLDERS WILL CONTINUE TO CONTROL US AFTER THIS OFFERING, AND THEY MAY MAKE DECISIONS WITH WHICH YOU DISAGREE.

     Upon consummation of this offering, our management, Candover Investments PLC, together with Candover (Trustees) Limited (a wholly-owned subsidiary of Candover Investments PLC) and certain investment funds indirectly controlled by Candover Investments PLC will continue to own an aggregate of approximately 62.3% of our outstanding shares of common stock (59.3% if the underwriters' over-allotment option is exercised in full). See "Principal Stockholders." The interests of those Candover stockholders and our management could differ from those of other stockholders. As a result of its share ownership, Candover Investments PLC, together with our management, will be able to:

     - elect our entire board of directors;

     - amend, without the consent of our other stockholders, our certificate of incorporation;

     - control our management and policies; and

     - determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all our assets.

     The Candover entities, together with our management, will have sufficient voting power to prevent a change in control of our company (which may have the effect of discouraging third party offers to acquire our company).

BENEFITS TO CANDOVER FROM THIS OFFERING


     In support of our management buyout and the subsequent acquisition of ClinTrials, our principal stockholders, Candover Investments PLC, Candover (Trustees) Limited (a wholly owned subsidiary of Candover Investments PLC) and certain investment funds indirectly controlled by Candover Investments PLC, provided us with funding in the aggregate amount of $109.8 million, of which $1.2 million was applied to the purchase of shares of Inveresk Research Group Limited and $108.6 million was a loan in the form of 10% unsecured subordinated loan stock due 2008. We intend to repay the loan stock held by these Candover entities using some of the proceeds from this offering together with borrowings to be made by us under a new senior secured credit facility that we have entered into and that will be available to us upon consummation of this offering. These Candover entities will not be selling any of their shares in this offering and have agreed with the underwriters that they will not, without the prior written consent of Bear, Stearns & Co. Inc., sell any of their shares for a period of 180 days following the completion of this offering. However, if these Candover entities were to sell all of their shares of our common stock at a price of $15 per share (the midpoint of the range of the anticipated offering price), they would receive proceeds of approximately $277.6 million, resulting in an aggregate gain in respect of their shares of approximately $276.4 million.


THE MARKET PRICE OF OUR SHARES OF COMMON STOCK COULD FLUCTUATE SIGNIFICANTLY, AND YOU MAY NOT BE ABLE TO SELL YOUR COMMON STOCK AT A FAVORABLE PRICE OR AT ALL.

     Currently there is no public market for our shares of common stock. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid it may be. The initial public offering price will be determined by negotiations among us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market for our common stock, should one develop.

     In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Wide fluctuations in the trading price or volume of our shares of common stock could be caused by many factors, including factors relating to our company or to investor perception of our company (including changes in financial estimates and recommendations by financial analysts who follow us) but also factors relating to (or relating to investor perception of) the drug development services industry, the pharmaceutical and biotechnology industries or the economy in general.

THE SALE OF A SUBSTANTIAL NUMBER OF OUR SHARES OF COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR SHARES, WHICH IN TURN COULD NEGATIVELY IMPACT YOUR INVESTMENT IN US.


     Future sales of substantial amounts of our shares of common stock in the public market (or the perception that such sales may occur) could adversely affect market prices of our common stock prevailing from time to time and could impair our ability to raise capital through future sales of our equity securities. Upon completion of this offering, we will have 35,770,595 shares of common stock issued and outstanding assuming the underwriters do not exercise their over-allotment option. All of the shares we are selling in this offering, plus any shares issued upon the exercise of the underwriters' over-allotment option, will be freely tradeable without restriction under the Securities Act of 1933, unless purchased by our affiliates. A number of our other shares also will be freely tradeable. Upon completion of this offering, 21,966,410 of our shares of common stock will be restricted or control securities within the meaning of Rule 144 under the Securities Act of 1933. The rules affecting the sale of these securities are summarized under "Shares Eligible for Future Sale." We have granted registration rights to certain of our stockholders that collectively own 21,855,954 shares of our common stock. See "Principal
Stockholders -- Registration Rights Agreement." Upon any sale of those shares pursuant to an effective registration statement, the shares would be freely tradeable without restriction.


     Subject to certain exceptions described under the caption "Underwriting," we and all of our directors, officers and stockholders have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock without the permission of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus. When this period expires we and our locked-up stockholders will be able to sell our shares in the public market. Sales of a substantial number of such shares upon expiration, or early release, of the lock-up (or the perception that such sales may occur) could cause our share price to fall.

     Our principal stockholders following the completion of this offering will hold shares of our common stock in which they have a very large unrealized gain, and these stockholders may wish, to the extent they may permissibly do so, to realize some or all of that gain relatively quickly by selling some or all of their shares.

     In addition, simultaneously with this offering, we intend to file one or more registration statements under the Securities Act of 1933 covering all of our shares of common stock reserved for issuance under our stock option plans. Shares registered under these registration statements would be available for sale in the open market, unless these shares are subject to vesting restrictions contained in the applicable award agreement, if any.

     We also may issue our shares of common stock from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares in connection with any such acquisitions and investments.

YOU WILL BE IMMEDIATELY AND SUBSTANTIALLY DILUTED IF YOU PURCHASE SHARES IN THIS OFFERING BECAUSE THE PER SHARE PRICE IN THIS OFFERING IS SUBSTANTIALLY HIGHER THAN THE NET TANGIBLE BOOK VALUE OF EXISTING SHARES OF COMMON STOCK.

     If you purchase shares in this offering, you will pay more for your shares than the net tangible book value of existing shares of common stock. As a result, you will experience an immediate and substantial dilution in the net tangible book value of your shares of $13.97 per share, based on an initial public offering price of $15 per share (the midpoint of the range of the anticipated offering price). See "Dilution." In addition, if outstanding options to purchase shares of common stock are exercised, there could be substantial additional dilution. See "Management -- Executive Compensation" for information regarding outstanding stock options and additional stock options which we may grant.

WE HAVE IMPLEMENTED CERTAIN PROVISIONS THAT COULD MAKE ANY CHANGE IN OUR BOARD OF DIRECTORS OR IN CONTROL OF OUR COMPANY MORE DIFFICULT.

     Our certificate of incorporation, our bylaws and Delaware law contain provisions, such as provisions authorizing, without a vote of stockholders, the issuance of one or more series of preferred stock that could make it difficult or expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. We also have a staggered board of directors that makes it difficult for stockholders to change the composition of our board of directors in any one year. These anti-takeover provisions could substantially impede the ability of public stockholders to change our management and board of directors.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere.

     When used in this prospectus, the terms "believe," "anticipate," "estimate," "expect," "seek," "intend," "could," "will," "predict," "plan," "potential," "continue," and "may" or other similar terminology, or the negative of these terms, are generally intended to identify "forward-looking statements." Our forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to be materially different from any future results, performance or achievements express or implied by these forward-looking statements. We discuss these factors in more detail elsewhere in this prospectus, including under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." You should not place undue reliance on our forward-looking statements. We do not intend to update any of these factors or to publicly announce the result of any revisions to any of these forward-looking statements.

                                USE OF PROCEEDS


     We estimate that the net proceeds from the sale of the shares of common stock that we are offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be $164.7 million, or $189.8 million if the underwriters' over-allotment option is exercised in full, in each case based on an initial public offering price of $15 per share (the midpoint of the range of the anticipated offering price).



     We intend to use these net proceeds to repay all of the outstanding principal and interest under our existing bank credit facilities and to use the remainder of the net proceeds to repay a portion of the indebtedness under our 10% unsecured subordinated loan stock due 2008, substantially all of which is held by our controlling stockholders.



     The bank debt which will be repaid out of the proceeds of this offering had a balance at June 24, 2002 of $92.4 million in principal plus $1.7 million of accrued interest. At the same date, $72.3 million of this bank debt bore interest at LIBOR plus 2.25% and the remaining $20.1 million bore interest at LIBOR plus 2.75%. The bank debt is repayable in installments between June 28, 2002 and December 31, 2008. We expect to make a scheduled repayment of $3.7 million of principal and $1.8 million of accrued interest on June 28, 2002. After giving effect to that scheduled payment, the amount of bank debt to be repaid out of the offering proceeds will be approximately $88.6 million. The bank debt was used (i) to refinance previously existing indebtedness (ii) to finance the acquisition of ClinTrials in April 2001 and (iii) for general working capital purposes.



     We intend that at the completion of this offering we will repay all of the indebtedness under our 10% unsecured subordinated loan stock due 2008, using the net offering proceeds that remain after repaying our bank debt (approximately $76.1 million, assuming no exercise of the underwriters' over-allotment option) and drawings under our new bank credit facility. Substantially all of our 10% unsecured subordinated loan stock due 2008 is held by Candover Investments PLC and certain investment funds indirectly controlled by Candover Investments PLC. Before giving effect to this offering, Candover Investments PLC, Candover (Trustees) Limited (a wholly-owned subsidiary of Candover Investments PLC) and certain investment funds indirectly controlled by Candover Investments PLC together own an aggregate of 77.8% of the issued and outstanding shares of our common stock. See "Principal Stockholders" and "Certain Relationships and Related Transactions." Our indebtedness under the loan stock, which at June 24, 2002 had an outstanding principal balance of $107.7 million plus accrued interest of $20.7 million, was incurred in two borrowings. We borrowed $43.8 million in September 1999 in connection with our management buyout from SGS Societe Generale de Surveillance SA. We borrowed an additional $64.8 million to finance part of our cost of acquiring ClinTrials. All of this indebtedness accrues interest at 10% per year and is due and payable in full no later than June 30, 2008.


                                DIVIDEND POLICY


     We have not paid any dividends in the past and currently do not expect to pay cash dividends or make any other distributions in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements and such other factors as our board deems relevant. In addition, our ability to declare and pay dividends on our shares of common stock will be restricted by (i) covenants in our new bank credit facility and (ii) our current corporate organizational structure which imposes a significant tax burden on intercompany dividends and distributions of earnings to us by our operating subsidiaries.

                                 CAPITALIZATION

     The following table sets forth:


     - the capitalization of Inveresk Research Group Limited as of March 31, 2002 before giving effect to the transactions described under "Change in Ultimate Parent," which were recently completed;



     - the capitalization of Inveresk Research Group, Inc. as of March 31, 2002, presented as if the transactions described under "Change in Ultimate Parent" (which had no impact on our total capitalization) had occurred on that date; and


     - our pro forma capitalization as of March 31, 2002, which has been prepared on the same basis and has been further adjusted to give effect to the sale of 12,000,000 of our shares of common stock in this offering.

     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes included in this prospectus beginning on page F-1.


                                                                   AS OF MARCH 31, 2002
                                                 ---------------------------------------------------------
                                                                                         INVERESK RESEARCH
                                                 INVERESK RESEARCH   INVERESK RESEARCH      GROUP, INC.
                                                   GROUP LIMITED        GROUP, INC.          PRO FORMA
                                                 -----------------   -----------------   -----------------
                                                                  (DOLLARS IN THOUSANDS)
Total long-term debt                                  $83,348             $83,348            $    446
Stockholders' equity:
Common stock                                            1,284                 238                 358
Additional paid-in capital                              4,592               5,638             170,218
Accumulated deficit............................        (6,198)             (6,198)             (6,198)
Accumulated other comprehensive income
  (loss).......................................        (1,375)             (1,375)             (1,375)
                                                      -------             -------            --------
Total stockholders' equity.....................        (1,697)             (1,697)            163,003
                                                      -------             -------            --------
     Total capitalization......................       $81,651             $81,651            $163,449
                                                      =======             =======            ========



     We estimate that the net proceeds of this offering (assuming the underwriters' over-allotment option is not exercised), based on an initial public offering price of $15 per share (the midpoint of the range of the anticipated offering price) and after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $164.7 million. For purposes of the preceding table, we have assumed these proceeds will be used to repay (i) all our outstanding bank debt (which at March 31, 2002 had a balance of approximately $90.0 million, of which $7.1 million was included in current portion of long term debt at March 31, 2002 and $82.9 million was included in long term debt) and (ii) approximately $75 million of the indebtedness under our 10% unsecured subordinated loan stock due 2008, all of which was included in current portion of long term debt at March 31, 2002.



     The preceding table does not give effect to the issuance of (i) the additional 1,800,000 shares that we have agreed to sell to the underwriters if they exercise their over-allotment option or (ii) the 5,365,589 shares that have been authorized and reserved for issuance under our 2002 stock option plan as of the date of this prospectus (of which 1,520,099 shares are reserved for issuance under options already issued).

                                    DILUTION

     Our negative net tangible book value as of March 31, 2002, before giving effect to this offering, was approximately $(127.8) million, or $(5.38) per share.

     Purchasers of shares in this offering will experience dilution in net tangible book value per share equal to the difference between the amount per share paid by those purchasers in this offering and the net tangible book value per share immediately following this offering.


     After giving effect to the issuance of the 12 million shares of common stock that we are selling in this offering at an assumed offering price of $15 per share (the midpoint of the range of the anticipated offering price), and after deducting underwriting discounts and commissions and estimated offering expenses that we will incur in connection with this offering, our pro forma net tangible book value as of March 31, 2002 would have been $36.9 million, or $1.03 per share. This represents an immediate increase in net tangible book value of $6.41 per share to existing stockholders. This also represents an immediate dilution of $13.97 per share to new investors purchasing shares in this offering. The following table illustrates this dilution per share:


                                                                 PER SHARE
                                                              ---------------
Assumed initial public offering price.......................           $15.00
  Net tangible book value per share prior to this
     offering...............................................  $(5.38)
  Increase in pro forma net tangible book value per share
     attributable to investors..............................    6.41
                                                              ------
Pro forma net tangible book value per share after giving
  effect to the offering....................................             1.03
                                                                       ------
Dilution in pro forma net tangible book value to new
  investors.................................................           $13.97
                                                                       ======


     The analysis presented above does not give effect to the issuance and sale of an additional 1.8 million of our shares of common stock that will occur if the underwriters exercise their over-allotment option. If the underwriters exercise that option in full, the pro forma net tangible book value after giving effect to this offering and deducting underwriters' discounts and commissions and estimated offering expenses would be $1.65 per share, the increase in pro forma net tangible book value to existing stockholders would be $7.03 per share and the dilution in pro forma net tangible book value to new investors would be $13.35 per share.



     The following table summarizes as of March 31, 2002, on a pro forma basis, the number of shares purchased from us, the total consideration paid and the average price per share paid by our existing stockholders and by the investors in this offering with respect to the number of shares purchased from us at an assumed offering price of $15 per share (the midpoint of the range of the anticipated offering price) and before deduction of underwriting discounts and commissions and estimated offering expenses:


                                          SHARES PURCHASED      TOTAL CONSIDERATION
                                        --------------------   ----------------------   AVERAGE PRICE
                                          NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                        ----------   -------   ------------   -------   -------------
Existing stockholders.................  23,770,595     66.5%   $  1,721,000      0.9%      $ 0.07
New investors.........................  12,000,000     33.5%    180,000,000     99.1%       15.00
                                        ----------    -----    ------------   ------       ------
     Total............................  35,770,595    100.0%   $181,721,000    100.0%      $ 5.08
                                        ==========    =====    ============   ======       ======

     The analysis presented in this table does not take into account the 1,520,893 shares underlying stock options granted as of March 31, 2002.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


     You should read the selected consolidated financial information presented below in conjunction with the audited and unaudited consolidated financial statements appearing elsewhere in this prospectus and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The financial information for the first quarter of 2002, each of the two years ended December 30, 2001 and December 31, 2000 and for the period from September 20, 1999 to December 26, 1999 reflects the financial position and results of operations of Inveresk Research Group Limited, which became our direct subsidiary immediately before the completion of this offering, pursuant to the transactions described under "Change in Ultimate Parent." The financial information for the period from December 28, 1998 to September 19, 1999 and for each of the two years ended December 27, 1998 and December 28, 1997 reflects the financial position and results of operations of our business while it was operated as a division of SGS Societe Generale de Surveillance SA. Information for the year ended December 30, 2001 includes the results of operations of ClinTrials Research Inc. from April 5, 2001.


     The selected consolidated financial data presented below for each of the two years ended December 30, 2001 and December 31, 2000 and the periods from September 20, 1999 to December 26, 1999 and from December 28, 1998 to September 19, 1999 derive from the audited consolidated financial statements of Inveresk Research Group Limited, which we prepared in accordance with U.S. GAAP and which we present in this prospectus beginning on page F-1. The summary consolidated financial data presented below for each of the two years ended December 27, 1998 and December 28, 1997 derive from unaudited financial statements prepared on the basis of data furnished by SGS Societe Generale de Surveillance SA. Those unaudited financial statements, which SGS Societe Generale de Surveillance SA prepared in accordance with U.S. GAAP, are not included in this prospectus.

     The selected consolidated financial data for the first quarter of 2002 derive from the unaudited quarterly consolidated financial statements of Inveresk Research Group Limited included elsewhere in this prospectus, which financial statements we prepared in accordance with U.S. GAAP except as described in the footnotes thereto.

                                          INVERESK RESEARCH GROUP(1)(4)                          PREDECESSOR
                                   -------------------------------------------   -------------------------------------------
                                     52 WEEKS       53 WEEKS     SEPTEMBER 20,   DECEMBER 28,      52 WEEKS       52 WEEKS
                                      ENDED          ENDED            TO            1998 TO         ENDED          ENDED
                                   DECEMBER 30,   DECEMBER 31,   DECEMBER 26,    SEPTEMBER 19,   DECEMBER 27,   DECEMBER 28,
                                       2001           2000           1999            1999            1998           1997
                                   ------------   ------------   -------------   -------------   ------------   ------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net service revenue..............  $   156,296    $    65,540     $    16,832      $ 47,088        $ 58,219       $ 51,573
Direct costs.....................      (83,975)       (36,133)         (9,645)      (27,177)        (31,816)       (26,531)
                                   -----------    -----------     -----------      --------        --------       --------
Gross profit.....................       72,321         29,407           7,187        19,911          26,403         25,042
Selling, general and
  administrative expenses........      (41,934)       (13,825)         (3,275)       (9,013)        (12,746)       (12,800)
Depreciation.....................       (8,028)        (4,513)           (809)       (3,731)         (4,268)        (4,105)
Amortization.....................       (7,910)        (3,281)           (973)         (242)           (345)          (341)
                                   -----------    -----------     -----------      --------        --------       --------
Income from operations...........       14,449          7,788           2,130         6,925           9,044          7,796
Interest income (expense), net...      (17,101)        (7,522)         (2,004)         (560)            195            222
                                   -----------    -----------     -----------      --------        --------       --------
Income (loss) before income
  taxes..........................       (2,652)           266             126         6,365           9,239          8,018
Provision for income taxes.......       (2,049)          (682)           (325)       (2,308)         (2,465)        (2,070)
                                   -----------    -----------     -----------      --------        --------       --------
Net income (loss) before
  extraordinary items............       (4,701)          (416)           (199)        4,057           6,774          5,948
Extraordinary items..............         (419)            --              --            --              --             --
                                   -----------    -----------     -----------      --------        --------       --------
Net income (loss)................  $    (5,120)   $      (416)    $      (199)     $  4,057        $  6,774       $  5,948
                                   ===========    ===========     ===========      ========        ========       ========
Earnings (loss) per share pre
  extraordinary item(2)(3):
  Basic..........................  $     (0.22)   $     (0.03)    $     (0.01)          N/A             N/A            N/A
  Diluted........................  $     (0.22)   $     (0.03)    $     (0.01)
Earnings (loss) per share post
  extraordinary item:(2)(3):
  Basic..........................  $     (0.24)   $     (0.03)    $     (0.01)          N/A             N/A            N/A
  Diluted........................  $     (0.24)   $     (0.03)    $     (0.01)
Number of shares and common stock
  equivalents used in computing
  loss per share:
  Basic..........................   21,489,571     15,803,724      15,803,724           N/A             N/A            N/A
  Diluted........................   21,489,571     15,803,724      15,803,724
Dividends per share..............  $        --    $        --     $        --
                                   ===========    ===========     ===========
OTHER DATA:
Depreciation and amortization....  $    15,938    $     7,794     $     1,782      $  3,973        $  4,613       $  4,446
Capital expenditures.............  $    11,145    $     6,792     $     1,307      $  5,305        $  6,725       $  6,970

                                                              INVERESK RESEARCH GROUP (1)(4)(5)
                                                              ---------------------------------
                                                              13 WEEKS ENDED    12 WEEKS ENDED
                                                                 MARCH 31,         MARCH 25,
                                                                   2002              2001
                                                              ---------------   ---------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                         SHARE DATA)
                                                                         (UNAUDITED)
Net service revenue.........................................    $    53,163       $    15,974
Direct costs................................................        (27,626)           (8,916)
                                                                -----------       -----------
Gross profit................................................         25,537             7,058
Selling, general and administrative expenses................        (13,414)           (3,864)
Compensation expense in respect of share options............         (4,545)               --
Depreciation................................................         (2,346)             (941)
Amortization................................................             --              (788)
                                                                -----------       -----------
Income from operations......................................          5,232             1,465
Interest income (expense), net..............................         (4,016)           (1,585)
                                                                -----------       -----------
Income (loss) before income taxes...........................          1,216              (120)
Provision for income taxes..................................         (1,630)              (72)
                                                                -----------       -----------
Net income (loss)...........................................    $      (414)      $      (192)
                                                                ===========       ===========
Earnings (loss) per share (3):
  Basic.....................................................    $     (0.02)      $     (0.01)
  Diluted...................................................    $     (0.02)      $     (0.01)
Number of shares and common stock equivalents used in
  computing loss per share:
  Basic.....................................................     23,485,654        15,803,724
  Diluted...................................................     23,485,654        15,803,724
Dividends per share.........................................    $        --       $        --
                                                                ===========       ===========
OTHER DATA:
Depreciation and amortization...............................    $     2,346       $     1,729
Capital expenditures........................................    $     5,662       $       687

BALANCE SHEET DATA:

                                                         INVERESK RESEARCH GROUP                           PREDECESSOR
                                         -------------------------------------------------------   ---------------------------
                                         MARCH 31,   DECEMBER 30,   DECEMBER 31,   DECEMBER 26,    DECEMBER 27,   DECEMBER 28
                                           2002          2001           2000           1999            1998           1997
                                         ---------   ------------   ------------   -------------   ------------   ------------
                                                         (DOLLARS IN THOUSANDS)                      (DOLLARS IN THOUSANDS)
                                         (UNAUDITED)
Cash and cash equivalents..............  $ 13,567      $ 16,118       $  9,686       $  7,009        $  4,039       $  2,433
Total assets...........................   298,022       301,826        124,568        129,180          79,039         73,384
Total short term debt..................   126,506       127,648          3,080          3,261           1,041            362
Total long term debt...................    83,348        85,109         80,898         84,653              70            174
Total shareholders' equity.............    (1,697)       (7,385)           247            712          37,109         29,978
                                         ========      ========       ========       ========        ========       ========

---------------
(1) During these periods, our fiscal years ended on the last Sunday on or prior to December 31 and in 2001 our fiscal quarters ended on the last Sunday on or prior to the relevant fiscal quarter end. Effective as of the beginning of 2002, our fiscal years will end consistently on December 31 and our fiscal quarters will end consistently on the last calendar day in the quarter.

(2) Prior to September 20, 1999, our businesses were operated as a division of SGS Societe Generale de Surveillance Holdings SA. Per share data for these periods is not meaningful and has not been presented.

(3) As more fully described in note 4 to the audited financial statements contained elsewhere in this prospectus, historical earnings per share have been calculated as if the historical outstanding shares in Inveresk Research Group Limited had been converted to common stock in Inveresk Research Group, Inc., using a weighted average of the conversion ratios applicable to the change in ultimate parent company described elsewhere in this prospectus.

(4) We have completed two significant acquisitions during the period covered by the above selected consolidated financial information. These are the management buyout completed on September 20, 1999 and the acquisition of ClinTrials completed on April 5, 2001. A description of these acquisitions is given in the overview to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus. The accounting adopted and the effects of the acquisitions are discussed in note 3 to the audited financial statements contained elsewhere in this prospectus.

(5) The information presented above for the quarter ended March 31, 2002 reflects the adoption of FAS 142 with effect from January 1, 2002. A summary of the effect of this accounting change is included in note 2 to the unaudited quarterly financial statements contained in the financial statements beginning on page F-1.

PRO FORMA FINANCIAL DATA

     The unaudited pro forma statement of operations and earnings per share data set forth below for the fiscal year ended December 30, 2001 give effect both to our acquisition of ClinTrials and to the completion of this offering, including the use of proceeds from this offering to repay an aggregate of approximately $165 million of debt, as if each of them had occurred on January 1, 2001. The pro forma balance sheet data set forth below is presented as if this offering had been completed (and the proceeds applied to repayment of debt as described above) on March 31, 2002.

     The unaudited pro forma financial data is provided for illustrative purposes only. It does not purport to represent what our actual results of operations or financial position would have been had the transactions occurred on the respective dates assumed. It is also not necessarily indicative of our future operating results or consolidated financial position.


     The share offering adjustments made to the unaudited pro forma financial data are based on the assumption that the net proceeds of this offering will be $164.7 million (assuming the underwriters' over-allotment option is not exercised) based on an initial public offering price of $15 per share (the midpoint of the range of the anticipated offering price) and after deducting underwriting discounts and commissions and estimated offering expenses. The net cash generated will be used to repay the existing bank debt which at March 31, 2002 was approximately $90 million, with the balance being used to repay a portion of our debt in the form of our 10% unsecured subordinated loan stock due 2008. We intend to repay the balance of our indebtedness in respect of the loan stock with the proceeds from borrowings under a new bank credit facility that we have entered into and that will be available to us when we complete this offering, but the share offering adjustments do not reflect any adjustments in respect of the draw down of the new bank debt.


     The pro forma adjustments reflected in the following unaudited pro forma condensed consolidated financial information reflect estimates and assumptions made by our management that it believes to be reasonable.

     There are no pro forma adjustments in the accompanying pro forma statement of operations to eliminate transactions between Inveresk and ClinTrials because there are no such transactions.

                            INVERESK RESEARCH GROUP

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE 52 WEEKS ENDED DECEMBER 30, 2001

                                       HISTORICAL        PRE       CLINTRIALS      PRO FORMA,
                                        INVERESK     ACQUISITION   ACQUISITION      PRIOR TO         SHARE
                                        RESEARCH     RESULTS OF     PRO FORMA    SHARE OFFERING    OFFERING
                                          GROUP      CLINTRIALS    ADJUSTMENTS    ADJUSTMENTS     ADJUSTMENTS    PRO FORMA
                                       -----------   -----------   -----------   --------------   -----------   -----------
                                                                      (DOLLARS IN THOUSANDS)
Net service revenues.................  $   156,296    $ 24,257       $    --      $   180,553       $    --     $   180,553
Direct costs.........................      (83,975)    (16,199)           --         (100,174)           --        (100,174)
                                       -----------    --------       -------      -----------       -------     -----------
Gross profit.........................       72,321       8,058            --           80,379            --          80,379
Selling, general and administrative
  expenses...........................      (41,934)     (7,989)           --          (49,923)           --         (49,923)
Depreciation.........................       (8,028)     (1,535)           --           (9,563)           --          (9,563)
Amortization.........................       (7,910)       (304)       (1,306)          (9,520)           --          (9,520)
                                       -----------    --------       -------      -----------       -------     -----------
Income (loss) from operations........       14,449      (1,770)       (1,306)          11,373            --          11,373
Interest expense, net................      (17,101)         (5)       (2,898)         (20,004)       14,225          (5,779)
                                       -----------    --------       -------      -----------       -------     -----------
Income (loss) before income taxes....       (2,652)     (1,775)       (4,204)          (8,631)       14,225           5,594
Provision (benefit) for income
  taxes..............................       (2,049)     (1,082)        1,043           (2,088)       (4,267)         (6,355)
                                       -----------    --------       -------      -----------       -------     -----------
Net income (loss) from continuing
  operations.........................  $    (4,701)   $ (2,857)      $(3,161)     $   (10,719)      $ 9,958     $      (761)
                                       ===========    ========       =======      ===========       =======     ===========
Earnings (loss) per share
  Basic..............................  $     (0.22)                               $     (0.50)                  $     (0.02)
  Diluted............................  $     (0.22)                               $     (0.50)                  $     (0.02)
Number of shares used in calculating
  earnings (loss) per share
  Basic..............................   21,489,571                                 21,489,571                    33,489,571
  Diluted............................   21,489,571                                 21,489,571                    33,489,571

     The effect on goodwill amortization of adopting FAS 142, under which goodwill is no longer amortized, is described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" included in this prospectus.


     The above pro forma consolidated statements of operations do not include the estimated non-recurring compensation expense of between $20.9 million and $23.9 million in respect of stock options and between $31.3 million and $35.8 million in respect of the change in relative equity ownership of certain members of management, which will be recorded upon the completion of this offering. That expense will be reflected in the first set of quarterly financial statements that we issue after the completion of this offering and will reduce our earnings for that period.


     The unaudited pro forma financial data has been prepared from our published financial information and from the quarterly financial statements of ClinTrials for the period from December 31, 2000 to the acquisition date. These have been adjusted to reclassify certain amounts in line with our accounting policies. Accordingly, $348,000 of depreciation expense has been transferred from direct costs to depreciation expense and $588,000 of Quebec Research and Development tax credits income has been transferred from income taxes expense to direct costs.

     The pro forma adjustments in respect of the ClinTrials acquisition reflect the estimated additional amortization of goodwill of $921,000 and of other intangible assets of $689,000, less an adjustment to remove the amortization of $304,000 recorded in the pre-acquisition accounts of ClinTrials. The goodwill amortization is calculated based on the goodwill of $73.6 million arising on the acquisition for the three month pre-acquisition period using a 20 year life. The other intangible assets amortization is calculated based on the assembled workforce intangible assets of $22.0 million for the three month pre-acquisition period using an eight year life. You should read note 3 to our audited financial statements, which begin at page F-1 of this prospectus, for details of the purchase price allocation made in respect of the ClinTrials acquisition. The estimated additional interest cost on the debt finance for the acquisition comprises additional interest of $1,702,000 on 10% unsecured subordinated interest loan stock due 2008 and additional bank debt interest of $1,154,000, together with additional debt amortization costs of $42,000. These costs are based on the issuance of additional loan stock of $64.8 million and bank debt of $56.0 million (a total of $120.8 million) at the interest rate applicable to these facilities. The adjustment for the related tax effects that would have arisen had the acquisition been completed on the date assumed comprises tax on the interest adjustment of $869,000 calculated at the U.K. tax rate of 30% together with a deferred tax credit on the amortization of the assembled workforce intangible of $174,000. No tax effect has been recorded in respect of the assembled workforce attributable to operations with surplus net operating losses.


     The adjustments described above reflect an adjustment of $14.2 million to interest expense to eliminate interest expense associated with indebtedness that will be repaid out of the proceeds of this offering. Such indebtedness consists of: (i) bank debt in the principal amount of $90.0 million, bearing interest at 7.5% per year (an annual interest expense of $6.8 million); and (ii) $74.7 million principal amount of unsecured subordinated loan stock due 2008, bearing interest at 10% per year (an annual interest expense of $7.5 million).

     The increase in income tax expense arising because of the reduction in interest expense of $14.2 million is $4.3 million. This reflects the U.K. tax rate of 30% applied to the increase in taxable income of $14.2 million. In 2001 we had tax losses in the U.K. which could not be offset. If this offering had occurred on January 1, 2001, we would have been able to utilize $1.7 million of these losses; however, this benefit is not reflected in the table above.


     Pro forma unaudited earnings per share are based on the pro forma unaudited net income (loss) from continued operations divided by 33,489,571 shares of common stock. The number of shares of common stock is the weighted average number of shares outstanding during 2001, calculated as if this offering was completed on January 1, 2001 and assuming the underwriters' over-allotment option is not exercised.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE 13 WEEKS ENDED MARCH 31, 2002

                                                                 HISTORICAL
                                                              INVERESK RESEARCH   SHARE OFFERING
                                                                    GROUP          ADJUSTMENTS      PRO FORMA
                                                              -----------------   --------------   -----------
                                                                           (DOLLARS IN THOUSANDS)
Net service revenue.........................................     $    53,163          $   --       $    53,163
Direct costs................................................         (27,626)             --           (27,626)
                                                                 -----------          ------       -----------
Gross profit................................................          25,537              --            25,537
Selling, general and administrative expenses................         (13,414)             --           (13,414)
Compensation expense in respect of share options............          (4,545)             --            (4,545)
Depreciation................................................          (2,346)             --            (2,346)
                                                                 -----------          ------       -----------
Income from operations......................................           5,232              --             5,232
Interest income (expense), net..............................          (4,016)          3,303              (713)
                                                                 -----------          ------       -----------
Income (loss) before income taxes...........................           1,216           3,303             4,519
Provision for income taxes..................................          (1,630)           (990)           (2,620)
                                                                 -----------          ------       -----------
Net income (loss)...........................................     $      (414)         $2,313       $     1,899
                                                                 ===========          ======       ===========
Earnings per share
  basic.....................................................     $     (0.02)                      $      0.05
  diluted...................................................     $     (0.02)                      $      0.05
Number of shares used in calculating earnings per share
  basic.....................................................      23,485,654                        35,485,654
  diluted...................................................      23,485,654                        36,981,341


     The above pro forma consolidated statements of operations do not include the estimated non-recurring compensation expense of between $20.9 million and $23.9 million in respect of stock options and between $31.3 million and $35.8 million in respect of the change in relative ownership of certain members of management, which will be recorded upon completion of this offering. That expense will be reflected in the first set of quarterly financial statements that we issue after completion of this offering and will reduce other earnings for that period.


     The unaudited pro forma financial data has been prepared from our published financial information for the first quarter of 2002 together with adjustments that reflect the expected impact of this offering.

     The adjustments described above reflect an adjustment of $3.3 million to interest expense to eliminate actual interest expense recorded in the first quarter of 2002 associated with indebtedness that will be repaid out of the proceeds of this offering. Such indebtedness consists of (i) bank debt in the principal amount of $90.0 million, bearing interest at 6.4% per year (an interest expense for 13 weeks of $1.4 million); and (ii) $74.7 million principal amount of 10% unsecured subordinated loan stock due 2008, bearing interest at 10% per year (an interest expense for 13 weeks of $1.9 million).

     The increase in income tax expense arising because of the reduction in interest expense of $3.3 million is $1.0 million. This reflects the U.K. tax rate of 30% applied to the increase in taxable income of $3.3 million. In the first quarter of 2002 we had tax losses in the U.K. which could not be offset. If this offering had occurred prior to January 1, 2002, we would have been able to utilize $0.1 million of these losses; however, this benefit is not reflected in the table above.


     Pro forma unaudited earnings per share are based on the pro forma unaudited net income from continuing operations divided by 35,485,654 shares of common stock. The number of shares of common stock is the weighted average number of shares outstanding at the end of the first quarter of 2002, calculated as if this offering was completed on January 1, 2001 and assuming the underwriters' over-allotment option is not exercised.

                            INVERESK RESEARCH GROUP
              UNAUDITED PRO FORMA BALANCE SHEET AT MARCH 31, 2002


                                                                 HISTORICAL          SHARE
                                                              INVERESK RESEARCH    OFFERING
                                                                    GROUP         ADJUSTMENTS   PRO FORMA
                                                              -----------------   -----------   ---------
                                                                        (DOLLARS IN THOUSANDS)
CURRENT ASSETS
  Cash and cash equivalents.................................      $ 13,567         $     --       13,567
  Other current assets......................................        66,322               --       66,322
                                                                  --------         --------     --------
  Total current assets......................................        79,889               --       79,889
Property, plant and equipment...............................        90,144               --       90,144
Intangible assets...........................................       126,146               --      126,146
Other assets................................................         1,843               --        1,843
                                                                  --------         --------     --------
                                                                  $298,022         $     --     $298,022
                                                                  ========         ========     ========
CURRENT LIABILITIES
  Current portion of long term debt.........................       126,506          (81,798)      44,708
  Other current liabilities.................................        65,178               --       65,178
                                                                  --------         --------     --------
  Total current liabilities.................................       191,684          (81,798)     109,886
Deferred income taxes.......................................        19,949               --       19,949
Long term debt..............................................        83,348          (82,902)         446
Pension obligation..........................................         4,738               --        4,738
SHAREHOLDERS' EQUITY
  Total shareholders' equity................................        (1,697)         164,700      163,003
                                                                  --------         --------     --------
                                                                  $298,022         $     --     $298,022
                                                                  ========         ========     ========


     The balance sheet data under Historical Inveresk Research Group is taken from our published financial information at March 31, 2002. No adjustments are required to be made to this balance sheet in respect of our acquisition of ClinTrials because the balance sheet already reflects this acquisition.


     The share offering adjustments reflect an increase in shareholders' equity of $164.7 million, consisting of $180.0 million of new share capital less $15.3 million of costs relating to the offering. The adjustments are based on the assumption that the net offering proceeds are used to repay $82.9 million of bank debt classified as long term debt, $7.1 million of bank debt classified as current portion of long term debt and $74.7 million of debt in the form of 10% unsecured subordinated loan stock due 2008, classified within current portion of long term debt. "Other assets" consists of the unamortized balance of the debt issuance costs incurred in connection with our existing bank credit facilities and our 10% unsecured subordinated loan stock due 2008, which will be written off when those debt obligations are repaid and cancelled.



     The net proceeds from this offering will be applied first to the repayment in full of our bank debt, with the balance being applied to the repayment of indebtedness under our 10% unsecured subordinated loan stock due 2008. We intend to repay the remaining balance outstanding on the loan stock with the proceeds from borrowings under a new bank credit facility that we have entered into and that will be available to us when we complete this offering. The share offering adjustments reflected in the preceding table give effect to the repayment of the existing bank debt in full and the repayment of the portion of the loan stock to be repaid from the proceeds of this offering but do not give effect to the draw down of the new bank debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and our unaudited pro forma condensed consolidated financial data, including the related notes, contained elsewhere in this prospectus.

OVERVIEW

     On September 20, 1999 we completed a management buyout supported by Candover Investments PLC. In that transaction, Inveresk Research Group Limited, a newly created Scottish company, acquired the businesses that comprise our European pre-clinical operations, our Phase I clinical trials operations located in Edinburgh and the original Inveresk Research Phase II-IV clinical development services operations. As part of the transaction, we also acquired Inveresk Research North America, Inc., a small Phase II-IV clinical development services business located in the United States. The total acquisition cost was $78.8 million, net of cash acquired of $9.1 million. In connection with financing this acquisition we received a $0.8 million equity investment from Candover Investments PLC, Candover (Trustees) Limited (a wholly-owned subsidiary of Candover Investments PLC), certain investment funds indirectly controlled by Candover Investments PLC and management, borrowed $43.8 million from certain of these Candover entities by issuing to them 10% unsecured subordinated loan stock due 2008 and borrowed $41.4 million under our bank facilities.

     The financial information in this prospectus divides the 1999 financial year into two periods -- the period prior to September 20, 1999, when the original Inveresk Research businesses were under the ownership and control of its previous parent company, and the post acquisition period from September 20, 1999 to December 26, 1999.

     On April 5, 2001 we completed the acquisition of ClinTrials. The total acquisition cost was $115.1 million, net of cash acquired of $5.7 million. To finance this acquisition we received a $0.4 million equity investment from Candover Investments PLC, Candover (Trustees) Limited and certain investment funds indirectly controlled by Candover Investments PLC, borrowed $64.8 million from certain of these Candover entities by issuing to them 10% unsecured subordinated loan stock due 2008 and borrowed $93.7 million under our bank facilities, $38.3 million of which was used to repay loans under our then existing bank facilities.


     Because of the way in which we financed the original management buyout and subsequent acquisition of ClinTrials, we have a very high level of shareholder loans and bank finance and related debt servicing costs. Our interest expense has therefore been high relative to our income before taxes. We therefore believe that income from operations (i.e. before interest) is a better measure of the performance of the business historically than income or loss before income taxes. We intend to use the net proceeds from this offering, together with borrowings under a new bank facility that has been put in place and that we will be able to draw upon as of the completion of this offering, to repay all of the outstanding indebtedness under our 10% unsecured subordinated loan stock due 2008 and our existing bank facilities.

     We operate in two segments for financial reporting purposes: pre-clinical and clinical. The following table shows, for the periods indicated, a summary of our financial performance by business segment.

                                     INVERESK RESEARCH GROUP
                       ---------------------------------------------------
                          13 WEEKS         12 WEEKS          52 WEEKS
                           ENDED            ENDED              ENDED
                       MARCH 31, 2002   MARCH 25, 2001   DECEMBER 30, 2001
                       --------------   --------------   -----------------
                                     (DOLLARS IN THOUSANDS)
                                 (UNAUDITED)
NET SERVICE REVENUE:
Pre-clinical.........     $34,479          $11,392           $ 95,172
Clinical.............      18,684            4,582             61,124
                          -------          -------           --------
                           53,163           15,974            156,296
                          -------          -------           --------
DIRECT COSTS:
Pre-clinical.........     (15,798)          (5,889)           (44,952)
Clinical.............     (11,828)          (3,027)           (39,023)
                          -------          -------           --------
                          (27,626)          (8,916)           (83,975)
                          -------          -------           --------
  GROSS PROFIT:
  Pre-clinical.......      18,681            5,503             50,220
  Clinical...........       6,856            1,555             22,101
                          -------          -------           --------
                           25,537            7,058             72,321
                          -------          -------           --------
SELLING, GENERAL AND
  ADMINISTRATIVE:
Pre-clinical.........      (6,533)          (2,987)           (21,907)
Clinical.............      (5,506)            (512)           (15,619)
Corporate
  overhead(1)........      (5,920)            (365)            (4,408)
                          -------          -------           --------
                          (17,959)          (3,864)           (41,934)
                          -------          -------           --------
DEPRECIATION:
Pre-clinical.........      (1,766)            (893)            (6,062)
Clinical.............        (580)             (48)            (1,966)
                          -------          -------           --------
                           (2,346)            (941)            (8,028)
                          -------          -------           --------
AMORTIZATION:
Pre-clinical.........          --             (573)            (4,293)
Clinical.............          --             (215)            (3,617)
                          -------          -------           --------
                               --             (788)            (7,910)
                          -------          -------           --------
  INCOME FROM
    OPERATIONS:
  Pre-clinical.......      10,382            1,050             17,958
  Clinical...........         770              780                899
  Corporate
    overhead(1)......      (5,920)            (365)            (4,408)
                          -------          -------           --------
                            5,232            1,465             14,449
Interest expense
  (net)..............      (4,016)          (1,585)           (17,101)
                          -------          -------           --------
  INCOME (LOSS)
    BEFORE TAX.......       1,216             (120)            (2,652)
Provision for income
  taxes..............      (1,630)             (72)            (2,049)
                          -------          -------           --------
  NET INCOME (LOSS)
    BEFORE
    EXTRAORDINARY
    ITEM.............        (414)            (192)            (4,701)
Extraordinary item...          --               --               (419)
                          -------          -------           --------
  NET INCOME
    (LOSS)...........     $  (414)         $  (192)          $ (5,120)
                          =======          =======           ========

                              INVERESK RESEARCH GROUP                PREDECESSOR
                       --------------------------------------   ---------------------
                           53 WEEKS        SEPTEMBER 20, 1999     DECEMBER 28, 1998
                             ENDED          TO DECEMBER 26,       TO SEPTEMBER 19,
                       DECEMBER 31, 2000          1999                  1999
                       -----------------   ------------------   ---------------------
                                           (DOLLARS IN THOUSANDS)

NET SERVICE REVENUE:
Pre-clinical.........      $ 45,136             $12,184               $ 32,524
Clinical.............        20,404               4,648                 14,564
                           --------             -------               --------
                             65,540              16,832                 47,088
                           --------             -------               --------
DIRECT COSTS:
Pre-clinical.........       (22,666)             (6,681)               (17,496)
Clinical.............       (13,467)             (2,964)                (9,681)
                           --------             -------               --------
                            (36,133)             (9,645)               (27,177)
                           --------             -------               --------
  GROSS PROFIT:
  Pre-clinical.......        22,470               5,503                 15,028
  Clinical...........         6,937               1,684                  4,883
                           --------             -------               --------
                             29,407               7,187                 19,911
                           --------             -------               --------
SELLING, GENERAL AND
  ADMINISTRATIVE:
Pre-clinical.........        (9,850)             (2,320)                (6,575)
Clinical.............        (2,278)               (248)                  (797)
Corporate
  overhead(1)........        (1,697)               (707)                (1,641)
                           --------             -------               --------
                            (13,825)             (3,275)                (9,013)
                           --------             -------               --------
DEPRECIATION:
Pre-clinical.........        (4,158)               (759)                (3,401)
Clinical.............          (355)                (50)                  (330)
                           --------             -------               --------
                             (4,513)               (809)                (3,731)
                           --------             -------               --------
AMORTIZATION:
Pre-clinical.........        (2,364)               (703)                     0
Clinical.............          (917)               (270)                  (242)
                           --------             -------               --------
                             (3,281)               (973)                  (242)
                           --------             -------               --------
  INCOME FROM
    OPERATIONS:
  Pre-clinical.......         6,098               1,721                  5,052
  Clinical...........         3,387               1,116                  3,514
  Corporate
    overhead(1)......        (1,697)               (707)                (1,641)
                           --------             -------               --------
                              7,788               2,130                  6,925
Interest expense
  (net)..............        (7,522)             (2,004)                  (560)
                           --------             -------               --------
  INCOME (LOSS)
    BEFORE TAX.......           266                 126                  6,365
Provision for income
  taxes..............          (682)               (325)                (2,308)
                           --------             -------               --------
  NET INCOME (LOSS)
    BEFORE
    EXTRAORDINARY
    ITEM.............          (416)               (199)                 4,057
Extraordinary item...            --                  --                     --
                           --------             -------               --------
  NET INCOME
    (LOSS)...........      $   (416)            $  (199)              $  4,057
                           ========             =======               ========

---------------
(1) Corporate overhead for the 13 weeks ended March 31, 2002 is inclusive of a non-recurring expense of $4.5 million on the amendment and exercise of an employee option.

     The following table presents various components of our results of operations for the periods indicated, expressed in each case as a percentage of net service revenue.

                                                         INVERESK RESEARCH GROUP
                       --------------------------------------------------------------------------------------------
                                                                                                 SEPTEMBER 20, 1999
                       13 WEEKS ENDED   12 WEEKS ENDED    52 WEEKS ENDED      53 WEEKS ENDED      TO DECEMBER 26,
                       MARCH 31, 2002   MARCH 26, 2001   DECEMBER 30, 2001   DECEMBER 31, 2000          1999
                       --------------   --------------   -----------------   -----------------   ------------------
                                 (UNAUDITED)
NET SERVICE REVENUE:
Pre-clinical.........      100.0%           100.0%             100.0%              100.0%              100.0%
Clinical.............      100.0%           100.0%             100.0%              100.0%              100.0%
TOTAL................      100.0%           100.0%             100.0%              100.0%              100.0%

DIRECT COSTS:
Pre-clinical.........       45.8%            51.7%              47.2%               50.2%               54.8%
Clinical.............       63.3%            66.1%              63.8%               66.0%               63.8%
TOTAL................       52.0%            55.8%              53.7%               55.1%               57.3%

  GROSS PROFIT:
  Pre-clinical.......       54.2%            48.3%              52.8%               49.8%               45.2%
  Clinical...........       36.7%            33.9%              36.2%               34.0%               36.2%
  TOTAL..............       48.0%            44.2%              46.3%               44.9%               42.7%

SELLING, GENERAL AND
  ADMINISTRATIVE:
Pre-clinical.........       18.9%            26.2%              23.0%               21.8%               19.0%
Clinical.............       29.5%            11.2%              25.6%               11.2%                5.3%
TOTAL(1).............       33.8%            24.2%              26.8%               21.1%               19.5%

DEPRECIATION:
Pre-clinical.........        5.1%             7.8%               6.4%                9.2%                6.2%
Clinical.............        3.1%             1.0%               3.2%                1.7%                1.1%
TOTAL................        4.4%             5.9%               5.1%                6.9%                4.8%

AMORTIZATION:
Pre-clinical.........        0.0%             5.0%               4.5%                5.2%                5.8%
Clinical.............        0.0%             4.7%               5.9%                4.5%                5.8%
TOTAL................        0.0%             4.9%               5.1%                5.0%                5.8%

  INCOME FROM
    OPERATIONS:
  Pre-clinical.......       30.1%             9.2%              18.9%               13.5%               14.1%
  Clinical...........        4.1%            17.0%               1.5%               16.6%               24.0%
  TOTAL(1)...........        9.8%             9.2%               9.2%               11.9%               12.7%

Interest expense
  (net)..............        7.6%             9.9%              10.9%               11.5%               11.9%

INCOME (LOSS) BEFORE
  TAX................        2.3%            (0.8%)             (1.7%)               0.4%                0.7%

                          PREDECESSOR
                       -----------------
                       DECEMBER 28, 1998
                       TO SEPTEMBER 19,
                             1999
                       -----------------

NET SERVICE REVENUE:
Pre-clinical.........        100.0%
Clinical.............        100.0%
TOTAL................        100.0%
DIRECT COSTS:
Pre-clinical.........         53.8%
Clinical.............         66.5%
TOTAL................         57.7%
  GROSS PROFIT:
  Pre-clinical.......         46.2%
  Clinical...........         33.5%
  TOTAL..............         42.3%
SELLING, GENERAL AND
  ADMINISTRATIVE:
Pre-clinical.........         20.2%
Clinical.............          5.5%
TOTAL(1).............         19.1%
DEPRECIATION:
Pre-clinical.........         10.5%
Clinical.............          2.3%
TOTAL................          7.9%
AMORTIZATION:
Pre-clinical.........          0.0%
Clinical.............          1.7%
TOTAL................          0.5%
  INCOME FROM
    OPERATIONS:
  Pre-clinical.......         15.5%
  Clinical...........         24.1%
  TOTAL(1)...........         14.7%
Interest expense
  (net)..............          1.2%
INCOME (LOSS) BEFORE
  TAX................         13.5%

---------------
(1) Including corporate overhead.

     Net service revenue. We recognize revenue as costs are incurred and include estimated earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs (cost-to-cost type of percentage-of-completion method of accounting). We recognize revenue related to contract modifications when realization is assured and the amounts can be reasonably determined. When estimated contract costs indicate that a loss will be incurred on a contract, the entire loss is provided for in such period.

     Costs associated with contracting with third party investigators are excluded from net service revenue where they are the direct responsibility of the clients and are passed through to our clients without any markup.

     Once a contract for a pre-clinical or clinical trial has been signed, the commencement date may vary depending upon the preparedness of the client's drug candidate and our capacity availability. This requires efficient capacity planning and flexible management of our facilities.

     Direct costs. These comprise the costs of the direct work force, laboratory consumables and other direct costs associated with the studies we perform for clients.

     Selling, general and administrative expenses. These comprise administration costs, marketing expenditure and overhead costs such as the costs of running our facilities that are not allocated to direct costs.

     These expenses also include corporate overhead costs that are not directly attributable to our operating businesses and include certain costs related to group management, insurance, marketing, professional fees and property.

     Depreciation and amortization. Depreciation represents the depreciation charged on our tangible fixed assets in accordance with the accounting policies set out in note 2 of our Financial Statements included herein, Summary of Significant Accounting Policies -- Property, Plant and Equipment. Amortization represents the amortization of goodwill and other intangible assets over their estimated useful lives. As described in note 2 of our Financial Statements included herein, Summary of Significant Accounting Policies -- Recent Accounting Pronouncements, the accounting policy relating to amortization of goodwill will change from January 1, 2002 such that unless it is necessary to record an impairment of the goodwill, there will be no amortization of the goodwill recorded in 2002.

     Interest expense (net). This includes interest on our bank debt and our 10% unsecured subordinated loan stock due 2008. The bank debt bears interest at rates that range between LIBOR plus 2.25% and LIBOR plus 2.75%. The unsecured subordinated loan stock due 2008 accumulates interest at a fixed rate of 10%. We entered into an interest rate cap and collar transaction in 1999 on borrowings in connection with our management buyout. In 2001 we entered into two interest rate swap arrangements in connection with the incremental borrowings used to fund the ClinTrials acquisition. These swaps have the effect of fixing the LIBOR rate at 6.03% on the pounds sterling borrowings and 5.41% on the Canadian dollar borrowings. In years prior to 2001, interest expense included the amortization of costs associated with the cap and collar transaction, in line with the accounting standards then in force. In 2001, interest expense includes the cost of recording the cap and collar transaction and the interest rate swaps at their fair values. We intend to use the net proceeds from this offering, together with borrowings under a new bank facility, to repay the 10% unsecured subordinated loan stock due 2008 and current borrowings under our existing bank facilities.

Implementation of FAS 142 on January 1, 2002.

     The statement of operations for the 13 weeks ended March 31, 2002 does not include any expenses in respect of the amortization of goodwill and intangibles. This is because FAS 142, which became effective on January 1, 2002, altered the treatment of goodwill. Goodwill is no longer subject to amortization through the income statement. Instead, goodwill is subject to impairment testing on a periodic basis. The following table presents a summary of our statements of operations for the periods indicated, in which the results for periods prior to January 1, 2002 have been adjusted to exclude amortization expense and the related income tax effects of the items that are no longer being amortized.

                                                    13 WEEKS ENDED    12 WEEKS ENDED    52 WEEKS ENDED
                                                      MARCH 31,         MARCH 25,        DECEMBER 30,
                                                       2002(1)             2001              2001
                                                    --------------    --------------    --------------
                                                                          (PRO FORMA FOR FAS 142)
Net service revenue...............................     $ 53,163          $15,974           $156,296
Direct costs......................................      (27,626)          (8,916)           (83,975)
                                                       --------          -------           --------
Gross profit......................................       25,537            7,058             72,321
Selling, general and administrative expenses......      (13,414)          (3,864)           (41,934)
Compensation expense in respect of share
  options.........................................       (4,545)              --                 --
Depreciation......................................       (2,346)            (941)            (8,028)
                                                       --------          -------           --------
Income from operations............................     $  5,232          $ 2,253           $ 22,359
                                                       --------          -------           --------
Income before taxes...............................     $  1,216          $   668           $  5,258
Provision for income taxes........................       (1,630)            (153)            (2,880)
                                                       --------          -------           --------
Net income (loss) before extraordinary item.......     $   (414)         $   515           $  2,378
                                                       --------          -------           --------
Net income (loss).................................     $   (414)         $   515           $  1,959
                                                       --------          -------           --------

---------------
(1) The statement of operations for the 13 weeks ended March 31, 2002 reflects a non-recurring expense of $4.5 million on the amendment and exercise of an employee option during the quarter. This expense was calculated based on excess of the estimated value of the shares acquired on option exercise over the aggregate exercise price and includes a provision for the U.K. National Insurance charge we incurred as a result of the option exercise.

    EXCHANGE RATE FLUCTUATIONS

     Our consolidated financial statements are prepared in U.S. dollars. Our principal businesses are based in the United States, United Kingdom and Canada. Our United Kingdom and Canadian operations record their transactions in local currencies. Accordingly, fluctuations in pounds sterling and Canadian dollar exchange rates will impact the results of operations reported in U.S. dollars.

     The results of our non-U.S. operations have been translated from pounds sterling and Canadian dollars using the following average exchange rates:

                                                           U.S. DOLLARS
                                                               PER          U.S. DOLLARS PER
FISCAL YEAR                                               POUND STERLING    CANADIAN DOLLAR
-----------                                               --------------    ----------------
  1999..................................................      1.6178                N/A
  2000..................................................      1.5156                N/A
  2001..................................................      1.4405             0.6428(1)
  First Quarter 2001....................................      1.4582                N/A
  First Quarter 2002....................................      1.4263             0.6274

---------------
(1) Average for the period from April 5, 2001, the date we acquired ClinTrials, until December 30, 2001.

     As a result of the acquisition of ClinTrials in 2001, the percentage of our net service revenue arising from our United Kingdom operations decreased, although a significant component of our net service revenue now arises in Canada. The following table sets forth, for the periods indicated, the percentage of our revenues arising in the United Kingdom and Canada:

PERIOD                                                        UNITED KINGDOM    CANADA
------                                                        --------------    ------
  1999......................................................        97%            0%
  2000......................................................        98%            0%
  2001......................................................        54%           31%
  First Quarter 2001........................................       100%            0%
  First Quarter 2002........................................        46%           39%

     In addition, our Canadian business invoices a significant proportion of its revenues in U.S. dollars, although its costs are largely incurred in Canadian dollars and it records its transactions in Canadian dollars. This can result in transaction exchange gains or losses which are reflected in its statements of operations.


     The foreign currency exchange gain or loss recognized in the statements of operations and included in "Selling, general and administrative expenses" was a gain of $1,207,000 for the fiscal year ended December 30, 2001, a loss of $41,000 for the fiscal year ended December 31, 2000, a loss of $13,000 in the period from September 20, 1999 to December 26, 1999 and loss of $34,000 for the period from December 28, 1998 to September 19, 1999. A significant portion of the foreign exchange gain in 2001 arose from our Canadian pre-clinical operations.


     The foreign currency gains or losses recognized in the statement of operations and included in "Selling general and administrative expenses" were a gain of $206,000 for the 13 week period ended March 31, 2002 and a $1,000 loss for the 12 week period ended March 25, 2001.

RESULTS OF OPERATIONS

FIRST QUARTER 2002 COMPARED TO THE FIRST QUARTER 2001

     NET SERVICE REVENUE. Net service revenue in the first quarter of 2002 was $53.2 million, an increase of $37.2 million or 233% over first quarter 2001 net service revenue of $16.0 million.

     Pre-clinical. Net service revenue in the first quarter of 2002 was $34.5 million, an increase of $23.1 million, or 203%, over revenues of $11.4 million in the first quarter of 2001. The acquisition of the Canadian pre-clinical operations of ClinTrials in April 2001 increased net service revenue in the first quarter of 2002 by $21.0 million, or 184%. Net service revenue for the original Inveresk Research pre-clinical operations increased by $2.1 million, or 18%. Net service revenues for the original Inveresk Research pre-clinical operations when expressed in local currency, pounds sterling, grew by 21% compared to the first quarter of 2001. Net service revenue from our acquired Canadian pre-clinical operations increased by $5.8 million, or 38%, over revenues for the first quarter of 2001 before we acquired such operations on April 5, 2001. Net service revenue for our Canadian pre-clinical operations when expressed in local currency, Canadian dollars, grew by 44% over the first quarter of 2001. Our pre-clinical operations continued to experience strong demand during the quarter, both for its safety evaluation services and its laboratory sciences services. Utilization rates within our pre-clinical operations remained high, which allowed us to continue to adjust this segment's revenue mix towards higher value-added safety and pharmacology evaluation services. Our laboratory sciences operations also continued to experience growing demand for its service, particularly with regard to business sourced internally in connection with the provision of higher value-added safety evaluation services. Pre-clinical revenues in the first quarter were also positively impacted by the receipt of a one time $0.5 million cancellation fee. The facilities subject to this cancellation have been fully re-deployed.

     Clinical. Net service revenue in the first quarter of 2002 was $18.7 million, an increase of $14.1 million, or 308%, over revenues of $4.6 million in the first quarter of 2001. The acquisition of ClinTrials in April 2001 increased net service revenue by $12.8 million, or 278%. Net service revenue for the original Inveresk Research clinical development operations increased by $1.3 million, or 28%. Net service revenues for the original Inveresk Research clinical operations when expressed in local currency, pounds sterling, grew by 32% compared to the first quarter of 2001. Net service revenue from the acquired ClinTrials clinical trials operations increased by $3.7 million, or 42%, over revenues for the first quarter of 2001 when such operations were under their previous ownership. However, this growth in the ClinTrials clinical trials operations is due, in substantial part, to poor results in its European clinical business in the first quarter of 2001. Clinical net service revenues in the first quarter of 2002 generally reflect higher activity levels within the Phase II-IV operations, offset by lower Phase I revenues due to a number of trials being postponed.

     DIRECT COSTS. In the first quarter of 2002 direct costs totalled $27.6 million, an increase of $18.7 million, or 210%, from $8.9 million in the first quarter of 2001. Direct costs were 52.0% of net service revenue in the first quarter of 2002 compared to 55.8% in the first quarter of 2001.

     Pre-clinical. Direct costs in the first quarter of 2002 were $15.8 million, an increase of $9.9 million, or 168%, over costs of $5.9 million in the first quarter of 2001. In the first quarter of 2002, direct costs were 45.8% of net service revenue, compared to 51.7% in the first quarter of 2001. Both of our pre-clinical operations contributed to improved margins in the first quarter of 2002, reflecting the high utilization rates achieved and the continued shift in business mix towards higher value-added safety evaluation services. The cancellation fee referred to above also had a positive impact on operating margins. If this cancellation fee had not arisen the direct costs in the first quarter of 2002 would have represented 46.5% of net service revenues for pre-clinical operations.

     Clinical. Direct costs in the first quarter of 2002 were $11.8 million, an increase of $8.8 million, or 291%, over costs of $3.0 million in the first quarter of 2001. In the first quarter of 2002 direct costs were 63.3% of net service revenues compared to 66.1% in the first quarter of 2001. This represents an improvement when compared to the equivalent period in the prior year and reflects the continuing focus of the clinical segment on improved contract pricing and cost control, particularly in the former ClinTrials businesses.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. In the first quarter of 2002 selling, general and administrative expenses totalled $18.0 million, an increase of $14.1 million, or 365%, from $3.9 million in the first quarter of 2001. The first quarter of 2002 figures include a non-recurring expense of $4.5 million on the amendment and exercise of an employee option. Before taking account of this charge for compensation expense, selling, general and administrative expenses represented 25.2% of net service revenues in the first quarter of 2002, compared with 24.2% in the first quarter of 2001.

     Pre-clinical. Selling, general and administrative costs in the first quarter of 2002 were $6.5 million, an increase of $3.5 million, or 119%, from $3.0 million in the first quarter of 2001. Selling, general and administrative costs were 18.9% of net service revenues in the first quarter of 2002, compared to 26.2% in the first quarter of 2001. This reflects the continued emphasis by the pre-clinical business on cost control and improved business processes at a time when revenue throughout has increased significantly. Selling, general and administrative costs were also reduced in the first quarter of 2002 as a consequence of transaction exchange gains during the period totaling $0.2 million.

     Clinical. Selling, general and administrative costs in the first quarter of 2002 were $5.5 million, an increase of $5.0 million, or 975%, from $0.5 million in the first quarter of 2001. Selling, general and administrative costs were 29.5% of net revenue in the first quarter of 2002 compared to 11.2% in the first quarter of 2001. The selling, general and administrative expenses in the original Inveresk Research clinical operations were marginally lower as a percentage of net service revenue in the first quarter of 2002 compared with the corresponding period in 2001. The increase in selling, general and administrative costs in the first quarter of 2002 within the clinical business is attributable to the clinical development operations acquired with ClinTrials in April 2001.

     Corporate overhead. Corporate overhead in the first quarter of 2002 includes a non-recurring expense of $4.5 million on the amendment and exercise of an employee option. Other corporate overhead amounted to $1.4 million. The increase of $1.0 million, or 277%, over the first quarter of 2001 arose because of increased levels of corporate overhead incurred following the acquisition of ClinTrials.

     AMORTIZATION OF INTANGIBLE ASSETS. Following the adoption of FAS 142 with effect from January 1, 2002, there is no amortization of goodwill and intangibles in the first quarter of 2002. The impact of the adoption of FAS 142 on the prior year comparative figures is shown above. Amortization of intangible assets in the first quarter of 2001, which was calculated based upon our accounting policies prior to the adoption of FAS 142, amounted to $0.8 million.

     INCOME FROM OPERATIONS. In the first quarter of 2002, income from operations amounted to $5.2 million, or 9.8% of net service revenue, after deducting a non-recurring expense of $4.5 million on the amendment and exercise of an employee option, or 8.5% of net service revenue. Income from operations in the first quarter of 2001 amounted to $1.5 million, or 9.2% of net service revenue, after deducting amortization expense of $0.8 million, or 4.9% of net service revenue.

     Pre-clinical. Income from operations increased from $1.0 million in the first quarter of 2001 to $10.4 million in the first quarter of 2002 for the reasons set forth above.

     Clinical. Income from operations was $0.8 million in the first quarter of 2002, in line with the clinical operations' results for the first quarter of 2001, for the reasons set forth above.

FISCAL 2001 COMPARED TO FISCAL 2000

     NET SERVICE REVENUE. Net service revenue in 2001 was $156.3 million, an increase of $90.8 million, or 138%, over 2000 net service revenue of $65.5 million.

     Pre-clinical. Net service revenue in 2001 was $95.2 million, an increase of $50.1 million, or 111%, over revenues of $45.1 million in 2000. The acquisition of the Canadian pre-clinical operations of ClinTrials in April 2001 increased net service revenue in 2001 by $48.2 million, or 107%. Net service revenue for the original Inveresk Research pre-clinical operations increased by $1.9 million, or 4%. Net service revenue for the original Inveresk Research pre-clinical operations when expressed in local currency, pounds sterling, grew by 10% in 2001. Net service revenue from our acquired Canadian pre-clinical operations increased by $5.0 million, or 12%, for the period from April 6, 2001 (the date we acquired ClinTrials) to December 30, 2001 over revenues of $43.2 million in the comparable period from April 2000 to December 31, 2000 when such operations were under prior ownership. Net service revenue for our Canadian pre-clinical operations when expressed in local currency, Canadian dollars, grew by 16% in 2001. Both of our pre-clinical facilities experienced strong demand for their services in 2001. The utilization rates in both of our operations also increased in 2001, permitting the pre-clinical segment to further improve its business mix by increasing the proportion of its revenues represented by higher value-added safety and pharmacology evaluation services. Our laboratory sciences and clinical support operations also continued to experience increased revenue levels in 2001.

     Clinical. Net service revenue in 2001 was $61.1 million, an increase of $40.7 million, or 200%, over revenues of $20.4 million in 2000. The acquisition of ClinTrials in April 2001 increased net service revenue in 2001 by $40.3 million, or 198%. Net service revenue at the original Inveresk Research clinical development operations increased by $0.4 million, or 2%. Net service revenue for the original Inveresk Research clinical operations when expressed in local currency, pounds sterling, grew by 7% in 2001. Net service revenue in the acquired ClinTrials clinical trials operations increased by $2.1 million, or 5%, over revenues of $38.3 million in the comparable period from April 2000 to December 31, 2000. Our clinical trials management business experienced stronger demand for its services in 2001. Our Phase I clinical trials operation benefited from expanded capacity for the whole of 2001 and improved business mix. Our Phase II-IV revenues increased as the result of a full year's revenues from the opening of our offices in Prague and Warsaw in 2000 and from increased stability in the client base at the acquired ClinTrials clinical operations.

     DIRECT COSTS. In 2001 direct costs totaled $84.0 million, an increase of $47.9 million, or 132%, from $36.1 million in 2000. Direct costs were 53.7% of net service revenue in 2001 compared to 55.1% in 2000.

     Pre-clinical. Direct costs in 2001 were $45.0 million, an increase of $22.3 million, or 98%, over costs of $22.7 million in 2000. In 2001 direct costs were 47.2% of net service revenue, compared to 50.2% in 2000. Both of our pre-clinical facilities contributed to improved margins in 2001. This was attributable to more efficient use of our facilities, an improvement in the business mix and continuing attention to cost control.

     Clinical. Direct costs in 2001 were $39.0 million, an increase of $25.6 million, or 190%, over costs of $13.5 million in 2000. In 2001 direct costs were 63.8% of net service revenue, compared to 66.0% in 2000. The margin improvement in 2001 was due primarily to stronger demand for our services, improved pricing and continuing attention to cost control, as well as restructuring measures undertaken within the acquired ClinTrials clinical operations.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. In 2001 selling, general and administrative expenses totaled $41.9 million, an increase of $28.1 million, or 203%, from $13.8 million in 2000. Selling, general and administrative expenses in 2001 were 26.8% of net service revenue in 2001 compared to 21.1% in 2000.

     Pre-clinical. Selling, general and administrative costs in 2001 were $21.9 million, an increase of $12.1 million, or 122%, over costs of $9.8 million in 2000. Selling general and administrative costs increased from 21.8% of net service revenue in 2000 to 23.0% in 2001. The increased level of costs was associated with additional investment in infrastructure, including quality assurance and IT, to support the growth of our pre-clinical business. This was offset partially by transaction exchange gains totaling $1.2 million arising mainly in our Canadian operations.

     Clinical. Selling, general and administrative costs in 2001 were $15.6 million, an increase of $13.3 million, or 586%, over costs of $2.3 million in 2000. Selling, general and administrative expenses increased from 11.2% of net service revenue in 2000 to 25.6% in 2001. This increase is wholly attributable to the cost structure levels in the acquired ClinTrials clinical development operations. The selling, general and administrative costs in our original Inveresk Research clinical operations, as a percentage of net service revenues, marginally declined from 2000 levels. The clinical development operations acquired with ClinTrials were unprofitable at the time they were acquired, which resulted primarily from an excessive overhead cost structure. We have successfully implemented a restructuring plan in the acquired ClinTrials European clinical business. This resulted in a reduction in head count and the relocation of certain operations from Maidenhead in England to more cost-effective locations in Scotland. Additional cost reduction measures were undertaken in the ClinTrials U.S. clinical development operations.

     Corporate overhead. The 160% increase in these costs during 2001 is attributable to the increased corporate overhead following the ClinTrials acquisition.

     AMORTIZATION OF INTANGIBLE ASSETS. In 2001 amortization of intangible assets totaled $7.9 million ($4.3 million relating to our pre-clinical business and $3.6 million relating to our clinical business), an increase of $4.6 million, or 141%, from $3.3 million in 2000. The increase was due to the additional amortization resulting from the ClinTrials acquisition in April 2001. As described in note 2 to the audited financial statements contained elsewhere in this prospectus, Summary of Significant Accounting Policies -- Recent Accounting Pronouncements, the accounting policy relating to amortization of goodwill will change from January 1, 2002 such that unless it is necessary to record an impairment of the goodwill values, there will be no amortization of the goodwill in 2002.

     INCOME FROM OPERATIONS. Income from operations in 2001 was $14.4 million, an increase of $6.7 million, or 86%, from $7.8 million in 2000. Income from operations in 2001 was 9.2% of net service revenue, compared to 11.9% in 2000.

     Pre-clinical. Income from operations increased by $11.9 million, or 194%, from $6.1 million in 2000 to $18.0 million in 2001 for the reasons set forth above.

     Clinical. Income from operations decreased by $2.5 million, or 73%, from $3.4 million in 2000 to $0.9 million in 2001, for the reasons set forth above.

FISCAL 2000 COMPARED TO PRO FORMA FISCAL 1999

     The figures for fiscal 1999 described below represent pro forma figures calculated as the aggregate of the predecessor period from December 28, 1998 to September 19, 1999 and the successor period from September 20, 1999 to December 26, 1999.

     NET SERVICE REVENUE. Net service revenue in 2000 was $65.5 million, an increase of $1.6 million, or 3%, over 1999 pro forma net service revenue of $63.9 million.

     Pre-clinical. Net service revenue in 2000 was $45.1 million, an increase of $0.4 million, or 1%, over pro forma revenues of $44.7 million in 1999. Net service revenue for the pre-clinical business when expressed in local currency, pounds sterling, grew by 8% in 2000. This growth was primarily attributable to strong performance in pre-clinical safety evaluation services, due to a higher level of new studies being awarded to Inveresk Research. Our laboratory sciences and clinical support operations also continued to experience increased revenue levels in 2000.

     Clinical. Net service revenue in 2000 was $20.4 million, an increase of $1.2 million, or 6%, over pro forma revenues of $19.2 million in 1999. Net service revenue for the clinical business when expressed in local currency, pounds sterling, grew by 13% in 2000. Net service revenue at our Phase I operations increased due to improved occupancy levels in our Phase I clinic. Phase II-IV net service revenue increased by 43% as a consequence of being awarded several large Phase III projects, as well as opening our offices in Prague and Warsaw.

     DIRECT COSTS. In 2000 direct costs totaled $36.1 million, a decrease of $0.7 million, or 2%, from pro forma direct costs of $36.8 million in 1999.

     Pre-clinical. Direct costs in 2000 were $22.7 million, a decrease of $1.5 million, or 6%, over pro forma direct costs of $24.2 million in 1999. In 2000 direct costs were 50.2% of net service revenue, compared to 54.1% in 1999. This was attributable to improved labor utilization and continued emphasis on maintaining tight cost controls.

     Clinical. Direct costs in 2000 were $13.5 million, an increase of $0.9 million, or 7%, over pro forma direct costs of $12.6 million in 1999. In 2000 direct costs were 66.0% of net service revenue, a slight increase over 65.8% in 1999.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. In 2000 selling, general and administrative expenses were $13.8 million, an increase of $1.5 million, or 13%, over pro forma costs of $12.3 million in 1999. Selling, general and administrative expenses were 21.1% of net service revenue in 2000, compared to 19.2% in 1999.

     Pre-clinical. Selling, general and administrative expenses in 2000 were $9.9 million, an increase of $1.0 million, or 11%, over pro forma costs of $8.9 million in 1999. Selling, general and administrative expenses in 2000 were 21.8% of net service revenue, compared to 19.9% in 1999. This increase resulted primarily from increased marketing expenditure and a small increase in indirect staff levels in 2000.

     Clinical. Selling, general and administrative expenses in 2000 were $2.3 million, an increase of $1.3 million, or 118%, over pro forma costs of $1.0 million in 1999. Selling, general and administrative expenses in 2000 were 11.2% of net service revenue, compared to 5.4% in 1999. In 1999 pro forma selling, general and administrative expenses were reduced by the release of a provision for legal costs of $0.15 million. The remaining increase in 2000 resulted from increased marketing expenditure and costs associated with opening our offices in Prague and Warsaw.

     Corporate overhead. In 2000 unallocated corporate overhead amounted to $1.7 million, a decrease of $0.6 million, or 25%, over the pro forma charge of $2.3 million in 1999.

     AMORTIZATION OF INTANGIBLE ASSETS. In 2000 amortization of intangible assets totaled $3.3 million ($2.4 million relating to our pre-clinical and $0.9 million relating to our clinical business), an increase of $2.1 million, or 170%, from $1.2 million in 1999. This increase arose due to additional amortization resulting from the management buyout in September 1999.

     INCOME FROM OPERATIONS. In 2000 income from operations amounted to $7.8 million, a decrease of $1.3 million, or 14%, from $9.1 million in 1999. Income from operations in 2000 was 11.9% of net service revenue, compared to 14.2% in 1999.

     Pre-clinical. Income from operations decreased from $6.8 million in 1999 to $6.1 million in 2000, for the reasons set forth above.

     Clinical. Income from operations decreased from $4.6 million in 1999 to $3.4 million in 2000, for the reasons set forth above.

QUARTERLY RESULTS FROM OPERATIONS

     Certain of our operations have experienced and may continue to experience, period-to-period fluctuations in net service revenue and results from operations. Our results of operations in any one quarter can fluctuate depending upon, among other things, the number of weeks in the quarter, the number and scope of ongoing client engagements, the commencement, postponement and termination of engagements in the quarter, the mix of revenue, the extent of cost overruns, employee hiring, holiday patterns, severe weather conditions, exchange rate fluctuations and other factors. Because we generate a large proportion of our revenue from service provided on an hourly recovery charge, our net service revenue in any period is directly related to the number of employees and the number of billable hours worked during that period. We may also, in any given quarter, be required to make U.K. National Insurance contributions in connection with the exercise of options by certain of our U.K. resident employees. See "Risk Factors -- Risks Relating to our Business -- Our quarterly operating results may vary, which could negatively affect the market price of our common stock."

     The following table sets out the unaudited quarterly consolidated financial data for the four quarters in the period January 1, 2001 to December 30, 2001 and for the thirteen week period ended March 31, 2002. The unaudited quarterly consolidated financial data has been prepared on a basis consistent with the audited consolidated financial data, which are included in this prospectus. In the opinion of management they reflect all adjustments of a normal and recurring nature which are necessary to present fairly the results of operations for the quarterly periods.

                                                                 QUARTER ENDED
                                   --------------------------------------------------------------------------
                                    MARCH 25,      JUNE 24,      SEPTEMBER 30,    DECEMBER 30,     MARCH 31,
                                      2001           2001            2001             2001           2002
                                   -----------    -----------    -------------    ------------    -----------
                                                             (DOLLARS IN MILLIONS)
NET SERVICE REVENUE:
Pre-clinical.....................  $      11.4    $      27.2     $      28.0     $      28.5     $      34.5
Clinical.........................          4.6           19.0            18.9            18.7            18.7
                                   -----------    -----------     -----------     -----------     -----------
                                   $      16.0    $      46.2     $      46.9     $      47.2     $      53.2
                                   -----------    -----------     -----------     -----------     -----------
INCOME FROM OPERATIONS:
Pre-clinical.....................  $       1.1    $       4.8     $       5.9     $       6.1     $      10.4
Clinical.........................          0.8           (1.4)            0.4             1.1             0.8
Corporate overhead...............         (0.4)          (1.4)           (1.2)           (1.4)           (5.9)
                                   -----------    -----------     -----------     -----------     -----------
                                   $       1.5    $       2.0     $       5.1     $       5.8     $       5.2
                                   -----------    -----------     -----------     -----------     -----------
NET INCOME (LOSS)................  $      (0.2)   $      (3.2)    $      (2.0)    $      (0.3)    $      (0.4)
                                   ===========    ===========     ===========     ===========     ===========
LOSS PER SHARE PRE EXTRAORDINARY
  ITEM:
Basic............................  $     (0.01)   $     (0.12)    $     (0.08)    $     (0.01)    $     (0.02)
Diluted..........................  $     (0.01)   $     (0.12)    $     (0.08)    $     (0.01)    $     (0.02)
LOSS PER SHARE POST EXTRAORDINARY
  ITEM:
Basic............................  $     (0.01)   $     (0.14)    $     (0.08)    $     (0.01)    $     (0.02)
Diluted..........................  $     (0.01)   $     (0.14)    $     (0.08)    $     (0.01)    $     (0.02)
NUMBER OF SHARES AND COMMON STOCK
  EQUIVALENTS USED IN COMPUTING
  LOSS PER SHARE:
Basic............................   15,803,724     22,626,740      23,469,088      23,469,088      23,485,654
Diluted..........................   15,803,724     22,626,740      23,469,088      23,469,088      23,485,654
                                   -----------    -----------     -----------     -----------     -----------

     The quarterly financial data set out above reflects the acquisition of ClinTrials on April 5, 2001.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to our management buyout from SGS Societe Generale de Surveillance SA, our principal source of liquidity was cash flow from operations. Following the consummation of our management buyout, our principal sources of liquidity have been cash flow from operations and borrowings under our bank facilities and our 10% unsecured subordinated loan stock due 2008.

     In September 1999, we received a $0.8 million equity investment from Candover Investments PLC, Candover (Trustees) Limited, certain investment funds indirectly controlled by Candover Investments PLC and management, borrowed $43.8 million from certain of these Candover entities by issuing to them 10% unsecured subordinated loan stock due 2008 and borrowed $41.4 million under our bank facilities. In connection with the acquisition of ClinTrials, we received a $0.4 million equity investment from Candover Investments PLC, Candover (Trustees) Limited and certain investment funds indirectly controlled by Candover Investments PLC, borrowed $64.8 million from certain of these Candover entities by issuing to them 10% unsecured subordinated loan stock due 2008 and borrowed $93.7 million under our bank facilities, $38.3 million of which was used to repay loans under our then existing bank facilities.


     The total amount available to us under our existing bank credit facility is $109.3 million. The obligations under that facility are secured by liens on substantially all of our assets. Borrowings under that facility bear interest at a rate per year equal to a margin over LIBOR at rates between LIBOR plus 2.25% and LIBOR plus 2.75%. We intend to repay all our borrowings under the existing bank credit facility with a portion of the proceeds of this offering and then to cancel the facility. We have entered into a new senior secured credit facility which will be available to us simultaneously with the completion of this offering.



     The new credit facility, which we refer to as our 2002 credit facility, is governed by a Facility Agreement, dated as of June 25, 2002, among Inveresk Research Group, Inc., our subsidiaries named therein, as guarantors, the lenders party thereto and The Royal Bank of Scotland plc, as security trustee and agent for the lenders. Under our 2002 credit facility, the lenders have agreed to provide us with up to $50 million of term loans in U.S. dollars and up to $25 million of revolving loans in U.S. dollars, pounds sterling, Euros, Canadian dollars or other currencies approved by the lenders. The term loans will become due and payable in semi-annual installments of approximately 14.3% of the aggregate amount drawn down under the loans each commencing June 2004, with the final installment due in June 2007. All revolving loans that are outstanding on the business day before the third anniversary of the date of the Facility Agreement will become due and payable on that date. All of the loans under our 2002 credit facility will bear interest at a rate equal to LIBOR plus 1.25% per annum. Our 2002 credit facility subjects us to significant affirmative, negative and financial covenants, is guaranteed by our significant subsidiaries and is secured by liens on substantially all of our assets.



     We intend to use a portion of the net proceeds from this offering, together with available borrowings under the new bank facility, to repay the indebtedness we owe in the form of our 10% unsecured subordinated loan stock due 2008.


     Working capital balances which arise from our contracts with customers comprise accounts receivable, unbilled receivables and advance billings.


     A summary of these balances at March 31, 2002, December 30, 2001, December 31, 2000 and December 26, 1999, together with the number of days' billings that they represent, is set forth below:


                           MARCH 31, 2002         DECEMBER 30, 2001        DECEMBER 31, 2000        DECEMBER 26, 1999
                       ----------------------   ----------------------   ----------------------   ----------------------
                       BALANCE    NO OF DAYS    BALANCE    NO OF DAYS    BALANCE    NO OF DAYS    BALANCE    NO OF DAYS
                       ($'000S)   NET REVENUE   ($'000S)   NET REVENUE   ($'000S)   NET REVENUE   ($'000S)   NET REVENUE
                       --------   -----------   --------   -----------   --------   -----------   --------   -----------
Accounts
  receivable.........  $ 32,258        55       $ 32,646        66       $  8,760        49       $  9,338        53
Unbilled
  receivables........    21,354        37         19,999        40          7,394        41          6,095        35
                       --------       ---       --------       ---       --------       ---       --------       ---
Sub total............    53,612        92         52,645       106         16,154        90         15,433        88
Advance billings.....   (29,644)      (51)       (30,380)      (61)       (15,342)      (85)       (13,973)      (80)
                       --------       ---       --------       ---       --------       ---       --------       ---
                       $ 23,968        41       $ 22,265        45       $    812         5       $  1,460         8
                       ========       ===       ========       ===       ========       ===       ========       ===

     The impact of accounts receivable, unbilled receivables and advance billings on our cash flow from operations in the first quarter of 2002 in each of the last three years was as follows:

                                                                                       52 WEEKS ENDED
                             13 WEEKS ENDED    52 WEEKS ENDED      53 WEEKS ENDED     DECEMBER 26, 1999
                             MARCH 31, 2002   DECEMBER 30, 2001   DECEMBER 31, 2000      (PRO FORMA)
                             --------------   -----------------   -----------------   -----------------
                                                       (DOLLARS IN THOUSANDS)
Cash inflow (outflow)
Accounts receivable
  including unbilled
  receivables..............     $  (967)           $(1,682)            $ (720)             $  964
Advance billings...........        (736)              (361)             1,369                 248
                                -------            -------             ------              ------
                                $(1,703)           $(2,043)            $  649              $1,212
                                =======            =======             ======              ======

     The significant change in the profile of our working capital balances above between 2000 and 2001 reflects the acquisition of ClinTrials in 2001. The ClinTrials business has a higher proportion of clinical business than was the case in the old Inveresk Research business and clinical contracts on average are larger than pre-clinical contracts and require more working capital investment.

     We anticipate that our operating cash flow, together with available borrowings under our new credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due over the next twelve months.

  First quarter 2002 compared to first quarter 2001

     Cash flow from operations in the first quarter of 2002 was $5.0 million compared to $0.3 million in 2001. The increase reflects the significant increase in the size of our business as a result of the ClinTrials acquisition and also the improvement in trading results of the original Inveresk Research businesses as described above. Capital expenditures were $5.7 million compared to $0.7 million in 2001. The increase is mainly attributable to the expansion of our pre-clinical facilities in Canada where expenditure of $4.3 million took place in the first quarter of 2002 to increase the capacity of that business. We are also investing in our U.K. pre-clinical business where expenditure of $1.3 million in the first quarter was also significantly ahead of the prior year.

     In the first quarter of 2002 we repaid $1.5 million of our bank debt. After offsetting the impact of exercise of share options, the net cash outflow from financing activities was $1.4 million compared to $0.1 million in the first quarter of 2001.

  Fiscal 2001 compared to fiscal 2000

     Cash flow from operations in 2001 was $19.5 million compared to $12.7 million in 2000. Net cash used in investing activities in 2001 was $126.3 million compared to $6.8 million in 2000. The increase was due primarily to the acquisition of ClinTrials for $115.1 million net of cash acquired of $5.7 million. Capital expenditures in 2001 were $11.1 million compared to $6.8 million in 2000, the increase being accounted for primarily by capital expenditures at our pre-clinical operations in Montreal.

     Net cash flows from financing activities in 2001 were $115.5 million versus net cash flows used in financing activities of $3.1 million in 2000. The activities in 2001 consisted of the repayment of long-term debt amounting to $38.3 million, repayment of short-term debt of $3.0 million, the issue of new equity for $0.4 million and the receipt of proceeds from long-term borrowings, net of issue costs, of $156.4 million in connection with the financing arrangements for the acquisition of ClinTrials.

  Fiscal 2000 compared to fiscal 1999

     The figures for fiscal 1999 described below represent the aggregate of its predecessor period from December 28, 1998 to September 19, 1999 and the successor period from September 20, 1999 to December 26, 1999.

     Cash flow from operations in 2000 was $12.7 million compared to $11.3 million in 1999. Net cash used in investing activities in 2000 was $6.8 million compared to $85.4 million in 1999. The use of net cash in 1999 related to our management buyout from SGS Societe Generale de Surveillance SA for $78.8 million net of cash acquired of $9.1 million. Capital expenditures in 2000 were $6.8 million compared to $6.6 million in 1999.

     Net cash flows used in financing activities in 2000 were $3.1 million versus net cash flows provided by financing activities of $85.0 million in 1999. The activities in 2000 consisted primarily of the repayment of long-term debt amounting to $3.0 million. The activities in 1999 consisted primarily of the receipt of financing proceeds in connection with our management buyout, together with short-term borrowings of $3.2 million.

EARNINGS CHARGES IN RESPECT OF CHANGE IN ULTIMATE PARENT AND IN RESPECT OF EQUITY-BASED COMPENSATION

     The transactions effected to change our ultimate parent and certain equity-based compensation (including stock options) which we have awarded to our officers, directors and employees have features that will result in charges to our earnings in periods subsequent to those presented in this prospectus.


     Stamp Duty. As a result of the change in our ultimate parent company which was effected immediately before consummation of this offering, we are required to pay stamp duty to the U.K. Inland Revenue on the transfer of the shares of our former parent company to our newly formed U.S. parent company. The aggregate amount of the stamp duty payable by us in connection with these transfers is approximately $1.8 million. This additional expense will be reflected in the first set of quarterly financial statements we issue after the completion of this offering. It will reduce our earnings and stockholders' equity for that period.


     We will be Required to Report a One-time Compensation Charge in Respect of a Change in the Relative Equity Ownership of Certain Members of our Management. In connection with the Candover-supported management buyout in 1999, the Candover entities that participated in the management buyout agreed with our management to put in place a capital structure designed to incentivize management to maximize shareholder value. Pursuant to this arrangement the shares of Inveresk Research Group Limited that were purchased by our management were of a different class from those acquired by the Candover entities. The Articles of Association of Inveresk Research Group Limited provided that upon certain types of "liquidity events," including the consummation of an initial public offering, the different classes of shares of Inveresk Research Group Limited would be converted into a single class and the relative ownership percentage of management would be adjusted based on the rate of return on the Candover entities' investment implied by the pricing of the liquidity event. These "ratchet" arrangements were preserved in the transactions described under "Change in Ultimate Parent" with the result that the percentage ownership of management increased upon consummation of those transactions. We are required under applicable accounting rules to record a one-time compensation expense, or charge, equal to the increase in the value of the equity ownership position of management resulting from the application of these "ratchet" arrangements. Based on our expected offering price per share of $14 to $16, this one-time compensation expense will be between $31.3 million and $35.8 million. The compensation charge will be reflected in the first set of quarterly financial statements we issue after the completion of this offering. It will reduce our earnings for that period, but will not affect our stockholders' equity.



     We will be Required to Report a One-time Compensation Charge in Respect of Certain Outstanding Employee Stock Options. As described under "Change in Ultimate Parent," we have issued options to purchase an aggregate of 1.52 million shares of common stock in replacement of the options previously issued by Inveresk Research Group Limited. The options, when initially issued by Inveresk Research Group Limited, expressly provided that they could not be exercised until the occurrence of certain events, including the consummation of an initial public offering. Because of this provision, for financial reporting purposes we have not to date recorded a compensation expense with respect to these options. In connection with this offering, however, we will record a one-time compensation expense, or charge, in an amount equal to the difference between the aggregate exercise price of these options and the aggregate fair market value at that time of the shares issuable on exercise of the options. Based on our expected offering price per share of $14 to $16, this one-time compensation expense will be between $20.9 million and $23.9 million. This one-time compensation charge will be reflected in the first set of quarterly financial statements we issue after the completion of this offering. It will reduce our earnings for that period but will not affect our stockholders' equity. We expect that the exercise price of any options that we issue in the future will be at least equal to the market price of our common stock on the date of grant and that under current accounting rules we will not be required to record any similar compensation expense in connection with future option issuances.



     We Expect to Incur Employers' Social Security Charges Each Time Certain U.K. Resident Employees Exercise One of Our Existing Stock
Options. Approximately 1.03 million of the shares of our common stock covered by outstanding options are issuable to residents of the United Kingdom. The United Kingdom operates a social security system similar in certain respects to the U.S. social security system. Under U.K. legislation, we will be required to pay U.K. National Insurance contributions following exercises of options by certain U.K. resident employees (holding options over 0.8 million shares of our common stock) at a rate equal to a prorated percentage of the taxable income realized by the holder upon exercise of the option, that is, the difference between the exercise price and the fair market value on the date of exercise of the share options. The current rate of employer's National Insurance in the U.K. is 11.8%. U.K. legislation permits us to transfer some or all of this liability to holders of our options. Some of the options issued by Inveresk Research Group Limited provided that U.K. residents that held such options would pay this National Insurance liability to us as a condition to the exercise of their options. We issued options in exchange for those options in connection with the transactions described under "Change in Ultimate Parent" which provide that we will pay this National Insurance liability up to a maximum equal to the amount that would be payable by us if the options were exercised at a time when our shares were trading at or below the initial public offering price and that the holders of those options will assume liability for all U.K. National Insurance contributions in excess of this amount. We also have other outstanding options which contain no such provision and for which we will be required to pay the full National Insurance employers' contribution. Our liability for National Insurance in respect of these options will increase in proportion to any increase in our stock price and will change with any change in the rate at which the National Insurance obligation is imposed.


     Because the share options initially issued by Inveresk Research Group Limited expressly provided that they could not be exercised until the occurrence of certain events, including listing on a recognized stock exchange, for financial reporting purposes, we have not to date recorded a compensation expense, or charge, with respect to the U.K. National Insurance contributions that will become payable by us upon exercise of the share options that remain outstanding. We did, however, record a charge for an option held by a single employee which was amended in the first quarter of 2002 to permit immediate exercise.


     Assuming an initial offering price of $15 per share (the midpoint of the range of the anticipated offering price), if all of the options that remain outstanding and with respect to which we will have to make U.K. National Insurance contributions were exercised when our shares were trading at $15 per share, we would be required to make aggregate U.K. National Insurance contributions of $1.6 million. If those options all were exercised when our shares were trading at $25 per share, that contribution would increase to $1.7 million as a result of uncapped options. We will record compensation charges in respect of these contributions in the periods in which the relevant options are exercised. Any such compensation charges will reduce our earnings and stockholders' equity for the period in which the charge is recorded. We intend that all future option grants will be on terms that transfer the entire National Insurance liability to the optionholder, and accordingly our exposure to National Insurance contribution obligations in respect of stock options is limited to the options already outstanding.



QUANTITATIVE AND QUALITATIVE DISCLOSURES AND MARKET RISKS


     We are subject to market risks arising from changes in interest rates and foreign currency exchange rates.


     Our primary interest rate exposure currently results from changes in LIBOR or the base rates which are used to determine the applicable interest rates under our existing bank facilities. Our bank debt currently bears interest at rates that range between LIBOR plus 2.25% and LIBOR plus 2.75%. We have entered into interest rate protection agreements designed to protect us against fluctuations in interest rates with respect to at least 61% of the aggregate principal amount of our bank facilities at December 31, 2001. In 1999 we entered into an interest rate cap and collar transaction on borrowings in connection with our management buyout. This interest rate cap and collar transaction remains effective. In 2001 we entered into two interest rate swap agreements in connection with the incremental borrowings to fund the ClinTrials acquisition. These swaps have the effect of fixing the LIBOR rate at 6.03% on the pounds sterling borrowings and 5.41% on the Canadian dollar borrowings.



     Based on our current bank facilities and hedging arrangements, our potential loss over one year that would result from a hypothetical, instantaneous and unfavorable change of 100 basis points in the interest rate on all of our variable rate obligations would be less than $0.5 million. Fluctuations in interest rates will not affect the interest payable on the indebtedness under our 10% unsecured subordinated loan stock due 2008, which is fixed.



     Upon completion of this offering, we will draw down under a new bank facility which will bear interest at LIBOR plus 1.25% and we will repay our existing bank debt. We will also repay the 10% unsecured subordinated loan stock, due 2008. After we repay our existing bank facilities and draw down under our new credit facility, we expect to terminate our existing hedging arrangements. Based on current market rates, the cost of terminating these arrangements will be approximately $1.5 million. This cost will not have a material effect on our operating results because we have reserved a substantial amount in respect of this exposure. At March 31, 2002, this amount was approximately $1.4 million. We expect to put new interest rate hedge arrangements in place after we complete this offering, but we have made no arrangements to do so and we may not do so if hedging arrangements are not available on satisfactory terms.



     If we were to draw down the entire amount of our new credit facility without putting any hedge arrangements into place, our potential loss over one year that would result from a hypothetical, instantaneous and unfavorable change of 100 basis points in the interest rate on all of our variable rate obligations would be approximately $0.75 million.



     We currently have bank debt denominated in pounds sterling which amounted to L30.8 million (equivalent to $44.9 million) at December 30, 2001. We also have debt represented by 10% unsecured subordinated loan stock due 2008 denominated in pounds sterling which, together with accrued interest, amounted to L81.5 million (equivalent to $118.7 million) at December 30, 2001 which we intend to repay in full from the proceeds of the offering. A hypothetical unfavorable change in the pound/dollar exchange rate of 10% would increase our dollar denominated indebtedness in respect of our bank borrowings by $4.5 million and our dollar denominated indebtedness in respect of the principal and accrued interest owed by us in respect of the loan stock debt by $11.8 million. These amounts would be a component of the currency translation gain or loss that we record through the other comprehensive income section of our statement of shareholders' equity. If such a change in exchange rates were to occur, however, there also would be a corresponding increase in our U.K. based assets and cash flows which would mitigate the impact of this change. This pound sterling/dollar exchange rate exposure will terminate when we repay our existing bank facilities and the loan notes upon completion of this offering.



     Our consolidated financial statements are prepared in U.S. dollars. The functional currency of each of our subsidiaries is the local currency of the country in which the subsidiary is located. Our principal operating subsidiaries are located in the United Kingdom and Canada and, together, they accounted for 85% of our net service revenue in 2001. Accordingly, fluctuations in the exchange rates between the pounds sterling, Canadian dollars and the U.S. dollars will affect any translation of our results for financial reporting purposes.


     We also have exposure to some foreign currency exchange rate fluctuations for the cash flows received from our foreign affiliates. This risk is mitigated by the fact that their operations are conducted in their respective local currencies, and it is not our intention to repatriate earnings prospectively. Currently, we do not engage in any foreign currency hedging activities as we do not believe that our foreign currency exchange rate risk is material.

     We do not use financial instruments for trading or other speculative purposes.

     Management does not believe that inflation in past years has had a significant impact on our results from operations. Management believes that, in the event inflation affects our costs in the future, we will offset the effect of inflation and maintain operating margins through increases in fees.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued FAS 143, "Accounting for Asset Retirement Obligations." FAS 143 requires the fair value of a liability for asset retirement obligations to be recognized in the period in which it is incurred if a reasonable estimate of the fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset.

     FAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not yet assessed the potential impact of the adoption of FAS 143.

     In April 2002, the FASB issued FAS 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." The principal change is that gains or losses from extinguishment of debt which are classified as extraordinary items by FAS 4 will no longer be classified as such. The provisions of FAS 145 are effective for fiscal years beginning after May 15, 2002 although early application of the Statement related to the rescission of FAS 4 is encouraged. We plan to adopt FAS 145 for our fiscal year ending December 31, 2003. When adopted, prior extraordinary items related to the extinguishment of debt will need to be reclassified.

                                    BUSINESS

     In this prospectus, "Inveresk Research," "we," "us," or "our" refers to Inveresk Research and its consolidated subsidiaries after giving effect to the transactions described under "Change in Ultimate Parent."

OVERVIEW

     We are a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries. Through our pre-clinical and clinical business segments, we offer a broad range of drug development services, including pre-clinical safety and pharmacology evaluation services, laboratory sciences services and clinical development services. We are one of a small number of drug development services companies currently providing a comprehensive range of pre-clinical and clinical development services on a worldwide basis. Our client base includes major pharmaceutical companies in North America, Europe and Japan, as well as many biotechnology and specialty pharmaceutical companies.

     In 2001 our business, including ClinTrials Research Inc., which we acquired in April 2001, generated net service revenue of $156.3 million, income from operations of $14.4 million, after $15.9 million of depreciation and amortization charges, and a net loss of $5.1 million, after $19.6 million of stockholder loan and bank interest charges, taxes and an extraordinary item. For the thirteen week period ended March 31, 2002, our business generated net service revenue of $53.2 million, income from operations of $5.2 million, after $2.3 million of depreciation and amortization charges, and a net loss of $0.4 million, after $5.6 million of stockholder loan and bank interest charges and taxes. Our financial results for the three months ended March 31, 2002 are also net of a non-recurring expense of $4.5 million arising from the amendment and exercise of an employee option.

     PRE-CLINICAL. Our pre-clinical development business was established over 35 years ago, employs approximately 1,600 people and operates from two principal facilities, one located in Tranent, Scotland and the other in Montreal, Canada. This part of our business provides pre-clinical safety and pharmacology evaluation services and laboratory sciences services (including clinical support services). In 2001 and for the thirteen week period ended March 31, 2002, our pre-clinical business generated net service revenue of $95.2 million, and $34.5 million, respectively and income from operations of $18.0 million, and $10.4 million, respectively, excluding corporate overhead and after $10.4 million, and $1.8 million, respectively of depreciation and amortization charges. Based upon net service revenue, we estimate that we are the second largest provider of pre-clinical safety evaluation services in the world. Our pre-clinical business has a diverse client base, with no single client representing more than 5% of our net service revenue in 2001. More than 85% of the 2001 net service revenue from our pre-clinical business was generated from repeat clients.

     We anticipate continued growth in demand for our pre-clinical development services. During 2001 we committed over $15 million to the expansion of our pre-clinical facility in Montreal. We intend to devote substantial resources in the future towards enlarging our pre-clinical operations, with additional expansion of our facilities in both Montreal and Tranent planned for completion in 2003 and 2004. We expect to fund this expansion primarily with cash generated from our operations. We will also consider opportunistically expanding our pre-clinical business through acquisitions.

     CLINICAL. Our clinical development business was established in 1988 and operates from 14 facilities located across the United States and Europe, employing approximately 700 people. This business conducts Phase I clinical trials and provides Phase II-IV clinical trials management services (including medical data sciences services and regulatory support). In 2001, and for the thirteen week period ended March 31, 2002, our clinical development business generated net service revenue of $61.1 million, and $18.7 million, respectively, and income from operations of $0.9 million, and $0.8 million, respectively, excluding corporate overhead and after depreciation and amortization charges of $5.6 million, and $0.6 million, respectively. Our 62-bed clinic in Edinburgh conducts a wide range of Phase I clinical trials and has completed an average of 12 first-in-man studies annually over the past five years. The global infrastructure

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of our clinical development business permits us to offer our clients multi-country Phase II-IV clinical trials, as well as smaller single-country projects.

CORPORATE HISTORY

     Prior to 1999 we operated as a division of SGS Societe Generale de Surveillance SA. In September 1999 we were acquired in a management buyout supported by Candover Investments PLC. As a result of that transaction, Candover Investments PLC and certain of its affiliated entities became our principal stockholders. In that transaction, Inveresk Research Group Limited, a newly created Scottish company, became the ultimate holding company for the Inveresk Research group of companies. In April 2001 we acquired a Nasdaq-traded company, ClinTrials Research Inc., for $115.1 million net of cash acquired of $5.7 million. ClinTrials provided drug development services, with significant pre-clinical operations in Canada and clinical operations primarily in the United States and Europe. We subsequently implemented a major restructuring of ClinTrials' clinical business and, since the time we acquired it, its profitability has improved significantly.

THE NEW DRUG DEVELOPMENT PROCESS

     Every drug must undergo extensive evaluation and regulatory review to determine that it has the required quality and is both safe and effective for its intended purpose. The drug development process, together with typical corresponding time periods for each stage of the process, in the United States is described below. A similar process must be undertaken elsewhere, including in other major pharmaceutical markets in Europe and Japan, before a drug can be approved for use in those markets. The approval procedure and the time required for approval vary from country to country and may involve additional evaluation.

  Pre-clinical Evaluation

     Once a drug candidate is identified for development, it will enter the pre-clinical development stage. Pre-clinical evaluation generally lasts from one week to three years (long term repeat dose studies). It is comprised of both in vitro ("test tube" based) and in vivo (animal based) studies conducted to establish the toxic effects of a drug and how it is absorbed, distributed and cleared from the body. Initially, acute, or short term, toxicology studies are conducted to ascertain the noxious characteristics of the drug on target organs, following which an investigational new drug application will typically be made. Longer-term chronic safety studies to determine the drug's longer-term safety and toxicological profile, such as carcinogenicity studies, will typically run in parallel with Phase II clinical trials.

  Investigational New Drug Application

     In the United States, when the results of pre-clinical evaluation have addressed the regulatory requirements of the United States Food and Drug Administration ("FDA"), an investigational new drug application is filed with the FDA to seek authorization to begin human testing (Phase I clinical trials) of the drug candidate. An Institutional Review Board, comprised of appropriate experts and lay persons at the hospital or clinic where the initial Phase I studies will be conducted, must review and approve the study. The Institutional Review Board also continues to monitor the study throughout its duration. A similar process must be undertaken elsewhere, including in other major pharmaceutical markets in Europe and Japan.

  Clinical Trials

     Clinical development generally lasts from three to seven years and is usually comprised of four sequential phases, with multiple studies conducted within each phase.

  Phase I

     Phase I trials are usually conducted on healthy volunteers, typically 20 to 80 persons, to identify basic tolerability and safety data as well as absorption, metabolism, excretion and pharmacological actions. Phase
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I development generally takes six months to one year to complete and offers an early indication of the side effects of the drug, how the drug works, how it might be affected by other drugs, where it goes in the body, how long it remains active and how it is broken down and eliminated from the body.

  Phase II

     Phase II trials are conducted on a small number of patients who suffer from a targeted disease or condition, typically 100 to 400 people. Phase II development generally lasts for up to two years and offers the first evidence of efficacy and determines the optimum dose for the drug. It also helps to provide additional safety data.

  Phase III

     Phase III trials are conducted on several hundred to several thousand patients who suffer from the targeted disease or condition. Phase III development generally lasts for up to two to three years and is intended to provide information on drug safety and efficacy, an evaluation of the risk-benefit relationship for the drug, and information for the adequate labeling of the product. It involves numerous multinational investigational sites, where patients participating in the trial will be enrolled, the drug administered and the patient monitored.

  Regulatory Review and Approval

     After the completion of all three clinical trial phases, if the sponsor concludes that there is evidence that the drug is safe and effective, a New Drug Application ("NDA") is filed with the FDA. The NDA must contain all of the information on the drug gathered to that date, including the results of all pre-clinical and clinical studies, information about the drug's composition and the sponsor's plans for producing, packaging and labeling the drug. The FDA undertakes an in-depth review of the NDA which can last from several months to several years. Drugs that successfully complete this review may be marketed in the United States, subject to the conditions imposed by the FDA in its approval.

  Phase IV or Post Marketing Clinical Studies

     As a condition of granting marketing approval, the FDA may require that a sponsor continue to conduct additional clinical trials, known as Phase IV or post marketing clinical studies, to monitor long-term risks and benefits, study different dosages, or evaluate different safety and efficacy in target patient populations.

  Pharmacovigilance

     Any serious adverse events that are identified after a drug has been launched in the market must be submitted to the regulatory authorities in all markets where the product is licensed. Therefore, even after a drug has been approved and launched in the market, there is a need for ongoing pharmacovigilance and safety monitoring for any adverse drug reactions, drug interactions and safety issues with the drug that may become apparent only when the drug is in general use.

INDUSTRY BACKGROUND

GENERAL

     Discovery and development of new drugs is a lengthy and complex process and is becoming increasingly expensive. The Tufts Center for the Study of Drug Development estimates the current average cost to develop an approved drug to be $802 million, more than three times the estimated cost in 1987.

     Most major pharmaceutical companies depend on the development of a steady succession of new drugs for their future profitability. Accordingly, these companies invest extensively in the research and development of new drugs. There are major risks associated with the research and development process, given the high cost of developing new drugs and the significant possibility that a drug candidate will not

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succeed. Pharmaceutical companies are seeking in many cases to manage these risks by pursuing the parallel development of multiple compounds with similar potential applications (to mitigate the risk of product failure), while at the same time pursuing strategies to contain costs. Further, since the profitability of a drug is greatest while it enjoys market exclusivity, pharmaceutical companies continually seek ways to shorten the time from drug discovery to marketing.

     In response to these trends, pharmaceutical companies are increasingly relying on independent drug development services companies, such as Inveresk Research, to supplement their internal drug development activities. The greater role of biotechnology and specialty pharmaceutical companies in the drug discovery and development area has also increased demand for the services of independent drug development services companies, like Inveresk Research, particularly because they often do not have the expertise or capital to build the internal capability required to undertake pre-clinical and clinical development of their drug candidates.

     According to Frost & Sullivan, the pharmaceutical and biotechnology industries spent approximately $50.6 billion on global research and development in 2001, of which approximately $9.8 billion is estimated to be outsourced to providers of drug development services.

     While there are numerous drug development services companies, including Inveresk Research, offering clinical development services, there are only a small number of companies able to offer a full range of sophisticated pre-clinical and clinical development services on a worldwide basis. Barriers to entry include:

     - availability of capital to invest in infrastructure (including capital equipment and labor), particularly in connection with the pre-clinical and Phase I business;

     - broad experience in sophisticated drug development;

     - comprehensive databases;

     - long-standing reputation for excellence; and

     - ability to manage complex clinical trials involving large patient populations in numerous countries simultaneously.

INDUSTRY TRENDS

  General

     The drug development services industry has evolved from providing limited clinical trial services in the 1970s to a full-service industry today that encompasses broader relationships with clients, covering the entire drug development process, including pre-clinical safety evaluation, pharmacology, study design, clinical trial management, data collection, statistical analysis, product support and regulatory services. Pharmaceutical companies are now using drug development services companies not only to cover gaps in capacity, but also to increase their skills base, help to control costs and reduce drug development timelines.

  Demand for New Drugs Based on Changing Population Demographics

     There is a strong demand in the marketplace to treat diseases such as cancer and HIV as well as illnesses associated with aging such as osteoporosis, arthritis and Alzheimer's disease. The development and testing of some of the compounds that treat such illnesses require complex clinical trials. In addition, the cost of developing therapies for chronic disorders, such as arthritis, Alzheimer's disease and osteoporosis, is higher because the treatments must be studied for a longer period to demonstrate their effectiveness and to determine any possible long-term side effects. The complexity and expense of these trials prompts pharmaceutical and biotechnology companies to outsource all or a portion of these trials to drug development services organizations to take advantage of the experience and expertise of such organizations in conducting complicated trials.

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  Escalating Research and Development Expenditures by Pharmaceutical Companies

     Increases in global research and development expenditures by the major pharmaceutical companies have broadly tracked the increase in pharmaceutical revenues over the past ten years. The outsourcing of pre-clinical and clinical trials for pharmaceutical, biotechnology and medical device products is estimated to be growing at least as much as the rate of growth in global research and development expenditures by major pharmaceutical companies.

  The Growth of the Biotechnology Industry

     The United States, European and Japanese biotechnology industries and the number of drugs produced by them have grown substantially over the past decade. According to the Biotechnology Industry Organization, 24 new biotechnology drugs and vaccines received approval in 2001 compared with seven in 1993. The biotechnology industry is expected to increase its expenditure on drug development in the coming years. Biotechnology companies typically do not have the staff, operating procedures, experience or expertise in-house to conduct their own pre-clinical testing or clinical trials. In addition, while biotechnology companies have historically sought to defray the costs of pre-clinical and clinical development by licensing their products to pharmaceutical companies, they are now increasingly seeking to license out their technology at a later stage of clinical development.

  The Emergence of New Research and Development Technologies

     Over the past 20 years, technological advances have dramatically changed the drug discovery process. New and improved technologies have evolved such as combinatorial chemistry, ultra high-throughput screening, new in vitro and in vivo pre-clinical profiling techniques, and the evolution in genetic-based drug research commonly referred to as genomics and proteomics. The objective of these innovations is to find more drug targets and to screen against targets much more quickly with literally millions of chemical compounds. This process should produce many more molecules having the ability to affect biological activity. The increased numbers of drug candidates will make it imperative that the development and regulatory processes be rapid and cost-effective. Pharmaceutical and biotechnology companies may also find that they do not have sufficient internal development resources or know-how to cope with the increased number of new drug candidates emerging as a consequence of the emergence of new technologies. These resource shortages are expected to increase demand for the services of drug development services companies.

  The Need for Improved Productivity and Cost Effectiveness

     Pharmaceutical companies face increased pressure and competition to bring new drugs to market in the shortest possible time. The development time of a potential new drug is crucial to the competitive advantage and profitability of that drug because it determines the market exclusivity available to a pharmaceutical company to recoup its research and development expenditure. We believe that drug development services organizations are able to perform the needed services with a higher level of expertise or specialization, and more quickly, than a pharmaceutical company could perform such services internally.

  The Increasingly Complex and Demanding Regulatory Environment

     Increasingly complex and stringent regulatory requirements throughout the world have increased the volume of high quality data required for regulatory filings and escalated the demand for data collection and analysis during the drug development process. As regulatory requirements become more complex, we believe the pharmaceutical and biotechnology industries will increasingly outsource to drug development services organizations to take advantage of their data management and regulatory expertise, technological capabilities and global presence.

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  Globalization of Clinical Research Development

     With the increasing cost of new drug development, pharmaceutical companies are increasingly attempting to maximize returns from a given drug by pursuing regulatory approvals in multiple countries simultaneously rather than sequentially. A pharmaceutical company seeking approval in a country in which it lacks experience or internal resources will frequently turn to a drug development services organization for assistance in interacting with regulators or in organizing and conducting clinical trials.

STRATEGY

     We believe the increasing demand for outsourced drug development services will provide us with opportunities to continue to grow our pre-clinical and clinical businesses profitably. Our strategy is to build upon our core pre-clinical and clinical development expertise and to further our reputation as a provider of a comprehensive range of high quality, value-added drug development services. Our aim is to become the leading research and development partner to the pharmaceutical and biotechnology industries. We anticipate achieving this strategy primarily through:

     Continuing to Expand Our Pre-clinical Facilities in Tranent and Montreal

     We intend to expand further our pre-clinical business organically to meet the anticipated continued growth in demand for pre-clinical development services. During 2001, we committed over $15 million to the expansion of our pre-clinical facility in Montreal. We intend to devote substantial resources in the future towards enlarging our pre-clinical operations, with additional expansion of our facilities in both Montreal and Tranent planned for completion in 2003 and 2004. The planned facilities expansion will provide us with additional laboratory sciences and clinical support capacity and the ability to conduct additional pre-clinical safety pharmacological evaluation studies.

     Leveraging our Phase I Capabilities

     We intend to continue to maintain and enhance our position in the provision of Phase I clinical development services by building on our core competence and global reputation for first administration of drugs to man. We will also consider selected geographic expansion of our Phase I capability.

     Continuing to Position our Phase II-IV Clinical Development Business as a Provider of Higher Value-added Services

     Inveresk Research established a highly successful and profitable Phase II and III clinical trials business over many years. Our acquisition of ClinTrials in 2001 provided a geographic network, an additional client base and enhanced personnel allowing expanded access to important European and North American markets. We can now combine our successful business approach and high quality service offering with the capacity to deliver large or small projects on an international or national scale. We intend to continue to provide high quality services that accurately and efficiently address customers needs.

     Further Leveraging the Cross-selling Opportunities Between our Pre-clinical and Clinical Business Units

     Our two business units are complementary. Our ability to offer a comprehensive range of pre-clinical and clinical development services in an integrated manner will permit us to differentiate our clinical trials services business in the marketplace. In addition, our laboratory sciences business within the pre-clinical business unit will have the opportunity to source additional clinical support assignments through our clinical development business unit.

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     Augmenting our Pre-clinical and Clinical Development Capabilities and
     Market Share by Making Strategic Acquisitions

     We intend to consider selective acquisitions designed to expand or complement our existing services and our ability to service our clients. This strategy may include geographic expansion of an existing core service or an extension or strengthening of one of our core services.

OUR SERVICES

  General

     We provide a full range of product development services on a worldwide basis. We derive approximately 94% of our net service revenue from services that we provide to the pharmaceutical and biotechnology industries. We also service the product development needs of the veterinary products, agrochemical and chemical industries. One of our primary objectives is to assist our clients to optimize the time for new product development and provide regulatory advice and direction.

     Our pre-clinical development services business offers pre-clinical safety evaluation and pharmacology services as well as selected laboratory sciences services. Our clinical development services business offers a wide range of drug development services including Phase I clinical safety evaluation, Phase II-IV clinical trials and regulatory services. Our approach is to work in partnership with our clients, providing regulatory advice and direction and tailoring our services to their requirements at every stage of a project.

  Pre-clinical Development Services

     Our pre-clinical development services business offers a broad range of services including pre-clinical safety evaluation, pharmacology and laboratory sciences. In 2001, and for the thirteen week period ended March 31, 2002, this business generated net service revenue of $95.2 million and $34.5 million, respectively, and operating income, excluding corporate overhead, of $18.0 million and $10.4 million, respectively, and after $10.4 million and $1.8 million, respectively, of depreciation and amortization charges.

     Pre-clinical Safety

     We conduct pre-clinical safety and evaluation studies and efficacy and pharmacological services in our laboratories located in Tranent and Montreal. We conduct product development and safety evaluation programs, involving both mammalian and in vitro toxicology and we have the necessary resources in specialist ancillary groups to support fully toxicology studies and provide a complete safety evaluation service. We perform standard or tailored safety evaluation studies designed to satisfy the needs of our clients and the different requirements of regulatory agencies across the world. Both of our facilities are compliant with the regulations imposed by the regulatory authorities in North America, Europe and Japan including Good Laboratory Practice ("GLP"). We are one of the few Western drug development services organizations with an established market presence for pre-clinical development services in Japan.

     The design of each study is agreed with the client at the beginning of the study and set out in a protocol. We also establish a development strategy for each pre-clinical study with input from our scientific, medical and regulatory teams. This integrated process is aimed at reducing the time taken to bring a product through pre-clinical testing to the first human studies.

     Pre-clinical safety evaluation and pharmacological services that we undertake on behalf of our clients are wide-ranging and include:

     - PRE-CLINICAL TOXICOLOGY STUDIES designed to detect physiological, biochemical and hematological, neurological and pathological effects of a pharmaceutical candidate;

     - GENETIC TOXICOLOGY STUDIES conducted on materials to assess the potential for induction of genetic mutations or chromosomal damage. Materials that we test include pharmaceuticals, industrial chemicals, food additives and agrochemicals;

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     - IMMUNOTOXICOLOGY STUDIES designed to detect, in vitro, the effects of a pharmaceutical candidate on the human immune system;

     - BIOANALYTICAL CHEMISTRY STUDIES undertaken to provide a quantitative analysis of parent compounds (pharmaceutical candidates) and metabolites in a variety of biological matrices. These studies play a pivotal role in providing support for toxicology studies; and

     - TOXICOKINETIC EVALUATIONS designed to assess how a pharmaceutical candidate is absorbed by and eventually eliminated from the body. These studies are important for interpreting toxicology findings and providing information to support clinical studies.

     In addition, we have an established reputation for the provision of specialist toxicology safety evaluation services relating to specific routes of administration, including infusion and inhalation studies, highly specialized areas in which we have experienced increasing demands for our services.

     We utilize modern, industry-standard validated software systems wherever possible to assist in the collection, analysis and reporting of toxicology data.

     Laboratory Sciences

     We provide a wide range of laboratory-based analytical services, primarily to the pharmaceutical and biotechnology industries. These services are provided from our laboratories located in Tranent and Montreal. All of the activities of our laboratory sciences business unit are conducted in compliance with GLP.

     Our laboratory sciences service offering has been expanded over many years and encompasses:

     - BIOANALYTICAL SERVICES -- our bioanalytical group specializes in the quantitative analysis of drug candidates and metabolites in biological fluids and tissues to support toxicokinetic and clinical investigations. Over the past five years we have made considerable investment, including in LC-MS/MS technology, and in facilities and instrumentation;

     - DRUG METABOLISM SERVICES -- our drug metabolism group has more than 25 years experience in a range of in vivo and in vitro ADME (absorption, distribution, metabolism and elimination) disciplines. Our in vitro group supports discovery and development programs and performs studies to investigate metabolic stability, P450 induction and inhibition, reaction phenotyping, extrahepatic and non-P450 metabolism and drug absorption. Our in vivo metabolism group conducts studies to investigate the disposition of radio labeled and non-radio labeled test items, both in pre-clinical and in clinical studies;

     - CENTRAL LABORATORY SERVICES -- our clinical pathology laboratory offers a full range of services from clinical chemistry and hematology to more specialized molecular and microbiology techniques (e.g. clinical immunology, genotyping and PCR and flow cytometry) and biochemical pharmacology (particularly for drugs targeting cardiovascular disease). We expanded this pre-clinical research group first to support our own Phase I clinical safety evaluation unit and then further to become a central laboratory for international multi-center clinical trials;

     - PRODUCT CHARACTERIZATION AND STABILITY TESTING -- we offer a range of chemistry quality-testing services and can test a wide range of drug candidates and products including demonstration that the source material is free from detectable contaminants, demonstration that the manufacturing process is capable of removing and/or inactivating contaminants, characterization of the product and demonstration of the storage stability of the product.

     We also offer a wide range of studies to register new compounds and support existing materials worldwide for the agrochemical, animal health, biocide and chemical industries. In addition to the services described above, we carry out environmental toxicity and related investigations, environmental fate studies, veterinary clinical trials, livestock studies, plant metabolism studies and field trials for agricultural products on behalf of these clients.

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  Clinical Development Services

     Our clinical development services business offers a broad range of services including Phase I clinical safety evaluation, Phase II-IV clinical trials services (including medical data sciences) and regulatory support. In 2001, and for the thirteen week period ended March 31, 2002, this business generated net service revenue of $61.1 million and $18.7 million, respectively, and operating income, excluding corporate overhead, of $0.9 million and $0.8 million, respectively, after depreciation and amortization charges of $5.6 million and $0.6 million, respectively.

     Phase I Clinical Safety Evaluation

     Our Phase I clinical safety evaluation service is designed to move lead pharmaceutical candidates rapidly from pre-clinical development through Phase I tolerability assessments to explore the human pharmacology. Blending the experience of our physicians, scientists, project managers and specialist nursing staff, we can design for our clients an optimal program for the early and later stage development of their drug candidates. We are one of the few drug development services organizations worldwide able to offer this breadth of service.

     We conduct Phase I safety evaluations at our facility in Edinburgh which is capable of housing up to 62 volunteers at any one time. This facility is in close proximity to our laboratory sciences unit in Tranent, which is responsible for performing the analysis of biological samples generated by our Phase I clinic, guaranteeing fast response times. All of our volunteers go through an intensive screening process to ensure suitability for our studies.

     We believe one of our core competencies is our ability to provide in-depth analysis of the results of Phase I clinical safety evaluation and meaningful information for our clients with respect to the product being tested.

     Our clinic in Edinburgh conducts a wide range of Phase I clinical trials and has completed an average of 12 first-in-man studies annually over the past five years.

     Phase I in Patients and Special Populations

     We conduct Phase I trials in patients for specific indications at investigational sites throughout the United States. We also have the ability to undertake special population studies, including in groups such as the elderly, post-menopausal women or patients with specific diagnoses, such as renal failure or asymptomatic HIV disease.

     Phase II-IV Clinical Development

     From our 14 offices worldwide, we can manage every aspect of clinical trials from clinical development plans and protocol design to New Drug Applications. In addition to providing small or single site studies, we have the ability to conduct large international multi-center trials. We also have extensive experience in managing small, medium and large trials in many parts of the world. We have a proven track record of managing integrated projects in Europe and North America, as well as single-continent and country specific projects, culminating in regulatory filings. We have supported studies in over 20 countries, working in 17 different languages.

     We offer customized program management to co-ordinate and manage a clinical trial development program. The design of each study is agreed with the client at the beginning of the study and set out in a protocol.

     As part of conducting clinical trials, we provide the following core services, either on an individual or integrated basis, depending on our clients' needs:

     - STUDY DESIGN -- in the critical area of study design, we assist clients in protocol design and prepare study protocols and case report forms taking into account current products and competing clinical

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       trials with a view to building an effective database for regulatory authorities and post-marketing studies;

     - INVESTIGATOR RECRUITMENT -- during a clinical trial, physicians, also referred to as investigators, supervise the administration of the drugs to patients. We solicit the participation of investigators, who contract directly either with our clients or us. We maintain, and continually expand and refine, our investigator databases containing information regarding our experience with these investigators, including factors relevant to rapid study initiation, patient enrollment and quality of participation;

     - PROJECT MANAGEMENT -- our skilled project management professionals oversee all aspects of our work on Phase II, III and IV clinical studies. They are responsible for overall service delivery to a client, working to ensure that studies proceed to agreed milestones on agreed terms, and for communicating with the client promptly and accurately on all relevant matters. Good project management plays a vital role in successful completion of a study;

     - QUALITY ASSURANCE -- all of our activities are audited by staff independent of the study to ensure the quality and compliance. We also offer this service to our clients;

     - PATIENT RECRUITMENT SERVICES -- we assist our clients in recruiting patients to participate in clinical trials through investigator relationships, media advertising and other methods;

     - STUDY MONITORING -- we provide study-monitoring services by visiting investigator sites. These visits ensure that data is gathered according to Good Clinical Practice, the requirements of the sponsor, and other applicable regulations. Monitoring staff and project managers provide training to investigators and hospital staff, both on study and protocol specific matters, and, as necessary, on the regulatory requirements associated with the particular study. As patients are examined and tests are conducted in accordance with the study protocol, data are recorded on case report forms and laboratory reports. Specially trained Clinical Research Associates ("CRAs") collect the data from study sites. CRAs visit sites regularly to ensure that the case report forms are completed correctly and that all data specified in the protocol are collected. We review case report forms for consistency and accuracy before we enter their data into an electronic database for purposes of medical and statistical analysis;

     - CLINICAL DATA MANAGEMENT -- our data management professionals assist in the design of protocols and case report forms, as well as training manuals and training sessions for investigational staff, to ensure that data are collected and coded in an organized and consistent format. Databases are designed according to the analytical specifications of the project and the particular needs of the sponsor. We provide clients with data abstraction, data review and coding, data entry, database verification and editing and problem data resolution. We have expertise in electronically capturing and using diverse study data from different locations and we have invested in our data management capability to ensure the provision of current technology, experienced resources and innovative ideas;

     - BIOSTATISTICAL ANALYSIS -- our biostatistics professionals provide biostatistical consulting, database design, data analysis and statistical reporting. They often participate in assessing the number of patients required in particular programs and trials. Our biostatisticians provide sponsors with assistance in all phases of drug development. Biostatisticians develop and review protocols, design appropriate analysis plans and design report formats to address the objectives of the study protocol as well as the sponsor's individual objectives and report results according to the analysis plan. Additionally, biostatisticians assist our clients before panel hearings at the FDA;

     - MEDICAL WRITING SERVICES -- we write integrated clinical/statistical reports, manuscripts, risk/benefit assessment reports and regulatory submissions. These services are fully integrated with our other clinical services and are designed to reduce overall drug development time;

     - MEDICAL OVERVIEW -- throughout the course of a development program, our physicians provide a wide range of medical research and consulting services to improve the speed and quality of clinical

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

       development, including medical supervision of clinical trials and compliance with medical standards and safety regulation;

     - PRODUCT SAFETY -- we provide pharmacovigilance support for both full service and self-standing projects. We are experienced in writing safety narratives and reconciliation of Serious Adverse Events with the clinical database. In addition, in conjunction with our regulatory affairs group, we can provide regulatory reporting of all Serious Adverse Events to worldwide regulatory authorities;

     - PHASE IV STUDIES -- post-marketing studies are conducted after a drug has successfully undergone clinical efficacy and safety testing and the NDA has been submitted to the FDA. We offer a range of post-marketing studies, including: post-marketing surveillance (Phase IV trials); periodic safety update reports; support in regulatory agency liaison; advice on product claims and labeling; consumer acceptability studies; and pharmacovigilance; and

     - RX TO OTC SWITCHES -- we provide consultancy for and conduct specifically designed studies to support clients in switching product classifications from prescription only to over the counter (OTC) approvals, including labeling requirements and new indications.

     Regulatory Support

     Before a product can be launched in any country, it must be approved by the regulatory agency in that particular country. We offer comprehensive global regulatory product registration services at all stages of development for pharmaceutical and biotechnology products and have particular expertise with the regulations in Europe, North America and Japan. Our regulatory affairs experts review existing published literature, assess the scientific background of a product, assess the competitive and regulatory environment, identify deficiencies and define the steps necessary to obtain registration in the most expeditious manner. Through this service, we help our clients determine the feasibility of developing a particular product or product line.

CLIENTS AND MARKETING

     We provide product development services on a global basis to, among others, the pharmaceutical and biotechnology industries. In 2001, no single client accounted for more than 5% of our net service revenue, and in 2001 our top 20 clients accounted for less than 45% of our net service revenue.

     Our pre-clinical business has historically been successful in maintaining clients, as is evidenced by the fact that more than 85% of our pre-clinical revenues in 2001 came from repeat clients. Our clinical operations are marketed primarily to our existing pre-clinical clients. In addition, we have appointed a business development manager who, together with a team of business development personnel, markets our clinical operations on a global basis. We also engage in promotional activities including organizing scientific symposia, publishing scientific papers, making presentations and exhibiting at scientific conferences and trade shows in North America, Europe and Japan.

CONTRACTUAL ARRANGEMENTS

     Most of our contracts with our clients are fixed priced contracts. Contracts may range from a few weeks to several years depending upon the nature of the work performed. In many cases of multi-year contracts, a portion of the contract fee is paid at the time the study or trial is started with the balance of the contract fee payable in installments over the study or trial duration. Sometimes the installments are tied to meeting performance milestones; for example, in clinical trials, installment payments may be related to investigator recruitment, patient enrollment or delivery of a report.

     We generally bill our clients upon the completion of negotiated performance requirements and, to a lesser extent, on a date certain basis. In cases where our contracts are fixed price, we generally bear the cost of overruns, but we benefit if the costs are lower than we anticipated. Over the past five years the cost of overruns on our fixed price contracts have not had a material adverse impact on our results of

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operations. Where there are material changes in the scope of review or any study-specific assumptions, we typically negotiate appropriate amendments of the contract price.

     Most of our contracts may be terminated by the client with or without cause upon little or no notice. These contracts typically require payment to us of expenses to wind down and close out a study, payment to us of fees earned to date and payment to us for committed resources that cannot be reallocated to existing studies. Contracts may be terminated for various reasons, including our failure to discharge our obligations properly, the failure of a product to satisfy safety requirements, unexpected or undesired results of the product, inadequate patient enrollment or investigator recruitment, production problems resulting in shortages of the drug being tested or adverse patient reactions to the drug being tested or clients' decisions to forego or terminate a particular study.

BACKLOG

     Our studies and projects are performed over varying times, from a short period of time to extended periods of time, which may be as long as several years. We maintain an order backlog to track anticipated revenue from projects that either have not started, but are anticipated to begin in the near future, or are in process and have not been completed. We only recognize a contract in backlog when it is evidenced by a signed contract or other written evidence of a firm commitment. Cancelled contracts are removed from backlog. Based upon the foregoing, our aggregate backlog at March 31, 2002 was approximately $193 million, compared to approximately $39 million at March 31, 2001 (prior to our acquisition of ClinTrials on April 5, 2001).

     We believe our aggregate backlog as of any date is not necessarily a meaningful indicator of our future results for a variety of reasons, including the following. First, studies vary in duration. For instance, some studies that are included in 2001 backlog may be completed in 2002, while others may be completed in later years. Second, the scope of studies may change, which may either increase or decrease their value. Third, studies included in backlog may be subject to bonus or penalty payments. Fourth, studies may be terminated or delayed at any time by the client or regulatory authorities. Terminations or delays can result from a number of reasons. Delayed contracts remain in our backlog until a determination of whether to continue, modify or cancel the study has been made.

COMPETITION

     The competitive landscape for our two core businesses varies. Nevertheless, both businesses primarily compete with in-house departments of pharmaceutical companies, other drug development services organizations, universities and teaching hospitals.

     We believe we are the second largest provider of pre-clinical safety evaluation services in the world, based on net service revenue. Our primary pre-clinical competitor globally is Covance, although we also face competition from publicly traded companies such as Charles River Laboratories, Life Sciences Research and MDS Pharma, as well as from a number of privately-held companies.

     We believe the clinical development services market is highly fragmented, with participants ranging from hundreds of small, limited-service providers to a few full service drug development services organizations with global operations. Based on this, we believe that we compete with a number of publicly traded companies, primarily Quintiles, PPD, Covance, MDS Pharma, Parexel, ICON and Kendle, as well as with a number of privately-held companies.

     In contrast to the pre-clinical drug development industry, the clinical drug development industry has few barriers to entry. Newer, smaller companies with specialty focuses, such as those aligned to a specific disease or therapeutic area, may compete aggressively against larger companies for clients. Increased competition might lead to price and other forms of competition that may adversely affect our operating results.

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

     Providers of outsourced drug development services compete on the basis of many factors, including the following:

     - reputation for on-time quality performance;

     - expertise, experience and stability;

     - scope of service offerings;

     - how well services are integrated;

     - strength in various geographic markets;

     - technological expertise and efficient drug development processes;

     - ability to acquire, process, analyze and report data in a time-saving, accurate manner; and

     - ability to manage large-scale clinical trials both domestically and internationally.

     Although we may not be able to continue to do so, we believe we compete favorably in the above areas.

UNITED STATES AND FOREIGN GOVERNMENT REGULATION

     Our laboratory services are subject to various regulatory requirements designed to ensure the quality and integrity of the development processes. The industry standards for conducting pre-clinical laboratory testing are embodied in the GLP and Good Manufacturing Practice ("GMP") regulations. The standards of GLP and GMP are required by the FDA, the U.S. Environmental Protection Agency, the Department of Health in the United Kingdom, the Health Protection Branch of Health Canada, the Japanese Ministry of Health and Welfare, the European Agency for the Evaluation of Medicinal Products and similar regulatory authorities in other parts of the world. Such standards are also the subject of guidance endorsed by the Organisation for Economic Co-operation and Development. GLP and GMP stipulate requirements for facilities, equipment and professional staff. The regulations require standardized procedures for conducting studies, including procedures for recording and reporting data and for managing study materials and records. To help satisfy our compliance obligations, we have established quality assurance and quality control systems at our laboratories that monitor ongoing compliance with GLP and GMP regulations and the Clinical Laboratory Improvement Amendments, as applicable, by auditing development data and conducting inspections of development procedures. In addition, we have obtained FDA approval to conduct Stability and Lot Release Testing in compliance with GMP.

     The industry standards for the conduct of clinical research and development studies are embodied in the regulations for Good Clinical Practice ("GCP"). The FDA and other regulatory authorities require that results of clinical trials that are submitted to such authorities be based on studies conducted in accordance with GCP. These regulations require that we, among other things:

     - comply with specific requirements governing the selection of qualified investigators;

     - obtain specific written commitments from the investigators;

     - verify that appropriate patient informed consent is obtained;

     - ensure adverse drug reactions are medically evaluated and reported;

     - monitor the validity and accuracy of data;

     - verify drug or device accountability;

     - instruct investigators and studies staff to maintain records and reports; and

     - permit appropriate governmental authorities access to data for their review.

     We must also maintain reports for each study for specified periods for auditing by the study sponsor and by the FDA or similar regulatory authorities in other parts of the world. As with GLP, noncompliance
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

with GCP can result in the disqualification of data collected and reports issued during the clinical trial. In addition, under certain clinical contracts, we have directly assumed certain obligations of the study sponsor under FDA regulations.

     Our standard operating procedures are written in accordance with regulations and guidelines appropriate to the region and the nation where they will be used. All clinical research is carried out in accordance with the International Conference on Harmonization -- Good Clinical Practice Guidelines, and the requirements of the applicable country. Although the United States is a signatory to these guidelines, the FDA has not adopted all of the guidelines as statutory regulations, but has currently adopted them only as guidelines. From an international perspective, when applicable, we have implemented common standard operating procedures across regions to assure consistency whenever it is feasible and appropriate to do so.

     Our animal import facilities are subject to a variety of national, regional, and local laws and regulations, including the U.K. Home Office Code of Practice for the Housing and Care of Animals, the U.K. Animals (Scientific Procedures) Act of 1986, the Canadian Health of Animals Act and regulations promulgated under such act by the Canada Food Inspection Agency, the Japanese Basic Law on Food, Agriculture and Rural Areas and regulations promulgated under such law by the Japanese Ministry of Agriculture, Forestry and Fisheries. We also incorporate the U.S. Department of Agriculture Animal Welfare Regulation into our standard operating procedures. These regulations establish the standards for the humane treatment, care and handling of animals by dealers and research facilities. Our animal import facilities maintain the certificates, licenses, detailed standard operating procedures and other documentation necessary to comply with applicable regulations for the humane treatment of the animals in our custody. In addition, our animal research facilities in Canada are accredited by the American Association for Accreditation of Laboratory Animal Care and maintain a Certification of Good Animal Practice with the Canadian Council on Animal Care.

     Our pre-clinical laboratories are subject to licensing and regulation under national, regional and local laws relating to the surface and air transportation of laboratory specimens, the handling, storage and disposal of laboratory specimens, hazardous waste and radioactive materials, and the safety and health of laboratory employees, including, but not limited to, the regulations of the U.K. Home Office, the Scottish Environmental Protection Agency, the International Air Transport Association, Environment Canada, the Canadian Nuclear Safety Commission, the Quebec Ministry of the Environment and Health and Social Services Quebec. Although we believe we are currently in compliance in all material respects with such national, regional and local laws, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

     To ensure that we comply with all scientific regulatory matters we are subject to, each division of our business has established an independent quality assurance group that is responsible for monitoring compliance and that reports directly to the relevant division president. In compliance with GCP, we conduct our Phase I clinical trials under the supervision of an Ethics Committee and have undertaken measures to ensure the protection of personal data.

POTENTIAL PRODUCT LIABILITY AND INSURANCE

     We are liable to our clients for any failure to conduct their studies properly according to the agreed upon protocol and contract. If we fail to conduct a study properly in accordance with the agreed upon procedures, we may have to repeat the study at our expense, reimburse the client for the cost of the study and pay additional damages.

     At our Phase I clinic in Edinburgh, we study the effects of drugs on healthy volunteers. In addition, in our clinical business we, on behalf of our clients, contract with physicians who render professional services, including the administration of the substance being tested, to participants in clinical trials, many of whom are seriously ill and are at great risk of further illness or death as a result of factors other than their participation in a trial. As a result, we could be held liable for bodily injury, death, pain and

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

suffering, loss of consortium, or other personal injury claims and medical expenses arising from a clinical trial.

     To reduce our potential liability, informed consent is sought from each volunteer and we obtain indemnity provisions in our contracts with clients. These indemnities generally do not, however, protect us against certain of our own actions such as those involving negligence or misconduct. Our business, financial condition and operating results could be materially and adversely affected if we were required to pay damages or incur defense costs in connection with a claim that is not indemnified, that is outside the scope of an indemnity or where the indemnity, although applicable, is not honored in accordance with its terms.

     We maintain errors and omissions professional liability insurance in amounts we believe to be appropriate. This insurance provides coverage for vicarious liability due to negligence of the investigators who contract with us, as well as claims by our clients that a clinical trial was compromised due to an error or omission by us. If our insurance coverage is not adequate, or if insurance coverage does not continue to be available on terms acceptable to us, our business, financial condition and operating results could be materially and adversely affected.

INTELLECTUAL PROPERTY RIGHTS

     We have developed, and continually develop and update, certain computer software related methodologies intended to maximize the quality and effectiveness of our services. We believe such factors as the technical expertise, knowledge, ability and experience of our professionals are significantly more important to our performance than are any intellectual property rights developed by us.

EMPLOYEES

     At March 31, 2002, we had 2,306 employees, of whom 123 held a Ph.D. or M.D. degree, 25 held D.V.M. degrees and 167 held master's degrees. Approximately 11% of our employees are located in the United States, 42% are located in Canada, 46% are located in Europe and less than 1% are located in other international locations. We believe our relations with our employees are good.

     Our performance depends on our ability to attract and retain a qualified management, professional, scientific and technical staff. Competition from both our clients and competitors for skilled personnel is high. While we have not experienced any significant problems in attracting or retaining qualified staff to date, there can be no assurance we will be able to continue to attract and retain personnel in the future.

FACILITIES

     We both own and lease our facilities. Our corporate headquarters are located in Cary, North Carolina. Our pre-clinical operations are conducted from our 300,000 square foot facility located in Tranent, Scotland and our 260,000 square foot facility located in Montreal, Canada, both of which we own. Our clinical operations are conducted from our 180,000 square foot leased facility in Cary, North Carolina, our 20,700 square foot owned Phase I facility in Edinburgh, our smaller owned facility in Edinburgh, our pre-clinical facility in Tranent and our leased facilities in Maidenhead (England), Glasgow, Brussels, Milan, Paris, Tel Aviv, Warsaw, Madrid, Prague, and Munich.

     We believe the space we own and lease is adequate for our operations.

SUPPLIERS

     We purchase the animals used in our in vivo studies from a number of different suppliers. We do not have long-term contracts with any of these suppliers. However, we believe that we will continue to be able to meet our current supply needs and any increase in these needs resulting from the planned expansion of our pre-clinical operations.

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LEGAL PROCEEDINGS

     We are from time to time subject to claims and suits arising in the ordinary course of business. In the opinion of our management, except as set forth below, there are currently no proceedings to which we are a party that could have a material adverse effect upon our operations or financial condition.

     In March 1996, Apotex Inc., a Canadian pharmaceutical manufacturer, filed a civil lawsuit against us in the Court of Ontario. The claim arises out of research work undertaken by us in conjunction with Sheffield University in the early 1990s relating to a product of Apotex. The claim alleges that we failed to conduct the study in a competent and timely manner, causing Apotex to lose the advantage of being the first into the market with the product under a brand name. The claim seeks damages in excess of Canadian $32 million (equivalent to approximately $20.5 million based on current exchange rates) for misrepresentation, breach of contract, special and punitive damages, reimbursement of the contract price and costs in respect of the claim. The proceedings relating to this claim are being managed by a third party which has agreed to indemnify us for any damages we may incur as a result of this claim. We have been advised that the third party intends to defend this claim vigorously.



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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     Set forth below is certain information concerning our executive officers and directors as of June 26, 2002.


NAME                                          AGE                    GROUP POSITION
----                                          ---                    --------------
Dr. Ian P. Sword............................  60    Chairman of the Board of Directors
Dr. Walter S. Nimmo.........................  55    Chief Executive Officer, President and Director
D. J. Paul E. Cowan.........................  41    Chief Financial Officer, Treasurer and Secretary
Michael F. Ankcorn..........................  59    Group Executive Vice President
Dr. Brian Bathgate..........................  42    Group Executive Vice President
Alastair S. McEwan..........................  46    Group Executive Vice President
Nicholas J. Thornton........................  40    Group Executive Vice President
Dr. John Urquhart...........................  68    Vice Chairman of the Board of Directors
Dr. John T. Henderson.......................  57    Director
Ms. S. Louise McCrary.......................  43    Director

     Dr. Ian P. Sword is Chairman of our Board of Directors and has served as Chairman of the Board of Directors of Inveresk Research Group Limited since September 1999. Dr. Sword has served as director and Senior Executive Vice President of SGS Societe Generale de Surveillance SA since September 1993. Dr. Sword was the Chairman of Scottish Enterprise Edinburgh and Lothian Ltd, an entity that engages in the development of enterprises in the Edinburgh area, from April 2000 until March 2002. Dr. Sword earned a Ph.D. from Glasgow University.

     Dr. Walter S. Nimmo is our Chief Executive Officer, President and serves on our Board of Directors and has served as Chief Executive and as a Director of Inveresk Research Group Limited since September 1999. From 1993 until September 1999, Dr. Nimmo was Chief Executive Officer at Inveresk Clinical Research; Dr. Nimmo had established Inveresk Clinical Research, which was purchased by SGS Societe Generale de Surveillance SA in 1993, in 1988. Dr. Nimmo holds a BSc in medical sciences and qualified as a medical doctor in 1971. He became of Member of the Royal College of Physicians in 1975 and a Fellow in 1980. He also became a Fellow of the Royal College of Anaesethetists in 1977. He has lectured at Harvard, Duke and other prominent universities.

     Mr. D. J. Paul E. Cowan is our Chief Financial Officer, Treasurer and Secretary and has served as Chief Financial Officer of Inveresk Research Group Limited since January 2002. Prior to joining Inveresk Research, Mr. Cowan worked as an investment banker at Bear, Stearns International Limited from May 2000 until January 2002, specializing in the European health care and biotechnology industries. From September 1997 until December 1999, Mr. Cowan was Chief Financial Officer of Cerebrus plc, a privately owned biotechnology company. Mr. Cowan worked as an investment banker at Societe Generale from April 1997 until August 1997 and at Deutsche Bank from November 1988 until April 1997, in each case specializing in mergers and acquisitions. Mr. Cowan received his Bachelor's degree in business in 1981 from Queensland University of Technology in Australia.

     Mr. Michael F. Ankcorn is a Group Executive Vice President of Inveresk Research Group, Inc. and the President and CEO of CTBR, our Canadian pre-clinical operation. He has served as Chairman, President and Chief Executive Officer of ClinTrials BioResearch Ltd., a subsidiary of Inveresk Research Limited, since August 1996. From December 1978, Mr. Ankcorn served as President and Chief Executive Officer of Bio-Research Laboratories Ltd. until all of its assets were purchased and the business of ClinTrials BioResearch Ltd. commenced in August 1996. Prior to this, he served as Assistant Vice-President of the Canada Development Corporation and as a director on the board of a number of health care venture capital investee companies.

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

     Dr. Brian Bathgate is a Group Executive Vice President of Inveresk Research Group, Inc. and the President of our Pre-Clinical Europe operations and has served as President, Pre-Clinical Europe of Inveresk Research since April 2001. Dr. Bathgate served as General Manager of Inveresk Research International Limited from September 1996 until April 2001, responsible for all activities relating to the European pre-clinical division. Dr. Bathgate earned a Bachelor's degree in 1982 from Glasgow University, a Ph.D. in 1985 from Nottingham University, a Business Management Diploma (HND) in 1988 and completed the Young Managers Programme at INSEAD in 1996.

     Mr. Alastair S. McEwan is a Group Executive Vice President of Inveresk Research Group, Inc. and the President of our Clinical Americas operations and has served as President, Clinical Americas since April 2001. Mr. McEwan was Head of Corporate Development of Inveresk Research Group Limited from January 2000 until March 2001, focusing on mergers and acquisitions, and served as General Manager, Clinical, of Inveresk Research Group Limited from June 1996 until December 1999, with operational responsibility for the clinical division. Mr. McEwan has served as a Director of Inveresk Research Inc. since April 2001. Mr. McEwan qualified as a Chartered Accountant in 1979 with the Institute of Chartered Accountants of Scotland after receiving a Bachelor of Commerce degree in 1976 from the University of Edinburgh.

     Mr. Nicholas J. Thornton is a Group Executive Vice President of Inveresk Research Group, Inc. and President of our Clinical Europe operations and has served as President, Clinical Europe since April 2001. Mr. Thornton has served as President of Inveresk Research Limited and Inveresk Clinical Research Limited since April 2001. Prior to joining Inveresk Research, Mr. Thornton worked at SGS Societe Generale de Surveillance Holding SA as Senior Vice President of eBusiness from April 2000 until February 2001, where he established the corporate eBusiness unit, and as Vice President Group Corporate Development from January 1998 until March 2000, where he was responsible for acquisitions and development of SGS Societe Generale de Surveillance Holding SA. Mr. Thornton was the Managing Director of SGS Medlab Holdings Australia Limited from February 1997 until December 1997, where he was responsible for making and managing investments in pathology services in Australia. Mr. Thornton received an M.B.A. in 1992 and a law degree (LLB) in 1984, each from Auckland University in New Zealand.

     Dr. John Urquhart is our Vice Chairman of the Board of Directors and has served as a director of Inveresk Research Group Limited since January 2000. Since September 1995, Dr. Urquhart has been the Chief Scientist of AARDEX Ltd., acting as the chief technical officer of the pharmaceutical packaging company, and the Chief Executive Officer of APREX, also a pharmaceutical packaging company and a subsidiary of AARDEX. Dr. Urquhart has been Extraordinary Professor of Pharmacoepidemiology at Maastrict University in the Netherlands since 1991, concentrating on graduate education and research, and an Adjunct Professor of Biopharmaceutical Sciences at University of California San Francisco Medical Center since 1986. In addition, Dr. Urquhart occasionally serves as a paid consultant to the pharmaceutical industry. Dr. Urquhart received his M.D. from Harvard Medical School in 1959 and his Bachelor's degree from Rice University in 1955.

     Dr. John T. Henderson is one of our Directors. Since January 1, 2001, Dr. Henderson has served as a consultant to the pharmaceutical industry through Futurepharm LLC, a company founded and owned by him. Dr. Henderson held various positions at Pfizer Inc. from December 1974 until December 2001, where he was responsible for medical and regulatory affairs in support of marketed products since 1993. Dr. Henderson earned his primary medical degree in 1968 and a Bachelor's degree in 1965, each from the University of Edinburgh.

     S. Louise McCrary is one of our Directors and has worked at WellPoint Health Networks Inc., a Fortune 200 managed care company, since December 1996. She has served as Senior Vice President and Chief of Staff and Corporate Planning, Office of the Chairman since February 2000 and prior to that, she served as Senior Vice President, Chief Accounting Officer and Controller and Chief Financial Officer of all WellPoint subsidiaries, including Blue Cross of California. From July 1985 until November 1996,

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

Ms. McCrary worked at Coopers & Lybrand and was a Partner at Coopers & Lybrand from 1993 until 1996. Ms. McCrary earned a B.A. in accounting from Golden Gate University in 1984.

BOARD COMPOSITION

     Our board of directors consists of seven members. There are currently two vacancies on our board of directors. We intend to appoint two additional directors after the consummation of this offering. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. The terms of office of the directors are divided into three classes:

     - Class I, whose term will expire at the annual meeting of stockholders to be held in 2003;

     - Class II, whose term will expire at the annual meeting of stockholders to be held in 2004; and

     - Class III, whose term will expire at the annual meeting of stockholders to be held in 2005.

     Currently, Class I consists of John Urquhart; Class II consists of Ian Sword and John Henderson; and Class III consists of S. Louise McCrary and Walter Nimmo. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof and until their successors are duly elected and qualified. In addition, a resolution of the board of directors may change the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

     There are no family relationships among any of our directors, executive officers or key employees.

BOARD COMMITTEES

     Our board of directors has an audit committee and a compensation committee and may from time to time establish other committees.

  Audit Committee

     The audit committee of our board of directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our internal and independent auditors, including the results and scope of their audit. The audit committee currently consists of S. Louise McCrary (Chairperson), John Henderson and Ian P. Sword.

  Compensation Committee

     The compensation committee of our board of directors reviews and recommends to the board the compensation and benefits of all of our executive officers, administers our stock option plans and establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Ian P. Sword (Chairperson), S. Louise McCrary and John Urquhart.

COMPENSATION OF DIRECTORS


     During the year ended December 31, 2001, Drs. Sword and Urquhart received approximately $44,000 and $36,000, respectively, as consideration for their services as directors of Inveresk Research Group Limited. We paid the consideration for Dr. Sword's services to his employer, SGS Societe Generale de Surveillance SA. We also reimbursed Drs. Sword and Urquhart $10,500 and $5,600, respectively, in connection with their attendance at directors' meetings. Following this offering, members of the board of directors who are neither our officers nor employees will receive $37,000 per year as consideration for their

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

services as directors plus reasonable expenses incurred in connection with their attendance at directors' meetings. Directors who are also our officers or employees will not receive compensation for their services as directors.

     Under our 2002 Non-Employee Directors Stock Option plan, each of our directors who is not an officer or employee of Inveresk Research Group, Inc. or any of its subsidiaries and who is not eligible to receive option grants under our 2002 Stock Option Plan, will, immediately following each annual meeting of our stockholders, commencing with the annual meeting in 2003, automatically receive an annual grant of options to purchase 5,000 shares of our common stock at an exercise price equal to 100% of the fair market value of our common stock at the date of grant of the option. Each of our non-employee directors, upon initially joining our board of directors (or in the case of our existing non-employee directors, upon consummation of this offering), will also receive under the plan an initial grant of options to purchase 7,500 shares of our common stock at an exercise price equal to 100% of the fair market value of the common stock as of the date of grant (or the price of the shares sold in this offering in the case of the options to be granted upon completion of this offering). Options granted under this plan will vest ratably over a three-year period, commencing on the first anniversary of the date of grant. The plan is administered by our board of directors or the compensation committee of our board of directors.

EMPLOYMENT AGREEMENTS

     Dr. Nimmo has an employment agreement with Inveresk Research International Limited, one of our indirect, wholly-owned subsidiaries, pursuant to which he serves as its Chief Executive. Each of D. J. Paul E. Cowan, Dr. Brian Bathgate, Alastair S. McEwan and Nicholas J. Thornton also have employment agreements with Inveresk Research International Limited. Mr. Cowan serves as its Chief Financial Officer, Dr. Bathgate serves as its President -- Pre-Clinical Europe, Mr. Thornton serves as its President -- Clinical Europe and Mr. McEwan serves as its President -- Clinical Americas. Mr. Ankcorn, who serves as
President -- Pre-Clinical Americas, has an employment agreement with ClinTrials BioResearch Ltd., one of our indirect, wholly-owned subsidiaries.

     Pursuant to his employment agreement, Dr. Nimmo receives an initial annual base salary of L170,000 (equivalent to $244,885) and is entitled to receive a bonus amount at the discretion of the compensation committee of our board of directors based upon certain performance targets. Mr. Cowan is entitled under his employment agreement to receive an initial annual base salary of L150,000 (equivalent to $216,075) and a discretionary bonus amount of up to an aggregate of 33% of his base salary then in effect. Under their employment agreements, Mr. Ankcorn, Dr. Bathgate, Mr. McEwan and Mr. Thornton receive an initial annual base salary of CAN$370,863 (equivalent to $238,390), L95,000 (equivalent to $136,848), $190,000 and L140,001 (equivalent to $201,671), respectively, and each of Dr. Bathgate, Mr. McEwan and Mr. Thornton is entitled to receive discretionary bonus amounts of up to an aggregate of 100% of his base salary then in effect. Mr. Ankcorn is entitled to receive a bonus in accordance with our bonus policy for senior executives in effect from time to time. The initial annual base salary of each executive officer is subject to appropriate increases at the discretion of the compensation committee of our board of directors.

     The employment agreements of the executive officers contain the following additional provisions:

     The employment of each of Dr. Nimmo, Mr. Cowan, Dr. Bathgate and Mr. McEwan may be terminated (i) upon one year's (or any shorter mutually agreed upon period) prior written notice by us or the executive; or (ii) by us upon payment of one year's annual salary in lieu of notice. Dr. Nimmo's employment may also be terminated by us for cause. Mr. Ankcorn's employment may be terminated (i) at any time by us upon the payment of certain benefits; (ii) at any time by us for cause; or (iii) upon his death or incapacity.

     Mr. Thornton's employment may be terminated (i) prior to the first anniversary of the sale by the Candover entities of all of their shares of our common stock upon one year's (or any shorter mutually agreed upon period) prior written notice by us or him; (ii) after the first anniversary of the sale by the Candover entities of all of their shares of our common stock upon six months (or any shorter mutually agreed upon period) prior written notice by us or him; or (iii) at any time by us upon payment of salary in lieu of notice.


     If the employment of any executive officer, other than Mr. Ankcorn, terminates for any reason, in addition to annual salary that the Company may elect to pay in lieu of notice, the officer will receive all compensation and other benefits earned and accrued, plus reimbursement for any business expenses incurred through the expiration of the applicable termination notice period.


     If Mr. Ankcorn's employment is terminated as a result of an involuntary termination, including the occurrence of certain events and the taking of certain actions by us, most of which are outside his control, Mr. Ankcorn will be entitled to certain termination benefits, including all compensation and other benefits earned and accrued and payment of his salary, bonus and various benefits for one year following termination.

     Following the termination of any of the executive officers' (other than Dr. Bathgate) employment, he will remain subject to certain restrictive covenants, including noncompetition, nondisclosure and nonsolicitation restrictions. Following termination of his employment for any reason, Dr. Bathgate will only be subject to a nondisclosure agreement.


     We previously provided Mr. McEwan with a relocation package valued at $45,000 in connection with relocating from Edinburgh to North Carolina and we have agreed to provide Mr. McEwan with a reasonable repatriation package in connection with relocating from North Carolina to the U.K. if we terminate Mr. McEwan's employment. We have also agreed to reimburse Mr. Cowan for certain costs of relocating from London to Edinburgh and we previously reimbursed Mr. Thornton for an aggregate of $32,771 incurred by him in connection with relocating from Geneva to Edinburgh. If Mr. Cowan or Mr. Thornton terminates his employment with us within two years of the payment by us of relocation costs, he must repay to us some or all of the costs reimbursed by us, depending on the date of termination of employment.


EXECUTIVE COMPENSATION

     The table below summarizes information concerning the compensation paid by Inveresk Research Group Limited during 2001 to our Chief Executive Officer and our four other most highly paid executive officers. We refer to those persons as our named executive officers.

                           SUMMARY COMPENSATION TABLE


                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                      -------------------------
                                                                                      ADJUSTED
                                      ANNUAL COMPENSATION              NUMBER OF     NUMBER OF
                             --------------------------------------    SECURITIES    SECURITIES
                                                     OTHER ANNUAL      UNDERLYING    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  SALARY(1)   BONUS(1)   COMPENSATION(1)     OPTIONS      OPTIONS(2)   COMPENSATION(1)
---------------------------  ---------   --------   ---------------   ------------   ----------   ---------------
Dr. Walter S. Nimmo......    $201,676    $366,718       $17,896(3)       1,606          88,685       $ 34,445(4)
  President and Chief
  Executive Officer
Michael F. Ankcorn.......    $222,795    $111,397       $10,415(5)       8,560(6)      251,200       $311,111(7)
  Vice President
Alastair S. McEwan.......    $160,209    $ 98,700       $ 3,645(8)       2,460         135,844       $ 66,235(9)
  Vice President
Nicholas J. Thornton(10)..   $158,567    $115,150       $11,852(11)      5,460         301,507       $ 58,429(12)
  Vice President
Stewart G. Leslie(13)....    $118,844    $ 40,835       $13,293(14)         --              --       $ 18,112(15)
  Chief Financial Officer


---------------
 (1) Remuneration of Dr. Nimmo, Mr. Thornton and Mr. Leslie was paid in pounds sterling and converted to U.S. dollars based on the average pounds sterling to U.S. dollars exchange rate for 2001 of L1:$1.4405. Remuneration of Mr. Ankcorn was paid in Canadian dollars and converted to

     U.S. dollars based on the average Canadian dollars to U.S. dollars exchange rate for 2001 of C$1:U.S.$.6428. Remuneration of Mr. McEwan through March 2001 was paid in pounds sterling and converted to U.S. dollars based on the average pounds sterling to U.S. dollars exchange rate for 2001 of L1:$1.4405. For the remainder of 2001, Mr. McEwan was paid in U.S. dollars.


 (2) Represents options issued by Inveresk Research Group, Inc., in replacement of options previously issued by Inveresk Research Group Limited, pursuant to the transactions described in "Change in Ultimate Parent" which took place immediately preceding the consummation of the offering. Mr. Ankcorn's options were to purchase B ordinary shares. All of the other named individuals received options to purchase ordinary shares.


 (3) Includes car allowance of $11,910 and fuel allowance of $5,059.

 (4) Includes payments for pension plan of $30,251, premiums for life assurance of $2,251, premiums for private health cover of $415, premiums for permanent health insurance of $1,198 and premiums for spouse's death in service benefits of $330.

 (5) Comprises car allowance of $10,415.

 (6) Mr. Ankcorn purchased these options for an aggregate purchase price of $100,000. This purchase price was repaid to Mr. Ankcorn prior to this offering.

 (7) Includes payments for pension plan of $306,487, premiums for life insurance of $1,084, premiums for medical coverage of $1,410, premiums for hospital coverage of $122, premiums for dental coverage of $2,000 and premiums for dependent life insurance of $8.

 (8) Includes car allowance of $2,612 and fuel allowance of $864.

 (9) Includes payments for pension plan of $16,746, premiums for life insurance of $287, premiums for private health coverage of $2,263, premiums for permanent health insurance of $736, premiums for spouse's death in service benefits of $330, a relocation package valued at $45,000, disability premiums of $630 and premiums for dental coverage of $243.

(10) Mr. Thornton joined Inveresk Research Group Limited in February 2001.

(11) Includes car allowance of $7,273 and fuel allowance of $3,995.

(12) Includes payments for pension plan of $23,786, premiums for life assurance of $390, premiums for private health cover of $406, premiums for permanent health insurance of $820, premiums for spouse's death in service benefits of $256 and a relocation package valued at $32,771.

(13) In January 2002, Mr. Leslie became our European Vice President, Finance and
     D. J. Paul E. Cowan became our Chief Financial Officer.

(14) Includes car allowance of $10,445 and fuel allowance of $1,801.

(15) Includes payments for pension plan of $16,205, premiums for life assurance of $307, premiums for private health cover of $415, premiums for permanent health insurance of $396 and premiums for spouse's death in service benefits of $789.

                             OPTION GRANTS IN 2001

     The following table sets forth information regarding stock options granted pursuant to option plans during the year ended December 30, 2001 to each of the named executive officers. These figures do not represent our estimate of future share prices.


                                                   INDIVIDUAL GRANTS(1)
                       ----------------------------------------------------------------------------
                             ACTUAL(2)             AS ADJUSTED(3)
                       ---------------------    ---------------------                                  POTENTIAL REALIZED VALUE AT
                         NUMBER     EXERCISE      NUMBER     EXERCISE   PERCENTAGE OF                 ASSUMED RATES OF STOCK PRICE
                       OF SHARES    OR BASE     OF SHARES    OR BASE    TOTAL OPTIONS                    APPRECIATION FOR OPTION
                       UNDERLYING    PRICE      UNDERLYING    PRICE      GRANTED TO                              TERM(5)
                        OPTIONS       (PER       OPTIONS       (PER     EMPLOYEES IN    EXPIRATION    -----------------------------
NAME                    GRANTED      SHARE)      GRANTED      SHARE)     FISCAL 2001       DATE            5%              10%
----                   ----------   --------    ----------   --------   -------------   -----------   -------------   -------------
Dr. Walter S. Nimmo..    1,606       $ 1.44(4)    88,685      $0.03           9%        August 2011     2,164,217       3,447,730
Michael F. Ankcorn...    8,560       $11.68      251,200      $0.40          26%        August 2011     6,037,195       9,672,742
Alastair S. McEwan...    2,460       $ 1.44(4)   135,844      $0.03          14%        August 2011     3,315,058       5,281,090
Nicholas J.
  Thornton...........    5,460       $11.68      301,507      $0.21          32%        August 2011     7,303,531      11,667,156
Stewart G. Leslie....       --           --           --         --          --                  --            --              --


---------------

(1) Additional option grants were made to our named executive officers during the three months ended March 31, 2002. On an "as adjusted" basis (see note 3, below), the aggregate number of shares underlying these additional options is 88,027. The average weighted "as adjusted" exercise price of those additional options is $0.21 per share. In addition, a new member of our management team was awarded options to purchase 268,809 shares (on an "as adjusted" basis) at an "as adjusted" exercise price of $0.40 per share.


(2) Represents the applicable provisions of the options actually issued to the named executive officers, during the year ended December 30, 2001, by Inveresk Research Group Limited.

(3) Represents the options issued by Inveresk Research Group, Inc., in replacement of the options issued in 2001, pursuant to the transactions described in "Change in Ultimate Parent."

(4) The exercise price of L1.00 per share has been converted to U.S. dollars based on the average pounds sterling to U.S. dollars exchange rate for 2001 of L1:$1.4405.

(5) For purposes of computing the values set forth in these columns we have used $15 per share (the midpoint of the range of the anticipated offering price) as the market value of the shares on the date of grant.

     The potential realizable value of our options is calculated based on the ten-year term of the option from the time of grant. The 5% and 10% assumed rates of appreciation are mandated by the rules promulgated by the Securities and Exchange Commission and do not represent our estimate or projection of our future stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

     - multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price of $15.00 per share;

     - assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

     - subtracting from that result the aggregate option exercise price.

     The gains shown do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual value realized may be greater or less than the potential realizable value set forth in the above tables. As described elsewhere in this prospectus, we may incur significant social security contribution obligations when options are exercised by certain resident employees in the U.K.

                             YEAR-END OPTION VALUES

     None of our named executive officers exercised any stock options during 2001. The following table sets forth information concerning options held by our named executive officers as of December 31, 2001. There was no public market for our shares of common stock as of December 31, 2001. Accordingly, the fair market value on December 31, 2001 is based on an assumed initial public offering price of $15 per share (the midpoint of the range of the anticipated offering price).

                                ACTUAL(1)                  AS ADJUSTED(2)
                       ---------------------------   ---------------------------             ACTUAL
                          NUMBER OF SECURITIES          NUMBER OF SECURITIES       ---------------------------
                         UNDERLYING UNEXERCISED        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               OPTIONS AT                    OPTIONS AT              IN-THE-MONEY OPTIONS AT
                            DECEMBER 31, 2001             DECEMBER 31, 2001           DECEMBER 31, 2001($)
                       ---------------------------   ---------------------------   ---------------------------
NAME                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   -------------   -----------   -------------   -----------   -------------
Dr. Walter S.
  Nimmo..............        --          1,606             --          88,685             --      $1,330,275
Michael F. Ankcorn...        --          8,560             --         251,200             --      $3,768,000
Alastair S. McEwan...        --          2,460             --         135,844             --      $2,037,660
Nicholas J.
  Thornton...........        --          5,460             --         301,507             --      $4,522,605
Stewart G. Leslie....        --             --             --              --             --              --


                               AS ADJUSTED
                       ---------------------------
                          VALUE OF UNEXERCISED
                         IN-THE-MONEY OPTIONS AT
                          DECEMBER 31, 2001($)
                       ---------------------------
NAME                   EXERCISABLE   UNEXERCISABLE
----                   -----------   -------------
Dr. Walter S.
  Nimmo..............         --      $1,330,275
Michael F. Ankcorn...         --      $3,768,000
Alastair S. McEwan...         --      $2,037,660
Nicholas J.
  Thornton...........         --      $4,522,605
Stewart G. Leslie....         --              --


---------------
(1) Represents the options actually held by the named executive officers at December 31, 2001.
(2) Represents the options issued by Inveresk Research Group, Inc. in replacement of the options held by the named executive officers at December 31, 2001 pursuant to the transactions described in "Change in Ultimate Parent" as if such transactions had occurred on December 31, 2001.

     Certain equity-based compensation (including stock options) which we have given to our officers, directors and employees and the transactions effected to change our ultimate parent have features that will result in charges to our earnings in periods subsequent to those presented in this prospectus. For additional information relating to these charges see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Earnings Charges in Respect of Change in Ultimate Parent and in Respect of Equity-Based Compensation."

EMPLOYEE BENEFIT PLANS

     Our 2002 Stock Option Plan reserves, upon consummation of this offering, 5,365,589 shares (which amount is adjustable upon the occurrence of certain events) of our shares of common stock for grant of stock options to our officers, employees and consultants, and officers, employees and consultants of our subsidiaries.

     The plan is administrated by a committee designated by our board of directors. At least two directors serving on the administrative committee are required to be "Non-Employee Directors" as that term is defined under Rule 16b-3(b)(3)(i) under the Securities Exchange Act of 1934, as amended, and shall, at such time as we are subject to Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the "Code") qualify as "Outside Directors" within the meaning of Section 162(m) of the Code. The administrative committee has all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the plan, including but not limited to the following:

     - to determine eligibility for participation;

     - to determine the type and amount of any award granted under the plan;

     - to make such changes to the plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax and certain other benefits applicable to stock options;

     - to make rules and regulations and establish procedures for carrying out and administering the plan and to make changes in such rules as it deems proper;

     - to determine, in accordance with the terms of the plan, the fair market value of shares underlying an award;

     - to accelerate the vesting of any award; and

     - to take any and all other actions it deems necessary or advisable for the proper operation or administration of the plan.

     Under the plan, the administrative committee also determines the exercise price at the time of grant; provided, that the exercise price for options will not be less than 100% of the fair market value of a share on the date of grant. Options under the plan are generally granted for a ten-year term, but may terminate earlier if the employment or service of the optionholder with us terminates before the end of the ten-year period.

     In the event of a change in control, the administrative committee may make certain adjustments to outstanding options, including the immediate vesting of such options. For purposes of the plan, a change in control means the occurrence of any one of the following events:

     - the acquisition of beneficial ownership by any individual, partnership or entity of 50% or more of our voting securities (other than by us); provided, however, that any acquisition of beneficial ownership shall not constitute a change in control by reason of an increase in the percentage of beneficial ownership of any person or group that results from a reduction in the number of outstanding shares or by reason of an increase in the beneficial ownership of a person or group of less than 5% per year;

     - any consolidation or merger of us where our stockholders immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any);

     - the sale, lease, exchange or other transfer of all or substantially all of our assets to a third party other than to an entity, at least a majority of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of Inveresk Research immediately prior to such sale; or

     - our stockholders approve a plan for the dissolution of us in accordance with applicable state law.

     Special rules may apply with respect to certain non-U.S. employees.


     All of the outstanding options of Inveresk Research Group Limited were cancelled in connection with the transactions described under "Change in Ultimate Parent." We issued, in accordance with the plan, options to purchase shares of our common stock to the holders of the cancelled options. The options granted by us have a similar exercise price and economic value to those which were cancelled. Prior to the change in ultimate parent transaction, Inveresk Research Group Limited had outstanding options to purchase ordinary shares and B ordinary shares in Inveresk Research Group Limited. Holders of options to purchase ordinary shares were issued options to purchase our shares of common stock based upon the same exchange ratio used to calculate the number of shares of our common stock issuable in exchange for ordinary shares. Holders of options to purchase B ordinary shares were issued options to purchase our shares of common stock in accordance with an exchange ratio that was also based upon the conversion formula for the B ordinary shares set forth in the Articles of Inveresk Research Group Limited. As a result, we issued options to purchase approximately 29.35 of our shares of common stock in return for each option to purchase one B ordinary share. Immediately following the consummation of this offering, as required by the option arrangements of Inveresk Research Group Limited, all of the options we issued to the former optionholders of Inveresk Research Group Limited to purchase shares of our common stock will be fully vested and immediately exercisable.

                             PRINCIPAL STOCKHOLDERS

BENEFICIAL OWNERSHIP


     The following table sets forth certain information known to us regarding the beneficial ownership of our shares of common stock as of June 26, 2002 and as adjusted to reflect the sale of our shares in this offering, by


     - each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to own beneficially 5% or more of our shares of common stock;

     - each of our directors and named executive officers; and

     - all directors and executive officers as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of June 26, 2002 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.



     Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 23,770,595 shares of common stock outstanding on June 26, 2002 and 35,770,595 shares of common stock outstanding after completion of this offering. This table assumes no exercise of the underwriters' over-allotment option.



                                                                             PERCENTAGE OF SHARES OF
                                                                         COMMON STOCK BENEFICIALLY OWNED
NAME AND ADDRESS OF                       SHARES OF COMMON STOCK   --------------------------------------------
BENEFICIAL OWNERS                           BENEFICIALLY OWNED     PRIOR TO THIS OFFERING   AFTER THIS OFFERING
-------------------                       ----------------------   ----------------------   -------------------
Stockholders Owning Approximately 5% or
  More
Candover Investments PLC(1).............        18,505,601                  77.8%                  51.7%
  20 Old Bailey
  London EC4M 7LN
  United Kingdom

Directors and Executive Officers
Dr. Walter S. Nimmo(2)..................         1,868,019                   7.8%                   5.2%
  11000 Weston Parkway
  Suite 100
  Cary, North Carolina 27513
Michael F. Ankcorn(3)...................           280,545                   1.2%                   0.8%
  87 Senneville Road
  Senneville (Montreal)
  Quebec, Canada H9X3R3
Alastair S. McEwan(4)...................           313,245                   1.3%                   0.9%
  11000 Weston Parkway
  Suite 100
  Cary, North Carolina 27513
Nicholas J. Thornton(5).................           313,245                   1.3%                   0.9%
  Elphinstone Research Centre
  Tranent, EH33 2NE
  Scotland, United Kingdom

                                                                             PERCENTAGE OF SHARES OF
                                                                         COMMON STOCK BENEFICIALLY OWNED
NAME AND ADDRESS OF                       SHARES OF COMMON STOCK   --------------------------------------------
BENEFICIAL OWNERS                           BENEFICIALLY OWNED     PRIOR TO THIS OFFERING   AFTER THIS OFFERING
-------------------                       ----------------------   ----------------------   -------------------
Stewart G. Leslie(6)....................           490,616                   2.1%                   1.4%
  Elphinstone Research Centre
  Tranent, EH33 2NE
  Scotland, United Kingdom
Dr. Ian P. Sword(7).....................           809,210                   3.4%                   2.3%
  Elphinstone Research Centre
  Tranent, EH33 2NE
  Scotland, United Kingdom
Dr. John Urquhart.......................           110,456                   0.5%                   0.3%
  11000 Weston Parkway
  Suite 100
  Cary, North Carolina 27513
Dr. John T. Henderson...................                --                    --                     --
  11000 Weston Parkway
  Suite 100
  Cary, North Carolina 27513
S. Louise McCrary.......................                --                    --                     --
  11000 Weston Parkway
  Suite 100
  Cary, North Carolina 27513
All directors and executive officers as
  a group (9 persons)...................         4,229,331                  17.1%                  11.5%


---------------

(1) Candover Investments PLC, a company listed on the London Stock Exchange, shares voting and investment power with Candover Partners Limited, a wholly-owned subsidiary of Candover Investments PLC, over (a) 1,959,425 shares of common stock directly held by Candover Investments PLC, pursuant to a Coinvestment Agreement dated December 16, 1997, and (b) 16,328,488 shares of common stock held collectively by five limited partnerships that make up the Candover 1997 Fund of which Candover Partners Limited is general partner. Candover Investments PLC shares voting and investment power with Candover (Trustees) Limited, a wholly-owned subsidiary of Candover Investments PLC, over 217,688 shares of common stock held directly by Candover (Trustees) Limited.



(2) Includes 112,153 shares of common stock issuable upon the exercise of stock options.



(3) Comprises 280,545 shares of common stock issuable upon the exercise of stock options.



(4) Includes 147,582 shares of common stock issuable upon the exercise of stock options.



(5) Includes 11,738 shares of common stock issuable upon the exercise of stock options. The remainder of these shares are held of record by Rathbone Jersey Limited but are beneficially owned by Mr. Thornton.



(6) Includes 11,738 shares of common stock issuable upon the exercise of stock options.



(7) Includes 11,099 shares of common stock issuable upon the exercise of stock options.


REGISTRATION RIGHTS AGREEMENT

     In connection with the transactions described under "Change in Ultimate Parent," we have entered into a registration rights agreement with Candover Investments PLC, Candover (Trustees) Limited, certain investment funds indirectly controlled by Candover Investments PLC and certain other stockholders, including Ian P. Sword, Walter S. Nimmo, D. J. Paul E. Cowan, Michael F. Ankcorn, Rathbone Jersey Limited (which holds all of our shares that are owned by Nicholas J. Thornton), Alastair S. McEwan and Brian Bathgate. Under the registration rights agreement, subject to a number of conditions and limitations, those Candover entities may require us to file a registration statement under the Securities Act to register the sale of our shares of common stock held by them. We may be required to file up to five registration statements. The registration rights agreement also provides that all of our stockholders named in that agreement have "piggy-back" registration rights in connection with registered offerings of our shares that we, or the Candover entities, initiate, not including this offering. Under the agreement, we will be required to pay all registration expenses with the exception of fees and expenses of counsel to the stockholders named in the agreement and underwriters discounts and commissions. We and the stockholders named in the agreement are required to indemnify one another against certain liabilities in respect of an offering covered by the registration rights agreement. Under this registration rights agreement, each of Dr. Sword, Dr. Nimmo, Mr. Cowan, Mr. Ankcorn, Rathbone Jersey Limited, Mr. McEwan and Dr. Bathgate have agreed to certain restrictions on sales of their shares of our common stock for a two-year period following consummation of this offering.

                           CHANGE IN ULTIMATE PARENT


     In order to implement our growth strategy, we intend, among other things, to expand further our operations in North America through internally-generated growth and, to the extent appropriate opportunities become available, through strategic acquisitions. In light of this desire to expand further in North America, and particularly the United States, immediately prior to the consummation of this offering, we changed the ultimate parent for the Inveresk Research group of companies from a company organized under the laws of Scotland to a corporation organized in the United States under the laws of the State of Delaware. Inveresk Research Group, Inc. was incorporated in Delaware in March 2002 solely for the purpose of effecting this change in ultimate parent for the Inveresk Research group of companies.



     In connection with the change in ultimate parent described above, all of the existing shareholders of Inveresk Research Group Limited exchanged their shares in Inveresk Research Group Limited for our shares of common stock. The mechanics for this share-for-share exchange were set forth in an Exchange Agreement by Declaration of Trust that we entered into on April 2, 2002 with all of the shareholders of Inveresk Research Group Limited and which was amended and restated on May 14, 2002.



     Pursuant to the Amended and Restated Exchange Agreement by Declaration of Trust all of the current shareholders of Inveresk Research Group Limited agreed that if the offering of our common stock pursuant to this prospectus does not occur within certain time periods, if requested by any of our Candover-related shareholders, the shareholders will take all actions reasonably necessary to place each party to the Amended and Restated Exchange Agreement by Declaration of Trust in the position that such party was in with respect to its relative shareholdings in Inveresk Research Group Limited prior to the share-for-share exchange. If this request is made by any Candover-related shareholder, each shareholder also agreed to enter into an agreement to provide the Candover-related shareholders with similar rights and protections as those they previously enjoyed with respect to Inveresk Research Group Limited.



     All of the option awards granted by Inveresk Research Group Limited provided that, upon a sale of more than 50% of the shares in Inveresk Research Group Limited, the options could, at the option of Inveresk Research Group Limited, be cancelled and options to purchase shares of the acquiring entity issued in their place. Therefore, upon consummation of the share-for-share exchange, all of the outstanding options of Inveresk Research Group Limited were automatically cancelled and, in their place, we issued options to purchase shares of our common stock to the holders of the cancelled options. The options granted by us have a similar exercise price and economic value to those which were cancelled. As a result, we issued options to purchase 1,520,099 of our shares of common stock in exchange for the cancellation of the outstanding options of Inveresk Research Group Limited. Immediately following the consummation of this offering, as required by the option arrangements of Inveresk Research Group Limited, all of the options we issue to the former optionholders of Inveresk Research Group Limited to purchase shares of our common stock following the change in ultimate parent will be fully vested and immediately exercisable.

     For a description of our capitalization see "Capitalization," for a description of our option plans see "Management -- Employee Benefit Plans" and for a description of our employment arrangements see "Management -- Employment Agreements."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INITIAL CANDOVER INVESTMENT

     Before giving effect to the completion of this offering, Candover Investments PLC, Candover (Trustees) Limited and certain investment funds indirectly controlled by Candover Investments PLC collectively own approximately 77.8% of our shares of common stock. In September 1999, these Candover entities purchased an aggregate of 462,500 A ordinary shares of Inveresk Research Group Limited for $0.8 million and we borrowed an aggregate of $43.8 million from Candover Investments PLC and certain investment funds indirectly controlled by Candover Investments PLC in the form of 10% unsecured subordinated loan stock due 2008 of Inveresk Research Group Limited. Under the investment agreement pursuant to which those shares and 10% unsecured subordinated loan stock were issued, Inveresk Research Group Limited agreed not to, among other things, change the authorized share capital of any of its subsidiaries, reorganize or consolidate its share capital, create any mortgage, or commence or terminate the employment of any of its directors or management, without the prior written consent of Candover Partners Limited, as agent for the Candover entities. In addition, if Inveresk Research Group Limited offers or sells any of its equity shares, the Candover entities have the right to participate in the offer or sale in the same proportion that their holdings of equity shares bear to the aggregate number of equity shares held by all other shareholders. If Inveresk Research Group Limited lists any of its equity shares on a recognized investment exchange, such listing must extend to the A ordinary shares held by the Candover entities. All of the parties to this investment agreement have agreed that the agreement will automatically terminate upon consummation of this offering and that it will not apply to this offering of our shares.

ADDITIONAL CANDOVER INVESTMENT

     In connection with the acquisition of ClinTrials in April 2001, Candover Investments PLC, Candover (Trustees) Limited and certain investment funds indirectly controlled by Candover Investments PLC collectively purchased an aggregate of 264,128 A ordinary shares of Inveresk Research Group Limited for $0.4 million and we borrowed an aggregate of $64.8 million from Candover Investments PLC and certain investment funds indirectly controlled by Candover Investments PLC in the form of 10% unsecured subordinated loan stock due 2008 of Inveresk Research Group Limited. An investment agreement similar to the investment agreement described above was entered into at the time of this investment. All of the parties to that investment agreement have agreed that the agreement will automatically terminate upon consummation of this offering.


10% UNSECURED SUBORDINATED LOAN STOCK DUE 2008



     The indebtedness under our 10% unsecured subordinated loan stock due 2008 bears interest at 10% per year and is due and payable in full no later than June 30, 2008. Inveresk Research Group Limited is obligated to repay any 10% unsecured subordinated loan stock due 2008 not redeemed or repaid upon the sale of more than 50% of its equity or assets or upon the listing of any of its shares on the London Stock Exchange. Therefore, the change in our ultimate parent described in "Change in Ultimate Parent" triggered repayment of the indebtedness in the form of 10% unsecured subordinated loan stock due 2008. The holders of the loan stock, including Candover Investments PLC and certain investment funds indirectly controlled by Candover Investments PLC, agreed not to require repayment of the 10% unsecured subordinated loan stock due 2008 until this offering is consummated. We intend to repay all of our indebtedness under the 10% unsecured subordinated loan stock due 2008 out of the proceeds of this offering and with borrowings under the new bank credit facility that we have entered into.

INCREASE IN MANAGEMENT OWNERSHIP

     The Articles of Inveresk Research Group Limited provided that upon certain types of "liquidity events," including the listing of the ordinary shares of Inveresk Research Group Limited, the different classes of shares of Inveresk Research Group Limited would be converted into a single class and the relative ownership percentage of management would be adjusted based on the rate of return on the Candover entities investment implied by the pricing of the liquidity event. Because we have changed the location of our ultimate parent, the ordinary shares of Inveresk Research Group Limited will not be listed. Therefore these "ratchet" arrangements will not be triggered by this offering. In order to put the shareholders and optionholders of Inveresk Research Group Limited in the position that they would have been in if the change in our ultimate parent had not occurred prior to this offering, the rate at which the A ordinary shares and options to purchase B ordinary shares were exchanged for shares of our common stock or options to purchase shares of our common stock, as applicable, in connection with the change in our ultimate parent was based on the number of ordinary shares that the A ordinary shares and B ordinary shares would have been convertible into if they had been converted into ordinary shares prior to the change in our ultimate parent. As a consequence, in connection with the change in our ultimate parent, our management's percentage ownership in our outstanding share capital increased from 11.25% prior to the change in ultimate parent to 21.25% following the change in ultimate parent.

WAIVER OF NATIONAL INSURANCE PAYMENT OBLIGATIONS


     Certain of the options issued by Inveresk Research Group Limited contained a provision that obligated the holder of the option to pay to Inveresk Research Group Limited any U.K. National Insurance contributions payable by Inveresk Research Group Limited to the Inland Revenue upon exercise of these options. We waived this condition for Nicholas J. Thornton when he exercised certain of his options in March 2002 and accordingly we, and not Mr. Thornton, paid the U.K. National Insurance contribution of L59,697 (equivalent to $85,844) we were obligated to pay to the U.K. Inland Revenue in connection with the exercise of those options.



     The options that we issued in exchange for the cancellation of the options described above in connection with the change in our ultimate parent do not contain an obligation on the part of the holder of the option to pay the full amount of the U.K. National Insurance contributions otherwise payable by us to the U.K. Inland Revenue upon the exercise of those options. Instead, these options provide that we will be liable for all U.K. National Insurance contributions payable by us to the extent the market value of our shares is equal to or less than the price at which our shares are first offered to the public in this offering, and the holders of those options agree to bear the liability for any U.K. National Insurance contributions in excess of this amount that may become due when the options are exercised. Consequently, if all of these options are exercised at a time when the market price is equal to the initial public offering price of $15 per share (the midpoint of the range of the anticipated offering price) we will be liable to pay an aggregate of $1.3 million in U.K. National Insurance contributions to the U.K. Inland Revenue. Persons who received such options include Dr. Walter S. Nimmo, D. J. Paul E. Cowan, Alastair S. McEwan, Nicholas J. Thornton and Dr. Brian Bathgate.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Upon completion of this offering our authorized capital stock will consist of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, which our board of directors has the power and authority to designate into classes or shares. Immediately after the sale of common stock in this offering our issued and outstanding share capital will consist of 35,770,595 shares of common stock (37,570,595 shares if the underwriters exercise their over-allotment option in full).


     The following is a summary of various provisions of our shares of common stock and shares of preferred stock. The following summary is not complete and you should also refer to our certificate of incorporation and bylaws, both of which have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

COMMON STOCK

     The holders of our shares of common stock are entitled to one vote per share on all matters to be voted on by our stockholders. Holders of our shares of common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters on which stockholders will vote must be approved by a majority of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any shares of preferred stock. Holders of our shares of common stock are entitled to share ratably in any dividends declared by our board of directors, subject to any priority dividend rights of any shares of preferred stock we may issue in the future. If we are liquidated, dissolved, or wound up, we must first pay all amounts we owe our creditors and then pay the full amounts required to be paid to holders of any shares of preferred stock then outstanding before we may make any payments to holders of our shares of common stock. All holders of our shares of common stock are entitled to share ratably in any assets available for distribution to them, after all of our creditors have been satisfied and we have paid the liquidation preferences of any of our shares of preferred stock. None of our shares of common stock are subject to redemption by us. Holders of our shares of common stock do not have any preemptive rights to purchase additional shares of common stock. In addition, holders of our shares of common stock do not have subscription rights, sinking fund rights or conversion rights. Our outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

     Our board of directors has the authority, without further action by our stockholders, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of those shares, subject to limitations prescribed by law. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders. The issuance of shares of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of shares of common stock. In some circumstances, an issuance of shares of preferred stock could have the effect of decreasing the market price of the shares of common stock. As of the closing of the offering, no shares of preferred stock will be outstanding. We currently have no plans to issue any shares of preferred stock.

LIMITATION ON DIRECTORS' LIABILITIES

     As permitted by the Delaware General Corporation Law, as amended, the "DGCL," our certificate of incorporation limits the liability of our directors to our company or our stockholders for monetary damages for breach of fiduciary duty as directors to the fullest extent permitted by the DGCL as it now exists or as it may be amended. As of the date of this prospectus, the DGCL permits limitations of liability for director's breach of fiduciary duty other than liability:

     - for any breach of the director's duty of loyalty to our company or our stockholders,

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

     - under Section 174 of the DGCL, or

     - for any transaction from which the director derived an improper personal benefit.

     In addition, our bylaws provide that we will indemnify, to the fullest extent permitted under the DGCL, all of our directors, officers, employees and agents for acts performed on our behalf in such capacity.

DELAWARE ANTI-TAKEOVER PROVISIONS

     We are subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, this provision prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless, with some exceptions, the business combination is approved in the prescribed manner. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock. The statute broadly defines business combinations to include:

     - mergers;

     - consolidations;

     - sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or aggregate market value of all outstanding stock of the corporation; and

     - certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

These provisions may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     Our certificate of incorporation provides for the issuance by our board of directors of up to 10,000,000 shares of preferred stock, with voting power, designations, preferences and other special rights. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of shares of common stock or could adversely affect the rights and powers, including voting rights, of holders of shares of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of our shares of common stock. Holders of our shares of preferred stock could also make it more difficult for a third party to acquire our company. At the closing of this offering, no shares of preferred stock will be outstanding and we currently have no plans to issue any shares of preferred stock.

     Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. Our classified board staggers terms of the three classes and will be implemented through one, two and three-year terms for the initial three classes, followed in each case by full three-year terms. With a classified board, only one-third of the members of our board of directors will be elected each year. This classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, but must consist of not less than three directors. This provision will prevent stockholders from circumventing the provisions of our classified board.

NASDAQ LISTING

     Our common stock has been approved for quotation on The Nasdaq Stock Market's National Market under the trading symbol "IRGI."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our shares of common stock is Continental Stock Transfer & Trust Company of New York Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, there has been no market for our shares of common stock, and we cannot assure you that a significant public market for our shares of common stock will develop or be substantial after this offering. Future sales of substantial amounts of our shares of common stock, including shares issued upon the exercise of outstanding options, in the public market (or the perception that such sales may occur) could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. After this offering is completed, the resale of certain of our outstanding shares into public markets will be subject to legal and contractual restrictions, some of which are described below. The lapsing of these restrictions will permit sales of substantial amounts of our shares of common stock or could create the perception that such sales may occur, which could adversely affect the market price for our shares of common stock.


     Upon completion of this offering, we will have 35,770,595 shares of common stock outstanding, plus up to 1,800,000 additional shares if the underwriters exercise the over-allotment option in full, without taking into account 1,520,099 shares that may be issued upon exercise of options outstanding as of the date on which this offering is completed.



     The 12,000,000 shares of common stock being sold in this offering (13,800,000 shares if the underwriters exercise their over-allotment option in full) will be freely tradeable (other than by an affiliate of our company as that term is defined in the Securities Act of 1933, or Securities Act, which generally includes officers, directors or 10% stockholders) without restriction or registration under the Securities Act. A number of our other shares also will be freely tradeable. Upon completion of this offering 21,966,410 of our shares of common stock will be eligible for public sale solely if registered under the Securities Act or sold under an applicable exemption. We have entered into a registration rights agreement with certain of our stockholders with respect to the shares of common stock they hold. See "Principal Stockholders -- Registration Rights Agreement." Upon any sale of those shares pursuant to an effective registration statement, the shares would be fully transferable without restriction.


     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed an affiliate of ours, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of the shares then outstanding, which will be approximately 357,706 shares immediately after this offering, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options; or

     - the average weekly trading volume of our shares of common stock on the Nasdaq National Market during the four calendar weeks before the filing of a Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to requirements relating to manner of sale, notice and availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any previous owner except an affiliate of ours, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Our officers, directors and stockholders have agreed, under lock-up agreements that, subject to certain exceptions described under the caption "Underwriting," they will not sell any shares of common stock owned by them without the prior written consent of Bear, Stearns & Co. Inc. for a period of at least 180 days from the date of this prospectus.

     In addition, simultaneously with this offering we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of common stock reserved for issuance under our stock option plans and, as a result, all shares of common stock acquired upon exercise of stock options under these plans (subject to vesting requirements contained in the applicable award agreement, if any) will also be freely tradable in the open market unless purchased by our affiliates.

     We also may issue our shares of common stock from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares in connection with any such acquisitions and investments.

                TAX CONSIDERATIONS IN CONNECTION WITH THE CHANGE
                             IN OUR ULTIMATE PARENT

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR INVERESK RESEARCH

     The following discussion is a summary of the material U.S. federal income tax considerations to us as a result of the share exchange. The discussion is based on the Code, U.S. Treasury Regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect.


     As a result of the share exchange, Inveresk Research Group, Inc. holds all the shares of Inveresk Research Group Limited and its subsidiaries. Thus, the earnings distributed by Inveresk Research Group Limited and its subsidiaries to Inveresk Research Group, Inc. will be subject to a U.S. Federal income tax at a maximum rate of 35% (plus any state and local taxes). In addition, all of our subsidiaries that are not organized or created in the U.S. (or under the laws of the U.S. or any state) became "controlled foreign corporations" by virtue of the share exchange. Certain earnings of those controlled foreign corporations from passive activities, related party transactions and U.S. investments may be currently taxable to Inveresk Research Group, Inc. even if not remitted to Inveresk Research Group, Inc. in the year they are earned. U.S. controlled foreign corporations are also subject to substantial information reporting to the Internal Revenue Service.


     Credits for non-U.S. taxes paid by Inveresk Research Group, Inc. and by our controlled foreign corporations are available to reduce the U.S. tax subject to limitations.

     The interposition of Inveresk Research Group, Inc. between Inveresk Research Group Limited and its former shareholders may decrease the net amount available for distribution to our shareholders as a result of the 35% U.S. tax payable on funds remitted to Inveresk Research Group, Inc. for distribution and the potential increase in non-U.S. withholding tax on payments from Inveresk Research Group Limited to Inveresk Research Group, Inc., rather than directly to our shareholders. In addition, the withholding obligations with respect to payments from Inveresk Research Group, Inc. to the former shareholders of Inveresk Research Group Limited may be greater than the previous withholding obligations with respect to payments from Inveresk Research Group Limited to the former shareholders of Inveresk Research Group Limited because U.S. withholding provisions and treaties (as opposed to U.K. provisions) will now govern the new relationship.

U.K. TAX CONSIDERATIONS FOR THE COMPANY

     The acquisition of shares of Inveresk Research Group Limited by Inveresk Research Group, Inc. will not directly have U.K. tax consequences for Inveresk Research Group, Inc. (apart from stamp duty or stamp duty reserve tax at the rate of 0.5% of the value of the consideration given by Inveresk Research Group, Inc. for the shares of Inveresk Research Group Limited). However, if Inveresk Research Group, Inc. is dual resident in the U.K. and the U.S. this may have consequences for Inveresk Research Group, Inc. as described below.

  Dual Residency

     If Inveresk Research Group, Inc. is considered to be centrally managed and controlled in the U.K., Inveresk Research Group, Inc. may be considered a dual resident corporation which would mean that (subject to any relief available under the U.S./U.K. Double Tax Treaty) Inveresk Research Group, Inc. would be subject to U.K. tax of up to 30% on its income and gains computed under U.K. principles, in addition to the U.S. tax payable by virtue of being organized in the U.S. While the U.K. taxes paid may ultimately be creditable in the U.S., there are limitations on the availability of foreign tax credits in any given year. Whether a company generally is considered to be managed and controlled in the U.K. is a question of fact. Generally, if the strategic and policy level decision making as opposed to day-to-day operational management of the company is carried on in the U.K., the company will be considered to be managed and controlled in the U.K. However, if the board of directors of a company exercises effective control over the company's policies, a majority of such board consists of non-U.K. residents and such board meets outside of the U.K., the company generally will not be considered to be managed and controlled in the U.K. We have received advice on the specific steps that we must take to avoid being considered to be centrally managed and controlled in the U.K., and we intend to take such steps. Therefore, we believe that we will not be considered to be managed and controlled in the U.K.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement among the underwriters and us, each of the underwriters named below, through their representatives, Bear, Stearns & Co. Inc., UBS Warburg LLC, William Blair & Company, L.L.C. and SG Cowen Securities Corporation, have severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Bear, Stearns & Co. Inc.....................................
UBS Warburg LLC.............................................
William Blair & Company, L.L.C. ............................
SG Cowen Securities Corporation.............................

     Total..................................................

     The underwriting agreement provides that the obligations of the several underwriters are subject to approval of various legal matters by their counsel and to various other conditions, including delivery of legal opinions by our counsel, the delivery of a letter by our independent auditors and the accuracy of the representations and warranties made by us in the underwriting agreement. Under the underwriting agreement, the underwriters are obliged to purchase and pay for all of the above shares of our shares of common stock if any are purchased.

PUBLIC OFFERING PRICE


     The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus
and at that price less a concession not in excess of $     per share to other
dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and those dealers may reallow, concessions not in
excess of $     per share to other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our shares of common stock are offered subject to receipt and acceptance by the underwriters and subject to other conditions, including the right to reject orders in whole or in part. The underwriters have informed us that the underwriters do not expect sales to accounts over which they exercise discretionary authority to exceed 3% of the total number of shares of common stock offered by them.

     The following table summarizes the per share and total public offering price of the shares of common stock in the offering, the underwriting compensation to be paid to the underwriters by us and the proceeds of the offering, before expenses, to us. The information presented assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                         TOTAL
                                                            -------------------------------
                                                   PER         WITHOUT            WITH
                                                  SHARE     OVER-ALLOTMENT   OVER-ALLOTMENT
                                                 --------   --------------   --------------
Public offering price..........................  $             $                $
Underwriting discounts and commissions.........
Proceeds before expenses.......................

     The underwriting discount and commission per share is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock.

     We estimate total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $2,700,000.

OVER-ALLOTMENT OPTION TO PURCHASE ADDITIONAL SHARES

     We have granted a 30-day over-allotment option to the underwriters to purchase up to an aggregate of 1,800,000 additional shares of common stock exercisable at the offering price less the underwriting discounts and commissions, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be obliged to purchase additional shares of common stock in proportion to their respective purchase commitments as shown in the table set forth above, subject to various conditions.

INDEMNIFICATION AND CONTRIBUTION

     The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act, including liabilities arising from material misstatements or omissions in connection with disclosures, or will contribute to payments that the underwriters may be required to make in respect of those liabilities.

LOCK-UP AGREEMENTS

     Our directors, officers and stockholders have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock in the public market without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus. Bona fide gifts by individuals to immediate family members, transfers by a partnership to its partners or transfers by Candover Investments PLC or a fund directly or indirectly controlled by Candover Investments PLC to another fund controlled directly or indirectly by Candover Investments PLC are excepted from the restrictions of the lock-up agreements, provided the transferee agrees to be bound by similar restrictions.

     In addition, we have agreed that for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell or otherwise dispose of any shares of common stock, except that we may issue, and grant options to purchase, shares of common stock and restricted stock under our equity compensation plans.

NASDAQ NATIONAL MARKET QUOTATION

     Prior to this offering, there has been no public market for our shares of common stock. As a result, the initial offering price for the shares of common stock was determined by negotiations between us and the representatives of the underwriters. Among the factors considered in those negotiations, the primary factors were our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. Our common stock has been approved for quotation on The Nasdaq Stock Market's National Market, under the symbol "IRGI." We cannot assure you, however, that an active or orderly trading market will develop for the shares of common stock or that the shares of common stock will trade in the public market after this offering at or above the initial offering price.

STABILIZATION AND SYNDICATE SHORT POSITION

     In order to facilitate the offering of our shares of common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of our shares of common stock.

     The underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in the offering. A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     Accordingly, to cover these short sales positions or to stabilize the market price of our shares of common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our shares of common stock may have the effect of raising or maintaining the market price of our shares of common stock or preventing or mitigating a decline in the market price of our shares of common stock. As a result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

                             ---------------------

     In connection with our acquisition of ClinTrials in April 2001, Bear, Stearns & Co. Inc. served as our financial advisor and Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., provided us with financing pursuant to a Facilities Agreement. In connection with these services, such Bear Stearns entities received customary fees. In July 2001, Bear Stearns Corporate Lending Inc. assigned its rights and obligations under such Facilities Agreement to two unaffiliated commercial banks. D. J. Paul E. Cowan, our Chief Financial Officer, was a Managing Director of Bear Stearns International Limited until January 2002, when he assumed his current position with our company.

     Affiliates of Bear, Stearns & Co. Inc. and of UBS Warburg LLC have each made investments in the Candover 2001 Fund. Each such investment involves less than a 1% interest in such fund (assuming an anticipated final fund size of Euro
2.5 billion). In addition, a UBS Warburg staff coinvest plan has committed to invest in such fund, and an affiliate of UBS Warburg LLC serves as general partner of a partnership pursuant to which clients of UBS Warburg LLC invest in such fund. An affiliate of UBS Warburg LLC is a placement agent for the Candover 2001 Fund, for which it will receive customary fees. The Candover 2001 Fund is indirectly controlled by Candover Investments PLC, which, together with

Candover (Trustees) Limited (a wholly-owned subsidiary of Candover Investments
PLC) and certain investment funds indirectly controlled by Candover Investments PLC, are the principal shareholders of Inveresk Research Group, Inc. See "Principal Stockholders."

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Clifford Chance Rogers & Wells LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Coudert Brothers LLP.

                                    EXPERTS

     The audited consolidated financial statements of Inveresk Research as of December 30, 2001 and 2000 and for the years ended December 31, 2001 and December 31, 2000 and the periods ended December 26, 1999 and September 19, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen, independent auditors, as indicated in their report with respect thereto, and are included herein and therein in reliance upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of ClinTrials Research Inc. at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the common stock we are offering by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. You should refer to the registration statement, including its exhibits for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit. Copies of the registration statement, including the related exhibits, are available for examination without charge at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's Midwest Regional Office at 175 West Jackson Boulevard, Suite 900, Chicago IL, 60604 or the Northeast Regional Office at 233 Broadway, New York, NY 10279 or on the website of the Securities and Exchange Commission at http://www.sec.gov. Copies of all or a portion of the registration statement can be obtained from the Public Reference Room of the Securities and Exchange Commission upon payment of prescribed fees, and information on the operation of the Public Reference Room may be obtained by calling the Commission at (800) SEC-0330.

     As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
INVERESK RESEARCH GROUP, INC.
Report of Independent Auditors..............................   F-2
Consolidated Statements of Operations.......................   F-3
Consolidated Balance Sheets.................................   F-4
Consolidated Statements of Cash Flows.......................   F-5
Consolidated Statements of Shareholders' Equity.............   F-6
Notes to Consolidated Financial Statements..................   F-7
Quarterly Financial Information (Unaudited).................  F-30

CLINTRIALS RESEARCH INC.
Report of Independent Auditors..............................  F-43
Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................  F-44
Consolidated Statements of Operations for the Years Ended
  December 31, 2000, 1999 and 1998..........................  F-45
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000, 1999 and 1998..........................  F-46
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 2000, 1999 and 1998..............  F-47
Notes to Consolidated Financial Statements..................  F-48
Quarterly Financial Information (Unaudited).................  F-62
Consolidated Financial Statement Schedule
  Schedule II -- Valuation and Qualifying Accounts..........  F-63
Condensed Consolidated Statements of Operations for the
  Three Months Ended March 31, 2001 and 2000 (Unaudited)....  F-64
Condensed Consolidated Statements of Cash Flows for the
  Three Months Ended March 31, 2001 and 2000 (Unaudited)....  F-65
Notes to the Condensed Consolidated Financial Statements for
  the Three Months Ended March 31, 2001 and 2000............  F-66

                         INVERESK RESEARCH GROUP, INC.

                         REPORT OF INDEPENDENT AUDITORS


To the Shareholders of Inveresk Research Group, Inc.:


     We have audited the accompanying consolidated balance sheets of Inveresk Research Group, Inc. (a Delaware corporation) and its predecessor as of December 30, 2001 and December 31, 2000, and the related consolidated statements of income, comprehensive income, shareholders' investment and cash flows for the periods ended December 30, 2001, December 31, 2000, December 26, 1999 (98 day period), and September 19, 1999 (266 day period). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Inveresk Research Group, Inc. as of December 30, 2001, December 31, 2000 and the results of its operations and its cash flows for the periods ended December 30, 2001, December 31, 2000, December 26, 1999 (98 day period) and September 19, 1999 (266 day period) in conformity with accounting principles generally accepted in the United States.

     As explained in Note 2, effective January 1, 2001, the Company adopted FAS 133 "Accounting for Derivative Instruments and Hedging Activities."


/s/Arthur Andersen

Arthur Andersen
Edinburgh, Scotland


25 June 2002

                         INVERESK RESEARCH GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      SUCCESSOR
                                ------------------------------------------------------       PREDECESSOR
                                52 WEEKS ENDED    53 WEEKS ENDED    SEPTEMBER 20, 1999    DECEMBER 28, 1998
                                 DECEMBER 30,      DECEMBER 31,      TO DECEMBER 26,      TO SEPTEMBER 19,
                                     2001              2000                1999                 1999
                                --------------    --------------    ------------------    -----------------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net service revenue...........   $   156,296       $    65,540         $    16,832            $ 47,088
  Direct costs................       (83,975)          (36,133)             (9,645)            (27,177)
                                 -----------       -----------         -----------            --------
Gross profit..................        72,321            29,407               7,187              19,911
  Selling, general and
     administrative
     expenses.................       (41,934)          (13,825)             (3,275)             (9,013)
  Depreciation................        (8,028)           (4,513)               (809)             (3,731)
  Amortization of goodwill and
     intangibles..............        (7,910)           (3,281)               (973)               (242)
                                 -----------       -----------         -----------            --------
Income from operations........        14,449             7,788               2,130               6,925
  Interest income.............           483               367                  87                 236
  Interest expense and similar
     charges..................       (17,584)           (7,889)             (2,091)               (796)
                                 -----------       -----------         -----------            --------
Income (loss) before income
  taxes.......................        (2,652)              266                 126               6,365
Provision for income taxes....        (2,049)             (682)               (325)             (2,308)
                                 -----------       -----------         -----------            --------
Net income (loss) before
  extraordinary item..........        (4,701)             (416)               (199)              4,057
Extraordinary item (note 9)...          (419)               --                  --                  --
                                 -----------       -----------         -----------            --------
Net income (loss).............   $    (5,120)      $      (416)        $      (199)           $  4,057
                                 ===========       ===========         ===========            ========
Loss per share pre
  extraordinary item:
  Basic.......................   $     (0.22)      $     (0.03)        $     (0.01)
  Diluted.....................   $     (0.22)      $     (0.03)        $     (0.01)
Loss per share post
  extraordinary item:
  Basic.......................   $     (0.24)      $     (0.03)        $     (0.01)
  Diluted.....................   $     (0.24)      $     (0.03)        $     (0.01)
Number of shares and common
  stock equivalents used in
  computing loss per share:
  Basic.......................    21,489,571        15,803,724          15,803,724
  Diluted.....................    21,489,571        15,803,724          15,803,724
                                 -----------       -----------         -----------

          See accompanying notes to consolidated financial statements.

                         INVERESK RESEARCH GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 30,    DECEMBER 31,
                                                                  2001            2000
                                                              ------------    ------------
                                                                 (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 16,118        $  9,686
  Accounts receivable, net of allowance for doubtful
     accounts of $760 in 2001 and $312 in 2000..............      32,646           8,760
  Unbilled receivables, net of allowance of $1,020 in 2001
     and zero in 2000.......................................      19,999           7,394
  Income taxes receivable...................................       4,335             295
  Inventories...............................................       2,173             458
  Other current assets......................................       2,164           1,041
                                                                --------        --------
Total current assets........................................      77,435          27,634
Property, plant and equipment...............................      87,922          48,759
Intangible assets...........................................     134,517          47,273
Deferred debt issue costs...................................       1,952             902
                                                                --------        --------
                                                                $301,826        $124,568
                                                                ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 10,118        $  1,443
  Advance billings..........................................      30,380          15,342
  Accrued expenses..........................................      21,520           4,752
  Income taxes payable......................................       2,103             598
  Deferred income taxes.....................................         559             493
  Current portion of long term debt.........................     127,648           3,029
  Bank overdraft............................................          --              51
                                                                --------        --------
Total current liabilities...................................     192,328          25,708
Deferred income taxes.......................................      27,053          14,620
Long term debt..............................................      85,109          80,898
Defined benefit pension scheme obligation...................       4,721           3,095
Commitments and contingencies (Note 15).....................          --              --
Shareholders' equity
Preferred shares of common stock, $0.01 par
  value -- 10,000,000 authorized, none issued...............          --              --
Ordinary shares of common stock, $0.01 par
  value -- 150,000,000 authorized; issued and fully-paid
  23,469,088 and 15,803,724 at December 30, 2001 and
  December 31, 2000.........................................         235             158
                                                                --------        --------
  Total common stock........................................         235             158
  Additional paid-in capital................................       1,118             807
  Accumulated deficit.......................................      (5,784)           (664)
  Accumulated other comprehensive income (loss).............      (2,954)            (54)
                                                                --------        --------
Total shareholders' equity (accumulated deficit)............      (7,385)            247
                                                                --------        --------
                                                                $301,826        $124,568
                                                                ========        ========

          See accompanying notes to consolidated financial statements.

                         INVERESK RESEARCH GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 SUCCESSOR
                                              ------------------------------------------------    PREDECESSOR
                                                52 WEEKS       53 WEEKS                          DECEMBER 28,
                                                 ENDED          ENDED       SEPTEMBER 20, 1999      1998 TO
                                              DECEMBER 30,   DECEMBER 31,           TO           SEPTEMBER 19,
                                                  2001           2000       DECEMBER 26, 1999        1999
                                              ------------   ------------   ------------------   -------------
                                                                   (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................   $  (5,120)      $  (416)          $   (199)          $ 4,057
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
Depreciation of property, plant and
  equipment.................................       8,028         4,513                809             3,731
Amortization of goodwill and intangible
  assets....................................       7,910         3,281                973               242
Deferred pension obligations................         130          (195)                27              (538)
Deferred income taxes.......................         210           439               (263)              694
Amortization of deferred loan issue costs...       1,040           322                 --                --
Interest on 10% unsecured subordinated loan
  stock due 2008, not payable until the loan
  stock is redeemed.........................       8,970         4,278              1,174                --
Non-cash compensation expense on issue of
  shares to management......................          --            --                 77                --
Changes in operating assets and liabilities:
  Accounts receivable.......................      (1,682)         (720)               852               112
  Advance billings..........................        (361)        1,369                 62               186
  Inventories...............................         176            87                (62)             (249)
  Accounts payable and accrued expenses.....         640          (616)               224               673
  Income taxes..............................      (1,277)         (919)            (1,051)            1,614
  Other assets and liabilities..............         829         1,270               (582)           (1,216)
                                               ---------       -------           --------           -------
Net cash provided by operating activities...      19,493        12,693              2,041             9,306
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of SGS Health Sector Holdings and
  IRNA, net of cash acquired of $9,080......          --            --            (78,792)               --
Purchase of ClinTrials Research Inc, net of
  cash acquired of $5,700...................    (115,147)           --                 --                --
Purchases of property, plant and
  equipment.................................     (11,145)       (6,792)            (1,307)           (5,305)
Proceeds from sale of investments...........          --            40                 --                --
                                               ---------       -------           --------           -------
Net cash used in investing activities.......    (126,292)       (6,752)           (80,099)           (5,305)
CASH FLOWS FROM FINANCING ACTIVITIES
Issue of common stock, net of issue costs...         388            --                839                --
Proceeds from short-term borrowings.........          --            --              3,206                --
Repayments of short-term borrowings.........      (3,038)         (109)                --               (56)
Proceeds from long-term borrowings, net of
  issue costs...............................     156,440            --             83,763                --
Repayments of long-term debt................     (38,311)       (3,031)                (9)              (27)
Repayment of balances owing to former parent
  company and its subsidiaries..............          --            --             (2,733)               --
                                               ---------       -------           --------           -------
Net cash provided (used) by financing
  activities................................     115,479        (3,140)            85,066               (83)
Effect on foreign currency exchange rate
  changes on cash...........................      (2,248)         (124)                 1             2,054
                                               ---------       -------           --------           -------
Increase in cash and cash equivalents.......       6,432         2,677              7,009             5,972
Cash and cash equivalents at beginning of
  period....................................       9,686         7,009                 --             3,108
                                               ---------       -------           --------           -------
Cash and cash equivalents at end of
  period....................................   $  16,118       $ 9,686           $  7,009           $ 9,080
                                               =========       =======           ========           =======

          See accompanying notes to consolidated financial statements.

                         INVERESK RESEARCH GROUP, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                          NUMBER OF                            ADDITIONAL   RETAINED EARNINGS   ACCUMULATED OTHER
                                          ORDINARY      ORDINARY      SHARE     PAID-IN       (ACCUMULATED        COMPREHENSIVE
                                TOTAL      SHARES        SHARES      PREMIUM    CAPITAL         DEFICIT)          INCOME (LOSS)
                               -------   -----------   -----------   -------   ----------   -----------------   -----------------
                                                                     (DOLLARS IN THOUSANDS)
PREDECESSOR COMBINED BALANCE
  AT DECEMBER 28, 1998.......  $37,109                 $    21,702   $11,227     $   --          $ 5,229             $(1,049)
Comprehensive income (loss):
  Foreign currency
    translation
    adjustments..............     (907)                         --       --          --               --                (907)
Net income for period to
  September 19, 1999.........    4,057                          --       --          --            4,057                  --
                               -------
Comprehensive income.........    3,150
                               -------   -----------   -----------   -------     ------          -------             -------
---------------------------------------------------------------------------------------------------------------------------------

SUCCESSOR BALANCE AT
  SEPTEMBER 20, 1999.........  $    --            --   $        --   $   --      $   --          $    --             $    --
Issue of common stock........    1,269    15,803,724           158       --       1,111               --                  --
Share issue expenses.........     (430)                         --       --        (381)             (49)                 --
Compensation expense on issue
  of shares to management....       77                          --       --          77               --                  --
Comprehensive income (loss):
  Foreign currency
    translation
    adjustments..............       (5)                         --       --          --               --                  (5)
Net loss for period..........     (199)                         --       --          --             (199)                 --
                               -------
Comprehensive (loss).........     (204)
                               -------   -----------   -----------   -------     ------          -------             -------
BALANCE AT DECEMBER 26,
  1999.......................  $   712    15,803,724   $       158   $   --      $  807          $  (248)            $    (5)
Comprehensive income (loss):
  Foreign currency
    translation
    adjustments..............      (49)                         --       --          --               --                 (49)
Net loss for 2000............     (416)                         --       --          --             (416)                 --
                               -------
Comprehensive (loss).........     (465)
                               -------   -----------   -----------   -------     ------          -------             -------
BALANCE AT DECEMBER 31,
  2000.......................  $   247    15,803,724   $       158   $   --      $  807          $  (664)            $   (54)
Issue of shares..............      388     7,665,364            77       --         311               --                  --
Comprehensive income (loss):
  Foreign currency
    translation
    adjustments..............   (1,675)                         --       --          --               --              (1,675)
  Cumulative-effect
    adjustment for FAS 133
    (net of income taxes of
    $58).....................     (135)                         --       --          --               --                (135)
  Provision for accrued
    benefit obligation under
    FAS 87 (net of income
    taxes of $484)...........   (1,090)                         --       --          --               --              (1,090)
  Net loss for 2001..........   (5,120)                         --       --          --           (5,120)                 --
                               -------
Comprehensive (loss).........   (8,020)
                               -------   -----------   -----------   -------     ------          -------             -------
BALANCE AT DECEMBER 30,
  2001.......................  $(7,385)   23,469,088   $       235   $   --      $1,118          $(5,784)            $(2,954)
                               =======   ===========   ===========   =======     ======          =======             =======

          See accompanying notes to consolidated financial statements.

                         INVERESK RESEARCH GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS AND BASIS OF PREPARATION

  Description of Business

     Inveresk Research Group, Inc. (the "Company") is a provider of drug development services to companies in the pharmaceutical and biotechnology industries. Through the Company's pre-clinical and clinical business units, it offers a broad range of drug development services, including pre-clinical safety and pharmacology evaluation, laboratory sciences services and clinical development services. The Company is one of a small number of drug development services companies currently providing a comprehensive range of pre-clinical and clinical development services on a worldwide basis. The Company's client base includes major pharmaceutical companies in North America, Europe, and Japan, as well as many biotechnology and specialty pharmaceutical companies.

     Information on the Company's operations by segment and geographic area is included in Note 14.

     Inveresk Research Group Limited was incorporated in July 1999. It did not trade until September 20, 1999 on which date it acquired SGS Health Sector Services Holding Limited and Inveresk Research North America, Inc. These entities were owned by SGS Societe Generale de Surveillance SA and their combined operations are presented as the predecessor of Inveresk Research Group Limited. On April 2, 2002 an agreement was signed, the effect of which was to change the ultimate parent company in the group to Inveresk Research Group, Inc, a Delaware Corporation. This change of ultimate parent company is described in further detail below.

  Basis of Preparation

     The fiscal year of the Group (as defined in Note 20 hereof) ends on the last Sunday of each calendar year. In 2001 the fiscal year contained 52 weeks and ended on December 30, 2001. In 2000 the fiscal year contained 53 weeks and ended on December 31, 2000. In 1999 two periods are presented being the period from December 28, 1998 to September 19, 1999 when the group's trading operations were owned by SGS Societe Generale de Surveillance SA, and the period from September 20, 1999 to December 26, 1999 after the acquisition of these operations by the Group.


     The change of ultimate parent company referred to above was effective on June 25, 2002, which was after the end of the periods covered by the financial statements, and had no impact on the assets or liabilities of the Group. The financial statements have been prepared on the basis that the change had taken place and accordingly the shareholders funds and earnings per share are shown on the basis of the capital structure of Inveresk Research Group, Inc. derived by applying the weighted average number of shares in Inveresk Research Group, Inc that the holders of each type of share in Inveresk Research Group Limited received upon the change of ultimate parent company to the historic share capital of Inveresk Research Group Limited.


     The Group has loan stock and accrued interest amounting to $118.73 million at December 30, 2001, the majority of which is owing to its principal shareholder. The terms of this loan stock are that it is repayable immediately in the event of a listing of the Company's shares on a recognized stock exchange or in the event of a sale of more than half of the Company's issued share capital. Because the directors expect the offering to be successfully completed and because it is envisaged that the loan stock and accrued interest will be repaid from the net proceeds of the offering and debt facilities arranged at the time of the offering, the loan stock has been shown as a short term liability in the balance sheet at December 30, 2001. In the unlikely event that the net proceeds of the offering and debt facilities arranged at the time of the offering are inadequate to enable the loan stock to be repaid, the Company has received assurances from the holders of the loan stock that they will not seek any repayment of the loan stock

                         INVERESK RESEARCH GROUP, INC.

greater than the net proceeds of the offering and the debt issuance at the time of the offering prior to the 366th day after the consummation of this offering.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

     The accompanying financial statements include the accounts of Inveresk Research Group, Inc. and its subsidiaries. All intercompany transactions, balances and profits are eliminated. All business combinations have been accounted for using the purchase method.

     Under the purchase method, goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of the net assets of the acquired subsidiary at the date of acquisition. Goodwill is reported in the balance sheet as an intangible asset and, prior to December 30, 2001, is amortized using the straight-line method over its estimated useful life. The accounting policy for goodwill that takes effect from January 1, 2002 is described in the Recent Accounting Pronouncements section of this note. The gain or loss on disposal of an entity includes the unamortized balance of goodwill relating to the entity disposed of.

  Accounting Estimates

     The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Foreign Currencies

     The consolidated financial statements are prepared in U.S. Dollars. The functional currency of each of the Company's subsidiaries is the local currency in which each subsidiary is located. Transactions in foreign currencies are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated are recognized in the statement of operations.

     The financial statements of foreign subsidiaries are translated into U.S. Dollars using the current-rate method. Accordingly, assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the year. Differences arising from the translation are recorded to accumulated other comprehensive income (loss).

     The foreign currency exchange gain or loss recognized in the statements of operation and included in "Selling, general and administrative expenses" was a gain of $1,207,000 for the 52 weeks ended December 30, 2001, a loss of $41,000 for the 53 weeks ended December 31, 2000, a loss of $13,000 for the period from September 20, 1999 to December 26, 1999 and a loss of $34,000 for the period from December 26, 1998 to September 19, 1999.

 Revenue Recognition

     Many of the Company's contracts are fixed-price contracts over one year in duration. Revenue for such contracts is recorded in accordance with the American Institute of Certified Public Accountants (AICPA) "Statement of Position (SOP) 81-1 Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Revenue is recognized as costs are incurred and includes estimated earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs (cost-to-cost type of percentage-of-completion method of accounting). The Company also has

                         INVERESK RESEARCH GROUP, INC.

contracts with a duration of less than one year. Revenue is recognized on these contracts in the same manner as for contracts of more than one year duration except for contracts which are at an agreed fee per hour. Revenue on agreed fee per hour contracts is recognized as services under the contract are provided.

     Where the scope of a contract is extended, the costs incurred prior to the contract extension being agreed in writing by the client are included in the calculation of the percentage of completion of the existing contract, prior to the extension. The estimated revenues are not updated until the contract extension has been agreed in writing with the client. However, when this occurs, the estimated total contract revenues are recalculated and a cumulative adjustment to revenues earned to that point under the contract is recorded.

     The Company follows the guidance in the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 (SAB 101) on revenue recognition. SAB 101 states that revenue should be recognized when all four of the following conditions exist: persuasive evidence of an arrangement exists; services have been rendered or delivery has occurred; the price is fixed or determinable; and collectibility is reasonably assured. When estimated contract costs indicate that a loss will be incurred on a contract, the entire loss is provided for in such period.

     The Company routinely subcontracts with third party investigators in connection with multi-site clinical trials and with other third party service providers for laboratory analysis and other specialized services. Costs associated with contracting with third party investigators are excluded from net service revenue where they are the responsibility of the client and they are passed through to clients without any mark up and are not recorded in revenues or expenses.

  Earnings (Loss) Per Share

     Earnings (loss) per share is computed in accordance with FAS 128, "Earnings per Share." FAS 128 requires presentation of both Basic Earnings per Share (Basic EPS) and Diluted Earnings per Share (Diluted EPS). Basic EPS is based on the weighted average number of shares of common stock outstanding during the year while Diluted EPS also includes the dilutive effect of common stock equivalents. The number of common stock equivalents not reflected in Diluted EPS because they were anti-dilutive were 1,148,532 in 2001, 213,286 in 2000 and nil in 1999.

  Cash and Cash Equivalents

     Cash and cash equivalents include demand deposits and money market accounts held with a financial institution. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Unbilled Receivables and Advance Billings

     Billings are generally determined by contractual provisions that include predetermined date-certain payment schedules (which may include payment at or near the time the trial is initiated), the achievement of negotiated performance requirements or milestones, or the submission of required billing detail. Unbilled receivables arise from those contracts under which billings are rendered upon the achievement of certain negotiated performance requirements or on a date-certain basis and services rendered exceed billings. The Company expects to bill and collect these unbilled receivables within one year of revenue recognition. Advance billings represent contractual billings for services not yet rendered.

  Concentration of Credit Risk

     Financial instruments which potentially expose the Company to credit risk include unsecured accounts receivable. Concentrations of credit risk on accounts receivable is limited due to the large number of clients. Additionally, the Company maintains allowances for potential credit losses and credit losses

                         INVERESK RESEARCH GROUP, INC.

incurred have not exceeded management's expectations. The Company's exposure to credit loss in the event that payment is not received for revenue recognized equals the outstanding accounts receivable and unbilled services balance.

  Inventories

     Inventories which comprise consumables and supplies are stated at the lower of cost and net realizable value. Cost is generally determined using the first-in, first-out method.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost.

     Maintenance repairs and minor renewals are charged to expense as incurred. Major renewals and betterments are capitalized and depreciated over their estimated useful lives. When assets are retired or otherwise disposed of, the cost is removed from the asset account and the corresponding accumulated depreciation is removed from the related reserve account. Any gain or loss resulting from such retirement or disposal is included in current income.

     Depreciation is provided on a straight-line basis over the estimated useful economic lives of the assets as set out below:


Land                           --   not depreciated
Buildings                      --   40 years
Leasehold improvements         --   lesser of the term of the lease and the
                                    useful life
Machinery and equipment        --   5 to 10 years
Office furniture and machines  --   3 to 10 years
Vehicles                       --   3 to 5 years

  Intangible Assets

     Intangible assets comprise goodwill and the value of the assembled workforce of acquired businesses. Goodwill, which represents the excess of the consideration given over the fair value of the identifiable assets and liabilities acquired is capitalized and written off on a straight line basis over its useful economic life, which is twenty years, in accordance with APB Opinion No. 17. Enterprise level goodwill is assessed for impairment based on estimated discounted cashflows in accordance with APB opinion 17. Other intangible assets are capitalized and written off on a straight line basis over their useful economic lives of 8 years.

  Impairment of Long-Lived Assets

     The Company evaluates long-lived assets and intangibles other than goodwill for impairment whenever events or changes in circumstances indicate that the value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal are less than its carrying amount including any attributable goodwill. In such instances, the carrying value of long-lived assets is reduced to the estimated fair value, as determined using an appraisal or discounted cash flow analysis, as appropriate.

  Income Taxes

     Income taxes are accounted for under the liability method in accordance with FAS 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on differences between the

                         INVERESK RESEARCH GROUP, INC.

financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent that it is more likely than not that a portion of the asset will not be realized.

  Stock-Based Compensation

     The Company accounts for stock-based awards to employees using the intrinsic value method prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options granted to employees is based on the excess of the quoted market price of the Company's stock on the measurement date over the amount an employee must pay to acquire the stock (the "intrinsic value") and is recognized over the vesting period. The intrinsic value of the options for which the measurement date has not been reached is measured on the basis of the current market value of the Company's stock at the end of each period. No compensation cost is recognized in respect of options where the vesting of the options is conditional upon the listing of the Company's shares on a recognized stock exchange, prior to the condition being met. Once the condition has been met, the compensation expense will be recorded in full on the date when the condition is satisfied.

  Research and Development

     Many of the Company's activities are directed towards the performance of research on behalf of its clients and the Company is continually improving its scientific methods and techniques. All costs relating to the performance of client projects are expensed as incurred and there are no significant levels of expenditure on research and development on the Company's own behalf.

  Derivative and Financial Instruments

     Foreign exchange forward contracts are legal agreements between two parties to purchase and sell foreign currency for a specified price, with delivery and settlement in the future. During the periods covered by the financial statements the Company did not have any foreign currency derivative instruments and did not engage in any foreign currency hedging activities.

     It is the strategy of the Company to enter into derivative contracts to hedge exposure to variability in cash flows for floating rate financial instruments and forecasted transactions, which primarily include the rollover of short-term assets and liabilities and loan repayments. Interest rate cap and collar and swaps are the most common instruments used to reduce the impact of interest rate changes on future earnings.

     Until December 31, 2000, the premium paid for the interest rate cap and collar transaction was deferred and amortized to income on a straight-line basis over the term of the contract. The benefits or losses of the cap and collar contract were recognized as they were received ("synthetic instrument accounting").

     On January 1, 2001, the Company adopted FAS 133, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and used for hedging activities. All derivatives, whether designated for hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, all changes in the fair value of the derivative and changes in the fair value of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the statement of operations when the hedged item affects earnings. The ineffective portions of both fair value and cash flow hedges are immediately recognized in earnings.

                         INVERESK RESEARCH GROUP, INC.

     The adoption of FAS 133 resulted in recording the fair value of the cap and collar transaction at fair value and writing off the remaining unamortized premium to other comprehensive income. The impact of this, net of deferred taxes, was a charge of $135,000 to other comprehensive income.

     Because of hedge ineffectiveness and management's decision no longer to apply hedge accounting but to continue to enter into economic hedges to support certain business strategies, adoption of FAS 133 may cause volatility in quarterly earnings in the future.

     Following adoption of FAS 133, the interest rate cap and collar transactions are accounted for at fair value, being the premium paid at the inception date, and marking to market (fair value) any differences between periods through the statement of operations at the end of each reporting period. Swap contracts are recorded at fair value and any differences between periods are recorded through the statement of operations at the end of each reporting period.

  Debt Issuance Costs

     Debt issuance costs relating to the Company's bank loans and unsecured fixed rate debt are deferred and amortized to interest expense using the effective interest method over the respective terms of the debt concerned.

  Grant Income

     The European operations of ClinTrials has received two grants from the Scottish Executive relating to projects to establish a clinical data management operation in Glasgow. The grants concerned are Regional Selective Assistance grants for pounds sterling 550,000 relating to the establishment of clinical data management facilities in Glasgow, leasing premises and creating 98 permanent full time jobs, and for pounds sterling 100,000 for the development of clinical data management systems and creating 20 permanent full time jobs. The grants concerned can be claimed in stages once certain targets relating to completion of the project have been achieved. The principal targets relate to the number of jobs created, commitments for leasing of assets under operating leases and other expenditures.


     Grant income is recognized on a straight-line basis over the performance period once the grant has been received. The performance period is the period from the date of the receipt of the first installment of grant to the date when the grant is no longer subject to being reclaimed. Grant income totalling pounds sterling 310,000 was recognized by the subsidiary in the periods prior to its acquisition by the Company. No grant income has been recognized in 2001, nor by the Company and its subsidiaries in any prior period covered by these financial statements.


     The grants can potentially be reclaimed by the Scottish Executive within 18 months of the final stage payment in the case of the first grant or 36 months of the final stage payment in the case of the second grant if the conditions for receiving the grant are not maintained. In the event that, subsequent to receiving a payment, the conditions for claiming a grant are no longer met, the Company provides for its best estimate of the potential repayment of the grant until such time as the period for potential repayment has expired. Management do not believe that repayment of any grant recognized to date will be necessary.

  Recent Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board ("FASB") issued FAS 141, "Business Combinations," and FAS 142, "Goodwill and Other Intangible Assets." FAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. FAS 141 also specifies the criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. FAS 142 will require that goodwill and

                         INVERESK RESEARCH GROUP, INC.

intangible assets with indefinite useful lives no longer be amortized, but instead will be tested for impairment at least annually in accordance with the provisions of FAS 142. FAS 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

     FAS 142 is effective from January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that is acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but instead tested for impairment at least annually in accordance with the provisions of FAS 142. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 have continued to be amortized prior to the effective date of FAS 142.

     On adoption of FAS 142 the net book value of the intangible assets relating to the assembled workforce net of deferred tax will transfer to goodwill. Had FAS 142 been applied from January 1, 2001 the amortization expense in 2001 would have been reduced by approximately $7.91 million from the level it was under the old standards.

     In June 2001, the FASB issued FAS 143, "Accounting for Asset Retirement Obligations." FAS 143 requires the fair value of a liability for asset retirement obligations to be recognized in the period in which it is incurred if a reasonable estimate of the fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset.

     FAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not yet assessed the potential impact of the adoption of FAS 143.

     In April 2002, the FASB issued FAS 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." The principal change is that gains or losses from extinguishment of debt which are classified as extraordinary items by FAS 4 will no longer be classified as such. The provisions of FAS 145 are effective for fiscal years beginning after May 15, 2002 although early application of the Statement related to the rescission of FAS 4 is encouraged. The Company plans to adopt FAS 145 for its fiscal year ending December 31, 2003. When adopted, prior extraordinary items related to the extinguishment of debt will need to be reclassified.

3. BUSINESS ACQUISITIONS

     The Company made two significant acquisitions during the three year period ended December 30, 2001. Both acquisitions have been accounted for under the purchase method of accounting. The results of operations are included from the date of acquisition for the acquisition of ClinTrials Research Inc. on April 5, 2001. In the case of the September 20, 1999 acquisition of SGS Health Sector Services Holdings Limited and Inveresk Research North America, Inc. by Inveresk Research Group Limited, the accompanying financial statements present the results of operations of the acquired businesses under their previous ownership structure. This is because Inveresk Research Group Limited was not incorporated until July 1999 and had not traded prior to completing the acquisition on September 20, 1999.

                         INVERESK RESEARCH GROUP, INC.

     On April 5, 2001, the Company acquired the whole of the outstanding stock of ClinTrials Research Inc. for cash of $120.8 million. The estimated fair value of assets acquired and liabilities assumed are summarized below:

Allocation of purchase price:
Net current assets (including cash of $5,700)...............            $  1,201
Property, plant and equipment...............................              37,353
Intangible assets
  Assembled Workforce.......................................  22,050
  Goodwill..................................................  73,649
                                                              ------    --------
                                                                          95,699
Deferred taxation liabilities...............................             (13,183)
Long term liabilities.......................................                (223)
                                                                        --------
Purchase price..............................................            $120,847
                                                                        ========

     Tax losses at the acquisition date amounted to approximately $45 million.

     The following selected unaudited pro forma consolidated results of operations are presented as if the acquisition had occurred as of the beginning of the period immediately preceding the period of acquisition after giving effect to certain adjustments for the amortization of goodwill, interest costs relating to the financing of the acquisition and related income tax effects. The pro forma data is for information purposes only and does not necessarily reflect the results of operations had the companies operated as one during the period. No effect has been included for synergies, if any, that may have been realized through the acquisition.

                                                                2001        2000
                                                              --------    --------
Net service revenue.........................................  $180,553    $170,865
Gross profit................................................    80,379      71,714
Income from operations......................................    11,373       2,143
(Loss) before tax...........................................    (8,631)    (16,738)
Net income (loss)...........................................   (10,719)    (18,023)
  Loss per share (basic and diluted)........................  $  (0.50)   $  (1.14)
                                                              ========    ========

     Provision was made at acquisition for restructuring of the European Clinical operation of ClinTrials Research Inc. This was based upon a plan formulated at acquisition, approved by the directors of the Company in August 2001 and wholly implemented in 2001. The plan involved reducing the headcount in the acquired business, relocating certain functions from Maidenhead in England to various locations in Scotland and vacating office space in Maidenhead. The movement on the restructuring provision was:

Amount established at acquisition...........................  $3,416
Utilized during 2001........................................   2,251
                                                              ------
Balance accrued at December 30, 2001........................  $1,165
                                                              ======

     The provision established at acquisition comprised $1.7 million in respect of severance payments to 74 people in the statistical and data management and various administrative functions, $1.3 million relating to rental and services costs on the surplus space vacated at Maidenhead, $0.3 million relating to dilapidations on the Maidenhead property and $0.1 million of other expenditures. The residual balance accrued at December 30, 2001 of $1.165 million primarily relates to future lease obligations on the vacated Maidenhead property.

                         INVERESK RESEARCH GROUP, INC.

     On September 20, 1999, the Company acquired SGS Health Sector Services Holdings Limited and Inveresk Research North America, Inc. for a cash consideration of $87,872. The estimated fair value of the assets acquired and liabilities assumed are summarized below:

Allocation of purchase price:
Net current assets (including cash of $9,080)...............            $  1,724
Property, plant and equipment...............................              50,009
Other non-current assets....................................                  41
Intangible assets
  Assembled Workforce.......................................   9,587
  Goodwill..................................................  46,260
                                                              ------    --------
                                                                          55,847
Deferred taxation liabilities...............................             (16,206)
Defined benefit pension scheme obligation...................              (3,543)
                                                                        --------
Purchase price..............................................            $ 87,872
                                                                        ========

     The following selected unaudited pro forma consolidated results of operations are presented as if the acquisition had occurred as of the beginning of the period immediately preceding the period of acquisition after giving effect to certain adjustments for the amortization of goodwill, interest costs relating to the financing of the acquisition and related income tax effects. The pro forma data is for information purposes only and does not necessarily reflect the results of operations had the companies operated as one during the period. No effect has been included for synergies, if any, that may have been realized through the acquisition.

                                                               1999       1998
                                                              -------    -------
Net service revenue.........................................  $63,920    $58,219
Gross profit................................................   27,098     26,403
Income from operations......................................    6,767      5,884
(Loss) before tax...........................................   (1,247)    (2,433)
Net (loss)..................................................   (2,245)    (2,344)
                                                              =======    =======

     Pro forma earnings per share data is not provided since, for the reason explained in Note 4, it is not meaningful to provide earnings per share data for periods prior to September 20, 1999.

     Goodwill and other intangibles related to these acquisitions has been amortized for the period from acquisition to December 30, 2001 over their established lives which range from 8 to 20 years. As described in the intangible assets section of Note 2, goodwill will not be amortized after January 1, 2002, but will be subject to impairment reviews.

4. EARNINGS (LOSS) PER SHARE

     The presentation of historical earnings per share data using the Inveresk Research Group Limited capital structure prior to the reorganization would not be meaningful and has not been included herein. Rather, historical earnings
(loss) per share has been computed on the basis that the historical outstanding shares in Inveresk Research Group Limited were converted to common stock in Inveresk Research Group, Inc. using a weighted average conversion rate derived from the conversion ratios which applied when the change of ultimate parent company became effective. For the period December 28, 1998 to September 19, 1999 the business was carried out by SGS Health Services Holdings Limited and Inveresk Research North America Inc., which were owned by SGS Societe Generale de Surveillance SA. The financial

                         INVERESK RESEARCH GROUP, INC.

information for this period represents the combined financial statements of these entities. Accordingly it is not meaningful to present earnings per share data for this period.

5. SHAREHOLDERS' EQUITY

     As described in Note 1 in more detail, there will be a change of ultimate parent company prior to the offering becoming effective. The share capital of Inveresk Research Group Limited will be exchanged for common stock in Inveresk Research Group, Inc. on the basis described in the section of the prospectus entitled "Change in Ultimate Parent."

     The capital structure is as follows:

                                                             DECEMBER 30,    DECEMBER 31,
                                                                 2001            2000
                                                             ------------    ------------
Preferred shares of common stock, $0.01 par value
  10,000,000 authorized, none issued.......................      $ --            $ --
Ordinary shares of common stock, $0.01 par value
  150,000,000 authorized; issued and fully-paid 23,469,088
  and 15,803,724 at December 30, 2001 and December 31,
  2000.....................................................       235             158
                                                                 ----            ----
                                                                 $235            $158
                                                                 ====            ====

     The increase of 7,665,364 ordinary shares of common stock during 2001 represents new shares issued for a consideration of $388,000.

6. PROPERTY, PLANT AND EQUIPMENT

     The composition of property, plant and equipment is as follows:

                                                             DECEMBER 30,    DECEMBER 31,
                                                                 2001            2000
                                                             ------------    ------------
Land, buildings and leasehold improvements.................    $ 79,394        $ 53,220
Plant and equipment........................................      76,291          31,810
                                                               --------        --------
                                                                155,685          85,030
Less accumulated depreciation..............................     (67,763)        (36,271)
                                                               --------        --------
                                                               $ 87,922        $ 48,759
                                                               ========        ========

     Included in plant and equipment are assets with a cost of $2,013,000 which are the subject of capital leases.

7. INTANGIBLE ASSETS

                                                             DECEMBER 30,    DECEMBER 31,
                                                                 2001            2000
                                                             ------------    ------------
Goodwill...................................................    $115,709        $42,597
Workforce..................................................      30,831          8,828
                                                               --------        -------
                                                                146,540         51,425
Less accumulated amortization..............................     (12,023)        (4,152)
                                                               --------        -------
                                                               $134,517        $47,273
                                                               ========        =======

                         INVERESK RESEARCH GROUP, INC.

8. ACCRUED EXPENSES

     The composition of accrued expenses is as follows:

                                                             DECEMBER 30,    DECEMBER 31,
                                                                 2001            2000
                                                             ------------    ------------
Restructuring provision in respect of European Clinical
  operations...............................................    $ 1,165          $   --
Fair value of Canadian $ interest rate swap................      1,763              --
Fair value of pounds sterling interest rate swap...........        218              --
Interest accrued on bank loans and interest rate swaps.....      2,956              18
Other accrued expenses.....................................     15,418           4,734
                                                               -------          ------
                                                               $21,520          $4,752
                                                               =======          ======

9. CREDIT FACILITIES AND DEBT

     The Company has issued L71,772,000 (equal to $104,500,000 at December 30,
2001) unsecured subordinated loan stock, which is repayable at face value plus accrued interest on the earlier of the date of listing of the Company's stock on a recognized investment exchange, the date of sale of 50% or more of the Company's issued equity share capital, or June 30, 2008. This loan stock accumulates interest at 10% of the principal balance per annum, which is not payable until redemption. It is not practicable to estimate the fair value of the loan stock because it is held by the Company's principal shareholder and because its repayment date is dependent upon uncertain future events. Accordingly, it is carried at its original historic cost.

     The Company has bank loan facilities amounting to $109,278,000 which are secured by a charge on the Company's assets. Of the above loan facilities $46.75 million are denominated in US$, L36.35 million (equal to $52.92 million at December 30, 2001) are denominated in pounds sterling and C$15.3 million (equal to $9.61 million at December 30, 2001) are denominated in Canadian Dollars. $79.89 million of the facilities bear interest at LIBOR plus 2.25% and the remaining $29.39 million bears interest at LIBOR plus 2.75%. The facilities are repayable according to repayment schedules applicable to each part of the facility between June 30, 2002 and December 31, 2008.

     The related Facilities Agreement contains certain financial covenants, including but not limited to, covenants related to Minimum Net Worth, Minimum Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") to Total Interest Charges, Maximum Senior Debt to EBITDA and Minimum Cash Flow to Debt Service. These covenants are calculated with reference to the combined financial results/statements of certain, but not all, of its consolidated subsidiaries. The Company is in compliance with these covenants.

     The extraordinary item of $419,000 in 2001 represents extinguishment of debt issue costs of $593,000 net of income taxes of $174,000 relating to the Company's previous bank debt facilities which were refinanced at the time of the acquisition of ClinTrials Research Inc.

     The Company has entered into three transactions to hedge its exposure to fluctuating interest rates.

     On December 20, 1999, the Company entered into an interest rate cap and collar transaction for a cost of pounds sterling 172,972. This transaction covers the period from December 20, 1999 to December 31, 2002 and related to pounds sterling 16.2 million initially, reducing to pounds sterling 15.75 million on June 30, 2000, pounds sterling 15.3 million on December 29, 2000, pounds sterling 14.7 million on June 29, 2001, pounds sterling 14.1 million on December 31, 2001 and pounds sterling 13.35 million on June 28, 2002. Under the terms of the agreement, the Company is compensated if LIBOR exceeds 7.5% but is required to make payments if LIBOR falls below 5.0%. The estimated fair

                         INVERESK RESEARCH GROUP, INC.

value is based on the quoted market prices. At December 30, 2001, the fair value was estimated to be a liability of $134,000. These unrealized losses have been recorded as additional interest costs in the 52 week period ended December 30, 2001.

     On July 5, 2001, the Company entered into two interest rate swap transactions to hedge its exposure to interest rate fluctuations. These agreements did not require an initial investment by the Company. Net settlements to be received or paid under the agreements are reflected as adjustments to interest expense. Additionally, included in interest expense for the year ended December 31, 2001 are unrealized losses of $1,982,000 related to these swap agreements that were incurred in the year. The two swaps have notional amounts as follows:

                                                               POUNDS
                                                              STERLING
                                                              --------
July 5, 2001 -- December 31, 2001...........................    5.6m
December 31, 2001 -- June 30, 2002..........................    6.0m
June 30, 2002 -- December 31, 2002..........................    5.1m
December 31, 2002 -- June 30, 2003..........................   17.3m
June 30, 2003 -- December 31, 2003..........................   16.2m
December 31, 2003 -- June 30, 2004..........................   14.7m

                                                              CANADIAN
                                                              DOLLARS
                                                              --------
July 5, 2001 -- December 30, 2001...........................    60m
December 30, 2001 -- June 30, 2002..........................    60m
June 30, 2002 -- December 30, 2002..........................    55m
December 30, 2002 -- June 30, 2003..........................    55m
June 30, 2003 -- December 30, 2003..........................    50m
December 30, 2003 -- June 30, 2004..........................    45m

     The Company pays a fixed rate 6.03% on the pounds sterling amounts and 5.41% on the Canadian Dollar amounts and receives a floating rate amount equal to GBP LIBOR and CAD LIBOR. These agreements expire on June 30, 2004.

10. LEASES AND CAPITAL COMMITMENTS

  Operating leases

     The Company leases office space and office equipment under various operating leases. Minimum rental commitments payable in future years under operating leases having initial or remaining noncancellable terms of one year or more at December 31 are as follows (in thousands):

2002.......................................................  $ 6,138
2003.......................................................    5,427
2004.......................................................    4,803
2005.......................................................    4,543
2006.......................................................    4,290
Thereafter.................................................   27,183
                                                             -------
Total minimum rentals......................................   52,384
Less minimum rentals due under noncancellable subleases....   (1,604)
                                                             -------
                                                             $50,780
                                                             =======

                         INVERESK RESEARCH GROUP, INC.

     Rent expense is comprised of the following:

                                                    SUCCESSOR                       PREDECESSOR
                                  ---------------------------------------------    -------------
                                    52 WEEKS        53 WEEKS      SEPTEMBER 20,    DECEMBER 28,
                                     ENDED           ENDED           1999 TO          1998 TO
                                  DECEMBER 30,    DECEMBER 31,    DECEMBER 26,     SEPTEMBER 19,
                                      2001            2000            1999             1999
                                  ------------    ------------    -------------    -------------
Minimum rentals.................     $5,466           $294            $103             $340
Less sublease rentals...........       (670)            --              --               --
                                     ------           ----            ----             ----
                                     $4,796           $294            $103             $340
                                     ======           ====            ====             ====

  Capital leases

     The Company has capital lease obligations relating to scientific machinery, vehicles and office equipment. The Company's commitments under capital leases are:

2002........................................................  $198
2003........................................................   175
2004........................................................   151
2005........................................................    40
Thereafter..................................................    --
                                                              ----
                                                              $564
                                                              ====

  Capital commitments

     The Company has commitments in relation to capital expenditure amounting to $6.22 million at December 30, 2001.

11. INCOME TAXES

     Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                             DECEMBER 30,    DECEMBER 31,
                                                                 2001            2000
                                                             ------------    ------------
Deferred tax assets:
Defined benefit pension obligation.........................    $  1,416        $    929
Federal and state net operating losses.....................      11,425             289
Foreign net operating losses...............................       2,400              --
Interest rate swaps........................................         658              --
                                                               --------        --------
Total deferred tax assets..................................      15,899           1,218
Valuation allowance for deferred tax assets................     (13,825)           (289)
                                                               --------        --------
Net deferred tax assets....................................    $  2,074        $    929
Deferred tax liabilities:
Property, plant and equipment..............................     (21,938)        (13,325)
Assembled workforce........................................      (6,884)         (2,224)
Unbilled receivables.......................................        (864)           (493)
                                                               --------        --------
Net deferred tax liabilities...............................    $(27,612)       $(15,113)
                                                               ========        ========

                         INVERESK RESEARCH GROUP, INC.

     The balance sheet classification of the net deferred tax liabilities is as follows:

                                                             DECEMBER 30,    DECEMBER 31,
                                                                 2001            2000
                                                             ------------    ------------
Current deferred tax liabilities...........................    $   (559)       $   (493)
Net noncurrent deferred tax liabilities....................     (27,053)        (14,620)
                                                               --------        --------
Net deferred tax liabilities...............................    $(27,612)       $(15,113)
                                                               ========        ========

     For financial reporting purposes, income (loss) before income taxes includes the following components:

                                                            SUCCESSOR
                                          ---------------------------------------------     PREDECESSOR
                                            52 WEEKS        53 WEEKS      SEPTEMBER 20,    DECEMBER, 28
                                             ENDED           ENDED           1999 TO          1998 TO
                                          DECEMBER 30,    DECEMBER 31,    DECEMBER 26,     SEPTEMBER 19,
                                              2001            2000            1999             1999
                                          ------------    ------------    -------------    -------------
Income (loss) before income taxes:
  United States.........................    $(3,152)         $(367)           $ (9)           $  (26)
  Foreign...............................        500            633             135             6,391
                                            -------          -----            ----            ------
                                            $(2,652)         $ 266            $126            $6,365
                                            =======          =====            ====            ======

     The Company's Canadian subsidiary qualifies for Federal and Quebec Scientific Research and Development deductions and tax credits. Expenditures on certain capital assets are fully deductible or may be carried forward indefinitely until utilized. The tax credits are equal to 30% of certain capital and current expenditures. The Federal tax credits are accounted for using the flow through method, in which the Federal credits are recognized as a reduction of income taxes in the year the credit arises. Quebec tax credits are reported as a component of operating income in the income statement, rather than as a reduction of income tax expense. The only period in which this is relevant is the 52 week period ended December 30, 2001 where $1.8 million of Quebec tax credits were offset against direct costs in the statements of operations.

     Provision has not been made for United States or additional foreign taxes on undistributed earnings of foreign subsidiaries as those earnings have been permanently reinvested and the Company has no plans in the foreseeable future to remit these earnings to the United States. It is not practicable to determine the amounts involved.

     Significant components of the provision (benefit) for income taxes are as follows:

                                                    SUCCESSOR                       PREDECESSOR
                                  ---------------------------------------------    -------------
                                    52 WEEKS        53 WEEKS      SEPTEMBER 20,    DECEMBER 28,
                                     ENDED           ENDED           1999 TO          1998 TO
                                  DECEMBER 30,    DECEMBER 31,    DECEMBER 26,     SEPTEMBER 19,
                                      2001            2000            1999             1999
                                  ------------    ------------    -------------    -------------
Current:
  Foreign.......................    $ 1,839           $243            $ 588           $1,614
Deferred:
  Foreign.......................      2,011            439             (263)             694
  Foreign Research and
     Development tax credits....     (1,801)            --               --               --
                                    -------           ----            -----           ------
Provision for income taxes......    $ 2,049           $682            $ 325           $2,308
                                    =======           ====            =====           ======

     There are no amounts in respect of U.S. Federal, State and local current or deferred taxes.

                         INVERESK RESEARCH GROUP, INC.

     The Company's consolidated effective tax rate differed from the U.S. Federal statutory rate as set forth below:

                                                    SUCCESSOR                        PREDECESSOR
                                 ------------------------------------------------   -------------
                                   52 WEEKS       53 WEEKS       SEPTEMBER 20,      DECEMBER 28,
                                    ENDED          ENDED            1999 TO            1998 TO
                                 DECEMBER 30,   DECEMBER 31,      DECEMBER 26,      SEPTEMBER 19,
                                     2001           2000              1999              1999
                                 ------------   ------------   ------------------   -------------
U.S. Federal statutory rate....    $  (928)        $  93              $ 44             $2,228
Canadian Research and
  Development tax credits......     (1,801)           --                --                 --
Amortization of excess of
  purchase price over net
  assets acquired..............      1,156           648               199                 73
Difference between foreign
  income taxed at U.S. Federal
  statutory rates and foreign
  income tax expense...........        776           (32)               (7)              (320)
Increase in U.S. Federal
  valuation allowance..........      1,103           128                 3                  9
Increase in valuation allowance
  against losses of foreign
  subsidiaries.................      1,247            --                --                 --
Other..........................        496          (155)               86                318
                                   -------         -----              ----             ------
                                   $ 2,049         $ 682              $325             $2,308
                                   =======         =====              ====             ======

     A valuation allowance has been established for the amount of United States deferred tax assets primarily related to the Company's potential tax benefit associated with loss carryforwards. At December 30, 2001, the Company had approximately $32.6 million of U.S. Federal net operating loss carryforwards which begin to expire in 2018. Foreign tax losses available for offset against future profits of the business in which they arose amount to approximately $8 million.

12. STOCK OPTION PLANS

     The Company issues options to employees pursuant to various stock option plans and arrangements. The objectives of these arrangements include attracting and retaining personnel and promoting the success of the Company by providing employees with the opportunity to acquire shares.

     All the options issued and outstanding at December 30, 2001 were issued by Inveresk Research Group Limited. Those options subsequently were cancelled and, in replacement for the cancelled options, stock options were issued by the Company. The replacement options that were issued by us have an equivalent exercise cost and economic value to those which were cancelled. The data with respect to stock options set forth below gives effect to the issuance of the replacement options as if those options had been issued as of the date of issue of the original Inveresk Research Group Limited options.

     All options granted to date vest upon the completion of a listing upon a recognized stock exchange or upon the occurrence of certain other liquidity events, namely the sale of more than 50% of the issued equity share capital or more than 50% of the total assets of the Company or the liquidation of the Company. They expire 10 years after the date of grant.

                         INVERESK RESEARCH GROUP, INC.

                                                    ORDINARY    WEIGHTED AVERAGE
                                                     SHARES      EXERCISE PRICE
                                                    ---------   ----------------
Outstanding at December 26, 1999..................         --
  Granted during the twelve months ended December
     31, 2000.....................................    217,394        $0.19
  Forfeited during the twelve months ended
     December 31, 2000............................     (4,108)       $0.19
                                                    ---------        -----
Outstanding at December 31, 2000..................    213,286        $0.19
  Granted during the twelve months ended December
     30, 2001.....................................    948,159        $0.22
  Forfeited during the twelve months ended
     December 30, 2001............................    (12,913)       $0.19
                                                    ---------        -----
Outstanding at December 30, 2001..................  1,148,532        $0.22
                                                    =========        =====

     No options were exercised during the periods covered by the preceding table.


     The Company intends to continue to award options in future years and 3,845,490 shares of the Company's common stock have been reserved for this purpose.


     The following table summarizes the exercise prices of the options outstanding at December 30, 2001:

SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE   EXERCISE PRICE
----------------------   ---------------
        295,323          $0.03 per share
        205,069          $0.19 per share
        301,507          $0.21 per share
        346,633          $0.40 per share
      ---------
      1,148,532
      =========

     No compensation expense for the grants described above was recorded in the period ended December 30, 2001 because the options by their terms cannot be exercised until the Company's common stock has been listed on a recognized stock exchange and accordingly at December 30, 2001 none of the options was exercisable. Similarly, the pro forma amounts required by FAS 123 have not been presented.

     Further options have been issued since December 30, 2001. The weighted average exercise price of options was $0.19 per share at December 31, 2000 and $0.22 per share at December 30, 2001.

     In the quarter ended March 31, 2002, the terms of the options held by one individual were amended to enable him to exercise his options prior to completion of the listing. Compensation expense has been recorded in respect of these options in the quarter ended March 31, 2002. This reduced operating income by $4.55 million and net income by $4.49 million in the quarter ended March 31, 2002.

     The Company expects to record a compensation expense in respect of the remaining option grants (including option grants made after December 30, 2001) during the period in which it completes its initial public offering of common stock. Based on an offering price of $15 per share (the midpoint of the range of the anticipated offering price), the Company would expect to record a compensation expense of $22.4 million.

     Based on an offering price of $15 per share, the Company also expects to record a compensation expense in respect of a change in the relative percentage ownership of the Company attributable to certain members of management amounting to $33.6 million during the period in which it completes its initial public offering.

                         INVERESK RESEARCH GROUP, INC.

13. EMPLOYEE BENEFITS

     The Company operates both a defined contribution and a defined benefit pension plan, covering certain qualifying employees. Contributions under defined contribution plans are determined as a percentage of gross salary. The expense related to these plans for the 52 weeks ended December 30, 2001 was $1,362,000 and for the 53 weeks ended December 31, 2000 and prior periods was nil.

     The Company operates funded defined benefit pension plans. The benefits under defined benefit plans are based on years of service and salary levels. Plan assets are primarily comprised of marketable securities. The following provides a reconciliation of benefit obligations, plan assets and the funded status of the defined benefit plan.

                                                              SUCCESSOR                     PREDECESSOR
                                             -------------------------------------------   -------------
                                               52 WEEKS       53 WEEKS     SEPTEMBER 20,   DECEMBER 28,
                                                ENDED          ENDED          1999 TO         1998 TO
                                             DECEMBER 30,   DECEMBER 31,   DECEMBER 26,    SEPTEMBER 19,
                                                 2001           2000           1999            1999
                                             ------------   ------------   -------------   -------------
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation at the beginning of the
  year.....................................    $48,801        $48,130         $46,615         $42,151
Service cost...............................      2,731          2,581             686           1,778
Interest cost..............................      2,796          2,913             833           1,756
Plan participants contribution.............        899            847             219             567
Actuarial (gains) and losses...............     (1,979)          (906)            613           2,255
Amendments.................................         --             --              --             488
Benefits paid..............................     (2,201)        (1,182)           (520)         (1,350)
Foreign currency exchange rate charges.....     (1,211)        (3,582)           (316)         (1,030)
                                               -------        -------         -------         -------
Benefit obligation at the end of the
  year.....................................    $49,836        $48,801         $48,130         $46,615
                                               =======        =======         =======         =======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of
  the year.................................    $46,490        $49,403         $43,071         $40,442
Actual return on plan assets...............     (6,183)        (1,555)          6,248           2,115
Company contributions......................      2,638          2,601             694           2,288
Plan participants contributions............        899            847             219             567
Benefits paid..............................     (2,201)        (1,182)           (520)         (1,350)
Foreign currency exchange rate charges.....     (1,229)        (3,624)           (309)           (991)
                                               -------        -------         -------         -------
Fair value of plan assets at the end of the
  year.....................................    $40,414        $46,490         $49,403         $43,071
                                               =======        =======         =======         =======

                         INVERESK RESEARCH GROUP, INC.

     The following table sets forth the funded status of the defined benefit pension plan:

                                                         SUCCESSOR                     PREDECESSOR
                                        -------------------------------------------   -------------
                                          52 WEEKS       53 WEEKS     SEPTEMBER 20,   DECEMBER 28,
                                           ENDED          ENDED          1999 TO         1998 TO
                                        DECEMBER 30,   DECEMBER 31,   DECEMBER 26,    SEPTEMBER 19,
                                            2001           2000           1999            1999
                                        ------------   ------------   -------------   -------------
Funded status.........................    $(9,422)       $(2,311)        $ 1,273         $(3,543)
Unrecognized net actuarial loss
  (gain)..............................      6,275           (784)         (4,821)          4,151
Unrecognized prior service cost.......         --             --              --             458
Unrecognized transitional (asset).....         --             --              --            (406)
                                          -------        -------         -------         -------
Net amount recognized.................    $(3,147)       $(3,095)        $(3,548)        $   660
Accrued (liability)...................    $(1,574)            --              --              --
                                          -------        -------         -------         -------
(Accrued) prepaid benefit cost........    $(4,721)       $(3,095)        $(3,548)        $   660
                                          =======        =======         =======         =======

     As of December 31, 2001, the accrued benefit obligation of $49,836,000 exceeded the plan assets by $9,422,000.

     The weighted average assumptions used are:

                                                     SUCCESSOR                            PREDECESSOR
                             ----------------------------------------------------------   ------------
                             DECEMBER 30,   DECEMBER 31,   DECEMBER 26,   SEPTEMBER 20,   DECEMBER 28,
                                 2001           2000           1999           1999            1998
                             ------------   ------------   ------------   -------------   ------------
Discount rate..............      6.0%           6.0%           6.5%            6.5%           6.0%
Expected return on plan
  assets...................      6.0%           6.0%           6.5%            6.5%           6.0%
Rate of compensation
  increase.................      4.0%           4.0%           4.5%            4.5%           4.0%
Rate of increase in
  pensions in payment......      2.0%           2.5%           3.0%            3.0%           2.5%
Price inflation............      2.0%           2.5%           3.0%            3.0%           2.5%
                                 ===            ===            ===             ===            ===

     Net periodic pension costs for the funded defined benefit plans include the following components:

                                                         SUCCESSOR                     PREDECESSOR
                                        -------------------------------------------   -------------
                                          52 WEEKS       53 WEEKS     SEPTEMBER 20,   DECEMBER 28,
                                           ENDED          ENDED          1999 TO         1998 TO
                                        DECEMBER 30,   DECEMBER 31,   DECEMBER 26,    SEPTEMBER 19,
                                            2001           2000           1999            1999
                                        ------------   ------------   -------------   -------------
Service cost..........................    $ 2,731        $ 2,581          $ 686          $ 1,778
Interest cost.........................      2,796          2,913            833            1,756
Return on plan assets (expected)......     (2,759)        (3,089)          (795)          (1,747)
Amortization of transition asset......         --             --             --              (68)
Amortization of prior service cost....         --             --             --               29
                                          -------        -------          -----          -------
Benefit cost..........................    $ 2,768        $ 2,405          $ 724          $ 1,748
                                          =======        =======          =====          =======

14. SEGMENT REPORTING

     The Company is a full-service drug development services group serving the pharmaceutical and biotechnology industries. These drug development services comprise two reportable operating segments -- pre-clinical and clinical. Clinical services consist of designing, monitoring and managing trials of new pharmaceutical and biotechnology products on humans, and providing clinical data management, biostatistical, product registration and pharmacoeconomic services. Clinical service activities and revenues

                         INVERESK RESEARCH GROUP, INC.

are performed and earned primarily in the United States and Europe. The Company's European clinical operations are performed in Maidenhead, United Kingdom and Edinburgh, Scotland with its primary satellite offices in Brussels, Belgium and Glasgow, Scotland. The operating results of the Company in the individual European countries apart from the United Kingdom are immaterial. Pre-clinical services are performed in Edinburgh, Scotland and Montreal, Quebec, Canada.

     Financial data by segment for 2001, 2000 and 1999 are as follows:

                                                     CLINICAL    PRE-CLINICAL     TOTAL
                                                     --------    ------------    --------
52 WEEKS ENDED DECEMBER 30, 2001
Net service revenues from external customers.......  $ 61,124      $ 95,172      $156,296
Inter segment revenues.............................     1,841         5,867         7,708
Depreciation and amortization......................     5,583        10,355        15,938
Segment income.....................................       899        17,958        18,857
Segment assets.....................................   159,252       239,360       398,612
Long-lived assets..................................    84,805       137,634       222,439
Expenditures for long-lived assets.................       505        10,640        11,143
53 WEEKS ENDED DECEMBER 31, 2000
Net service revenues from external customers.......  $ 20,404      $ 45,136      $ 65,540
Inter segment revenues.............................       855         4,224         5,079
Depreciation and amortization......................     1,272         6,522         7,794
Segment income.....................................     3,387         6,098         9,485
Segment assets.....................................    31,509       100,572       132,081
Long-lived assets..................................    19,101        76,931        96,032
Expenditures for long-lived assets.................       479         6,313         6,792
SEPTEMBER 20, 1999 TO DECEMBER 26, 1999
Net service revenues from external customers.......  $  4,648      $ 12,184      $ 16,832
Inter segment revenues.............................       147           971         1,118
Depreciation and amortization......................       320         1,462         1,782
Segment income.....................................     1,116         1,721         2,837
Expenditures for long-lived assets, September 20 to
  December 26, 1999................................       217         1,090         1,307
DECEMBER 28, 1998 TO SEPTEMBER 19, 1999
Net service revenues from external customers.......  $ 14,564      $ 32,524      $ 47,088
Inter segment revenues.............................       397         1,593         1,990
Depreciation and amortization......................       572         3,401         3,973
Segment income.....................................     3,514         5,052         8,566
Expenditures for long-lived assets, December 28,
  1998 to September 19, 1999.......................       443         4,862         5,305

                         INVERESK RESEARCH GROUP, INC.

The following table summarises net service revenues and long-lived assets by geographic area.

                                              USA      CANADA      EUROPE      TOTAL
                                            -------    -------    --------    --------
52 WEEKS ENDED DECEMBER 30, 2001
Net service revenue from external
  customers...............................  $23,367    $48,150    $ 84,779    $156,296
Long-lived assets.........................   36,956     65,053     120,430     222,439
53 WEEKS ENDED DECEMBER 31, 2000
Net service revenues from external
  customers...............................  $ 1,240    $    --    $ 64,300    $ 65,540
Long-lived assets.........................      282         --      95,750      96,032
SEPTEMBER 20, 1999 TO DECEMBER 26, 1999
Net service revenues from external
  customers...............................  $   480    $    --    $ 16,352    $ 16,832
DECEMBER 28, 1998 TO SEPTEMBER 19, 1999
Net service revenues from external
  customers...............................  $ 1,555    $    --    $ 45,533    $ 47,088

     The Company's operations in Europe comprise operations in a number of countries that are co-ordinated from the United Kingdom. No country is significant in terms of revenues generated or assets held apart from the United Kingdom.

     The following table reconciles the above totals for net service revenues, segment income (loss), segment assets and long-lived assets to the appropriate figures in the financial statements.

                                                                SUCCESSOR                        PREDECESSOR
                                             ------------------------------------------------   -------------
                                               52 WEEKS       53 WEEKS       SEPTEMBER 20,      DECEMBER 28,
                                                ENDED          ENDED            1999 TO            1998 TO
                                             DECEMBER 30,   DECEMBER 31,      DECEMBER 26,      SEPTEMBER 19,
                                                 2001           2000              1999              1999
                                             ------------   ------------   ------------------   -------------
Net service revenue per above segment
  analysis.................................    $164,004       $ 70,619          $17,950            $49,078
Less elimination of inter segment
  revenues.................................      (7,708)        (5,079)          (1,118)            (1,990)
                                               --------       --------          -------            -------
Net service revenue from external customers
  per financial statements.................    $156,296       $ 65,540          $16,832            $47,088
                                               ========       ========          =======            =======
Segment income per above segment
  analysis.................................    $ 18,857       $  9,485          $ 2,837            $ 8,566
Central overheads..........................      (4,408)        (1,697)            (707)            (1,641)
                                               --------       --------          -------            -------
Income from operations per financial
  statements...............................    $ 14,449       $  7,788          $ 2,130            $ 6,925
                                               ========       ========          =======            =======
Segment assets per above segment
  analysis.................................    $398,612       $132,081
Elimination of inter segment balances......     (96,786)        (7,513)
                                               --------       --------
Assets per financial statements............    $301,826       $124,568
                                               ========       ========
Long-lived assets per above segment
  analysis.................................    $222,439       $ 96,032
Deferred debt issue costs not allocated to
  segments.................................       1,952            902
                                               --------       --------
                                               $224,391       $ 96,934
                                               ========       ========

     No clients accounted for more than 10% of the Company's consolidated net revenue for any of the periods covered by these financial statements.

15. CONTINGENCIES

     In March 1996, Apotex Inc., a Canadian pharmaceutical manufacturer, filed a civil lawsuit against the Group in the Court of Ontario. The claim arises out of research work undertaken by the Company in conjunction with Sheffield University in the early 1990s relating to a product of Apotex. The claim alleges

                         INVERESK RESEARCH GROUP, INC.

that the Company failed to conduct the study in a competent and timely manner, causing Apotex to lose the advantage of being the first into the market with the product under a brand name. The claim seeks damages in excess of Canadian $32 million for misrepresentation, breach of contract, special and punitive damages, reimbursement of the contract price and costs in respect of the claim. The proceedings relating to this claim are being managed by a third party which has agreed to indemnify the Company for any damages it may incur as a result of this claim. The Company has been advised that the third party intends to defend this claim vigorously. The Company is not party to the litigation and it believes that the third party will settle any liability directly with Apotex without involving the Company. As a result, liability to the Company is not probable at this point and no reserve has been made.


16. RELATED PARTY TRANSACTIONS


     The Company has entered into various transactions with its principal shareholder, Candover Investments PLC. The Company's unsecured subordinated loan stock described in more detail in Note 9 is held by Candover Investments PLC and certain other Candover Investors. The Company paid costs associated with the issue of the loan stock to Candover Investments PLC amounting to $445,000 in 1999 and $675,000 in 2001. The Company pays charges to Candover Investments PLC for the services of Mr. I. Gray as a director of Inveresk Research Group Limited amounting to $50,000 in 2001, $45,000 in 2000 and $10,000 in the period from September 20, 1999 to December 26, 1999.

     The directors of Inveresk Research Group Limited own shares in the Company and also hold share options.

17. PREDECESSOR SHAREHOLDERS' EQUITY

                                                          INVERESK
                                                          RESEARCH
                                                          HOLDINGS
                                                          LIMITED     IRNA      TOTAL
                                                          --------    -----    -------
COMBINED BALANCE AT DECEMBER 28, 1998
Ordinary shares.........................................  $21,501     $ 201    $21,702
Share premium...........................................   11,227        --     11,227
Retained earnings (accumulated deficit).................    5,715      (486)     5,229
Other comprehensive income..............................   (1,049)       --     (1,049)
                                                          -------     -----    -------
                                                          $37,394     $(285)   $37,109
                                                          =======     =====    =======
PERIOD FROM DECEMBER 28, 1998 TO SEPTEMBER 19, 1999
Foreign currency translation adjustments................  $  (907)    $  --    $  (907)
                                                          =======     =====    =======
Net income..............................................  $ 4,084     $ (27)   $ 4,057
                                                          =======     =====    =======
Comprehensive income....................................  $ 3,177     $ (27)   $ 3,150
                                                          =======     =====    =======

     There are no consolidating entries reflected in the above combinations.

                         INVERESK RESEARCH GROUP, INC.

18. OTHER COMPREHENSIVE INCOME

     At December 30, 2001 other comprehensive income (loss) comprises:

                                                         BEFORE-TAX      TAX     NET-OF-TAX
                                                           AMOUNT      BENEFIT     AMOUNT
                                                         ----------    -------   ----------
Foreign currency translation...........................   $(1,729)      $ --      $(1,729)
Cumulative-effect adjustment for FAS 133...............      (193)        58         (135)
Minimum pension liability adjustment...................    (1,574)       484       (1,090)
                                                          -------       ----      -------
                                                          $(3,496)      $542      $(2,954)
                                                          =======       ====      =======

19. ALLOWANCE FOR DOUBTFUL ACCOUNTS AND UNBILLED RECEIVABLE ALLOWANCE

     Doubtful accounts allowance:

                                                     SUCCESSOR                          PREDECESSOR
                               -----------------------------------------------------   -------------
                                   52 WEEKS            53 WEEKS        SEPTEMBER 20,   DECEMBER 28,
                                     ENDED               ENDED            1999 TO         1998 TO
                                  DECEMBER 30         DECEMBER 30      DECEMBER 26,    SEPTEMBER 19,
                                     2001                2000              1999            1999
                               -----------------   -----------------   -------------   -------------
Balance, beginning of
  period.....................       $  312               $389              $375            $350
Acquisition of
  subsidiaries...............          724                 --                --              --
Utilized.....................         (163)               (12)               --             (13)
Net charge (credit) to
  income.....................          (24)               (37)               17              43
Translation effect...........          (89)               (28)               (3)             (5)
                                    ------               ----              ----            ----
                                    $  760               $312              $389            $375
                                    ======               ====              ====            ====
Unbilled receivable
  allowance:
Balance, beginning of
  period.....................       $   --               $ --              $ --            $ --
Acquisition of
  subsidiaries...............        1,376                 --                --              --
Utilized.....................         (121)                --                --              --
Net charge (credit) to
  income.....................         (230)                --                --              --
Translation effect...........           (5)                --                --              --
                                    ------               ----              ----            ----
                                    $1,020               $ --              $ --            $ --
                                    ======               ====              ====            ====

20. DETAILS OF SUBSIDIARIES CONSOLIDATED

     The consolidated accounts of the Group comprise the results of the Company and following subsidiaries, all of which are wholly owned:

     Inveresk Research Group Limited (Scotland)
     Inveresk Research Holdings Limited (England & Wales)
     Inveresk Research International Limited (Scotland)
     Inveresk Clinical Research Limited (Scotland)
     Inveresk Research Limited (England & Wales)
     Healthmark Limited (Scotland)
     Inveresk Research (Canada) Inc. (Canada)
     ClinTrials BioResearch Ltd. (Quebec)
     2645-2151 Quebec Inc (Quebec)
     Inveresk Research Inc. (Delaware)
     Inveresk Research (North America) Inc. (Delaware)

                         INVERESK RESEARCH GROUP, INC.

     Inveresk Research North Carolina Inc. (North Carolina)

     Inveresk Research Kentucky Inc. (Tennessee)
     ClinTrials Acquisition Corp Inc. (Delaware)

     Inveresk Research Israel Limited (Israel)

     Inveresk Research Australia Pty Limited (Australia)
     Inveresk Research SARL (France)
     ClinTrials Research Deutschland GmbH (Germany)
     Inveresk Research SRL (Italy)
     Inveresk Research SL (Spain)
     ClinTrials Research Sp z.o.o (Poland)
     Inveresk Research Czech Republic sro (Czech Republic)

                         INVERESK RESEARCH GROUP, INC.

                  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           FIRST         SECOND          THIRD         FOURTH
                 2001                   -----------    -----------    -----------    -----------
Net service revenue...................  $    15,974    $    46,206    $    46,847    $    47,269
                                        ===========    ===========    ===========    ===========
Gross profit..........................        7,058         19,909         22,558         22,796
                                        -----------    -----------    -----------    -----------
Income from operations................        1,465          2,082          5,105          5,797
                                        -----------    -----------    -----------    -----------
Income (loss) before income taxes.....         (120)        (2,060)        (1,334)           862
                                        -----------    -----------    -----------    -----------
Income (loss) before extraordinary
  item................................         (192)        (2,798)        (1,961)           250
                                        -----------    -----------    -----------    -----------
Net income (loss).....................  $      (192)   $    (3,217)   $    (1,961)   $       250
                                        ===========    ===========    ===========    ===========
Loss per share pre extraordinary item:
  Basic...............................  $     (0.01)   $     (0.12)   $     (0.08)   $     (0.01)
  Diluted.............................  $     (0.01)   $     (0.12)   $     (0.08)   $     (0.01)
Loss per share post extraordinary
  item:
  Basic...............................  $     (0.01)   $     (0.14)   $     (0.08)   $     (0.01)
  Diluted.............................  $     (0.01)   $     (0.14)   $     (0.08)   $     (0.01)
Number of shares and common stock
  equivalents used in computing loss
  per share:
  Basic...............................   15,803,724     22,626,740     23,469,088     23,469,088
  Diluted.............................   15,803,724     22,626,740     23,469,088     23,469,088
                                        -----------    -----------    -----------    -----------

2000                                          FIRST         SECOND          THIRD         FOURTH
                                        -----------    -----------    -----------    -----------
                                        $    17,263    $    16,527    $    16,801    $    14,949
Net service revenue...................
                                        ===========    ===========    ===========    ===========
                                              7,312          7,940          6,851          7,304
Gross profit..........................
                                        -----------    -----------    -----------    -----------
                                              1,493          2,354          1,786          2,155
Income from operations................
                                        -----------    -----------    -----------    -----------
                                               (579)           436             (9)           418
Income (loss) before income taxes.....
                                        -----------    -----------    -----------    -----------
                                        $      (587)   $       138    $      (170)   $       203
Net income (loss).....................
                                        ===========    ===========    ===========    ===========
Earnings (loss) per share:
                                        $     (0.04)   $      0.01    $     (0.01)   $      0.01
  Basic...............................
                                        $     (0.04)   $      0.01    $     (0.01)   $      0.01
  Diluted.............................
Number of shares and common stock
  equivalents used in computing loss
  per share:
                                         15,803,724     15,803,724     15,803,724     15,803,724
  Basic...............................
                                         15,803,724     15,803,724     15,803,724     15,803,724
  Diluted.............................
                                        ===========    ===========    ===========    ===========

                         INVERESK RESEARCH GROUP, INC.

                        QUARTERLY FINANCIAL INFORMATION
               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                              13 WEEKS ENDED   12 WEEKS ENDED
                                                              MARCH 31, 2002   MARCH 25, 2001
                                                              --------------   --------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT
                                                                      PER SHARE DATA)
Net service revenue.........................................   $    53,163      $    15,974
  Direct costs..............................................       (27,626)          (8,916)
                                                               -----------      -----------
Gross profit................................................        25,537            7,058
  Selling, general and administrative expenses:
     Compensation expense in respect of amendment and
       exercise of share options............................        (4,545)              --
     Other selling, general and administrative expenses: ...       (13,414)          (3,864)
  Depreciation..............................................        (2,346)            (941)
  Amortization of goodwill and intangibles..................            --             (788)
                                                               -----------      -----------
Income from operations......................................         5,232            1,465
  Interest income...........................................            81              104
  Interest expense..........................................        (4,097)          (1,689)
                                                               -----------      -----------
Income (loss) before income taxes...........................         1,216             (120)
Provision for income taxes..................................        (1,630)             (72)
                                                               -----------      -----------
Net income (loss)...........................................   $      (414)     $      (192)
                                                               ===========      ===========
Earnings (loss) per share:
  Basic.....................................................   $     (0.02)     $     (0.01)
  Diluted...................................................   $     (0.02)     $     (0.01)
Number of shares and common stock equivalents used in
  computing loss per share:
  Basic.....................................................    23,485,654       15,803,724
  Diluted...................................................    23,485,654       15,803,724
                                                               -----------      -----------

          See accompanying notes to consolidated financial statements.

                         INVERESK RESEARCH GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,
                                                                 2002       DECEMBER 30,
                                                              (UNAUDITED)       2001
                                                              -----------   ------------
                                                                (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 13,567       $ 16,118
  Accounts receivable.......................................     32,258         32,646
  Unbilled receivables......................................     21,354         19,999
  Income taxes receivable...................................      5,287          4,335
  Inventories...............................................      2,007          2,173
  Other current assets......................................      5,416          2,164
                                                               --------       --------
Total current assets........................................     79,889         77,435
Property, plant and equipment...............................     90,144         87,922
Intangible assets...........................................    126,146        134,517
Deferred debt issue costs...................................      1,843          1,952
                                                               --------       --------
                                                               $298,022       $301,826
                                                               ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $ 10,757       $ 10,118
  Advance billings..........................................     29,644         30,380
  Accrued expenses..........................................     20,268         21,520
  Income taxes payable......................................      3,820          2,103
  Deferred income taxes.....................................        689            559
  Current portion of long term debt.........................    126,506        127,648
                                                               --------       --------
Total current liabilities...................................    191,684        192,328
Deferred income taxes.......................................     19,949         27,053
Long term debt..............................................     83,348         85,109
Defined benefit pension scheme obligation...................      4,738          4,721
Commitments and contingencies...............................         --             --
Shareholders' equity
Preferred shares of common stock, $0.01 par value 10,000,000
  authorized, none issued...................................         --             --
Ordinary shares of common stock, $0.01 par value 150,000,000 authorized; issued and fully-paid 23,770,595 and
  23,469,088 at March 31, 2002 and December 30, 2001........        238            235
                                                               --------       --------
     Total common stock.....................................        238            235
Additional paid-in capital..................................      5,638          1,118
Accumulated deficit.........................................     (6,198)        (5,784)
Accumulated other comprehensive income (loss)...............     (1,375)        (2,954)
                                                               --------       --------
Total shareholders' equity (accumulated deficit)............     (1,697)        (7,385)
                                                               --------       --------
                                                               $298,022       $301,826
                                                               ========       ========

          See accompanying notes to consolidated financial statements.

                         INVERESK RESEARCH GROUP, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                              13 WEEKS ENDED   12 WEEKS ENDED
                                                                MARCH 31,        MARCH 25,
                                                                   2002             2001
                                                              --------------   --------------
                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................     $  (414)         $  (192)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
Non-cash compensation expense in respect of exercise of
  share options.............................................       4,459               --
Depreciation of property, plant and equipment...............       2,346              941
Amortization of goodwill and intangible assets..............          --              788
Deferred pension obligations................................         115               33
Deferred income taxes.......................................         116              (12)
Amortization of deferred loan issue costs...................          69               57
Interest on 10% unsecured subordinated loan stock due 2002,
  not payable until the loan stock is redeemed..............       2,908              886
Changes in operating assets and liabilities:
  Accounts receivable.......................................        (967)            (781)
  Advance billings..........................................        (736)            (462)
  Inventories...............................................         166               90
  Accounts payable and accrued expenses.....................        (613)            (842)
  Income taxes..............................................         765           (1,384)
  Other assets and liabilities..............................      (3,252)           1,137
                                                                 -------          -------
Net cash provided by operating activities...................       4,962              259
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment..................      (5,662)            (687)
                                                                 -------          -------
Net cash used in investing activities.......................      (5,662)            (687)
CASH FLOWS FROM FINANCING ACTIVITIES
Issue of common stock.......................................          64               --
Repayments of short-term borrowings.........................      (1,453)             (51)
                                                                 -------          -------
Net cash provided (used) by financing activities............      (1,389)             (51)
Effect on foreign currency exchange rate changes on cash....        (462)            (552)
                                                                 -------          -------
Increase (decrease) in cash and cash equivalents............      (2,551)          (1,031)
Cash and cash equivalents at beginning of period............      16,118            9,686
                                                                 -------          -------
Cash and cash equivalents at end of period..................     $13,567          $ 8,655
                                                                 =======          =======

          See accompanying notes to consolidated financial statements.

                         INVERESK RESEARCH GROUP, INC.

           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)

                                                                                RETAINED      ACCUMULATED
                                         NUMBER OF               ADDITIONAL     EARNINGS         OTHER
                                          ORDINARY    ORDINARY    PAID-IN     (ACCUMULATED   COMPREHENSIVE
                                TOTAL      SHARES      SHARES     CAPITAL       DEFICIT)     INCOME (LOSS)
                               -------   ----------   --------   ----------   ------------   -------------
                                                         (DOLLARS IN THOUSANDS)
BALANCE AT DECEMBER 30,
  2001.......................  $(7,385)  23,469,088     $235       $1,118       $(5,784)        $(2,954)
Issue of common stock........       64      301,507        3           61            --              --
Compensation expense on
  amendment and exercise of
  share options..............    4,459           --       --        4,459            --              --
Comprehensive income (loss):
  Foreign currency
     translation
     adjustments.............    1,579           --       --           --            --           1,579
Net income for period to
  March 31, 2002.............     (414)          --       --           --          (414)             --
                               -------
                                 1,165
                               -------   ----------     ----       ------       -------         -------
                               $(1,697)  23,770,595     $238       $5,638       $(6,198)        $(1,375)
                               =======   ==========     ====       ======       =======         =======

          See accompanying notes to consolidated financial statements.

                         INVERESK RESEARCH GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. BASIS OF PREPARATION

  Basis of Preparation

     The interim consolidated financial statements of Inveresk Research Group, Inc. and subsidiaries (the "Group" or the "Company") are unaudited and have been prepared in accordance with generally accepted accounting principles in the United States and Securities and Exchange Commission ("SEC") regulations for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments (of a normal and recurring nature) which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. The financial statements should be read in conjunction with the audited consolidated financial statements as of December 30, 2001 and presented elsewhere in this prospectus. The results for the 13 week period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

     The Group fiscal quarter ends on the last Sunday of each quarter. In 2002 the first quarter contained 13 weeks and ended on March 31, 2002. In 2001 the first quarter contained 12 weeks and ended on March 25, 2001.

     The change in ultimate parent company referred to elsewhere in this prospectus was not effective until after the end of the period covered by the financial statements, and had no impact on the assets or liabilities of the Group. The financial statements are prepared on the basis that the change had taken place and accordingly the shareholders funds and earnings per share are shown on the basis of the capital structure of Inveresk Research Group, Inc. This has been derived by applying the weighted average number of shares in Inveresk Research Group, Inc. that the holders of each type of share in Inveresk Research Group Limited received upon the change in ultimate parent company to the historic share capital of Inveresk Research Group Limited.

     The Group has loan stock and accrued interest owing to its principal shareholder amounting to $119.17 million at March 31, 2002. The terms of this loan stock are that it is repayable immediately in the event of a listing of the Company's shares on a recognized stock exchange or in the event of a sale of more than half of the Company's issued share capital. Because the directors expect the offering to be successfully completed and because it is envisaged that the loan stock and accrued interest will be repaid from the net proceeds of the offering and new credit facilities entered into at the time of the offering, the loan stock has been shown as a short term liability in the balance sheet at March 31, 2002 and also at December 30, 2001. In the unlikely event that the net proceeds of the offering and debt facilities arranged at the time of the offering are inadequate to enable the loan stock to be repaid, the Company has received assurances from its principal shareholder that it will not seek any repayment of the loan stock greater than the net proceeds of the offering and the debt issuance at the time of the offering prior to the 366th day after the consummation of the offering.

                         INVERESK RESEARCH GROUP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Reference is made to the financial statements of the Group for the year ended December 30, 2001 which sets out the significant accounting policies adopted by the Group.

 Earnings (Loss) Per Share

     Earnings (loss) per share is computed in accordance with FAS 128, "Earnings per Share." FAS 128 requires presentation of both Basic Earnings per Share (Basic EPS) and Diluted Earnings per Share (Diluted EPS). Basic EPS is based on the weighted average number of shares of common stock outstanding during the year while Diluted EPS also includes the dilutive effect of common stock equivalents. The number of common stock equivalents not reflected in Diluted EPS because they were anti-dilutive were 1,520,893 in 2002 and 206,126 in 2001.

 Intangible assets

     In July 2001, the FASB issued FAS 141, "Business Combinations," and FAS 142, "Goodwill and Other Intangible Assets." FAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. FAS 141 also specifies the criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. FAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of FAS 142. FAS 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

     FAS 142 is effective from January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but instead tested for impairment at least annually in accordance with the provisions of FAS 142. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 have continued to be amortized prior to the adoption of FAS 142.

     FAS 142 requires that the Group completes a first phase of the impairment review for goodwill and intangible assets with indefinite lives by June 30, 2002. The results for the 13 weeks ended March 31, 2002 do not reflect the results of the this review. The cumulative effect relating to this change in accounting principle will be reflected in the financial statements for the period ending June 30, 2002, and the results for the period ended March 31, 2002 may be restated if applicable.

  Recent Accounting Pronouncements

     On adoption of FAS 142 the net book value of the intangible assets relating to the assembled workforce was transferred to goodwill. Had FAS 142 been applied from January 1, 2001 the amortization expense in 2001 would have been reduced by approximately $7.91 million from the level it was under the old standards. A summary of the income before extraordinary item, net income and related per share

                         INVERESK RESEARCH GROUP, INC.

amounts with prior year amounts adjusted to exclude amortization expense for the items that are no longer being amortized is as follows:

                                           13 WEEKS ENDED   12 WEEKS ENDED    52 WEEKS ENDED
                                           MARCH 31, 2002   MARCH 25, 2001   DECEMBER 30, 2001
                                           --------------   --------------   -----------------
Net income (loss) before extraordinary
  item...................................   $      (414)     $       515        $     2,378
                                            ===========      ===========        ===========
Net income (loss)........................   $      (414)     $       515        $     1,959
                                            ===========      ===========        ===========
Earnings (loss) per share pre
  extraordinary item:
  Basic..................................   $     (0.02)     $      0.03        $      0.11
  Diluted................................   $     (0.02)     $      0.03        $      0.11
Earnings (loss) per share post
  extraordinary item:
  Basic..................................   $     (0.02)     $      0.03        $      0.09
  Diluted................................   $     (0.02)     $      0.03        $      0.09
Number of shares and common stock
  equivalents used in computing earnings
  (loss) per share:
  Basic..................................    23,485,654       15,803,724         21,489,571
  Diluted................................    23,485,654       15,803,724         21,489,571
                                            -----------      -----------        -----------

     In accordance with FAS 128 there is no dilution shown in relation to the share options outstanding in 2001. This was because exercise of all the options concerned was conditional upon completion of a listing of the Company's shares on a recognized stock exchange and this condition had not been satisfied by the end of 2001.

     In June 2001, the Financial Accounting Standards Board issued FAS 143 "Accounting for Asset Retirement Obligations." FAS 143 requires the fair value of a liability for asset retirement obligations to be recognized in the period in which it is incurred if a reasonable estimate of the fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset.

     FAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not believe that it has any significant asset retirement obligations and, accordingly, does not anticipate that adoption of FAS 143 will have any material impact on its results of operations or its financial position.

     In April 2002, the FASB issued FAS 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." The principal change is that gains or losses from extinguishment of debt which are classified as extraordinary items by FAS 4 will no longer be classified as such. The provisions of FAS 145 are effective for fiscal years beginning after May 15, 2002 although early application of the Statement related to the rescission of FAS 4 is encouraged. The Company plans to adopt FAS 145 for its fiscal year ending December 31, 2003. When adopted, prior extraordinary items related to the extinguishment of debt will need to be reclassified.

                         INVERESK RESEARCH GROUP, INC.

3.  SHAREHOLDERS' EQUITY

     As described elsewhere in this prospectus in more detail, there was a change of ultimate parent company prior to the offering becoming effective. The share capital of Inveresk Research Group Limited was exchanged for common stock in Inveresk Research Group, Inc.

     The capital structure is presented on the basis described in Note 1 and is as follows:

                                                              MARCH 31,   DECEMBER 30,
                                                                2002          2001
                                                              ---------   ------------
Preferred shares of common stock, $0.01 par value 10,000,000
  authorized, none issued...................................    $ --          $ --
Ordinary shares of common stock, $0.01 par value 150,000,000 authorized; issued and fully-paid 23,770,595 and
  23,469,088 at March 31, 2002 and December 30, 2001........     238           235
                                                                ----          ----
                                                                $238          $235
                                                                ====          ====

     The increase of 301,507 ordinary shares of common stock represents the exercise of share options at an exercise price of $0.21 per share.

4.  INTANGIBLE ASSETS

                                                              MARCH 31,   DECEMBER 30,
                                                                2002          2001
                                                              ---------   ------------
Goodwill....................................................  $138,029      $115,709
Workforce...................................................        --        30,831
                                                              --------      --------
                                                               138,029       146,540
Less accumulated amortization...............................   (11,883)      (12,023)
                                                              --------      --------
                                                              $126,146      $134,517
                                                              ========      ========

5.  STOCK OPTION PLANS

     The Company issues options to employees pursuant to various stock option plans and arrangements. The objectives of these arrangements include attracting and retaining personnel and promoting the success of the Company by providing employees with the opportunity to acquire shares.

     All the options issued and outstanding at December 30, 2001 were issued by Inveresk Research Group Limited. Those options subsequently were cancelled and, in replacement for the cancelled options, stock options were issued by the Company. The replacement options that were issued by us have an equivalent exercise cost and economic value to those which were cancelled. The data with respect to stock options set forth below gives effect to the issuance of the replacement options as if those options had been issued as of the date of issue of the original Inveresk Research Group Limited options.

                         INVERESK RESEARCH GROUP, INC.

     All options granted to date vest upon the completion of a listing upon a recognized stock exchange. They expire 10 years after the date of grant.

                                                    ORDINARY    WEIGHTED AVERAGE
                                                     SHARES      EXERCISE PRICE
                                                    ---------   ----------------
Outstanding at December 30, 2001..................  1,148,532        $0.22
  Granted.........................................    680,441        $0.29
  Forfeited.......................................     (6,573)       $0.19
  Exercised.......................................   (301,507)       $0.21
                                                    ---------        -----
Outstanding at March 31, 2002.....................  1,520,893        $0.25
                                                    =========        =====


     The following table summarizes the exercise prices of the options outstanding at March 31, 2002:


SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE   EXERCISE PRICE
----------------------   ---------------
        329,891          $0.03 per share
        149,664          $0.05 per share
        256,131          $0.19 per share
        785,207          $0.40 per share
      ---------
      1,520,893
      =========

     The weighted average exercise price of options was $0.25 per share at March 31, 2002 and $0.22 per share at December 30, 2001.

     In the quarter ended March 31, 2002, the terms of the options held by one individual were amended to enable him to exercise his options prior to completion of the listing. Compensation expense has been recorded in respect of these options in the quarter ended March 31, 2002. This reduced operating income by $4.55 million and net income by $4.49 million.

     The Company expects to record a compensation expense in respect of the remaining option grants (including option grants made after December 30, 2001) during the period in which it completes its initial public offering of common stock. Based on an offering price of $15 per share (the midpoint of the range of the anticipated offering price), the Company would expect to record a compensation expense of $22.4 million.

     Based on an offering price of $15 per share, the Company also expects to record a compensation expense in respect of a change in the relative percentage ownership of the Company by certain members of management amounting to $33.6 million during the period in which it completes its initial public offering.

                         INVERESK RESEARCH GROUP, INC.

6.  ANALYSIS OF TAX CHARGE

     The Company's consolidated effective tax rate differed from the federal statutory rate as set forth below:

                                                          13 WEEKS ENDED    12 WEEKS ENDED
                                                            MARCH 31,         MARCH 25,
                                                               2002              2001
                                                          --------------    --------------
Federal statutory rate..................................     $   426             $(42)
Non deductible compensation expense on exercise of share
  options...............................................       1,363               --
Canadian Research and Development tax credits...........      (1,097)              --
Amortization of excess of purchase price over net assets
  acquired..............................................          --              155
Difference between foreign income taxed at US Federal
  Statutory rates and foreign income tax expense........         456                6
Increase in federal valuation allowance.................         140               --
Increase in valuation allowance against losses of
  foreign subsidiaries..................................         453               --
Other...................................................        (111)             (47)
                                                             -------             ----
                                                             $ 1,630             $ 72
                                                             =======             ====

7. SEGMENT REPORTING

     The Company is a full-service drug development services group serving the pharmaceutical and industries. These drug development services comprise two reportable operating segments -- pre-clinical and clinical. Pre-clinical services are performed in Edinburgh, Scotland and Montreal, Quebec, Canada. Clinical services consist of designing, monitoring, and managing trials of new pharmaceutical and biotechnology products on humans, and providing clinical data management, biostatistical, product registration, and pharmacoeconomic services. Clinical service activities and revenues are performed and earned primarily in the United States and Europe. The Company's European clinical operations are performed in Maidenhead, U.K. and Edinburgh, Scotland with its primary satellite offices in Brussels, Belgium and Glasgow, Scotland. The operating results of the Company in the individual European countries apart from the U.K. are immaterial.

                         INVERESK RESEARCH GROUP, INC.

     Financial data by segment are as follows:


                                                       PRE-CLINICAL   CLINICAL    TOTAL
                                                       ------------   --------   --------
13 WEEKS ENDED MARCH 31, 2002
Net service revenues from external customers.........    $ 34,479     $ 18,684   $ 53,163
Inter segment revenues...............................         503          348        851
Depreciation.........................................       1,766          580      2,346
Segment income.......................................      10,382          770     11,152
Segment assets at March 31, 2002.....................     241,487      164,117    405,604
Long-lived assets at March 31, 2002..................     133,151       83,139    216,290
Expenditures for long-lived assets in 13 weeks ended
  March 31, 2002.....................................       5,545          117      5,662

12 WEEKS ENDED MARCH 25, 2001
Net service revenues from external customers.........    $ 11,392     $  4,582   $ 15,974
Inter segment revenues...............................       1,280          321      1,601
Depreciation and amortization........................       1,466          263      1,729
Segment income.......................................       1,050          780      1,830
Segment assets at December 30, 2001..................     239,360      159,252    398,612
Long-lived assets at December 30, 2001...............     137,634       84,805    222,439
Expenditures for long-lived assets in 12 weeks ended
  March 25, 2001.....................................         649           38        687


     The following table summarises net service revenues and long-lived assets by geographic area.

                                                 USA     CANADA     EUROPE     TOTAL
                                               -------   -------   --------   --------
13 WEEKS ENDED MARCH 31, 2002
Net service revenue from external
  customers..................................  $ 7,759   $20,988   $ 24,416   $ 53,163
Long-lived assets at March 31, 2002..........   36,667    63,224    116,399    216,290

12 WEEKS ENDED MARCH 25, 2001
Net service revenues from external
  customers..................................  $    51   $    --   $ 15,923   $ 15,974
Long-lived assets at December 30, 2001.......   36,956    65,053    120,430    222,439

     The Company's operations in Europe comprise operations in a number of countries that are co-ordinated from the United Kingdom. No country is significant in terms of revenues generated or assets held apart from the United Kingdom.

                         INVERESK RESEARCH GROUP, INC.

     The following table reconciles the above totals for net service revenues, segment income (loss), segment assets and long-lived assets to the appropriate figures in the financial statements.

                                                           13 WEEKS ENDED   12 WEEKS ENDED
                                                             MARCH 31,        MARCH 25,
                                                                2002             2001
                                                           --------------   --------------
Net service revenue per above segment analysis...........    $  54,014         $ 17,575
Less elimination of inter segment revenues...............         (851)          (1,601)
                                                             ---------         --------
Net service revenue per financial statements.............    $  53,163         $ 15,974
                                                             =========         ========
Segment income per above segment analysis................    $  11,152         $  1,830
Central overheads........................................       (1,375)            (365)
Compensation expense in respect of share options
  exercised..............................................       (4,545)              --
                                                             ---------         --------
Income from operations per financial statements..........    $   5,232         $  1,465
                                                             =========         ========
Segment assets per above segment analysis................    $ 405,604         $398,612
Elimination of inter segment balances....................     (107,582)         (96,786)
                                                             ---------         --------
Assets per financial statements..........................    $ 298,022         $301,826
                                                             =========         ========
Long lived assets per above segment analysis.............    $ 216,290         $222,439
Deferred debt issue costs not allocated to segments......        1,843            1,952
                                                             ---------         --------
                                                             $ 218,133         $244,391
                                                             =========         ========

     No clients accounted for more than 10% of the Company's consolidated net service for any of the periods covered by these financial statements.

8. CONTINGENCIES

     In March 1996, Apotex Inc., a Canadian pharmaceutical manufacturer, filed a civil lawsuit against the Group in the Court of Ontario. The claim arises out of research work undertaken by the Company in conjunction with Sheffield University in the early 1990s relating to a product of Apotex. The claim alleges that the Company failed to conduct the study in a competent and timely manner, causing Apotex to lose the advantage of being the first into the market with the product under a brand name. The claim seeks damages in excess of Canadian $32 million for misrepresentation, breach of contract, special and punitive damages, reimbursement of the contract price and costs in respect of the claim. The proceedings relating to this claim are being managed by a third party which has agreed to indemnify the Company for any damages it may incur as a result of this claim. The Company has been advised that the third party intends to defend this claim vigorously. The Company is not party to the litigation and it believes that the third party will settle any liability directly with Apotex without involving the Company. As a result, liability to the Company is not probable at this point and no reserve has been made.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
ClinTrials Research Inc.

     We have audited the accompanying consolidated balance sheets of ClinTrials Research Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ClinTrials Research Inc. and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Raleigh, North Carolina
February 13, 2001, except for Note 15,
as to which the date is February 22, 2001

                            CLINTRIALS RESEARCH INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS,
                                                              EXCEPT SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  9,178   $  7,889
  Accounts receivable, net of allowance for doubtful
     accounts of $983 in 2000 and $1,420 in 1999............    35,408     31,084
  Income taxes receivable...................................     2,135      1,454
  Other current assets......................................     3,416      1,757
                                                              --------   --------
Total current assets........................................    50,137     42,184
Property, plant and equipment:
  Land, buildings and leasehold improvements................    23,630     22,995
  Equipment.................................................    35,253     32,725
  Furniture and fixtures....................................     4,929      4,946
                                                              --------   --------
                                                                63,812     60,666
  Less accumulated depreciation.............................    25,507     21,161
                                                              --------   --------
                                                                38,305     39,505
Excess of purchase price over net assets acquired...........    31,923     34,304
Other assets................................................       411        411
                                                              --------   --------
                                                              $120,776   $116,404
                                                              ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  5,719   $  4,095
  Advance billings..........................................    12,790      8,338
  Payables to investigators.................................     4,499      4,683
  Accrued expenses..........................................     6,644      7,469
  Income taxes payable......................................     1,148      1,174
  Current maturates of long-term debt.......................       112        114
  Revolving note payable to bank............................     4,400         --
                                                              --------   --------
Total current liabilities...................................    35,312     25,873
Deferred income taxes.......................................     7,243      4,982
Long-term debt..............................................       238        381
Commitments and contingencies...............................        --         --
Stockholders' equity:
  Preferred Stock, $.01 par value -- 1,000,000 shares
     authorized; no shares issued or outstanding............        --         --
  Common Stock, $.01 par value -- 50,000,000 shares
     authorized; issued and outstanding 18,402,172 shares in
     2000 and 1999..........................................       184        184
  Additional paid-in capital................................   126,651    126,651
  Accumulated deficit.......................................   (42,717)   (38,490)
  Accumulated other comprehensive loss......................    (6,135)    (3,177)
                                                              --------   --------
Total stockholders' equity..................................    77,983     85,168
                                                              --------   --------
                                                              $120,776   $116,404
                                                              ========   ========

          See accompanying notes to consolidated financial statements.

                            CLINTRIALS RESEARCH INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED DECEMBER 31
                                                             --------------------------------------
                                                                2000          1999          1998
                                                             ----------    ----------    ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Gross service revenue....................................   $121,836      $113,892      $109,254
  Less subcontractor costs.................................     16,511        16,961        19,563
                                                              --------      --------      --------
Net service revenue........................................    105,325        96,931        89,691
Operating costs and expenses:
  Direct costs.............................................     66,164        58,317        62,936
  Selling, general and administrative expenses.............     35,749        36,034        38,823
  Depreciation and amortization............................      5,888         6,155         5,738
  Restructuring charge.....................................         --            --         6,364
  Gain on sale of Ovation..................................         --          (484)           --
  Nashville lease termination costs........................         --           845            --
  Write-off of purchase option costs.......................         --         2,178            --
                                                              --------      --------      --------
Loss from operations.......................................     (2,476)       (6,114)      (24,170)
Other income (expense):
  Interest income..........................................        498           442           841
  Interest expense.........................................       (195)          (25)          (29)
                                                              --------      --------      --------
Loss before income taxes...................................     (2,173)       (5,697)      (23,358)
Provision (benefit) for income taxes.......................      2,054         1,348        (1,226)
                                                              --------      --------      --------
Net loss...................................................   $ (4,227)     $ (7,045)     $(22,132)
                                                              ========      ========      ========
Loss per share:
  Basic....................................................   $  (0.23)     $  (0.39)     $  (1.22)
  Diluted..................................................   $  (0.23)     $  (0.39)     $  (1.22)
Number of shares and common stock equivalents used in
  computing loss per share:
  Basic....................................................     18,402        18,116        18,207
  Diluted..................................................     18,402        18,116        18,207

          See accompanying notes to consolidated financial statements.

                            CLINTRIALS RESEARCH INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31
                                                              ----------------------------
                                                               2000      1999       1998
                                                              -------   -------   --------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(4,227)  $(7,045)  $(22,132)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
  Depreciation and amortization of property, plant and
     equipment..............................................    5,743     5,891      5,333
  Amortization of intangible assets.........................    1,243     1,242      1,277
  Provision for doubtful accounts...........................      189       146      2,159
  Deferred income taxes.....................................    2,261     1,571      2,820
  Gain on sale of Ovation...................................       --      (484)        --
  Write-off of purchase option costs........................       --     2,178         --
  Loss on disposal of fixed assets..........................       66       204        142
  Write down of assets associated with closing of Lexington
     facility...............................................       --        --      1,983
  Other.....................................................       --         2         29
  Changes in operating assets and liabilities:
     Accounts receivable....................................   (5,052)     (746)       672
     Advance billings.......................................    4,624    (4,338)     2,325
     Payables to investigators..............................     (184)    2,877        528
     Accounts payable and accrued expenses..................      734    (3,587)       893
     Advance payments to investigators......................       --       492        447
     Income taxes...........................................     (583)    2,869       (269)
     Other assets and liabilities...........................   (1,690)      393        403
                                                              -------   -------   --------
  Net cash provided by (used in) operating activities.......    3,124     1,665     (3,390)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment, net.............   (4,928)   (5,071)   (12,227)
Proceeds from sale of fixed assets..........................       38        --         --
Costs associated with option to acquire MPI.................       --      (456)    (1,722)
                                                              -------   -------   --------
  Net cash used in investing activities.....................   (4,890)   (5,527)   (13,949)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from short-term borrowings.......................    4,400        --         --
  Proceeds from long-term borrowings........................       --       118        382
  Proceeds from exercise of common stock options............       --       167        140
  Payments on long-term debt................................     (145)       --         --
                                                              -------   -------   --------
  Net cash provided by financing activities.................    4,255       285        522
Effect of foreign currency exchange rate changes on cash....   (1,200)      599       (591)
                                                              -------   -------   --------
Increase (decrease) in cash and cash equivalents............    1,289    (2,978)   (17,408)
Cash and cash equivalents at beginning of year..............    7,889    10,867     28,275
                                                              -------   -------   --------
Cash and cash equivalents at end of year....................  $ 9,178   $ 7,889   $ 10,867
                                                              =======   =======   ========
Supplemental cash flow information:
  Interest paid.............................................  $   180   $    23   $     38
                                                              =======   =======   ========
  Income tax refunds, net of taxes paid of $1,586, $853 and
     $1,580.................................................  $  (131)  $(2,956)  $ (2,601)
                                                              =======   =======   ========
  Equipment purchased included in accounts payable..........  $   566   $   616   $  1,518
                                                              =======   =======   ========

          See accompanying notes to consolidated financial statements.

                            CLINTRIALS RESEARCH INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                              ACCUMULATED
                                                                                                 OTHER
                                               COMMON STOCK       ADDITIONAL                 COMPREHENSIVE
                                           --------------------    PAID-IN     ACCUMULATED      INCOME
                                 TOTAL       SHARES      AMOUNT    CAPITAL       DEFICIT        (LOSS)
                                --------   -----------   ------   ----------   -----------   -------------
                                                          (DOLLARS IN THOUSANDS)
BALANCE AT JANUARY 1, 1998....  $115,778    18,181,765    $182     $127,160     $ (9,313)       $(2,251)
Exercises of stock options....       140        48,407      --          140           --             --
  Comprehensive income (loss):
     Foreign currency
       translation
       adjustments............    (4,259)                                                        (4,259)
     Net loss for 1998........   (22,132)                                        (22,132)
                                --------
  Comprehensive income
     (loss)...................   (26,391)
                                --------
  Other.......................        29                                 29
                                --------   -----------    ----     --------     --------        -------
BALANCE AT DECEMBER 31,
  1998........................    89,556    18,230,172     182      127,329      (31,445)        (6,510)
  Sale of Ovation.............      (838)     (213,000)     (2)        (836)          --             --
  Exercises of stock
     options..................       167       385,000       4          163           --             --
  Comprehensive income (loss):
     Foreign currency
       translation
       adjustments............     3,333                                                          3,333
     Net loss for 1999........    (7,045)                                         (7,045)
                                --------
  Comprehensive income
     (loss)...................    (3,712)
                                --------
  Other.......................        (5)                                (5)
                                --------   -----------    ----     --------     --------        -------
BALANCE AT DECEMBER 31,
  1999........................    85,168    18,402,172     184      126,651      (38,490)        (3,177)
Comprehensive income (loss):
Foreign currency translation
  adjustments.................    (2,958)                                                        (2,958)
Net loss for 2000.............    (4,227)                                         (4,227)
                                --------
  Comprehensive income
     (loss)...................    (7,185)
                                --------   -----------    ----     --------     --------        -------
BALANCE AT DECEMBER 31,
  2000........................  $ 77,983    18,402,172    $184     $126,651     $(42,717)       $(6,135)
                                ========   ===========    ====     ========     ========        =======

          See accompanying notes to consolidated financial statements.

                            CLINTRIALS RESEARCH INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998)

1. ORGANIZATION

     ClinTrials Research Inc. (the Company) is a full service contract research organization serving the pharmaceutical, biotechnology and medical device industries. The Company designs, monitors and manages preclinical and clinical trials, provides data management and biostatistical services, and offers product registration and pharmacoeconomic services throughout the United States, Canada and Europe.

     Information on the Company's operations by segment and geographic area is included in Note 9.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying financial statements include the accounts of ClinTrials Research Inc. and its subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

  Accounting Estimates

     Judgment and estimation is exercised by management in certain areas of the preparation of the financial statements including revenue recognition, reserves for self-insurance risks and the allowance for uncollectible accounts. Management believes that such estimates are fairly stated; however, actual results could differ from amounts estimated.

  Foreign Currencies

     Assets and liabilities of the Company's subsidiaries located outside of the United States that operate in a local currency environment are translated to United States dollars at year-end foreign currency exchange rates in accordance with FASB SFAS No. 52 "Foreign Currency Translation." Income statement amounts have been translated at the average rates of exchange for the year. The gains and losses resulting from the changes in exchange rates from year to year are accumulated in a separate component of stockholders' equity entitled accumulated other comprehensive income (loss). Transaction gains and losses are included in the determination of net income (loss).

  Cash and Cash Equivalents

     For the purpose of the statement of cash flows, cash and cash equivalents include demand deposits and money market accounts held with a financial institution. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Revenue Recognition

     Many of the Company's contracts are fixed-price contracts over one year in duration. Revenue for such contracts is recorded in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 81-1 Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Revenue is recognized as costs are incurred and includes estimated earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs (cost-to-cost type of percentage-of-completion method of accounting). The Company also has contracts ranging in duration from 28 days to one year. Revenue is recognized on these contracts in the same manner as for contracts of more than one year duration except for contracts which are at an agreed fee per hour. Revenue on agreed fee per hour contracts is recognized as services under the contract are provided. The Company recognizes revenue related to contract modifications when realization is assured and the amounts can be reasonably determined. Contract milestone revenue contingent upon the

                            CLINTRIALS RESEARCH INC.

Company's achievement of specific targets is recognized when the milestone is achieved. The Company also follows the views of the Staff of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 (SAB 101) on revenue recognition. SAB 101 states that revenue should be recognized when all four of these conditions exist: persuasive evidence of an arrangement exists; services have been rendered or delivery has occurred; the price is fixed or determinable; and collectibility is reasonably assured. When estimated contract costs indicate that a loss will be incurred on a contract, the entire loss is provided for in such period.

     The Company routinely subcontracts with third party investigators in connection with multi-site clinical trials and with other third party service providers for laboratory analysis and other specialized services. Subcontractor costs are passed through to clients and, in accordance with industry practice, are included in gross service revenue. Subcontractor costs are accrued on a straight-line basis over the investigator phase of the contract. Investigator payments are made based on predetermined contractual arrangements, which may differ from the accrual of the expense. Payments to investigators in excess of the accrued expense represent advance payments to investigators and accrued expenses in excess of payments represent payables to investigators.

  Unbilled Receivables and Advance Billings

     Prerequisites for billings are generally established by contractual provisions that include predetermined date certain payment schedules (which may include payment at or near the time the trial is initiated), the achievement of negotiated performance requirements or milestones, or the submission of required billing detail. Unbilled receivables arise from those contracts under which billings are rendered upon the achievement of certain negotiated performance requirements or on a date-certain basis and services rendered exceed billings. The Company expects to bill and collect these unbilled receivables within one year of revenue recognition. Advance billings represent contractual billings for services not yet rendered.

  Concentration of Credit Risk

     Financial instruments which potentially expose the Company to credit risk include unsecured accounts receivable. Concentrations of credit risk on accounts receivable is limited due to the large number of clients. Additionally, the Company maintains allowances for potential credit losses and credit losses incurred have not exceeded management's expectations. The Company's exposure to credit loss in the event that payment is not received for revenue recognized equals the outstanding accounts receivable and unbilled services balance.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost.

     Depreciation is provided on the straight-line method over the estimated useful lives of the respective properties, which approximate 5 to 40 years.

  Income Taxes

     Income taxes are accounted for under the liability method in accordance with Financial Accounting Standards Board (the FASB) Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred tax assets, net of valuation allowance, and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                            CLINTRIALS RESEARCH INC.

  Excess of Purchase Price Over Net Assets Acquired

     The excess of the purchase price over net assets acquired is being amortized over periods of 20 to 40 years using the straight-line method. The carrying value of the excess of purchase price over net assets acquired is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that the excess of purchase price over net assets acquired will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the excess of purchase price over net assets acquired is reduced by the estimated shortfall of cash flows on a discounted basis. Accumulated amortization of the excess of purchase price over fair value of assets acquired was approximately $7,471,000 and $6,323,000 at December 31, 2000 and 1999, respectively.

  Foreign Currency Hedging

     Foreign exchange forward contracts are legal agreements between two parties to purchase and sell foreign currency for a specified price, with delivery and settlement in the future. From time to time the Company uses foreign exchange contracts to hedge the risk of changes in foreign currency exchange rates associated with contracts in which the expenses for providing services are incurred in the functional currency of the Company's foreign subsidiary, but payments on contracts are made by the client in another currency. During the year ended December 31, 2000, the Company did not have any derivative instruments and did not engage in any hedging activities.

  Earnings (Loss) Per Share

     Earnings (loss) per share is computed in accordance with FASB SFAS No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 requires presentation of both Basic Earnings per Share (Basic EPS) and Diluted Earnings per Share (Diluted
EPS). Basic EPS is based on the weighted average number of shares of common stock outstanding during the year while Diluted EPS also includes the dilutive effect of common stock equivalents. Diluted loss per share for the years ended December 31, 2000, 1999 and 1998 does not include common stock equivalents (stock options) of 135,000, 390,000 and 430,000, respectively, as their effect would be anti-dilutive. The Company's stock is currently traded in the Nasdaq Stock Market and sale information is included on the Nasdaq National Market Issues System under the symbol CCRO.

  Comprehensive Income (Loss)

     The Company adopted FASB SFAS No. 130, "Reporting Comprehensive Income" (SFAS No. 130) on January 1, 1998. SFAS No. 130 established new rules for reporting and displaying comprehensive income and its components; however, the adoption of SFAS No. 130 had no impact on the Company's net income (loss) or stockholders' equity. SFAS No. 130 requires the Company to include foreign currency translation adjustments, which were previously reported by the Company as a separate component of stockholders' equity, in other comprehensive income and loss. Accumulated other comprehensive income (loss) consists entirely of accumulated foreign currency translation adjustments and is a separate component of stockholders' equity under SFAS No. 130.

  Stock-Based Compensation

     The Company accounts for employee stock awards using the intrinsic value based method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" because the Company believes the alternative fair value accounting provided for under FASB SFAS No. 123 "Accounting for Stock-Based Compensation" requires the use of option valuation models that were not developed for use in valuing employee stock options. Accordingly, no compensation expense is

                            CLINTRIALS RESEARCH INC.

recognized because the exercise price of the Company's stock options was equal to the market price of the underlying stock on the date of grant.

  Reclassifications

     Certain prior period amounts have been reclassified in order to conform to current period presentation. Such reclassifications had no material effect on the financial position and results of operations as previously reported.

  Recent Accounting Pronouncements

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) which was required to be adopted in years beginning after June 15, 1999. In July 1999, SFAS No. 137 was issued which deferred for one year the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. On June 15, 2000, the FASB issued SFAS No. 138 which clarified and amended certain provisions of SFAS No. 133. Accordingly, the Company plans to adopt SFAS No. 133 and No. 138 effective January 1, 2001.

     From time to time, the Company uses foreign exchange forward contracts to hedge the risk of changes in foreign currency exchange rates associated with contracts in which the expenses for providing services are incurred in the functional currency of the Company's foreign subsidiary, but payments on contracts are made by the client in another currency. The Company does not anticipate that the adoption of SFAS No. 133 and No. 138 will have a significant effect on the financial statements of the Company. Furthermore, SFAS No. 133 and No. 138 would not have affected the financial statements of the Company contained herein. During the year ended December 31, 2000, the Company did not have any derivative instruments and did not engage in any hedging activities.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB No.
101). SAB No. 101 summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition. The Company adopted SAB No. 101 in the quarter ended December 31, 2000 and it did not have a material effect on its financial position or results of operations.

3. ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following at December 31 (in thousands):

                                                               2000       1999
                                                              -------    -------
Trade:
  Billed....................................................  $19,997    $17,449
  Unbilled..................................................   16,394     14,489
  Allowance for doubtful accounts...........................     (983)    (1,420)
                                                              -------    -------
                                                               35,408     30,518
Other.......................................................       --        566
                                                              -------    -------
                                                              $35,408    $31,084
                                                              =======    =======

                            CLINTRIALS RESEARCH INC.

4. CREDIT FACILITIES AND DEBT

     During the first quarter of 2000, the Company extended its $15.0 million domestic credit facility through September 2001. The extension provides for expansion capabilities to $25.0 million provided the Company meets certain financial requirements. Credit availability under the Company's domestic line of credit and foreign line of credit totals approximately $18.3 million. The domestic credit facility is collateralized by certain of the Company's U.S. based assets that have a net carrying value of approximately $16 million. The foreign line of credit is collateralized by accounts receivable of the Company's Canadian subsidiary. Borrowings under these agreements bear interest at a fluctuating rate based either on the respective banks' prime interest rate or the London Interbank Offered Rate (LIBOR), as elected by the Company.

     On December 31, 2000, $4.4 million was outstanding under the Company's domestic credit facility. Interest on outstanding borrowings under the domestic credit agreement was based upon the LIBOR plus an applicable margin. The weighted average interest rate during the year 2000 and at December 31, 2000 was 8.9%. Credit availability at December 31, 2000 has been further reduced by issued letters of credit of approximately $717,000. Borrowings available under the lines of credit are subject to certain financial and operating covenants. The Company is in compliance with these bank covenants.

     On or before September 30, 2001, the Company may elect to exercise an extension option under its domestic credit agreement whereby any or all of the then outstanding balance may be termed out over six quarters. Under this extension option, interest is due monthly and 5% of outstanding principal is due quarterly beginning on the second quarterly date after exercise of the extension option.

     The Company's Canadian subsidiary has outstanding borrowings of approximately $336,000 from the Canadian government. This borrowing bears no interest and is repayable in four equal annual installments beginning August 2000 and ending in 2003.

5. OPERATING LEASES

     The Company leases office space and office equipment under various operating leases. Minimum rental commitments payable in future years under operating leases having an initial or remaining noncancelable terms of one year or more at December 31 are as follows (in thousands):

2001........................................................  $ 5,734
2002........................................................    5,070
2003........................................................    4,112
2004........................................................    3,885
2005........................................................    3,876
Thereafter..................................................   30,635
                                                              -------
Total minimum rentals.......................................   53,312
Less minimum rentals due under noncancellable subleases.....    1,626
                                                              -------
                                                              $51,686
                                                              =======

     Rent expense is comprised of the following for the years ended December 31 (in thousands):

                                                            2000      1999      1998
                                                           ------    ------    ------
Minimum rentals..........................................  $6,313    $5,796    $6,765
Less sublease rentals....................................     344       314       410
                                                           ------    ------    ------
                                                           $5,969    $5,482    $6,355
                                                           ======    ======    ======

                            CLINTRIALS RESEARCH INC.

6. INCOME TAXES

     Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows (in thousands):

                                                                2000        1999
                                                              --------    --------
Deferred tax assets:
  Advance billings and receivables..........................  $  1,231    $  3,994
  Accrued expenses..........................................       387         682
  Research and development credit carryforward..............     1,657       1,343
  Undeducted research and development expenditures..........        81       2,008
  Federal and state net operating losses....................    18,362      12,495
  Foreign tax credits.......................................     1,679          --
  Other.....................................................       193         193
                                                              --------    --------
Total deferred tax assets...................................    23,590      20,715
Valuation allowance for deferred tax assets.................   (21,057)    (17,452)
                                                              --------    --------
Net deferred tax assets.....................................     2,533       3,263
Deferred tax liabilities:
  Depreciation and amortization.............................    (9,365)     (7,834)
                                                              --------    --------
Net deferred tax liabilities................................  $ (6,832)   $ (4,571)
                                                              ========    ========

     The balance sheet classification of the net deferred tax assets (liabilities) is as follows at December 31 (in thousands):

                                                                2000        1999
                                                              --------    --------
Current deferred tax assets.................................  $  5,147    $  6,212
Net noncurrent deferred tax assets (liabilities)............     9,078       6,669
                                                              --------    --------
                                                                14,225      12,881
Valuation allowance for deferred tax assets.................   (21,057)    (17,452)
                                                              --------    --------
Net deferred tax liabilities................................  $ (6,832)   $ (4,571)
                                                              ========    ========

     For financial reporting purposes, income (loss) before income taxes for the years ended December 31 includes the following components (in thousands):

                                                       2000        1999        1998
                                                     --------    --------    --------
Income (loss) before income taxes:
  United States....................................  $(11,382)   $(14,181)   $(20,308)
  Foreign..........................................     9,209       8,484      (3,050)
                                                     --------    --------    --------
                                                     $ (2,173)   $ (5,697)   $(23,358)
                                                     ========    ========    ========

     The Company's Canadian subsidiary qualifies for federal and Quebec Scientific Research and Development deductions and tax credits. Expenditures on certain capital assets are fully deductible or may be carried forward indefinitely until utilized. The tax credits are equal to 30% of certain capital and current expenditures. The tax credits are accounted for using the flow through method, in which the credits are recognized as a reduction of income taxes in the year the credit arises.

     Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $27.6 million at December 31, 2000. Provision has not been made for U.S. or additional foreign taxes on undistributed

                            CLINTRIALS RESEARCH INC.

earnings of foreign subsidiaries as those earnings have been permanently reinvested. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various countries. It is not practicable to estimate the amount of deferred tax liability on foreign undistributed earnings which are intended to be permanently reinvested. Significant components of the provision (benefit) for income taxes for the years ended December 31 are as follows (in thousands):

                                                             2000     1999     1998
                                                            ------   ------   -------
Current:
  Foreign.................................................  $ (207)  $ (223)  $  (269)
  Federal.................................................      --       --    (3,777)
  State and local.........................................      --       --        --
Deferred:
  Foreign.................................................   2,261    1,571       819
  Federal.................................................      --       --     1,468
  State...................................................      --       --       533
                                                            ------   ------   -------
Provision (benefit) for income taxes......................  $2,054   $1,348   $(1,226)
                                                            ======   ======   =======

     The Company's consolidated effective tax rate differed from the federal statutory rate for the years ended December 31 as set forth below (in thousands):

                                                           2000      1999      1998
                                                          -------   -------   -------
Federal statutory rate..................................  $  (739)  $(1,937)  $(7,942)
State and local income taxes net of federal benefit.....      (87)     (228)      352
Research and development tax credits....................   (1,495)     (991)   (2,703)
Amortization of excess of purchase price over net assets
  acquired and other intangible assets..................      137       137       484
Difference between foreign income taxed at U.S. Federal
  Statutory rates and foreign income tax expense........      633      (196)     (351)
Increase in federal valuation allowance.................    3,605     5,828     9,611
Other...................................................       --    (1,265)     (677)
                                                          -------   -------   -------
                                                          $ 2,054   $ 1,348   $(1,226)
                                                          =======   =======   =======

     A valuation allowance has been established for the amount of United States deferred tax assets primarily related to the Company's potential tax benefit associated with loss carryforwards. At December 31, 2000, the Company had approximately $46 million of federal net operating loss carryforwards which begin to expire in 2018.

7. STOCK OPTION PLANS AND WARRANTS

  1999 Long-Term Incentive Compensation Plan

     In April 1999, the Board of Directors approved adoption of the Company's 1999 Long-Term Incentive Compensation Plan (1999 Plan). The 1999 Plan was approved by the Company's stockholders on June 22, 1999 to replace the Company's 1989 Stock Option Plan. The 1989 Stock Option Plan expired in December 1999 and could not be extended due to restrictions imposed by the Internal Revenue Code of 1986, as amended (the Code).

     The purpose of the 1999 Plan is to provide an opportunity for certain persons performing services to the Company, including officers, key employees and directors of the Company and its subsidiaries to

                            CLINTRIALS RESEARCH INC.

acquire shares of Common Stock and be rewarded for achieving certain performance goals. Through the 1999 Plan, the Company seeks to continue to attract and retain qualified personnel, and to further align the interests of its key personnel with the success of the Company and its stockholders.

     The 1999 Plan provides for the grant of stock options, which may be either incentive stock options meeting the requirements of Section 422 of the Code, or non-qualified stock options, stock appreciation rights, restricted stock, performance shares or performance units.

     The number of shares which may be issued under the 1999 Plan total 1,500,000 in the aggregate. Options under the 1999 Plan expire ten years from the date of grant and vest at dates ranging from the issuance date to four years.

     Information with respect to the 1999 Stock Option Plan is as follows:

                                                                         WEIGHTED-AVERAGE
                                                                          EXERCISE PRICE
                                                            2000               2000
                                                       --------------    ----------------
Options outstanding at January 1.....................              --         $0.00
  Granted............................................         306,000         $3.44
  Exercised..........................................              --         $0.00
  Cancelled..........................................         (35,500)        $3.31
                                                       --------------
Outstanding at December 31...........................         270,500         $3.45
                                                       ==============
Option price range at December 31....................  $3.06 to $5.31
                                                       ==============
Options exercisable at December 31...................          50,000         $3.31
                                                       ==============         =====

     There were 1,229,500 shares available for grant at December 31, 2000. The weighted-average fair value of options granted during 2000 was $2.36.

  1989 Stock Option Plan

     The Company's 1989 Stock Option Plan, as amended, provided for the grant of options to purchase shares of Common Stock to directors, officers and other key persons. On May 11, 1998, the stockholders approved an amendment to the 1989 Stock Option Plan to increase the options available to 2,625,000. The 1989 Stock Option Plan expired in December 1999 and could not be extended due to restrictions imposed by the Code.

                            CLINTRIALS RESEARCH INC.

     Information with respect to the 1989 Stock Option Plan is as follows:

                                                                                WEIGHTED-AVERAGE
                                                                                 EXERCISE PRICE
                                                                              ---------------------
                              2000              1999              1998        2000    1999    1998
                         ---------------   ---------------   --------------   -----   -----   -----
Options outstanding at
  January 1............        1,746,651         1,589,196        1,336,579   $5.23   $4.29   $5.86
  Granted..............               --           943,150          906,975   $0.00   $5.13   $4.55
  Exercised............               --          (385,000)         (48,407)  $0.00   $0.44   $3.01
  Cancelled............         (258,611)         (400,695)        (605,951)  $5.16   $4.43   $6.29
                         ---------------   ---------------   --------------
Outstanding at December
  31...................        1,488,040         1,746,651        1,589,196   $5.24   $5.23   $4.29
                         ===============   ===============   ==============
Option price range at
  December 31..........  $2.77 to $12.92   $2.75 to $12.92   $.35 to $12.92
                         ===============   ===============   ==============
Options exercisable at
  December 31..........          908,991           503,533          613,900   $4.24   $4.18   $3.27
                         ===============   ===============   ==============   =====   =====   =====

     There were no shares available for grant at December 31, 2000 and December 31, 1999 since the plan expired as discussed above. At December 31, 1998 there were 588,067 shares available for grant. The weighted-average fair value of options granted during 1999 and 1998 was $3.31 and $2.04, respectively.

     On February 6, 1998, the Company's board of directors approved the adoption of the Company's 1998 Non Qualified Stock Option Plan for Directors (the 1998 Director Option Plan). The 1998 Director Option Plan was approved by the Company's shareholders on May 11, 1998. The 1998 Director Option Plan is a formula plan under which options to acquire 10,000 shares of the Company's common stock are to be initially granted to each director of the Company who is not an employee and does not beneficially own more than 2.5% of the Company's outstanding stock upon the date of initial election to the board of directors. Directors are automatically eligible to receive annual grants of options to acquire 1,000 shares of the Company's common stock.

     Information with respect to the 1998 Director Option Plan is as follows:

                                                                                WEIGHTED-AVERAGE
                                                                                 EXERCISE PRICE
                                                                              ---------------------
                                2000             1999             1998        2000    1999    1998
                           --------------   --------------   --------------   -----   -----   -----
Options outstanding at
  January 1..............          19,000           18,000               --   $3.84   $2.95   $0.00
  Granted................          67,000            7,000           18,000   $3.67   $5.38   $2.95
  Exercised..............              --               --               --   $0.00   $0.00   $0.00
  Cancelled..............              --           (6,000)              --   $0.00   $2.95   $0.00
                           --------------   --------------   --------------
Outstanding at December
  31.....................          86,000           19,000           18,000   $3.71   $3.84   $2.95
                           ==============   ==============   ==============
Option price range at
  December 31............  $2.81 to $5.88   $2.81 to $5.88   $2.81 to $3.63
                           ==============   ==============   ==============
Options exercisable at
  December 31............          86,000           19,000           18,000   $3.71   $3.84   $2.95
                           ==============   ==============   ==============   =====   =====   =====

                            CLINTRIALS RESEARCH INC.

     The following table summarizes in more detail information regarding the Company's stock options outstanding at December 31, 2000.

                                  WEIGHTED AVERAGE
   RANGE OF        OPTIONS           REMAINING            OPTIONS
EXERCISE PRICES  OUTSTANDING   CONTRACTUAL LIFE YEARS   EXERCISABLE
---------------  -----------   ----------------------   -----------
$2.77 - $ 6.00    1,507,314             7.4                772,759
$6.01 - $12.92      337,226             5.7                272,232
                  ---------             ---              ---------
$2.77 - $12.92    1,844,540             6.6              1,044,991
                  =========             ===              =========

     On January 30, 1998, the Company granted four separate warrants to purchase 75,000 shares (300,000 shares in the aggregate) of common stock of the Company to each Jerry R. Mitchell, M.D., Ph.D. and William U. Parfet at exercise prices of $7.00, $9.00, $11.00 and $13.00 per share. Each 75,000 share warrant vests ratably over a period of four years. Each warrant expires on January 30, 2004. On September 4, 1998, the Company repriced all 600,000 warrants at an exercise price of $3.25. In April 1999, the company cancelled three of the four warrants issued to Mr. Parfet totaling 225,000 shares in the aggregate.

     On September 4, 1998, the Company repriced 250,000 stock options held by Jerry R. Mitchell, M.D., Ph.D., then the Company's President, Chief Executive Officer and Chairman of the Board to an exercise price of $3.25 which were originally granted at an exercise price of $7.00 on February 1, 1998.

     Pro forma information regarding net loss and loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 1999 and 1998, respectively; risk-free interest rates of 6.22%, 5.43%, and 5.10%; dividend yields of 0%, 0% and 0%; volatility factors of the expected market price of the Company's common stock of .74, .74 and .72; and a weighted-average expected life of the option of five years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows for the years ended December 31 (in thousands, except for loss per share information):

                                                        2000       1999        1998
                                                       -------    -------    --------
Net loss.............................................  $(4,227)   $(7,045)   $(22,132)
Pro forma compensation expense from stock options,
  net of taxes.......................................    1,873      1,903       2,057
                                                       -------    -------    --------
Pro forma net loss...................................  $(6,100)   $(8,948)   $(24,189)
                                                       =======    =======    ========
Pro forma loss per share:
  Basic..............................................  $ (0.33)   $ (0.49)   $  (1.33)
  Diluted............................................  $ (0.33)   $ (0.49)   $  (1.33)

                            CLINTRIALS RESEARCH INC.

8. EMPLOYEE BENEFITS

     The Company provides defined contribution plans for substantially all of its employees. Participation is generally subject to the employee's age and length of employment with the Company. The Company's contributions to the plans are generally based on employee contributions and may also include additional discretionary contributions.

     The Company's expense for its contributions to the plans was approximately $1,679,194, $1,507,000 and $1,639,000 for the years ended December 31, 2000,
1999 and 1998, respectively.

9. SEGMENT REPORTING

     The Company is a full-service contract research organization (CRO) serving the pharmaceutical, biotechnology and medical device industries. These research services comprise two reportable operating segments -- Clinical and Preclinical. Clinical services consist of designing, monitoring, and managing trials of new pharmaceutical and biotechnology products on humans, and providing clinical data management, biostatistical, product registration, and pharmacoeconomic services. Clinical service activities and revenues are performed and earned primarily in the United States and Europe. The Company's European operations are headquartered in Maidenhead, U.K. with its primary satellite offices in Brussels, Belgium and Glasgow, Scotland. The operating results of the Company in the individual European countries are immaterial and therefore European operations as a whole are disclosed below. Preclinical services are comprised of designing and conducting trials of new pharmaceutical and biotechnology products based primarily upon animal models to produce data required to assess and evaluate efficacy in and potential risks to humans. Preclinical services are performed in Montreal, Quebec, Canada. Activity which is not included in the Clinical or Preclinical segments is shown as Other which includes corporate expenses, operations not directly related to the business segments, and restructuring charges.

     Financial data by segment for 2000, 1999, and 1998 are as follows:

                                         U.S.      EUROPE     TOTAL       CANADA
                                       CLINICAL   CLINICAL   CLINICAL   PRECLINICAL    OTHER      TOTALS
                                       --------   --------   --------   -----------   --------   --------
YEAR ENDED DECEMBER 31, 2000
  Net revenues from external
     customers.......................  $26,262    $23,364    $ 49,626     $55,699     $     --   $105,325
  Depreciation and amortization......    2,662        812       3,474       2,384           30      5,888
  Segment profit (loss)..............   (7,419)    (3,058)    (10,477)     12,136       (4,135)    (2,476)
  Segment assets.....................   18,907     17,275      36,182      82,698        1,896    120,776
  Long-lived assets..................    9,723      2,736      12,459      57,751           18     70,228
  Expenditures for long-lived
     assets..........................      195        818       1,013       3,915           --      4,928
YEAR ENDED DECEMBER 31, 1999
  Net revenues from external
     customers.......................  $30,108    $19,914    $ 50,022     $46,909     $     --   $ 96,931
  Depreciation and amortization......    2,928      1,014       3,942       2,183           30      6,155
  Segment profit (loss)..............   (8,859)        12      (8,847)      8,231       (5,498)    (6,114)
  Segment assets.....................   18,024     15,374      33,398      78,195        4,811    116,404
  Long-lived assets..................   12,289      2,910      15,199      58,610           --     73,809
  Expenditures for long-lived
     assets..........................      854        690       1,544       3,527          456      5,527

                            CLINTRIALS RESEARCH INC.

                                         U.S.      EUROPE     TOTAL       CANADA
                                       CLINICAL   CLINICAL   CLINICAL   PRECLINICAL    OTHER      TOTALS
                                       --------   --------   --------   -----------   --------   --------
YEAR ENDED DECEMBER 31, 1998
  Net revenues from external
     customers.......................  $40,366    $11,128    $ 51,494     $38,197     $     --   $ 89,691
  Depreciation and amortization......    2,824      1,136       3,960       1,748           30      5,738
  Segment profit (loss)..............   (8,990)    (9,520)    (18,510)      5,851      (11,511)   (24,170)
  Segment assets.....................   33,148     10,018      43,166      70,419        9,511    123,096
  Long-lived assets..................   14,663      3,522      18,185      55,688        1,722     75,595
  Expenditures for long-lived
     assets..........................    5,487        972       6,459       5,768        1,722     13,949

     In 1999 Segment profit (loss) for Other includes a write-off of purchase option costs of $2.2 million, Nashville lease termination costs of $845,000, and a gain on the sale of Ovation of $484,000. Segment profit (loss) for Other includes a restructuring charge of $6.4 million in 1998.

     Net revenue generated under multiple contracts by clients who accounted for more than 10% of the Company's consolidated net revenue for the years ended December 31 are as follows:

                                                              2000    1999    1998
                                                              ----    ----    ----
Client A
  U.S. Clinical.............................................    1%      8%     16%
  Europe Clinical...........................................   14%     13%      9%
  Total Clinical............................................   15%     21%     25%
  Canada Preclinical........................................    3%      4%      2%
  Total Company.............................................    9%     12%     15%

10. CONTINGENCIES

     In 1991, a customer commenced legal action against the predecessor of the Company's preclinical subsidiary claiming damages resulting from statistical errors in carrying out two clinical research studies. Judgment was rendered in February 1997 by the Superior Court of Montreal against the Company's preclinical subsidiary in the amount of approximately $536,000 plus interest to accrue from September 1991. The Company's preclinical subsidiary, now responsible for this action, has reserves adequate to cover the current judgment amount. The Company's preclinical subsidiary has appealed the amount of the judgment and the subsidiary's insurance company has appealed the portion of the judgment which obligates the insurance company to pay the insurance claim related to this litigation. The Company believes it is entitled, subject to certain limitations, to indemnification from a former owner of the predecessor for a portion of this claim. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Company's financial position or results of operations. The appeal was heard in April 2000 by the Quebec court of appeals but no judgement has yet been rendered.

11. OPTION TO ACQUIRE MPI

     On January 30, 1998, the Company entered into an option agreement (the MPI Option) with MPI Research, LLC (MPI) and its shareholders, Jerry R. Mitchell, M.D., Ph.D. and William U. Parfet, who each owned 50% of MPI. Dr. Mitchell was the President, Chief Executive Officer and Chairman of the Board of Directors of the Company until August 2000 and Mr. Parfet was the Company's Director of Business Planning and Analysis until April 1999. Pursuant to the MPI Option, the Company paid $1,500,000 in cash in exchange for an exclusive option to purchase all of the outstanding stock of MPI at its fair market value at any time on or prior to March 31, 2000. The shareholders of MPI had the right to cancel the Option at any time after March 31, 1999, by returning the $1,500,000 cash without interest,

                            CLINTRIALS RESEARCH INC.

provided they gave the Company written notice of their intent to cancel the option and the Company did not exercise the option within twenty business days of receipt of such notice.

     The Company recorded an asset impairment charge of $2,178,000 in the fourth quarter of 1999 to write-off the purchase option costs included in other assets on the balance sheet relating to MPI Research. The option expired March 31, 2000 and it was determined that as of December 31, 1999, it was unlikely to be exercised. The option was not exercised.

12. SALE OF OVATION

     On January 4, 1999, the Company sold its pharmacoeconomic subsidiary, Ovation, back to the principals from whom the shares were originally purchased, as part of the Company's ongoing consolidation of U.S. operations into its Research Triangle Park, North Carolina (RTP) facility. Pharmacoeconomic services are now performed out of the Company's RTP facility as the Company retains the right to use the ClinTrials Ovation name. The Company received 213,000 shares of its own stock in the sales transaction and recorded a gain on the sale of $484,000.

13. NASHVILLE LEASE TERMINATION COSTS

     The Company entered into an agreement to terminate the lease of its Nashville office and accrued $845,000 in the first quarter of 1999 for costs related to the termination of this lease. The termination of this lease relieved the Company of approximately $11.0 million of future minimum lease payments. The Company relocated its Corporate office to Research Triangle Park, North Carolina in the second quarter of 1999.

14. RESTRUCTURING CHARGE

     On April 24, 1998, the Company announced that its data management operations in Lexington, Kentucky would be closed and consolidated into its new clinical research center in Research Triangle Park, North Carolina. The Company recorded a restructuring charge of $6.4 million in the second quarter of 1998 in connection with the closing of the Company's Lexington facility, severance costs for the termination of 90 employees and costs associated with lease commitments following the Company's restructuring decision to consolidate facilities. The 1998 restructuring charge consists of the following (in thousands):

                                                                AMOUNT OF
                                                              RESTRUCTURING
                                                                 CHARGE
                                                              -------------
Write down of assets in connection with closure of Lexington
  facility..................................................     $1,983
Lease costs associated with consolidation of Facilities.....      1,976
Severance costs.............................................      2,132
Other.......................................................        273
                                                                 ------
                                                                 $6,364
                                                                 ======

     The above lease, severance and other restructuring costs were paid in 1998 and 1999 at amounts that approximated the liabilities recorded and the related accrued expenses were zero at December 31, 2000 and 1999.

                            CLINTRIALS RESEARCH INC.

15. SUBSEQUENT EVENT

     On February 22, 2001, the Company, Inveresk Research Group Limited and Indigo Acquisition Corp. ("Indigo") entered into a definitive merger agreement for Indigo to acquire all of the outstanding shares of the Company for $6.00 per share in cash. Under the terms of the agreement, Indigo will commence a tender offer for all of the outstanding shares of the Company at $6.00 per share within seven business days. The tender offer will be subject to at least a majority of the outstanding Company shares, on a fully diluted basis, being validly tendered and not withdrawn. The tender offer will also be subject to regulatory approvals and other customary conditions. Any of the Company's shares not acquired pursuant to a successful tender offer will be acquired in a subsequent merger at the same $6.00 per share cash price. In connection with the execution of the merger agreement, Indigo has entered into an agreement with the holders of approximately 21% of the Company's outstanding shares under which such holders have agreed to tender their shares in the tender offer.

                            CLINTRIALS RESEARCH INC.

                        QUARTERLY FINANCIAL INFORMATION
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                  (UNAUDITED)

2000                                             FIRST    SECOND     THIRD    FOURTH(2)
----                                            -------   -------   -------   ---------
Net revenue...................................  $23,774   $25,545   $25,994    $30,012
Income (loss) before income taxes.............  $(2,006)  $  (736)  $(2,318)   $ 2,887
Net income (loss).............................  $(2,441)  $(1,187)  $(3,153)   $ 2,554
Income (loss) per share:
  Basic.......................................  $ (0.13)  $ (0.06)  $ (0.17)   $  0.14
  Diluted.....................................  $ (0.13)  $ (0.06)  $ (0.17)   $  0.14
Number of shares and dilutive common stock
  equivalents used in computing income (loss)
  per share:
  Basic.......................................   18,402    18,402    18,402     18,402
  Diluted.....................................   18,402    18,402    18,402     18,701
Market prices of common stock:
  High........................................  $  5.00   $  3.88   $  5.38    $  5.75
  Low.........................................  $  3.00   $  2.28   $  2.63    $  4.03

1999                                             FIRST    SECOND     THIRD    FOURTH(1)
----                                            -------   -------   -------   ---------
Net revenue...................................  $23,703   $25,214   $23,717    $24,297
Income (loss) before income taxes.............  $(2,702)  $   271   $  (403)   $(2,863)
Net income (loss).............................  $(2,941)  $   153   $  (959)   $(3,298)
Income (loss) per share:
  Basic.......................................  $  (.16)  $   .01   $  (.05)   $ (0.18)
  Diluted.....................................  $  (.16)  $   .01   $  (.05)   $ (0.18)
Number of shares and dilutive common stock
  equivalents used in computing income (loss)
  per share:
  Basic.......................................   18,024    18,017    18,120     18,300
  Diluted.....................................   18,024    18,678    18,120     18,300
Market prices of common stock:
  High........................................  $  6.63   $  6.31   $  6.88    $  5.38
  Low.........................................  $  3.41   $  3.75   $  4.75    $  3.00

---------------

(1) The fourth quarter of 1999 includes a $2,178 charge to write-off the purchase option costs relating to MPI Research.

(2) The fourth quarter of 2000 includes revenue of $3.7 million from successful completion of a contract that had its only revenue milestone in December 2000.

                            CLINTRIALS RESEARCH INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                  FYE 12/31/00
                                 (IN THOUSANDS)

               COL. A                  COL. B               COL. C                COL. D        COL. E
------------------------------------  ---------    ------------------------    -------------    -------
                                                          ADDITIONS
                                       BALANCE     ------------------------
                                         AT                       CHARGED                       BALANCE
                                      BEGINNING     CHARGED      TO OTHER                         AT
                                         OF        TO COST &    ACCOUNTS --    DEDUCTIONS --    END OF
DESCRIPTION                            PERIOD       EXPENSE      DESCRIBE        DESCRIBE       PERIOD
-----------                           ---------    ---------    -----------    -------------    -------
Year Ended December 31, 2000:
  Deducted from asset accounts
  Allowance for Doubtful Accounts...   $1,420       $  172          $0            $  609(B)     $  983
                                       ------       ------          --            ------        ------
Total...............................   $1,420       $  172          $0            $  609        $  983
                                       ======       ======          ==            ======        ======
  Year Ended December 31, 1999:
  Deducted from asset accounts
  Allowance for Doubtful Accounts...   $2,548       $  146          $0            $1,274(A)     $1,420
                                       ------       ------          --            ------        ------
Total...............................   $2,548       $  146          $0            $1,274        $1,420
                                       ======       ======          ==            ======        ======
  Year Ended December 31, 1998:
  Deducted from asset accounts
  Allowance for Doubtful Accounts...   $  883       $2,159          $0            $  494(A)     $2,548
                                       ------       ------          --            ------        ------
Total...............................   $  883       $2,159          $0            $  494        $2,548
                                       ======       ======          ==            ======        ======

---------------
(A) -- Uncollectible accounts written off.

(B) -- Reclassified to provide for warranty reserves on unbilled accounts.

                            CLINTRIALS RESEARCH INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             THREE MONTHS ENDED MARCH 31, 2001 AND 2000 (UNAUDITED)

                                                              MARCH 31,   MARCH 31,
                                                                2001        2000
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               FOR LOSS PER SHARE)
Revenue:
  Service revenue...........................................   $28,147     $28,112
  Less: Subcontractor costs.................................     3,890       4,338
                                                               -------     -------
Net service revenue.........................................    24,257      23,774
Costs and expenses
  Direct costs..............................................    17,135      16,130
  Selling, general and administrative costs.................     7,989       8,181
  Depreciation and amortization.............................     1,491       1,575
  Interest expense (income), net............................         5        (106)
                                                               -------     -------
Income (loss) before income taxes...........................    (2,363)     (2,006)
Provision for income taxes..................................       494         435
                                                               -------     -------
Net loss....................................................   $(2,857)    $(2,441)
                                                               =======     =======
Loss per share:
  Basic.....................................................   $ (0.16)    $ (0.13)
  Diluted...................................................   $ (0.16)    $ (0.13)
Number of shares and common stock equivalents used in
  computing loss per share:
  Basic.....................................................    18,402      18,402
  Diluted...................................................    18,402      18,402
                                                               =======     =======

           See notes to condensed consolidated financial statements.

                            CLINTRIALS RESEARCH INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             THREE MONTHS ENDED MARCH 31, 2001 AND 2000 (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(2,857)   $(2,441)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................    1,839      1,873
  Changes in operating assets and liabilities...............      553      1,258
                                                              -------    -------
Net cash provided by operating activities...................     (465)       690
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment, net.............   (2,213)      (747)
                                                              -------    -------
Net cash used in investing activities.......................   (2,213)      (747)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received on long-term debt borrowings..............       --         --
                                                              -------    -------
Net cash provided by financial activities...................       --         --
Effect of exchange rate changes on cash.....................     (693)      (191)
                                                              -------    -------
Net decrease in cash and cash equivalents...................   (3,371)      (248)
Cash and cash equivalents at beginning of period............    9,178      7,889
                                                              -------    -------
Cash and cash equivalents at end of period..................  $ 5,807    $ 7,641
                                                              =======    =======

           See notes to condensed consolidated financial statements.

                            CLINTRIALS RESEARCH INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of ClinTrials Research Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for other quarters or the entire year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's financial statements for the year ended December 31, 2000 included in this prospectus.

2. EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share is computed in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 requires presentation of both Basic Earnings per Share ("Basic EPS") and Diluted Earnings per Share ("Diluted EPS"). Basic EPS is based on the weighted average number of shares of common stock outstanding during the period while Diluted EPS also includes the dilutive effect of common stock equivalents.

3. COMPREHENSIVE INCOME (LOSS)

     FASB SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") establishes rules for reporting and displaying comprehensive income and its components. Accumulated other comprehensive loss for the Company consists entirely of accumulated foreign currency translation adjustments and is a separate component of stockholders' equity under SFAS No. 130.

     The components of comprehensive loss, net of related tax, are as follows:

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
Net loss....................................................  $(2,857)   $(2,441)
Foreign currency translation adjustments....................   (3,566)      (328)
                                                              -------    -------
Comprehensive loss..........................................  $(6,423)   $(2,769)
                                                              =======    =======

4. SEGMENT REPORTING

     FASB SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") establishes standards for reporting information about operating segments in annual financial statements and interim financial reports to stockholders as well as standards for disclosure concerning related products and services, and geographic areas.

     The Company is a full-service contract research organization ("CRO") serving the pharmaceutical, biotechnology and medical device industries. These research services comprise two reportable operating segments -- Clinical and Preclinical. Clinical services consist of designing, monitoring, and managing trials of new pharmaceutical and biotechnology products on humans, and providing clinical data management, biostatistical, product registration, and pharmacoeconomic services. Clinical services activities and revenues are performed and earned primarily in the United States and Europe. The Company's European operations

                            CLINTRIALS RESEARCH INC.

are headquartered in Maidenhead, U.K. with its primary satellite offices in Brussels, Belgium and Glasgow, Scotland. The operating results of the Company in the individual European countries are immaterial and therefore European operations as a whole are disclosed below. Preclinical services are comprised of designing and conducting trials of new pharmaceutical and biotechnology products based primarily upon animal models to produce data required to assess and evaluate efficacy in and potential risks to humans. Preclinical services are performed in Montreal, Quebec, Canada. Activity which is not included in the Clinical or Preclinical segments is shown as "Other" which includes operations not directly related to the business segments and corporate expenses.

     Financial data by segment is summarized below. Segment assets have not materially changed since December 31, 2000.

                                 AMERICAS     EUROPE      TOTAL        CANADA
                                 CLINICAL    CLINICAL    CLINICAL    PRECLINICAL    OTHER     TOTAL
                                 --------    --------    --------    -----------    -----    -------
MARCH 31, 2001
Net revenues from external
  customers....................  $ 6,845     $ 2,206     $ 9,051       $15,206      $  --    $24,257
Segment profit (loss)..........   (1,156)     (4,298)     (5,454)        3,560       (464)    (2,358)
                                 =======     =======     =======       =======      =====    =======
MARCH 31, 2000
Net revenues from external
  customers....................  $ 5,864     $ 5,429     $11,293       $12,481      $  --    $23,774
Segment profit (loss)..........   (2,588)     (1,106)     (3,694)        2,461       (879)    (2,112)
                                 =======     =======     =======       =======      =====    =======

     Segment profit (loss) excludes other income (expense) and income taxes and reconciles to consolidated loss before income taxes as follows:

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
Segment profit (loss).......................................  $(2,358)   $(2,112)
Interest (expense) income, net..............................       (5)       106
                                                              -------    -------
Income (loss) before income taxes...........................  $(2,363)   $(2,006)
                                                              =======    =======

5. PROVISION FOR INCOME TAXES

     The Company's provision for income taxes was $0.5 million and $0.4 million for the three months ended March 31, 2001 and 2000, respectively, primarily due to the Company's Canadian operations. A valuation allowance has been established for the amount of the United States deferred tax assets primarily related to the Company's potential tax benefit associated with loss carryforwards.

10. RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board ("FASB") issued FAS 141, "Business Combinations," and FAS 142, "Goodwill and Other Intangible Assets." FAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. FAS 141 also specifies the criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. FAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead will be tested for impairment at least annually in accordance with the provisions of FAS 142. FAS 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their

                            CLINTRIALS RESEARCH INC.

estimated residual values, and reviewed for impairment in accordance with FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

     FAS 142 is effective from January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that is acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but instead tested for impairment at least annually in accordance with the provisions of FAS 142. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 have continued to be amortized prior to the effective date of FAS 142.

     On adoption of FAS 142 the net book value of the intangible assets relating to the assembled workforce net of deferred tax will transfer to goodwill. Had FAS 142 been applied from January 1, 2001 the amortization expense in 2001 would have been reduced by approximately $7.91 million from the level it was under the old standards.

     In June 2001, the FASB issued FAS 143, "Accounting for Asset Retirement Obligations." FAS 143 requires the fair value of a liability for asset retirement obligations to be recognized in the period in which it is incurred if a reasonable estimate of the fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset.

     FAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not yet assessed the potential impact of the adoption of FAS 143.

     In April 2002, the FASB issued FAS 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." The principal change is that gains or losses from extinguishment of debt which are classified as extraordinary items by FAS 4 will no longer be classified as such. The provisions of FAS 145 are effective for fiscal years beginning after May 15, 2002 although early application of the Statement related to the rescission of FAS 4 is encouraged. The Company plans to adopt FAS 145 for its fiscal year ending December 31, 2003. When adopted, prior extraordinary items related to the extinguishment of debt will need to be reclassified.

------------------------------------------------------
------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

UNTIL                , 2002, ALL DEALERS THAT EFFECT TRANSACTIONS IN THE SHARES
OF COMMON STOCK OF INVERESK RESEARCH GROUP, INC., WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ------------------
                               TABLE OF CONTENTS
                               ------------------


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................   11
Forward-Looking Statements............   19
Use of Proceeds.......................   20
Dividend Policy.......................   20
Capitalization........................   21
Dilution..............................   22
Selected Consolidated Financial and
  Other Data..........................   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   32
Business..............................   49
Management............................   65
Principal Stockholders................   74
Change in Ultimate Parent.............   76
Certain Relationships and Related
  Transactions........................   77
Description of Capital Stock..........   79
Shares Eligible for Future Sale.......   81
Tax Considerations in Connection with
  the Change in Our Ultimate Parent...   82
Underwriting..........................   84
Legal Matters.........................   87
Experts...............................   87
Where You Can Find More Information...   87
Index to Financial Statements.........  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                            [INVERESK RESEARCH LOGO]

                               12,000,000 SHARES

                                  COMMON STOCK
                            -----------------------
                                   PROSPECTUS
                            -----------------------
                            BEAR, STEARNS & CO. INC.

                                  UBS WARBURG

                            WILLIAM BLAIR & COMPANY

                                    SG COWEN
                                              , 2002
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be borne by the registrant, other than underwriting discounts, in connection with the issuance and distribution of the common stock hereunder:

ITEM                                                            AMOUNT
----                                                          ----------
SEC registration fee........................................  $   20,314
NASD filing fee.............................................      22,580
Nasdaq National Market listing fee..........................     125,000
Accounting fee and expenses.................................     900,000
Legal fees and expenses.....................................     750,000
Printing costs..............................................     400,000
Miscellaneous...............................................     482,106
                                                              ----------
Total.......................................................  $2,700,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation by reason of the fact that the person is or was a director, officer, agent, or employee of the corporation), or is or was serving at the corporation's request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe is or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well but only to the extent of defense expenses, including attorneys' fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     Our certificate of incorporation, attached as Exhibit 3.1 hereto, and bylaws, attached as Exhibit 3.2 hereto, provide that we shall indemnify our directors, officers, employees and agents to the maximum extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under the DGCL. We also intend to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently board to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act.

     The Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Set forth below is information regarding all securities sold and employee stock options granted by us in the previous three years.

     1. Immediately prior to the consummation of this offering, we issued an aggregate of 23,770,595 of our shares of common stock to the current shareholders of Inveresk Research Group Limited in connection with the transaction described under "Change in Ultimate Parent." The issuance of these shares was not registered under the Securities Act in reliance upon Section 4(2) of, and Rule 802 under, the Securities Act.


     2. Immediately prior to the consummation of this offering, we granted to employees options to purchase an aggregate of 1,520,099 of our shares of common stock with exercise prices ranging from approximately $0.03 per share to approximately $0.40 per share in exchange for outstanding options in connection with the transactions described under "Change in Ultimate Parent." The issuance of those options was not registered under the Securities Act in reliance upon Rule 701 under the Securities Act.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


(a) EXHIBITS



EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
    1.1  Form of Underwriting Agreement.+
    2.1  Amended and Restated Exchange Agreement by Declaration of
         Trust, dated May 14, 2002, among Inveresk Research Group,
         Inc., Paul Cowan, as escrow agent, and all of the
         shareholders of Inveresk Research Group Limited.+
    3.1  Amended and Restated Certificate of Incorporation of
         Inveresk Research Group, Inc.+
    3.2  Bylaws of Inveresk Research Group, Inc.+
    4.1  Form of Stock Certificate.+
    5.1  Opinion of Clifford Chance Rogers & Wells LLP.+
   10.1  Investment Agreement, dated September 4, 1999, among
         Inveresk Research Group Limited, Walter Nimmo, Ian Sword,
         Stewart Leslie, Candover Investments PLC and other Candover entities listed on Schedule 2 thereto.+
   10.2  Supplemental Investment Agreement, dated September 17, 1999, among Inveresk Research Group Limited, Walter Nimmo, Ian
         Sword, Stewart Leslie, Candover Investments PLC and other
         Candover entities listed on Schedule 2 thereto.+
   10.3  Second Supplemental Investment Agreement, dated September
         20, 1999, among Inveresk Research Group Limited, Walter
         Nimmo, Ian Sword, Stewart Leslie, Candover Investments PLC
         and other Candover entities listed on Schedule 2 thereto.+
   10.4  Instrument Constituting L27,037,500 10% unsecured
         subordinated loan stock due 2008, dated September 20, 1999.+

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
   10.5  Investment Agreement, dated February 2001, among Inveresk
         Research Group Limited, Walter Nimmo, the other investors
         listed on Schedule 1 thereto, Candover Investments PLC and other Candover entities listed on Schedule 2 thereto.+
   10.6  Instrument Constituting L44,734,481 10% unsecured
         subordinated loan stock due 2008, dated April 3, 2001.+
   10.7  Facilities Agreement, dated February 22, 2001, among
         Inveresk Research Group Limited, certain subsidiaries of
         Inveresk Research Group Limited and Bear, Stearns Corporate
         Lending Inc.+
   10.8  Security Agreement, dated April 3, 2001, by and between
         Inveresk Acquisition Corp. and Bear, Stearns Corporate
         Lending, Inc.+
   10.9  Arranger, Agent and Security Trustee Substitution Deed,
         dated as of July 19, 2001, by and among Bear, Stearns
         Corporate Lending Inc. as assignor and the commercial banks named therein as assignees.+
  10.10  Lease Agreement, dated September 30, 1996, between
         Highwoods/Forsyth Limited Partnership and ClinTrials
         Research Inc.+
  10.11  Lease Agreement, dated November 2, 1993, between Ortem
         Developments Limited and ClinTrials Research Limited.+
  10.12  Lease Agreement, dated March 7, 1996, between Ortem
         Developments Limited and ClinTrials Research Limited.+
  10.13  Lease Agreement, dated March 13, 1998, between Taylor
         Woodrow Property Company Limited and ClinTrials Research
         Limited.+
  10.14  Registration Rights Agreement, dated as of May 15, 2002, among Inveresk Research Group, Inc. and the stockholders of
         Inveresk Research Group, Inc. listed therein.+
  10.15  Inveresk Research Group, Inc. 2002 Non-Employee Directors
         Stock Option Plan.
  10.16  Inveresk Research Group, Inc. 2002 Stock Option Plan.+
  10.17  ClinTrials BioResearch Ltd. Pension Plan for Senior
         Management Employees, dated September 1, 2000.+
  10.18  Pension Plan for Designated Employees of ClinTrials
         BioResearch Ltd., dated August 1, 1996.+
  10.19  Memorandum of Agreement, dated June 19, 1997, between
         ClinTrials BioResearch Ltd. and Michael F. Ankcorn.+
  10.20  Agreement, dated February 1997, among ClinTrials BioResearch
         Ltd., Bio-Research Laboratories Ltd. and Norah K. Taylor.+
  10.21  Service Agreement, dated as of September 20, 1999, between
         Inveresk Research International Limited and Walter S.
         Nimmo.+
  10.22  Employment Agreement, dated as of June 21, 2002, between
         Inveresk Research International Limited and D. J. Paul E.
         Cowan.+
  10.23  Executive Employment Agreement, dated as of July 24, 1996, between ClinTrials BioResearch Ltd. and Michael F. Ankcorn, together with Addendum, dated August 29, 2001, and Addendum, dated June 3, 2002.+
  10.24  Employment Agreement, dated as of June 21, 2002, between
         Inveresk Research International Limited and Nicholas J.
         Thornton.+
  10.25  Employment Agreement, dated as of June 21, 2002, between
         Inveresk Research International Limited and Alastair S.
         McEwan.+
  10.26  Employment Agreement, dated as of June 21, 2002, between
         Inveresk Research International Limited and Brian Bathgate.+
  10.27  Facility Agreement, dated as of June 25, 2002, among
         Inveresk Research Group, Inc., certain of its subsidiaries party thereto, the lenders party thereto and The Royal Bank of Scotland, as security trustee and agent.
   21.1  List of Subsidiaries.+
   23.1  Consent of Arthur Andersen.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
   23.2  Consent of Ernst & Young LLP.
   23.3  Consent of Clifford Chance Rogers & Wells LLP (included in
         Exhibit 5.1).+
   24.1  Power of Attorney.+
   99.1  Letter to the Securities and Exchange Commission pursuant to
         Temporary Note 3T to Article 3 of Regulation S-X.

---------------

+ Previously filed.



(B) FINANCIAL STATEMENT SCHEDULES



     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.


ITEM 17.  UNDERTAKINGS

     The Registrant hereby undertakes the following:

          (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 27, 2002.


                                          INVERESK RESEARCH GROUP, INC.

                                          By: /s/ WALTER S. NIMMO
                                            ------------------------------------
                                              Walter S. Nimmo
                                              President, Chief Executive Officer
                                              and Director


                NAME AND SIGNATURE                                  TITLE                       DATE
                ------------------                                  -----                       ----

               /s/ WALTER S. NIMMO                    President, Chief Executive Officer    June 27, 2002
 -----------------------------------------------      and Director (Principal Executive
                 Walter S. Nimmo                                   Officer)


                  /s/ PAUL COWAN                      Chief Financial Officer (Principal    June 27, 2002
 -----------------------------------------------       Financial Officer and Principal
                    Paul Cowan                               Accounting Officer)


                        *                             Chairman of the Board of Directors    June 27, 2002
 -----------------------------------------------
                   Ian P. Sword


                        *                                    Vice Chairman of the           June 27, 2002
 -----------------------------------------------              Board of Directors
                  John Urquhart


                        *                                          Director                 June 27, 2002
 -----------------------------------------------
                John T. Henderson


                        *                                          Director                 June 27, 2002
 -----------------------------------------------
                S. Louise McCrary





*By:             /s/ WALTER S. NIMMO                        Attorney-in-Fact              June 27, 2002
      -----------------------------------------
                   Walter S. Nimmo


*By:                /s/ PAUL COWAN                          Attorney-in-Fact              June 27, 2002
      -----------------------------------------
                      Paul Cowan

                                 EXHIBIT INDEX


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
    1.1  Form of Underwriting Agreement.+
    2.1  Amended and Restated Exchange Agreement by Declaration of
         Trust, dated May 14, 2002, among Inveresk Research Group,
         Inc., Paul Cowan, as escrow agent, and all of the
         shareholders of Inveresk Research Group Limited.+
    3.1  Amended and Restated Certificate of Incorporation of
         Inveresk Research Group, Inc.+
    3.2  Bylaws of Inveresk Research Group, Inc.+
    4.1  Form of Stock Certificate.+
    5.1  Opinion of Clifford Chance Rogers & Wells LLP.+
   10.1  Investment Agreement, dated September 4, 1999, among
         Inveresk Research Group Limited, Walter Nimmo, Ian Sword,
         Stewart Leslie, Candover Investments PLC and other Candover entities listed on Schedule 2 thereto.+
   10.2  Supplemental Investment Agreement, dated September 17, 1999, among Inveresk Research Group Limited, Walter Nimmo, Ian
         Sword, Stewart Leslie, Candover Investments PLC and other
         Candover entities listed on Schedule 2 thereto.+
   10.3  Second Supplemental Investment Agreement, dated September
         20, 1999, among Inveresk Research Group Limited, Walter
         Nimmo, Ian Sword, Stewart Leslie, Candover Investments PLC
         and other Candover entities listed on Schedule 2 thereto.+
   10.4  Instrument Constituting L27,037,500 10% unsecured
         subordinated loan stock due 2008, dated September 20, 1999.+
   10.5  Investment Agreement, dated February 2001, among Inveresk
         Research Group Limited, Walter Nimmo, the other investors
         listed on Schedule 1 thereto, Candover Investments PLC and other Candover entities listed on Schedule 2 thereto.+
   10.6  Instrument Constituting L44,734,481 10% unsecured
         subordinated loan stock due 2008, dated April 3, 2001.+
   10.7  Facilities Agreement, dated February 22, 2001, among
         Inveresk Research Group Limited, certain subsidiaries of
         Inveresk Research Group Limited and Bear, Stearns Corporate
         Lending Inc.+
   10.8  Security Agreement, dated April 3, 2001, by and between
         Inveresk Acquisition Corp. and Bear, Stearns Corporate
         Lending, Inc.+
   10.9  Arranger, Agent and Security Trustee Substitution Deed,
         dated as of July 19, 2001, by and among Bear, Stearns
         Corporate Lending Inc. as assignor and the commercial banks named therein as assignees.+
  10.10  Lease Agreement, dated September 30, 1996, between
         Highwoods/Forsyth Limited Partnership and ClinTrials
         Research Inc.+
  10.11  Lease Agreement, dated November 2, 1993, between Ortem
         Developments Limited and ClinTrials Research Limited.+
  10.12  Lease Agreement, dated March 7, 1996, between Ortem
         Developments Limited and ClinTrials Research Limited.+
  10.13  Lease Agreement, dated March 13, 1998, between Taylor
         Woodrow Property Company Limited and ClinTrials Research
         Limited.+
  10.14  Registration Rights Agreement, dated as of May 15, 2002, among Inveresk Research Group, Inc. and the stockholders of
         Inveresk Research Group, Inc. listed therein.+
  10.15  Inveresk Research Group, Inc. 2002 Non-Employee Directors
         Stock Option Plan.
  10.16  Inveresk Research Group, Inc. 2002 Stock Option Plan.+
  10.17  ClinTrials BioResearch Ltd. Pension Plan for Senior
         Management Employees, dated September 1, 2000.+
  10.18  Pension Plan for Designated Employees of ClinTrials
         BioResearch Ltd., dated August 1, 1996.+

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
  10.19  Memorandum of Agreement, dated June 19, 1997, between
         ClinTrials BioResearch Ltd. and Michael F. Ankcorn.+
  10.20  Agreement, dated February 1997, among ClinTrials BioResearch
         Ltd., Bio-Research Laboratories Ltd. and Norah K. Taylor.+
  10.21  Service Agreement, dated as of September 20, 1999, between
         Inveresk Research International Limited and Walter S.
         Nimmo.+
  10.22  Employment Agreement, dated as of June 21, 2002, between
         Inveresk Research International Limited and D. J. Paul E.
         Cowan.+
  10.23  Executive Employment Agreement, dated as of July 24, 1996, between ClinTrials BioResearch Ltd. and Michael F. Ankcorn, together with Addendum, dated August 29, 2001 and Addendum, dated June 3, 2002.+
  10.24  Employment Agreement, dated as of June 21, 2002, between
         Inveresk Research International Limited and Nicholas J.
         Thornton.+
  10.25  Employment Agreement, dated as of June 21, 2002, between
         Inveresk Research International Limited and Alastair S.
         McEwan.+
  10.26  Employment Agreement, dated as of June 21, 2002, between
         Inveresk Research International Limited and Brian Bathgate.+
  10.27  Facility Agreement, dated as of June 25, 2002, among
         Inveresk Research Group, Inc., certain of its subsidiaries party thereto, the lenders party thereto and The Royal Bank of Scotland, as security trustee and agent.
   21.1  List of Subsidiaries.+
   23.1  Consent of Arthur Andersen.
   23.2  Consent of Ernst & Young LLP.
   23.3  Consent of Clifford Chance Rogers & Wells LLP (included in
         Exhibit 5.1).+
   24.1  Power of Attorney.+
   99.1  Letter to the Securities and Exchange Commission pursuant to
         Temporary Note 3T to Article 3 of Regulation S-X.


---------------

+ Previously filed.